   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 23, 1997

                                               REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-1

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                         GLOBAL TELESYSTEMS GROUP, INC.
               (Exact name of registrant as specified in charter)

            DELAWARE
  (State or other jurisdiction                 4813                          94-3068423
      of incorporation or          (Primary Standard Industrial           (I.R.S. Employer
          organization)            Classification Code Number)         Identification Number)

                             ---------------------
                              1751 PINNACLE DRIVE
                           NORTH TOWER -- 12TH FLOOR
                                MCLEAN, VA 22102
                                 (703) 918-4500
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                             ---------------------
                               WILLIAM H. SEIPPEL
                              1751 PINNACLE DRIVE
                           NORTH TOWER -- 12TH FLOOR
                                MCLEAN, VA 22102
                                 (703) 918-4558
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ---------------------
                                   Copies to:

            DAVID J. BEVERIDGE, ESQ.                        MICHAEL E. MICHETTI, ESQ.
              SHEARMAN & STERLING                            CAHILL GORDON & REINDEL
              599 LEXINGTON AVENUE                                80 PINE STREET
            NEW YORK, NEW YORK 10022                         NEW YORK, NEW YORK 10005

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------------.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]
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     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

==============================================================================================================
                                                                 PROPOSED MAXIMUM
                   TITLE OF EACH CLASS OF                           AGGREGATE                AMOUNT OF
                SECURITIES TO BE REGISTERED                       OFFERING PRICE        REGISTRATION FEE(1)
--------------------------------------------------------------------------------------------------------------
Senior Notes due 2005.......................................       $100,000,000               $29,500
==============================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(a), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY
     NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED DECEMBER 23, 1997
PROSPECTUS
               , 1998
                                  $100,000,000
                         GLOBAL TELESYSTEMS GROUP, INC.
                              % SENIOR NOTES DUE 2005
[GLOBAL TELESYSTEMS GROUP, INC. LOGO]
    The     % Senior Notes due 2005 (the "Notes") are being offered hereby (the
"Notes Offering") by Global TeleSystems Group, Inc. (the "Company"). Interest on
the Notes will be payable in cash semiannually on            and          of
each year, commencing            , 1998. The Notes will mature on            ,
2005. The Company will place approximately $         million of the net proceeds
of the Notes Offering, representing funds that together with the proceeds from the investment thereof will be sufficient to pay the first four scheduled interest payments on the Notes, in an escrow account for the benefit of the holders of the Notes.

    The Company has also filed a registration statement with respect to the offering of 11,100,000 shares of Common Stock, par value $.10 per share (the "Common Stock"), with 8,880,000 shares being offered in the United States and Canada (the "U.S. Offering") and 2,220,000 shares being offered in a concurrent offering outside the United States and Canada (the "International Offering" and together with the U.S. Offering, the "Stock Offerings"), which Stock Offerings will be made by separate prospectuses. Consummation of both the Notes Offering and the Stock Offerings are conditioned upon the consummation of the other. The Notes Offering and the Stock Offerings are collectively referred to herein as the "Offerings."

    The Notes will be redeemable, in whole or in part, on or after            ,
2002 at     % of the principal amount thereof, declining ratably to par on or
after            , 2003, plus accrued and unpaid interest to the redemption
date. In addition, the Company may, at its option, redeem prior to            ,
2001 up to [    ]% of the original aggregate principal amount of the Notes at a
redemption price equal to     % of the principal amount, with the net cash
proceeds of one or more additional Public Equity Offerings or Strategic Equity Investments resulting in aggregate gross proceeds to the Company of at least
$      million; provided, however, that such redemption may be effected only to
the extent that not less than     % of the original aggregate principal amount
of the Notes shall remain outstanding after such redemption. See "Description of the Notes -- Optional Redemption."

    In the event of a Change of Control (as defined), each holder of Notes will have the right to require the Company to purchase such holder's Notes, in whole or in part, at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to any repurchase date. In such event, the Company would likely be required to refinance the indebtedness outstanding under the Notes. There can be no assurance that the Company would be able to refinance such indebtedness. See "Description of the Notes -- Change of Control."

    The Notes will be senior unsecured debt obligations of the Company. The Notes will be effectively subordinated to all liabilities of the Company's subsidiaries. The aggregate amounts of outstanding obligations of the Company's subsidiaries that would have ranked effectively senior to the Notes was
approximately $[    ] million as of September 30, 1997. See "Description of the
Notes -- Ranking." The Company is a holding company with limited assets of its own which conducts substantially all of its business through subsidiaries and affiliates. The Company will be dependent upon access to the earnings, if any, of its subsidiaries and affiliates, or assets of its subsidiaries to make any payment on the Notes. See "Risk Factors -- Substantial Leverage," "Holding Company Structure; Significant Limitations on Access to Subsidiaries' and Joint Ventures' Cash Flow" and "-- Ability to Service Debt; Ability to Repurchase Notes Upon a Change of Control."

      SEE "RISK FACTORS" BEGINNING ON PAGE 12, FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

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                                                    PRICE TO          UNDERWRITING DISCOUNTS      PROCEEDS TO THE
                                                 THE PUBLIC(1)          AND COMMISSIONS(2)         COMPANY(1)(3)
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Per Note...................................            %                        %                        %
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Total......................................            $                        $                        $
======================================================================================================================

(1) Plus accrued interest, if any, from           , 1998 to the date of
    delivery.

(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(3) Before deducting expenses payable by the Company estimated at $800,000.

    The Notes are being offered by the several Underwriters when, as and if issued by the Company, delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that delivery of the Notes in definitive fully registered form, will be made through the facilities of The Depository Trust Company's Same-Day Funds Settlement
System on or about            , 1998.
                            ------------------------

                                Co-Lead Managers

DONALDSON, LUFKIN & JENRETTE                                 MERRILL LYNCH & CO.
         SECURITIES CORPORATION
                            ------------------------

                                   Co-Manager

                                 UBS SECURITIES

               The date of this Prospectus is             , 1998.

           [MAP OF RUSSIA AND THE COMMONWEALTH OF INDEPENDENT STATES]

                                [MAP OF EUROPE]

THE UNDERWRITERS PARTICIPATING IN THIS NOTES OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C. a Registration Statement on Form S-1 (as amended, the "Registration Statement") of which this Prospectus is a part under the Securities Act with respect to the Notes offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements made in this Prospectus as to the contents of any contract, agreement or other document are summaries of the material terms of such contract, agreement or other document. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit. The Registration Statement (including the exhibits and schedules thereto) may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

     Upon completion of the Offerings, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, will file reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information can be inspected and copied at the addresses set forth above. The Company intends to furnish its stockholders with annual reports containing consolidated financial statements audited by its independent accountants and with quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "projection" and "outlook") are not historical facts and may be forward-looking and, accordingly, such statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the factors discussed throughout this Prospectus, and particularly in the risk factors set forth herein under "Risk Factors." Among the key factors that have a direct bearing on the Company's results of operations are the potential risk of delay in implementing the Company's business plan; the political, economic and legal aspects of the markets in which the Company operates; competition and the Company's need for additional substantial financing. These and other factors are discussed herein under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this Prospectus.

     The risk factors described herein could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements of the Company made by or on behalf of the Company, and investors, therefore, should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors. Further, management cannot assess the impact of each such factor on the Company's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                             ---------------------

     Russia On Line(TM) is a trademark of the Company.

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus (this "Prospectus"). Unless otherwise indicated, (i) the term "GTS" or the "Company" refers to Global TeleSystems Group, Inc. (and, when appropriate, to its predecessor) and its subsidiaries, (ii) references to the number of shares of common stock outstanding after the Stock Offerings assume the Underwriters' over-allotment option has not been exercised and (iii) the information in this Prospectus (other than the audited financial statements) gives effect to a 3-for-2 stock split of the common stock effected on December 1, 1997. See "Exhibit A -- Glossary of Telecommunications Industry Terms" for definitions of acronyms and technical telecommunications terms used in this Prospectus.

                                  THE COMPANY

     GTS is a provider of a broad range of telecommunications services to businesses, other telecommunications service providers and consumers in Russia, the Commonwealth of Independent States ("CIS") and Central Europe. Through its subsidiary Hermes Europe Railtel B.V. ("HER"), GTS is developing, and operating the initial segments of, a pan-European high capacity fiber optic network that is designed to interconnect a majority of the largest Western and Central European cities and to transport international voice, data and multimedia/image traffic for other carriers throughout Western and Central Europe. GTS's strategy to develop its businesses generally has been to establish joint ventures with a strong local partner or partners while maintaining a significant degree of operational control. The Company's business activities consist of the ownership and operation of (i) international long distance businesses, which operate through international gateways that provide international switching services and transmission capacity, (ii) local access networks, which provide local telephone service, (iii) cellular networks, which provide wireless telecommunications services, (iv) a domestic long distance business, (v) data networks and (vi) carriers' carrier networks, which provide high volume transmission capacity to other carriers.

     In Russia and the CIS, GTS's objective is to become the premier alternative telecommunications operator. To attain its objective, the Company has partnered with regional telephone companies and with Rostelecom, the national long distance carrier in Russia. The Company currently operates in 24 oblasts (regions) and the city of Moscow in Russia, as well as in 11 additional cities in the CIS, and believes it is well-positioned to become the leading independent telecommunications service provider in Russia. These businesses include: (i) EDN Sovintel ("Sovintel"), which provides Moscow, and recently St. Petersburg, with international long distance and local telephone services and access to the major domestic long distance carriers; (ii) TeleCommunications of Moscow ("TCM"), which provides local access services in Moscow; (iii) TeleRoss (as defined herein), which provides domestic long distance services in fourteen cities in Russia, including Moscow, as well as Very Small Aperture Terminal ("VSAT") service to customers outside its primary long distance satellite network; (iv) Sovam Teleport ("Sovam"), which provides data services, including high-speed data transmission, electronic mail, Internet access services, as well as Russia On Line, the first Russian language Internet service; and (v) the Company's cellular operations ("GTS Cellular"), which operate cellular networks in twelve regions in Russia and also in Kiev, Ukraine, with licenses covering regions with an aggregate population of approximately 25 million people at the end of 1996. Whenever practical, GTS's businesses integrate and co-market their service offerings in Russia and the CIS, utilizing TeleRoss as the domestic long distance provider, Sovintel as the international gateway, TCM and GTS Cellular for local access, and Sovam as the data communications and Internet access network for business applications and on-line services. Together, GTS's Russian and CIS ventures carried 202.5 million and 291.3 million minutes of traffic for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively, and had approximately 24,600 customers, including approximately 16,300 cellular subscribers, as of September 30, 1997. See "Business -- Russia and the CIS."

     In Western Europe, GTS seeks to position itself as the leading independent carriers' carrier through the development of two ventures, HER and GTS-Monaco Access S.A.M. ("GTS-Monaco Access"). HER's objective is to become the leading pan-European carriers' carrier by providing centrally managed cross-border telecommunications transmission capacity to telecommunications companies including traditional Public

Telecommunications Operators ("PTOs") and new entrants, such as alternative carriers, global consortia of telecommunications operators, international carriers, Internet backbone networks, resellers, value-added networks and other service providers ("New Entrants") on an approximately 18,000 kilometer high capacity fiber optic network designed to interconnect a majority of the largest Western and Central European cities. HER is currently operating over an approximately 1,700-kilometer portion of the network linking Brussels, Antwerp, Rotterdam, Amsterdam, London and Paris. HER expects to roll out full telecommunications transport service over approximately 2,900 kilometers of fiber optic cable linking the cities of London, Rotterdam, Amsterdam, Antwerp, Brussels, Paris, Dusseldorf and Frankfurt (the "initial five country network") in the second quarter of 1998. The full 18,000 kilometer network is expected to become fully operational during the year 2000. HER also plans to lease capacity on a transatlantic cable linking the European network to North America and is exploring various interconnectivity options to Russia and Asia. Such intercontinental interconnectivity will help HER satisfy the needs of its European customers with respect to outgoing traffic and attract additional non-European customers with traffic terminating in Europe. HER commenced commercial service over the Brussels-Amsterdam portion of the network in late 1996 and the London-Paris portion in November 1997. GTS-Monaco Access operates an international gateway in Monaco in partnership with, and utilizing the existing gateway infrastructure of, the Principality of Monaco and provides transit and routing of international calls to other telecommunications operators. Through its HER and GTS-Monaco Access ventures, GTS is building a new network for transporting voice, data and multimedia/image traffic for other carriers throughout Western and Central Europe and for worldwide international voice, data and multimedia/image traffic that either originates or terminates in, or transits through, Western and Central Europe. See "Business -- Western Europe."

     In Central Europe, GTS's objective is to become one of the leading alternative telecommunications providers in the region. GTS currently provides private data communications services to government and commercial customers in Hungary and the Czech Republic. In the Czech Republic, the Company provides outgoing voice services and operates an international gateway and a data services network. In Hungary, GTS operates a VSAT network, which GTS believes is the largest VSAT network in Central Europe as measured by number of VSAT sites. The Company has also signed an agreement to provide international data services in Poland, subject to the receipt of necessary governmental approvals. GTS's strategy is to expand its service offerings as the regulatory environment permits, leverage its existing VSAT and international gateway infrastructure where possible and provide a broad range of services to its target markets.

     Although GTS does not currently own or operate significant telecommunication assets in Asia, GTS's objective is to become an established and diversified telecommunications provider in China and India. GTS seeks to leverage its position in these countries to capitalize on opportunities as they arise.

     The following table sets forth certain information for the principal ventures through which the Company conducts its business:

                                     COUNTRY/REGION       GTS                                  PRINCIPAL
           COMPANY NAME              OF OPERATIONS     OWNERSHIP          PARTNER(S)            BUSINESS
           ------------              --------------   ------------    -------------------  ------------------
CIS
  Sovintel.........................  Russia                 50%       Rostelecom           International Long
                                                                                             Distance; Local
                                                                                             Access
  TCM..............................  Russia                 50%(1)    MTU Inform and       Local Access Lines
                                                                        others
  TeleRoss.........................  Russia                 50%(2)    Various local PTOs   Domestic Long
                                                                                             Distance
  Sovam............................  Russia                 67%(3)    Institute for        Data and Internet
                                                                        Automated Systems
  GTS Cellular.....................  CIS                 25-70%(4)    Primarily various    Basic Cellular
                                                                        local PTOs
WESTERN EUROPE
  HER..............................  Western Europe         79%(5)    Various              Carriers' Carrier
  GTS-Monaco Access................  Monaco                 50%       Principality of      Carriers' Carrier;
                                                                        Monaco               International
                                                                                             Gateway
CENTRAL EUROPE
  GTS-Hungary......................  Hungary                99%       --                   VSAT Network
  EuroHivo.........................  Hungary                70%       Microsystems         Paging Services
                                                                        Telecom Rt.;
                                                                      Gerard Aircraft
                                                                        Sales and Leasing
                                                                        Company
  CzechNet.........................  Czech Republic        100%       --                   International Long
                                                                                             Distance
  CzechCom.........................  Czech Republic        100%       --                   Data and Internet
ASIA
  V-Tech...........................  China                  75%       Shanghai Science     VSAT Network
                                                                        and Technology
                                                                        Investment
                                                                        Corporation
  Beijing Tianmu...................  China                  47%       China International  VSAT Network
                                                                        Travel Service
                                                                      Telecom Co.,
                                                                        Ltd.(6)
  CDI..............................  India                 100%       --                   Voice, Data and
                                                                                             Internet

---------------

(1) GTS holds a 50% indirect interest in TCM through its 52.6% interest in GTS-Vox Limited, an intermediate holding company.

(2) TeleRoss consists of (i) two wholly-owned holding companies and a 99% owned subsidiary that operates a domestic long distance network (collectively, "TeleRoss Operating Company") and (ii) thirteen joint ventures that are 50% beneficially-owned by GTS (the "TeleRoss Ventures"). See "Business -- Russia and the CIS -- TeleRoss."

(3) GTS has reached an agreement in principle to purchase its minority partner's 33% interest in Sovam and expects to consummate the transaction in January 1998, thereby making Sovam a wholly owned subsidiary of GTS.

(4) GTS conducts its cellular operations through (i) Vostok Mobile B.V. ("Vostok Mobile"), a wholly owned GTS subsidiary, which owns between 50% and 70% of a series of 11 cellular joint ventures in various regions in Russia, (ii) PrimTelefone, a 50% owned venture in Vladivostok and four other cities in the Primorsky region of Russia and (iii) Bancomsvyaz, an approximately 25% beneficially-owned venture in Kiev, Ukraine. GTS intends to enter into the cellular markets of additional Russian regions through Vostok Mobile. See "Business -- Russia and the CIS -- GTS Cellular."

(5) GTS currently owns approximately 79% of HER. The Company's interest is expected to decrease due to the issuance of shares to certain HER executives under the proposed HER stock option plan. See "Executive Compensation and Other Information -- HER 1994 Stock Option Plan."

(6) GTS owns 75% of GTS China Investments LLC ("GCI"), which owns 90% of American China Investment Corporation ("ACIC"). ACIC owns 70% of the Beijing Tianmu China joint venture company.

                               BUSINESS STRATEGY

     GTS seeks to develop businesses to meet the rapidly expanding market demand for telecommunications services. GTS's goal in emerging markets is to establish itself as the leading alternative to the incumbent telecommunications service providers and as a premier provider of value-added services. In addition, the Company seeks to position itself as the leading independent carriers' carrier within Western and Central Europe through the development of a pan-European fiber optic network and an international gateway in Monaco.

     GTS believes that it will be able to successfully operate its businesses and develop business opportunities by pursuing the following strategies:

     - Identify and Seize Early Market Opportunities. GTS's primary strategy is to identify less developed markets in which the incumbent operator offers inadequate service and where liberalization of telecommunications regulations may be pending. The Company believes that entering these less developed markets quickly is a key competitive advantage in the global telecommunications market. GTS leverages its management's knowledge of the markets in which the Company operates to assess and react quickly when attractive business opportunities arise.

     - Establish Joint Ventures with Experienced Local Partners. GTS seeks to establish and maintain strategic partnerships and relationships with key telecommunications operators and service providers in the countries in which it operates. The Company believes that these relationships increase its ability to anticipate and respond to changes in the regulatory and legal environment and assist with license renewal and expansion of its operating companies.

     - Retain Significant Operational Control. In general, GTS actively participates in the management of its ventures by (i) providing most of the funding for the ventures' operations, (ii) selecting key members of the local management team, (iii) developing business plans and marketing strategies together with local management, (iv) monitoring operating functions, (v) maintaining close working relationships with local partners and (vi) integrating its networks and businesses in a manner which is consistent with the Company's overall strategic objectives.

     - Build Infrastructure to Provide High Quality Services. GTS continues to develop and expand its network infrastructure. The Company believes that its networks offer service, quality and cost advantages over incumbent providers as a result of the Company's customer support, network monitoring, management systems and its ability to integrate and co-market its service offerings.

     - Leverage Management Depth and Experience. GTS's management has significant experience in the development and operation of telecommunications businesses outside the United States. The Company believes that this experience, together with the Company's extensive operations, has provided its management with the ability to identify, evaluate and pursue international telecommunications business opportunities. Additionally, GTS has assembled a management team comprised of executives with extensive experience managing telecommunications companies in the respective local markets. GTS believes that its management team possesses a broad knowledge of relevant political and regulatory structures, as well as the cultural awareness and fluency with international and local business practices necessary to implement the Company's objectives.

     - Ability to Access Capital. In general, the Company's financing strategy is to establish parent level funding to meet general corporate needs and the costs of start-ups and acquisitions and, when it is possible and cost-effective, to finance ongoing operations at the venture level. Since 1993, the Company has raised approximately $268 million in equity and approximately $215 million of debt (of which approximately $74 million was raised through shareholders). In addition, HER completed a $265 million private placement of senior notes (of which $56.5 million was placed into escrow for the first two years' interest payments) in 1997. The Company's principal investors include affiliates of George Soros and Alan B. Slifka and certain of his affiliates.

     In addition to its overall business strategy, GTS has developed specific market strategies to achieve its goals in emerging markets and Western Europe.

     Emerging Markets. The Company pursues its goals in emerging markets through a three-stage approach of market entry, market expansion and market integration.

     - Market Entry. GTS identifies a market as a suitable target for entry based upon: (i) superior growth prospects for such market, demonstrated by growing demand for high quality telecommunications services; (ii) the provision of inadequate services by incumbent providers, typically resulting from the incumbents' unwillingness to offer high quality services with reliable customer support at attractive prices; and (iii) attractive regulatory environments in which emerging alternative telecommunications providers such as GTS have, or expect to have over a clearly defined time horizon, the ability to compete on a substantially equal basis with the incumbent providers in terms of certain services and the cost of providing those services. Once GTS has identified a market as suitable for entry, the Company seeks to establish its presence in that market by establishing a venture with a strong local partner or partners. In general, GTS maintains a significant degree of operational control in such ventures. Through such ventures, the Company benefits from its partners' ability to provide infrastructure, regulatory expertise and personnel that will provide GTS with a competitive advantage in entering that market. When entering a new market, GTS's strategy is to provide its customers with higher quality service as compared to the services offered by incumbent providers.

     - Market Expansion. Having entered a market successfully and established a limited service offering to its targeted customer base, GTS then seeks to expand the range of services it offers to existing and potential customers and to further develop its relationships with local partners. By broadening its service offerings, GTS anticipates achieving increased economies of scale through the common use of administrative and operating functions already in place, increasing the Company's share of its customers' telecommunications spending and expanding GTS's base of potential customers through the provision of a bundled service offering. The Company also seeks to expand its targeted geographic market by forming new partnerships, installing infrastructure and offering services in additional geographic regions, allowing the Company to further enhance its operating leverage and ability to service its customers' telecommunications needs.

     - Market Integration. GTS ultimately intends to integrate and co-market its service offerings in each of the markets in which it operates. The Company believes such integration enables it to enhance its operating efficiency by leveraging its distribution channels, infrastructure and networks, and management information systems. As customers develop a need for a broader variety of telecommunications services, the Company believes GTS's integrated operations will represent an attractive service alternative for customers seeking a single provider with the ability to meet all their telecommunications needs.

     Western Europe. The Company seeks to position itself as the leading independent carriers' carrier within Western Europe through the development of HER's pan-European fiber optic network and the operation of GTS-Monaco Access's international gateway in partnership with, and utilizing the gateway infrastructure of, the Principality of Monaco. The overall strategy of GTS in Western Europe is to complement and enhance the services provided by PTOs and New Entrants in a way that helps them to more successfully meet the needs of their end-user customers. HER seeks to enter the market ahead of competition and encourage a wide variety of carriers to use its network with service offerings that meet their needs. To establish itself as the leading carriers' carrier for international telecommunications within Europe, HER intends to provide its customers with significantly higher quality transmission and advanced network capabilities at a competitive price by utilizing advanced, uniform technology across the region and providing redundant routing for higher levels of reliability.

                                 FINANCING PLAN

     In general, the Company's strategy is to finance general corporate cash needs, the development of start-up ventures and acquisitions through the parent company and, when possible and cost effective, to finance ongoing operations at the venture level. Since 1993, the Company has raised approximately $268 million in equity and approximately $215 million of debt (of which approximately $74 million was raised through shareholders). In addition, HER completed a $265 million private placement of senior notes (of which $56.5 million was placed into escrow for the first two years' interest payments) in 1997.

     Concurrently with the Notes Offering, the Company is undertaking the Stock Offerings, which offerings will be made by separate prospectuses. The consummation of both the Note Offering and the Stock Offerings are conditioned upon the consummation of the other.

     The Company believes that the net proceeds from the Offerings, together with existing cash, will be sufficient to fund its expected capital needs until at least June 1999. GTS expects that it may require additional capital to execute its current business plan and to fund expected operating losses, as well as to consummate future acquisitions and exploit opportunities to expand and develop its businesses. Management expects that GTS and its ventures will incur over $515 million of capital expenditures during the next three years, of which approximately $235 million will be incurred in 1998. Of these amounts, approximately $290 million will be used to fund construction of the HER network, with approximately $35 million required for the roll out of the initial five country network that is expected to be completed in the second quarter of 1998. The Company also will need to fund operating losses of its ventures for at least the next 12 months. In addition, as part of its business strategy, the Company regularly evaluates potential acquisitions and joint ventures. The Company has no definitive agreement with respect to any acquisition or joint venture, although from time to time it has discussions with other companies and assesses opportunities on an on-going basis. The Company may fund these acquisitions or joint ventures with a portion of the net proceeds from the Offerings. See "Risk Factors -- Additional Capital Requirements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     As of September 30, 1997, after giving effect to the Stock Offerings, certain affiliates of George Soros, Alan B. Slifka and certain affiliates, and certain affiliates of Capital Research International are expected to own approximately 20.4%, 10.8% and 10.1% of the Common Stock on a fully-diluted basis, respectively. See "Principal Stockholders."

                             *          *          *

     The Company was founded in 1983 as a not-for-profit company under the name San Francisco/Moscow Teleport, Inc. The Company was incorporated as a California for-profit corporation on September 25, 1986, and by way of a reincorporation merger, merged with and into SFMT, Inc., a Delaware corporation formed for that purpose on September 13, 1993. The Company was renamed Global TeleSystems Group, Inc., on February 22, 1995. The Company's principal business office is located at 1751 Pinnacle Drive, North Tower-12th Floor, McLean, Virginia 22102, United States, and its telephone number is (703) 918-4500.

                                  THE OFFERING

NOTES OFFERED.......................     $     million principal amount of
                                              % Senior Notes Due 2005.

Maturity Date.......................               , 2005 (the "Maturity Date").

Interest Payment Dates..............               and           , commencing
                                                   , 1998.

Escrow Account......................     The Company will place approximately
                                         $20.0 million of the net proceeds of
                                         the Notes Offering, representing funds
                                         that together with the proceeds from
                                         the investment thereof will be
                                         sufficient to pay the first four
                                         scheduled interest payments (but not
                                         additional interest) on the Notes, into
                                         an escrow account (the "Escrow
                                         Account") to be held by the Trustee (as
                                         defined) for the benefit of the holders
                                         of the Notes. The Company will grant to
                                         the Trustee for the benefit of the
                                         holders of the Notes, a first priority
                                         and exclusive security interest in the
                                         Escrow Account and the proceeds
                                         thereof. Funds will be disbursed from
                                         the Escrow Account for interest
                                         payments (but not additional interest)
                                         on the Notes. Upon acceleration of the
                                         maturity of the Notes, the Escrow
                                         Agreement will provide for the payment
                                         of the amount remaining in the Escrow
                                         Account to the Trustee to be applied on
                                         account of amounts owing on the Notes
                                         as provided in the Indenture. Pending
                                         such disbursement, all funds contained
                                         in the Escrow Account will be invested
                                         in Cash Equivalents (as defined). See
                                         "Description of Notes -- Escrow
                                         Account."

Optional Redemption.................     Except as set forth below, the Notes
                                         are not redeemable prior to           ,
                                         2002. The Notes will be redeemable, at
                                         the Company's option, in whole or in
                                         part, at any time or from time to time
                                         on or after        , 2002 upon not less
                                         than 30 nor more than 60 days' prior
                                         notice mailed by first class mail to
                                         each Holder's registered address, at
                                         the redemption prices (expressed as a
                                         percentage of principal amount) set
                                         forth below, plus accrued and unpaid
                                         interest thereon, if any, to the date
                                         of redemption, if redeemed during the
                                         12-month period beginning on
                                         of the years indicated below:

                                                                      YEAR                 REDEMPTION PRICE
                                                                      ----                 ----------------
                                                       2002..............................             %
                                                       2003..............................             %
                                                       2004 and thereafter...............      100.000%

                                         In addition, at any time or from time
                                         to time prior to       , 2001, upon not
                                         less than 30 nor more than 60 days'
                                         prior notice mailed by first class mail
                                         to each Holder's registered address,
                                         the Company may redeem up to 33 1/3% of
                                         the original aggregate principal amount
                                         of the Notes at a redemption price
                                         equal to      % of
                                         the principal amount of the Notes, plus
                                         accrued and unpaid interest thereon, if
                                         any, to the date of redemption with the
                                         net cash proceeds of one or more
                                         additional Public Equity Offerings or
                                         Strategic Equity Investments resulting
                                         in aggregate gross proceeds to the
                                         Company of at least $     million;
                                         provided, however, that at least
                                         66 2/3% of the original aggregate
                                         principal amount of Notes remains
                                         outstanding immediately after giving
                                         effect to any such redemption
                                         (excluding any Notes owned by the
                                         Company or any of its Affiliates).
                                         Notice of any such redemption must be
                                         given within 60 days after the date of
                                         a Public Equity Offering or Strategic
                                         Equity Investment resulting in gross
                                         cash proceeds to the Company, when
                                         aggregated with all prior Public Equity
                                         Offerings or Strategic Equity
                                         Investments, of at least $     million.

Change of Control...................     Upon the occurrence of a Change of
                                         Control, each holder of the Notes may
                                         require the Company to repurchase such
                                         holder's Notes, in whole or in part, at
                                         a purchase price in cash equal to 101%
                                         of their principal amount plus accrued
                                         and unpaid interest, if any, to any
                                         repurchase date. The failure of the
                                         Company to repurchase Notes of any
                                         holder exercising such right will
                                         constitute an Event of Default. See
                                         "Description of the Notes -- Change of
                                         Control."

Ranking.............................     The Notes will constitute senior
                                         unsecured debt obligations of the
                                         Company. The Company is a holding
                                         company which conducts its operations
                                         entirely through its subsidiaries and
                                         affiliates. The Notes will be
                                         effectively subordinated to all
                                         liabilities of the Company's
                                         subsidiaries and affiliates. The
                                         Indenture dated as of             ,
                                         1998 between the Company and The Bank
                                         of New York, as trustee (the
                                         "Trustee"), under which the Notes will
                                         be issued will permit the incurrence or
                                         issuance by Restricted Group Members
                                         (as defined) of the Company of
                                         substantial additional indebtedness.
                                         The aggregate amount of outstanding
                                         obligations of the Company's Restricted
                                         Group Members that would have ranked
                                         effectively senior to the Notes was
                                         approximately $[     ] as of September
                                         30, 1997. See "Description of the
                                         Notes -- Ranking."

Certain Covenants...................     The Indenture contains covenants that,
                                         among other restrictions, limit the
                                         ability of the Company and the
                                         Restricted Group Members to incur
                                         additional indebtedness, pay dividends
                                         or make distributions in respect of
                                         capital stock of the Company or make
                                         certain other restricted payments, make
                                         certain investments, engage in
                                         transactions with the affiliates and,
                                         in the case of the Company, engage in
                                         certain mergers and consolidations and
                                         asset dispositions. These covenants are
                                         subject to a
                                         number of significant exceptions and
                                         qualifications. See "Description of the
                                         Notes -- Certain Covenants."

Settlement..........................     The Notes will trade in The Depository
                                         Trust Company's ("DTC") Same-Day Funds
                                         Settlement.

                                USE OF PROCEEDS

     The Company primarily intends to use the net proceeds from the Offerings to provide working capital for existing telecommunications ventures, particularly in Russia and the CIS, to expand the Company's operations, and for general corporate purposes. The Company also intends to use a portion of the net proceeds to repay shareholder loans of $70 million (plus accrued interest). Also, a portion of the net proceeds may be used by the Company in connection with one or more acquisitions. Approximately $20.0 million of the net proceeds from the Notes Offering will be placed in the Escrow Account. See "Use of Proceeds."

                                  RISK FACTORS

     Prospective investors should consider carefully the factors discussed in detail elsewhere in this Prospectus under the caption "Risk Factors."

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following summary historical consolidated financial data as of December 31, 1996 and September 30, 1997 and for the years ended December 31, 1994, 1995 and 1996 and for the nine months ended September 30, 1997 are derived from the Company's audited Consolidated Financial Statements. The following unaudited summary historical consolidated financial data for the nine months ended September 30, 1996 are derived from the Company's unaudited Consolidated Financial Statements. The summary historical consolidated financial data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the audited Consolidated Financial Statements and related notes thereto appearing elsewhere in this Prospectus.

     Under generally accepted accounting principles, a majority of the Company's ventures are accounted for by the equity method of accounting. Under this method, the operating results of the ventures are included in the Company's Consolidated Statement of Operations as a single line item, "Equity in losses of ventures." The Company recognizes 100% of the losses in ventures where the Company bears all of the financial risk (which includes all of the Company's significant ventures except for Sovintel and, historically, HER). Also, the assets, liabilities and equity of the ventures are included in the Company's Consolidated Balance Sheets as a single line item, "Investments in and advances to ventures." See Note 2 to the Company's audited Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview." Financial information about the Company's equity ventures is included below under "Supplemental Information -- Summary Historical Financial Data -- Equity Investments."

                                                                                NINE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                                            ------------------------------    ----------------------
                                              1994       1995       1996        1996        1997(1)
                                            --------   --------   --------    --------      --------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenues, net...........................  $  2,468   $  8,412   $ 24,117    $ 14,639      $ 30,216
  Gross margin............................        23         16      5,176       1,758         1,864
  Operating expenses......................    12,863     41,014     52,928      35,725        52,059
  Equity in losses of ventures............      (135)    (7,871)   (10,150)     (6,999)      (18,234)
  Other income (expense)..................       990     11,034     (8,729)     (6,535)      (16,902)
  Net loss................................   (11,985)   (40,400)   (67,991)    (48,473)      (87,872)
  Loss per share..........................     (0.70)     (1.64)     (2.26)      (1.71)        (2.39)
  Deficiencies of earnings available to
     cover fixed charges(2)...............   (11,985)   (37,835)   (66,631)    (47,496)      (86,034)

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1996          1997(1)
                                                              ------------   -------------
                                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents.................................    $ 57,874       $366,841
  Property and equipment, net...............................      35,463         60,728
  Investments in and advances to ventures...................     104,459         84,068
  Total assets..............................................     237,378        647,788
  Total debt................................................      85,547        502,482
  Minority interest and stock subject to repurchase.........       6,248         32,764
  Shareholders' equity......................................     113,668         57,403

---------------

(1) As a result of the Company's increase in ownership interest and amendment to the HER Shareholders Agreement that was completed on July 16, 1997, the Company accounts for its ownership interest in HER under the consolidation method of accounting. Prior to this date, the Company accounted for HER using the equity method of accounting.

(2) Because of the Company's historic losses, the Company has experienced a deficiency of earnings available to cover fixed charges throughout its existence. The deficiency of earnings available to cover fixed charges has been computed by adding loss from continuing operations before income taxes minus undistributed earnings of associated companies and fixed charges. Fixed charges consist of interest on all indebtedness and amortization of discount on all indebtedness.

         SUPPLEMENTAL INFORMATION -- SUMMARY HISTORICAL FINANCIAL DATA

[THE COMPANY IS CURRENTLY EVALUATING THE DISCLOSURE THAT IT INTENDS TO PRESENT.]

                                  RISK FACTORS

ADDITIONAL CAPITAL REQUIREMENTS

     GTS expects that it may require additional capital to execute its current business plan and to fund expected operating losses, as well as to consummate future acquisitions and exploit opportunities to expand and develop its businesses. Management expects that GTS and its ventures will incur over $515 million of capital expenditures during the next three years, of which approximately $235 million will be incurred in 1998. Of these amounts, approximately $290 million will be used to fund construction of the HER network, with approximately $35 million required for the roll out of the initial five country network that is expected to be completed in the second quarter of 1998. The Company also will need to fund operating losses of its ventures for at least the next 12 months. In addition, as part of its business strategy, the Company regularly evaluates potential acquisitions and joint ventures. The Company has no definitive agreement with respect to any material acquisition or joint venture, although from time to time it has discussions with other companies and assesses opportunities on an on-going basis. The Company may fund such acquisitions or joint ventures with a portion of the net proceeds from the Offerings.

     The Company believes that the net proceeds from the Offerings, together with existing cash, will be sufficient to fund its expected capital needs until at least June 1999. The actual amount and timing of the Company's future capital requirements, however, may differ materially from management's estimates. In particular, the accuracy of management's estimates are subject to changes and fluctuations in the Company's revenues, operating costs and development expenses, which can be affected by the Company's ability to (i) effectively and efficiently manage the expansion of the HER network and operations, (ii) obtain infrastructure contracts, rights-of-way, licenses and other regulatory approvals necessary to complete and operate the HER network, (iii) negotiate favorable contracts with suppliers, including large volume discounts on purchases of capital equipment and (iv) access markets, attract sufficient numbers of customers and provide and develop services for which customers will subscribe. The Company's revenues and costs are also dependent upon factors that are not within the Company's control such as regulatory changes, changes in technology, increased competition and various factors such as strikes, weather, and performance by third-parties in connection with the Company's operations. Due to the uncertainty of these factors, actual revenues and costs may vary from expected amounts, possibly to a material degree, and such variations are likely to affect the Company's future capital requirements. Historically, GTS has experienced liquidity problems resulting in part from the Company's need to meet the capital requirements of certain of its joint ventures in excess of forecast amounts. In addition, certain of the Company's joint ventures have not met management's financial performance expectations or have not been able to secure local country financing and thus have not been able to generate the expected cash inflows. In addition, if the Company expands its operations at an accelerated rate or consummates acquisitions, the Company's funding needs will increase, possibly to a significant degree, and it will expend its capital resources sooner than currently expected. The Company may also be required to repay its Convertible Bonds upon maturity in the year 2000 to the extent such bonds are not converted into Common Stock. As a result of the foregoing, or if the Company's capital resources otherwise prove to be insufficient, the Company may need to raise additional capital. See "-- Government Regulation,"
"-- Competition," "-- Technology," "-- HER Network Roll-out," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Use of Proceeds."

     If the Company decides to raise additional funds through the incurrence of debt, it may become subject to additional or more restrictive financial covenants and its interest obligations will increase. If the Company decides to raise additional funds through the issuance of equity, the interests of holders of the Common Stock, will be diluted. There can be no assurance that additional financing will be available to GTS on favorable terms or at all, and failure to generate sufficient funds in the future, whether from operations or by raising additional debt or equity capital, may require the Company to delay or abandon some or all of its anticipated expenditures, to sell assets, or both, and could affect the Company's ability to compete, either of which could have a material adverse effect on the operations of the Company, and could affect the value of the Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Use of Proceeds."

SUBSTANTIAL LEVERAGE

     GTS is, and will continue to be, highly leveraged as a result of the substantial indebtedness it has incurred and intends to incur to pursue the implementation of its business plans. On a pro forma consolidated basis, after giving effect to the issuance of the Notes, the Company would have had approximately $533.7 million aggregate principal amount of indebtedness outstanding at September 30, 1997. GTS's debt instruments permit the Company and its subsidiaries to incur certain additional indebtedness to fund expansion of the Company's businesses and for other permitted purposes. The degree to which the Company is leveraged could have important consequences for holders of the Notes, including (i) limiting the Company's ability to refinance its existing indebtedness or obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements, (ii) requiring the dedication of a substantial portion of the Company's cash flow from operations to the payment of principal of, and interest on, its indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures or other general corporate purposes, (iii) limiting the Company's flexibility in planning for, or reacting to, changes in its business and the telecommunications industry, (iv) limiting the Company's ability to obtain additional financing to make capital expenditures and acquisitions, (v) limiting the Company's ability to withstand adverse economic conditions or take advantage of significant business opportunities that may arise, (vi) limiting the Company's ability to invest in new or developing technologies, (vii) limiting the Company's ability to respond to changes affecting the implementation of its financing, construction or operating plans and (viii) placing the Company at a competitive disadvantage with respect to less-leveraged competitors. In addition, the Company's operating and financial flexibility will be limited by covenants contained in agreements governing the indebtedness of the Company. Among other things, these covenants limit or may limit the ability of the Company and its subsidiaries to incur additional indebtedness, make capital expenditures, pay dividends or make distributions on capital stock of the Company or make certain other restricted payments, create certain liens upon assets, dispose of certain assets or enter into certain transactions with affiliates. There can be no assurance that such covenants will not materially and adversely affect the Company's ability to finance its future operations or capital needs or to engage in other business activities which may be in the interest of the Company.

     The Company must substantially increase its net cash flow in order to meet its debt service obligations, and there can be no assurance that the Company will be able to meet such obligations, including the obligations of the Company under the Notes. If the Company is unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if it otherwise fails to comply with the various covenants under its indebtedness, it would be in default under the terms thereof, which would permit the holders of such indebtedness to accelerate the maturity of such indebtedness and could cause defaults under other indebtedness of the Company, including the Notes. Such defaults could result in a default on the Notes and could delay or preclude payments of interest or principal thereon.

RANKING; UNSECURED STATUS OF THE NOTES

     The Notes will represent unsecured, senior obligations of the Company, and will rank senior in right of payment to all subordinated indebtedness of the Company and at least pari passu in right of payment with all other present and future unsecured, senior indebtedness of the Company. On September 30, 1997, on a pro forma consolidated basis after giving effect to the Notes Offering, GTS would have had approximately $533.7 million of total indebtedness, of which $433.7 million ($450.1 million on a combined basis) would have ranked senior to the Notes. The Notes will be effectively subordinated to all indebtedness of the Company's subsidiaries and joint ventures. On September 30, 1997, the Company's equity investees had $16.4 million of indebtedness. Although the Indenture will limit the ability of the Company and its subsidiaries to incur additional indebtedness, the Company may incur significant amounts of indebtedness pursuant to certain exceptions in the Indenture. In the event of a bankruptcy, liquidation or reorganization of the Company or any default in the payment of any indebtedness under any senior secured credit facility or other secured indebtedness, holders of such secured indebtedness will be entitled to payment in full from the proceeds of all assets of the Company pledged to secure such indebtedness prior to any payment of such proceeds to holders of the Notes. Consequently, there can be no assurance that the Company will have sufficient funds to make payments to holders of the Notes. See "Description of the Notes."

HOLDING COMPANY STRUCTURE; SIGNIFICANT LIMITATIONS ON ACCESS TO SUBSIDIARIES' AND JOINT VENTURES' CASH FLOW

     GTS is a holding company which has no significant business operations or assets other than its interests in joint ventures and its subsidiaries. Accordingly, GTS must rely entirely upon distributions from the joint ventures and its subsidiaries and investments to generate the funds necessary to meet its obligations, including payments on the Notes. The joint ventures and the Company's subsidiaries are separate and distinct legal entities which have no obligation, contingent or otherwise, to pay any amount due pursuant to the Notes or to make any funds available therefor, whether by dividends, loans or other payments. In addition, should the Company receive dividends or other distributions from its joint ventures, subsidiaries or investments, the ability of the Company to repatriate such profits and capital is dependent upon the provisions of the applicable foreign investment and exchange laws and availability of foreign exchange in sufficient quantities in those countries. The amount of such dividends and other distributions from these entities will be affected by the current tax systems in these jurisdictions, primarily the provisions relating to corporate profits and withholding taxes. See "-- Taxes; Availability of Net Operating Loss Carryforwards." Furthermore, because consent is required of the joint venture partners in some of the Company's joint ventures for distributions from such joint ventures, the Company's ability to receive dividends and other distributions is to some degree dependent on cooperation from its joint venture partners. See "-- Dependence on Certain Local Parties; Absence of Control." Thus, there can be no assurance that the Company will be able to realize benefits from its joint ventures, subsidiaries and investments through the receipt of dividends or other distributions at such times and amounts it desires. Any failure by GTS to receive dividends or other distributions from its joint ventures, subsidiaries or investments would restrict the Company's ability to repay the Notes and could otherwise have a material adverse effect on the Company's business, results of operations and financial condition. In the event that the Company were unable to meet its working capital needs and capital expenditure requirements with cash generated from operations or borrowings from other sources, the Company would have to consider various options, such as refinancing outstanding indebtedness, obtaining additional equity capital or selling certain assets. There can be no assurance that the Company will be able to raise new equity capital, refinance its outstanding indebtedness, or obtain new financing in the future, or that, if the Company is able to do so, the terms available will be favorable to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

ABILITY TO SERVICE DEBT; ABILITY TO REPURCHASE NOTES UPON A CHANGE OF CONTROL

     In the event of a Change of Control (as defined herein), each holder of outstanding Notes may require the Company to repurchase all or a portion of such holder's Notes. The ability of the Company to make payments in connection with such redemptions or repurchases, and the ability of the Company to meet its debt service obligations generally, including its principal and interest obligations under the Notes, will depend on the future operating performance and financial results of the Company. There can be no assurance that the cash generated from operations, together with any cash available from any financing alternatives and asset sales, will allow the Company to meet its debt service obligations, including its obligations with respect to the Notes. In the event the Company is unable to make such payments out of cash generated from operations, it would need to consider various alternatives such as refinancing the Notes, raising additional equity capital or selling certain assets.

HISTORY OF OPERATING LOSSES

     The Company has historically sustained substantial operating and net losses. The Company had net losses of $0.4 million in 1992, $2.4 million in 1993, $12.0 million in 1994, $40.4 million in 1995, $68.0 million in 1996 and
$87.9 million for the nine months ended September 30, 1997. The Company's cumulative net losses totalled $213.8 million from inception through September 30, 1997. Further development of the Company's business will require significant additional expenditures and the Company expects that it will have significant operating and net losses and will record significant net cash outflow, before financing, in coming years. There can be no assurance that the Company's operations will achieve or sustain profitability or positive cash flow in the future. If the Company cannot achieve and sustain operating profitability or positive cash flow from operations, it may not be able to meet its debt service obligations or working capital requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

HER NETWORK ROLL-OUT

     HER's ability to achieve its strategic objective will depend in large part on the successful, timely and cost-effective completion of the HER network. Although HER currently operates commercially over an approximately 1,700 kilometer portion of the network linking Brussels, Antwerp, Rotterdam, Amsterdam, London and Paris, the development of the remainder of the network may be delayed or adversely affected by a variety of factors, uncertainties and contingencies. Many of these factors, such as strikes, natural disasters and other casualties, are beyond HER's control. In addition, HER will need to negotiate and conclude additional agreements with various parties regarding, among other things, rights-of-way and development and maintenance of the network infrastructure and equipment. Historically, HER has experienced substantial delays in concluding these agreements and developing its network. There can be no assurance that HER will be successful in concluding necessary agreements, or that delays in concluding such agreements will not materially and adversely affect the speed or successful completion of the network. The successful and timely completion of the network will also depend on, among other things, (i) the availability to HER of substantial amounts of additional capital and financing, (ii) timely performance by various third parties of their contractual obligations to engineer, design and construct portions of the network and (iii) HER's ability to obtain and maintain applicable governmental approvals.

     HER expects to roll out full telecommunications service over the initial five country network in the second quarter of 1998, and the 18,000 kilometer network to be operational during the year 2000. Although HER believes that its cost estimates and the build-out schedule are reasonable, there can be no assurance that the actual construction costs or time required to complete the network build-out will not substantially exceed current estimates.

     Any significant delay or increase in the costs associated with development of the HER network could have a material adverse effect on HER and the Company.

     Development of the HER network is capital intensive. Management expects that approximately $290 million in capital expenditures will be incurred in connection with the buildout of the HER network, with approximately $35 million required for the roll out of the initial five country network that is expected to be completed in the second quarter of 1998. While HER raised approximately $265 million in a private placement of its senior notes in August 1997 (of which $56.5 million has been placed in escrow for the first two years' interest payments on the notes), additional financing must be obtained to construct the HER network and there can be no assurance that such additional financing will be completed. Failure to obtain necessary financing may require HER to delay or abandon its plans for deploying the remainder of the network and would adversely affect the viability of HER, or may require the Company to make additional capital contributions to HER at the expense of the Company's other operations, either of which could have a material adverse effect on the operations of the Company. HER's revenues and the cost of deploying its network and operating its business will depend upon a variety of factors including, among other things, HER's ability to (i) effectively and efficiently manage the expansion of its network and operations, (ii) negotiate favorable contracts with suppliers, (iii) obtain additional licenses, regulatory approvals, rights-of-way and infrastructure contracts to complete and operate the network, (iv) access markets and attract sufficient numbers of customers and (v) provide and develop services for which customers will subscribe. HER's revenues and costs are also dependent upon factors that are not within HER's control such as regulatory changes, changes in technology, increased competition and various factors such as strikes, weather and performance by third-parties in connection with the development of the network. Due to the uncertainty of these factors, actual costs and revenues may vary from expected amounts, possibly to a material degree, and such variations would likely affect HER's future capital requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." HER must obtain additional infrastructure provider agreements for the long-term lease of dark fiber, rights-of-way and other permits to install fiber optic cable from railroads, utilities and governmental authorities to build out the network. There can be no assurance that HER will be able to maintain all of its existing agreements, rights and permits or to obtain and maintain the additional agreements, rights and permits needed to implement its business plan on acceptable terms. Loss of substantial agreements, rights and permits or the failure to enter into and maintain required arrangements for the HER network could have a material adverse effect to enter on HER's business. In addition, HER depends on third parties for leases of dark fiber for substantial portions of its network. There can be no assurance that HER will be able to enter into and maintain required arrangements for leased portions of the HER network, which could have a material adverse effect on HER's business.

     In order to operate and, in the case of some countries, even to construct the network in accordance with current plans, HER must obtain the necessary regulatory approvals. To date, HER has obtained licenses, authorizations and/or registrations in the United Kingdom, the Netherlands, Belgium, Germany and France and has obtained a trial concession to operate in Switzerland. In addition, HER intends to file applications in other countries in anticipation of service launch in accordance with the HER network roll-out plan. The terms and conditions of these licenses, authorizations or registrations may limit or otherwise affect HER's scope of operations. There can be no assurance that HER will be able to obtain, maintain or renew licenses, authorizations or registrations to provide the services it currently provides and plans to provide, that such licenses, authorizations or registrations will be issued or renewed on terms or with fees that are commercially viable, or that the licenses, authorizations or registrations required in the future can be obtained by HER. The loss of, or failure to obtain, these licenses, authorizations or registrations or a substantial limitation upon the terms of these licenses, authorizations or registrations could have a material adverse effect on HER. See "Business -- Western Europe -- HER -- Licenses and Regulatory Issues."

RISKS RELATING TO REORGANIZATION OF RUSSIAN TELECOMMUNICATIONS INDUSTRY

     Svyazinvest was established by the Russian government in 1994 to hold the government's interest in 88 regional telecommunication companies. In April 1997, President Yeltsin approved the transfer of additional government-owned telecommunications assets, including the government's 51% stake in Rostelecom (the government controlled international and long distance operator), to Svyazinvest. On July 30, 1997, Mustcom Ltd., a Cyprus-based company that represents the interests of a consortium which includes ICFI Cyprus, Renaissance International Ltd., Deutsche Morgan Grenfell, Morgan Stanley, and an affiliate of George Soros, purchased a 25% stake in Svyazinvest for $1.87 billion. As of September 30, 1997, affiliates of George Soros beneficially owned 25.8% of the Company's Common Stock. The President has also authorized the sale of another 24% of Svyazinvest at a future date. This sale is scheduled to occur in the first half of 1998 and is currently reserved solely for Russian investors. The Russian government has announced that it will retain a controlling 51% interest in Svyazinvest. As a result of the government's actions, a single entity, Svyazinvest, now owns a majority interest in most of the Company's principal venture partners and other telecommunication service providers in Russia which together provide a range of international and domestic long distance and local telecommunications services throughout Russia. The consolidation of many of its partners under Svyazinvest and the possible sale of a significant interest in Svyazinvest to foreign and/or Russian investors will likely subject the Company to more coordinated competition from Svyazinvest, and may lead to material adverse changes in the business relationships between the Company and such partners, which business relationships represent a material component of the Company's business strategy in Russia. There can be no assurance that the continuing privatization of Svyazinvest, or the evolution of government policy regarding Svyazinvest and Rostelecom, will not have a material adverse effect on the Company or its ventures. See "-- Competition," "-- Dependence on Certain Local Parties; Absence of Control" and "Business -- Russia and the
CIS -- Overview" and "Principal Stockholders."

MANAGING RAPID GROWTH

     As a result of the Company's past and expected continued growth and expansion, significant demands have been placed on the Company's management, operational and financial resources and on its systems and controls. The Company continues to construct segments of the HER network, expand its operations within Russia and the CIS and expand into additional geographic and service markets when business and regulatory conditions warrant. In order to manage its growth effectively, the Company must continue to implement and improve its operational and financial systems and controls, purchase and utilize additional telecommunications facilities and expand, train and manage its employee base. Inaccuracies in the Company's forecasts of market demand could result in insufficient or excessive telecommunications facilities and disproportionate fixed expenses for certain of its operations. There can be no assurance that the Company will be able to construct and operate the entire HER network as currently planned, expand with the markets in which its ventures are currently operating or expand into additional markets at the rate presently planned by the Company, or that any existing regulatory barriers to such expansion will be reduced or eliminated. As the Company proceeds with its development and expansion, there will be additional demands on the Company's customer support, sales and marketing and administrative resources and network infrastructure. There can be no assurance that the operating and financial control systems and infrastructure of the Company and its ventures will be adequate to maintain and effectively manage future growth. The failure to continue to upgrade the administrative, operating and financial control systems or the emergence of unexpected expansion difficulties could materially and adversely affect the Company's business, results of operations and financial condition.

RISKS RELATING TO EMERGING MARKETS

     Substantially all of the Company's revenue is derived from operations in emerging markets, where the Company's businesses are subject to numerous risks and uncertainties, including political, economic and legal risks, such as unexpected changes in regulatory requirements, tariffs, customs, duties and other trade barriers, difficulties in staffing and managing foreign operations, problems in collecting accounts receivable, political risks, fluctuations in currency exchange rates, foreign exchange controls which restrict or prohibit repatriation of funds, technology export and import restrictions or prohibitions, delays from customs brokers or government agencies, seasonal reductions in business activity, and potentially adverse tax consequences resulting from operating in multiple jurisdictions with different tax laws, which could materially adversely impact the Company's business, results of operations and financial condition.

     The political systems of many of the emerging market countries in which the Company operates or plans to operate are slowly emerging from a legacy of totalitarian rule. Political conflict and, in some cases, civil unrest and ethnic strife may continue in some of these countries for a period of time. Many of the economies of these countries are weak, volatile and reliant on substantial foreign assistance. Expropriation of private businesses in such jurisdictions remains a possibility, whether by an outright taking or by confiscatory tax or other policies. There can be no assurance that GTS's operations will not be materially and adversely affected by such factors or by actions to expropriate or seize its operations. The success of free market reforms undertaken in certain of the emerging market countries in which the Company operates is also uncertain, and further economic instability may occur. These factors may reduce and delay business activity, economic development and foreign investment.

     Legal systems in emerging market countries frequently have little or no experience with commercial transactions between private parties. The extent to which contractual and other obligations will be honored and enforced in emerging market countries is largely unknown. Accordingly, there can be no assurance that difficulties in protecting and enforcing rights in emerging market countries will not have a material adverse effect upon GTS and its operations. Additionally, the Company's businesses operate in uncertain regulatory environments. The laws and regulations applicable to GTS's activities in emerging market countries are in general new and subject to change and, in some cases, incomplete. There can be no assurance that local laws and regulations will become stable in the future, or that changes thereto will not materially adversely affect the operations of GTS. Additionally, telecommunications regulations in the more developed Western European markets in which GTS participates are currently undergoing changes initiated by the Commission of the European Union. See "Business."

RISKS RELATING TO RUSSIA AND THE CIS

     Substantially all of the Company's revenue is derived from operations in Russia and the CIS. Foreign companies conducting operations in the former Soviet Union face significant political, economic, and legal risks.

     Political. The political systems of Russia and the other independent countries of the CIS, which are in a stage of relative infancy, are vulnerable to instability due to the populace's dissatisfaction with reform, social and ethnic unrest and changes in government policies. Such instability could lead to events that could have a material adverse effect on the Company's operations in these countries. In recent years, Russia has been undergoing a substantial political transformation. During this transformation, legislation has been enacted to protect private property against expropriation and nationalization. However, due to the lack of experience in enforcing these provisions in the short time they have been in effect and due to potential political changes in the future, there can be no assurance that such protections would be enforced in the event of an attempted expropriation or nationalization. Expropriation or nationalization of the Company, its assets or portions thereof, whether by an outright taking or by confiscatory tax or other policies potentially without adequate compensation, would have a material adverse effect on the Company.

     The various government institutions and the relations between them, as well as the government's policies and the political leaders who formulate and implement them, are subject to rapid and potentially violent change. For example, the Constitution of the Russian Federation gives the President of the Russian Federation substantial authority, and any major changes in, or rejection of, current policies favoring political and economic reform by the President may have a material adverse effect on the Company. Furthermore, the political and economic changes in Russia have resulted in significant dislocations of authority. The local press and international press have reported that significant organized criminal activity has arisen and high levels of corruption among government officials exist where the Company operates. While the Company does not believe it has been adversely affected by these factors to date, no assurance can be given that organized or other crime will not in the future have a material adverse effect on the Company.

     Economic. Over the past five years the Russian government has enacted reforms to create the conditions for a more market-oriented economy. Despite some progress in implementing its reforms, including progress in reducing inflation and stabilizing the currency and industrial production, there remains generally rising unemployment and underemployment, high government debt relative to gross domestic product and high levels of corporate insolvency. No assurance can be given that reform policies will continue to be implemented and, if implemented, will be successful, that Russia will remain receptive to foreign trade and investment or that the economy will improve.

     In addition, Russia, the CIS and other emerging countries in which the Company operates currently receive substantial financial assistance from several foreign governments and international organizations. To the extent any of this financial assistance is reduced or eliminated, economic development in Russia, the CIS and such other countries may be adversely affected.

     Russian and CIS businesses have a limited operating history in market-oriented conditions. The relative infancy of the business culture is reflected in the Russian banking system's under-capitalization and liquidity crises. There have been concerns about rumors that many Russian banks continue to have cash shortages. The Russian Central Bank has reduced banks' reserve requirements in order to inject more liquidity into the Russian financial system, but has stressed that it will not bail out the weaker banks. Many of these banks are expected to disappear over the next several years as a result of bank failure and anticipated consolidation in the industry. A general Russian banking crisis could have a material adverse effect on the Company's operations and financial performance and on the viability of the Company's receivables.

     Regulation of the Telecommunications Industry. The Russian telecommunications system is currently regulated largely through the issuance of licenses. There is currently no comprehensive legal framework with respect to the provision of telecommunications services in Russia, although a number of laws, decrees and regulations govern or affect the telecommunications sector. As a result, ministry officials have a fairly high degree of discretion to regulate the industry. Although telecommunication licenses may not be transferred under Russian law, the Russian Ministry of Communications (the "MOC") has adopted the position that licensees may enter into agreements with third parties in connection with the provision of services under the licensee's license; however, the MOC does not generally review agreements entered into by licensees. There can be no assurances that the current or future regulation of the Russian telecommunications systems will not have a material adverse effect on the Company.

     Current Russian legislation governing foreign investment activities does not prohibit or restrict foreign investment in the telecommunications industry. However, on February 28, 1997, the State Duma, the lower house of parliament, approved, on the first reading, draft foreign investment legislation which would restrict any significant future foreign investment in numerous sectors of the Russian economy, including telephone and radio communications. It is unlikely that such restrictive legislation will be enacted, unless the political climate changes dramatically. See "-- Political." More likely is the emergence of restrictions on foreign investment in strategic industries, which could result in foreign ownership limitations in industries such as telecommunications which are not uncommon in many countries. The draft legislation has been referred to the Russian government for comment. For such draft legislation to become Federal law, it must be passed by a majority vote of the State Duma at another two readings, then be approved by a majority of the Federation Council, the upper house of parliament, and signed by the President of the Russian Federation. Rejection of such legislation by the Federation Council can be overridden by a two-thirds majority of the State Duma. Rejection of such legislation by the President can be overridden by a two-thirds majority of each of the Federation Council and the State Duma. There can be no assurance that future regulation of foreign investment in the telecommunications industry will not have a material adverse effect on the Company.

     In addition, a lack of consensus exists over the manner and scope of government control over the telecommunications industry. Because the telecommunications industry is widely viewed as strategically important to Russia, there can be no assurance that recent government policies liberalizing control over the telecommunications industry will continue. Any change in or reversal of such governmental policies could have a material adverse effect on the Company. See "Business -- Russia and CIS -- Licenses and Regulatory Issues."

     Legal Risks. As part of the effort to transform their economies into more market-oriented economies, the Russian and other CIS governments have rapidly introduced laws, regulations and legal structures intended to give participants in the economy a greater degree of confidence in the legal validity and enforceability of their obligations. Risks associated with the legal systems of Russia and the other independent republics of the CIS include (i) the untested nature of the independence of the judiciary and its immunity from economic, political or nationalistic influence; (ii) the relative inexperience of judges and courts in commercial dispute resolutions and generally in interpreting legal norms; (iii) inconsistencies among laws, presidential decrees, government resolutions and ministerial orders; (iv) frequently conflicting local, regional and national laws, rules and regulations; (v) the lack of legislative, judicial or administrative guidance on interpreting the applicable rules; and (vi) a high degree of discretion on the part of government authorities and arbitrary decision making which increases, among other things, the risk of property expropriation. The result has been considerable legal confusion, particularly in areas such as company law, commercial and contract law, securities and antitrust law, foreign trade and investment law and tax law. Accordingly, there can be no assurance that the Company will be able to enforce its rights in any disputes with its joint venture partners or other parties in Russia or the CIS or that its ventures will be able to enforce their respective rights in any disputes with partners, customers, suppliers, regulatory agencies or other parties in Russia or that the Company can be certain that it will be found to be in compliance with all applicable laws, rules and regulations.

     Russia has adopted currency and capital transfer regulations designed to prevent the flight of capital from its borders. These regulations require certain licenses for the movement of capital, which includes the incurrence and repayment of indebtedness and the payment of capital contributions in foreign exchange to Russian entities. The Company is resolving licensing issues with respect to certain intercompany loans and capital contributions with the applicable government agencies and believes that any licensing irregularities that may arise will not have a material adverse effect on its financial condition or results of operations. There can be no assurance, however, that Russian government authorities will not take an unexpected adverse position which could materially adversely affect the Company's business.

     Taxes. Generally, taxes payable by Russian companies are substantial. In addition, taxes payable by Russian companies are numerous and include taxes on profits, revenue, assets and payroll as well as value-added tax ("VAT"). Moreover, statutory tax returns of Russian companies are not consolidated and therefore, each company must pay its own Russian taxes. Because there is no consolidation provision, dividends are subject to Russian taxes at each level. Currently, dividends are taxed at 15% and the payor is required to withhold the tax when paying the dividend, except with respect to dividends to foreign entities that qualify for an exemption under treaties on the avoidance of double taxation. To date, the system of tax collection has been relatively ineffective, resulting in the continual imposition of new taxes in an attempt to raise government revenues. This history, plus the existence of large government budget deficits, raises the risk of a sudden imposition of arbitrary or onerous taxes, which could adversely affect the Company.

     Because of uncertainties associated with the laws and regulations of the Russian tax system and the increasingly aggressive interpretation, enforcement and collection activities of the Russian tax authorities, the Company's Russian taxes may be in excess of the estimated amount expensed to date and accrued on the Company's balance sheets. It is the opinion of management that the ultimate resolution of the Company's Russian tax liability, to the extent not previously provided for, will not have a material adverse effect on the financial condition of the Company. However, depending on the amount and timing of an unfavorable resolution of this contingency, it is possible that the Company's future results of operations or cash flows could be materially affected in a particular period.

     In various foreign jurisdictions, the Company is obligated to pay VAT on the purchase or importation of assets, and for certain other transactions. In many instances, VAT can be offset against VAT which the Company collects and otherwise would remit to the tax authorities, or may be refundable. Because the law in some jurisdictions is unclear, the local tax authorities could assert that the Company is obligated to pay additional amounts of VAT. In the opinion of management, any additional VAT which the Company may be obligated to pay would not be material.

ADEQUACY OF MANAGEMENT, LEGAL AND FINANCIAL CONTROLS IN EMERGING MARKETS

     Many of the emerging market countries in which the Company operates, particularly in Russia and the CIS where the Company has to date derived most of its revenues, are deficient in management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. The Company historically has had difficulty in hiring and retaining a sufficient number of qualified employees to work in these markets. As a result of these factors, the Company has experienced difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

     The Company has a policy worldwide of complying with all applicable laws and seeks to ensure that all persons in its employ comprehend and comply with such laws. The application of the laws of any particular country, however, is not always clear, particularly in emerging market countries where commercial practices differ significantly from practices in the United States and other Western countries and the legal and regulatory frameworks are less developed. In addition, some practices, such as the payment of fees for the purpose of obtaining expedited customs clearance and other commercial benefits, that may be common methods of doing business in these markets might be unlawful under the laws of the United States. As a result of the difficulty the Company historically has experienced in emerging markets in instituting business practices that meet Western reporting and control standards, it historically has been unable to ascertain whether certain practices by its ventures, which were not in accordance with Company policy, were in compliance with applicable U.S. and foreign laws. If it were to be determined that the Company or any of its ventures were involved in unlawful practices and were the factual and legal issues relating thereto to be resolved adversely, the Company or its ventures could be exposed, among other things, to significant fines, risk of prosecution and loss of its licenses. See "-- Risks Relating to Emerging Markets" and "-- Government Regulation."

     In light of these circumstances, in the second half of 1996 the Company increased its efforts to improve its management and financial controls and business practices. The Company recruited a more experienced financial and legal team, including a new Chief Financial Officer of the Company, a senior finance officer overseeing all of the regions in which the Company operates, a senior finance officer for the CIS region, and a senior legal officer for the CIS region. The Company also established a Treasury group and adopted a more rigorous Foreign Corrupt Practices Act ("FCPA") compliance program. The Company has developed and implemented a training program for employees regarding U.S. legal and foreign local law compliance. The Company also appointed a Compliance Officer responsible for monitoring compliance with such laws and training Company personnel around the world. In connection with these developments, the Company expanded its corporate business practices policy to include, in addition to compliance with U.S. laws such as the FCPA, compliance with applicable local laws such as the conflict of interest rules under the 1996 Russian Joint Stock Company Law, currency regulations and applicable tax laws.

     In early 1997, the Company retained special outside counsel to conduct a thorough review of certain business practices of the Company in the emerging markets in which the Company operates in order to determine whether deficiencies existed that needed to be remedied. As a result of this review, the Company replaced certain senior employees in Russia and instituted additional and more stringent management and financial controls. As a result of the review, the Company has not identified any violations of law that management believes would have a material adverse effect on the Company's financial condition. There can be no assurances, however, that if the Company or any of its ventures were found by government authorities to have committed violations of law that, depending on the penalties assessed and the timing of any unfavorable resolution, the Company's future results of operations and cash flows would not be materially adversely affected in a particular period.

     Although the Company believes that this review was properly conducted and was sufficient in scope, there can be no assurance that all potential deficiencies have been identified or that the control procedures and compliance programs initiated by the Company will be effective. If the Company or any of its ventures are ever found to have committed violations of law, depending on the penalties assessed and the timing of any unfavorable resolution, the Company's future results of operations and cash flows could be materially adversely affected in a particular period. Management believes, however, that the actions taken during the past twelve months to strengthen the Company's management, financial controls and legal compliance, coupled with the implementation of the recent recommendations from the review and the oversight provided through the Audit Committee of the Board of Directors of the Company to ensure compliance, will be adequate to address the recurrence of any past possible deficiencies.

DEPENDENCE ON CERTAIN LOCAL PARTIES; ABSENCE OF CONTROL

     Many GTS operations including Sovintel, TeleRoss and GTS Cellular have been developed in cooperation or partnership with key local parties, such as regional PTOs. The Company is substantially dependent on its local partners to provide marketing expertise and knowledge of the local regulatory environment in order to facilitate the acquisition of necessary licenses and permits. Any failure by the Company to form or maintain alliances with local partners, or the preemption or disruption of such alliances by the Company's competitors or otherwise, could adversely affect the Company's ability to penetrate and compete successfully in the emerging markets it operates in or enters. In addition, in the uncertain legal environments in which GTS operates, certain GTS businesses may be vulnerable to local government agencies or other parties who wish to renegotiate the terms and conditions of, or terminate, their agreements or other understandings with GTS.

     While the Company may have the right to nominate key employees, direct the operations and determine the strategies of such joint ventures, under the terms of their respective constituent documents, the Company's partners in some of the ventures have the ability to frustrate the exercise of such rights. Significant actions by most of GTS's ventures, such as approving budgets and business plans, declaring and paying dividends, and entering into significant corporate transactions effectively require the approval of GTS's local partners. Further, the Company would be unlikely as a practical matter to want to take significant initiatives without the approval of its joint venture partners. Accordingly, the absence of unilateral control by the Company over the operations of its joint ventures could have a material adverse effect on the Company.

     In addition, the Company and its venture partners frequently compete in the same markets. For example, Rostelecom, GTS's partner in Sovintel, is the dominant international and domestic long distance carrier in Russia. In addition, many of the regional telephone companies partnered with GTS in the TeleRoss Ventures offer cellular services in direct competition with certain of the operations of GTS Cellular. Such competition with its partners may lead to conflicts of interest for GTS and its partners in the operations of their ventures. There can be no assurance that any such conflicts will be resolved in favor of GTS. In addition, the combination under Svyazinvest of the Russian government's majority interest in Rostelecom and 85 of the regional telephone companies gives Svyazinvest a majority interest in entities that provide international and domestic long distance and local telecommunications services throughout Russia and may expose the Company to more coordinated competition from its partners in the Russian telecommunications market. See "-- Risks Relating to Reorganization of Russian Telecommunications Industry."

GOVERNMENT REGULATION

     As a multinational telecommunications company, GTS through its ventures is subject to varying degrees of regulation in each of the jurisdictions in which its ventures provide services. Local laws and regulations, and the interpretation of such laws and regulations, differ significantly among the jurisdictions in which the Company and its ventures operate. There can be no assurance that future regulatory, judicial and legislative changes will not have a material adverse effect on the Company, that regulators or third parties will not raise material issues with regard to the Company's or its ventures' compliance or noncompliance with applicable regulations or that any changes in applicable laws or regulations will not have a material adverse effect on the Company or any of its ventures.

     Many of GTS's ventures require telecommunications licenses, most of which have been granted for periods of three to ten years. The terms and conditions of these licenses may limit or otherwise affect the ventures' scope of operations. The Company has had favorable experience obtaining, maintaining and renewing licenses in the past. However, there can be no assurance that it will be able to obtain, maintain or renew licenses to provide the services it currently provides and plans to provide, that such licenses will be issued or renewed on terms or with fees that are commercially viable, or that licenses required by future ventures can be obtained by the Company or its partners. The loss of or a substantial limitation upon the terms of these telecommunications licenses could have a material adverse effect on the Company. See each section under "Business" entitled "Licenses and Regulatory Issues."

     A substantial portion of HER's strategy is based upon the timely implementation of regulatory liberalization of the European Union ("EU") telecommunications market on January 1, 1998 under existing European Community ("EC") directives. Although EU member states have a legal obligation to liberalize their markets in accordance with their requirements, certain more detailed aspects of the EU regulatory framework to apply in the liberalized environment after January 1, 1998 still remain to be adopted. In addition, Ireland, Portugal, Spain, Luxembourg and Greece have been granted extensions from the January 1, 1998 deadline. There can be no assurance that each EU member state will proceed with the expected liberalization on schedule, or at all, or that the trend toward liberalization will not be stopped or reversed in any of the countries. Accordingly, HER faces the risk that it will establish the HER network and make capital expenditures in a given country in anticipation of regulatory liberalization which does not subsequently occur.

     In order to give effect to EC directives in each member state, national governments must pass legislation liberalizing their respective markets. This applies not only to the liberalization requirements set out in existing EC directives, but also to requirements set out in directives which have yet to be adopted. The implementation of EC directives in the telecommunications sector has been inconsistent or ambiguous in some EU member states. Such implementation could limit, constrain or otherwise adversely affect HER's ability to provide certain services. Furthermore, national governments may not necessarily pass legislation implementing an EC directive in the form required, or at all, or may pass such legislation only after a significant delay. Even if a national legislature enacts appropriate regulation within the time frame established by the EU, there may be significant resistance to the implementation of such legislation from PTOs, regulators, trade unions and other sources. Further, HER's provision of services in Europe may be materially adversely affected if any EU member state imposes greater restrictions on non-EU international services than on international services within the EU. These and other potential obstacles to liberalization could have a material adverse effect on HER's operations by preventing HER from establishing its network as currently intended, as well as a material adverse effect on the Company.

COMPETITION

     GTS faces significant competition in all of its existing telecommunications businesses and for the types of acquisition and development opportunities it seeks in both emerging and Western European markets. GTS's competition in these markets includes national PTOs, multinational telecommunications carriers, other telecommunications developers and certain niche telecommunications providers. In addition, certain of the Company's joint venture partners, including Rostelecom and the regional telephone companies in Russia, certain of HER's rail-based shareholders and other entities in the emerging markets in which the Company operates, are also competitors of the Company. As a result of the recent combination under Svyazinvest of the government's majority interest in Rostelecom and 85 of the regional telephone companies, the Company may in the future be subject to more coordinated competition from its partners in the Russian telecommunications market. Although the Company believes it has a favorable and cooperative relationship with its joint venture partners, there can be no assurance that these partners will continue to cooperate with the Company in the future or that they will not increase competitive pressures on the Company. Any measures taken by the partners that reduce the level of cooperation with the Company could jeopardize the Company's ability to participate in the management and operation of its joint ventures and could have a material adverse effect on the Company.

     WorldCom, Inc. ("WorldCom") recently announced the construction of a pan-European fiber network, the first phase of which is expected to connect London, Amsterdam, Brussels, Frankfurt and Paris by early 1998. Although the Company believes that the proposed WorldCom pan-European network is primarily intended to carry WorldCom traffic, WorldCom has stated that any excess capacity on such network will be used to provide a competitive "carriers' carrier" service.

     HER also competes with respect to its "point-to-point" transborder service offering against circuits currently provided by PTOs through International Private Leased Circuits. In addition, the liberalization of the European telecommunications market is likely to attract additional entrants to both the "point-to-point" and other telecommunications markets. There can be no assurance that HER will compete effectively against its current or future competitors.

     Many of the Company's competitors have technical, financial, marketing and other resources substantially greater than those of GTS. There can be no assurance that the Company will be able to overcome successfully the competitive pressures to which it is subject, both in the markets in which it currently operates and in markets into which it might expand. See each section under "Business" entitled "Competition." In addition, many of the Company's current and potential competitors are not subject to, or constrained by the prohibitions of, the FCPA, including the prohibition against making payments to government officials in order to obtain commercial benefits. The Company is subject to and seeks to comply with the limitations and prohibitions of such law, and accordingly may be subject to competitive disadvantages to the extent that its competitors are able to secure business, licenses or other preferential treatment through the making of such payments. Accordingly, there can be no assurances that the Company will be able to compete effectively against companies free from such limitations in the emerging markets where such commercial practices are commonplace. See "-- Adequacy of Management, Legal and Financial Controls in Emerging Markets."

CONTROL BY CERTAIN STOCKHOLDERS

     Certain persons control substantial portions of the Company's voting stock. After giving effect to the Stock Offerings, Soros Foundation-Hungary and certain of its affiliates (collectively the "Soros Foundations"), Alan B. Slifka and certain of his affiliates, and affiliates of Capital Research International are expected to beneficially own, or have rights to acquire, approximately 20.4%, 10.8% and 10.1%, respectively, of the Common Stock on a fully diluted basis. See "Principal Stockholders." In addition, three persons affiliated with the Soros Foundations currently serve on the Company's Board of Directors (the "Board of Directors"). Consequently, these entities are in a position to exercise control over the outcome of matters submitted for stockholder actions, including the election of members to the Board of Directors, and are able to influence the management and affairs of the Company. Additionally, affiliates of the Soros Foundations and of Capital International, Inc. have purchased debt securities of the Company that include covenants that restrict the operating and financing activities of the Company. In certain situations, the interests of holders of the Company's equity securities may diverge from the interests of the holders of the Company's debt securities, and holders of both equity and debt securities of the Company may be in a position to require GTS to act in a way that is not consistent with the general interests of the holders of the Common Stock. See "-- Substantial Additional Capital Requirements," "Management," "Principal Stockholders" and "Certain Related Party Transactions."

CURRENCY AND EXCHANGE RISKS

     All of GTS's operations are conducted outside the United States. A substantial portion of the Company's anticipated revenues (as well as the majority of its operating expenses) will be in foreign currency. As a result, the Company will be subject to significant foreign exchange risks. In particular, GTS's ventures in countries whose currencies are considered "soft currencies" subject the Company to the risk that it will accumulate currencies which may not be readily convertible into hard currency and which may be subject to significant limitations on repatriation. The Company does not enter into hedging transactions to limit its foreign currency risk exposure, although the Company may implement such practices in the future. There can be no assurance that GTS's operations will not be adversely affected by such factors. In addition, these factors may limit the ability of the Company to reinvest earnings from ventures in one country to fund the capital requirements of ventures in other countries.

     In Russia, where the Company derives most of its revenue, the ruble has generally experienced a steady depreciation relative to the U.S. Dollar over the past three years, although there has been some instability in the ruble exchange rate over this period of time. The Company's tariffs are denominated in U.S. Dollars but charges are invoiced and collected in rubles, while the Company's major capital expenditures are generally denominated and payable in various foreign currencies. To the extent such major capital expenditures involve importation of equipment and the like, current law permits the Company to convert its ruble revenues into foreign currency to make such payments. The ruble is generally not convertible outside Russia. A market exists within Russia for the conversion of rubles into other currencies, but it is limited in size and is subject to rules limiting the purposes for which conversion and payment may be effected. The limited availability of other currencies may tend to inflate their values relative to the ruble and there can be no assurance that such a market will continue to exist indefinitely. Moreover, the banking system in Russia is not yet as developed as its Western counterparts and considerable delays may occur in the transfer of funds within, and the remittance of funds out of, Russia. Any delay in converting rubles into a foreign currency in order to make a payment or delay in the transfer of such foreign currency could have a material adverse effect on the Company.

EXCHANGE CONTROLS AND REPATRIATION RISKS RELATING TO RUSSIAN SECURITIES

     Russia has adopted currency and capital transfer regulations designed to prevent the flight of capital from its borders. These regulations require certain licenses for the movement of capital, which includes the incurrence and repayment of indebtedness and the payment of capital contributions in foreign exchange to Russian entities. The Company is resolving licensing issues with respect to certain intercompany loans and capital contributions with the applicable government agencies and believes that any licensing irregularities that may arise will not have a material adverse effect on its financial condition or results of operations. There can be no assurance, however, that Russian government authorities will not take an unexpected adverse position which could materially affect the Company's business.

     No assurance can be given that Russian foreign investment and currency legislation will continue to permit repatriation of the proceeds from investments. Furthermore, no assurance can be given that further restrictions will not be imposed on the conversion of ruble earnings into foreign currency for purposes of making dividend payments or on the repatriation of profits. If any such further restrictions were imposed, they would have a material adverse effect on the Company's interests in Russia.

TRANSACTIONS WITH AFFILIATES

     The Company has entered into financing agreements with certain of its affiliates. It is the Company's view that each such transaction has been on terms no less favorable to the Company than other similar transactions available to the Company with unaffiliated parties, if available at all. Generally, such transactions have been the Company's only recourse to meet financing needs and/or business goals. Despite the foregoing, prospective purchasers may wish to consider the circumstances in which such transactions were made, the terms of such transactions and the Company's possible alternative courses of action. The Company may enter into transactions in the future with affiliates in order to meet its financing needs and/or business goals. See "Certain Related Party Transactions" and "Description of Certain Indebtedness."

DEPENDENCE ON KEY PERSONNEL

     The Company believes that its growth and future success will depend in large part upon the efforts of a small number of key executive officers, as well as on its ability to attract and retain highly skilled and qualified personnel to work in the emerging markets in which it operates. Henry Radzikowski, who served as Chief Executive Officer -- CIS and Eastern Europe Operations from February 1994 until January 1997 and who has extensive experience in the telecommunications industry in Russia, resigned in 1997. Stewart Reich became Senior Vice President-Russia effective September 1, 1997. The Company has also replaced or reassigned executive officers and senior personnel. The competition for qualified personnel in the telecommunications industry is intense, particularly in emerging markets where the Company operates and, accordingly, there can be no assurance that the Company will be able to hire and retain qualified personnel. Although the Company believes it has maintained a strong management team, despite the change of personnel in Russia and the CIS, there can be no assurance as to what effect such personnel changes will have on the Company's operations in Russia and the CIS.

DEPENDENCE ON EFFECTIVE INFORMATION SYSTEMS

     To complete its billing, the Company must record and process massive amounts of data quickly and accurately. While the Company believes its ventures' management information systems are currently adequate, certain of such systems will have to grow as the ventures' businesses expand. The Company believes that the successful expansion of its information systems and administrative support will be important to its continued growth, its ability to monitor and control costs, to bill customers accurately and in a timely fashion and to achieve operating efficiencies. There can be no assurance that the Company will not encounter delays or cost-overruns or suffer adverse consequences in implementing these systems. Any such delay or other malfunction of the Company's management information systems could have a material adverse effect on the Company's business, financial condition and results of operations.

TAXES; AVAILABILITY OF NET OPERATING LOSS CARRY FORWARDS

     The tax rules and regimes prevailing in certain emerging market countries in which the Company operates or plans to operate are, in many cases, new and rapidly changing. Repatriation of profits may result in additional taxes. In addition, other forms of taxation, including VAT, excise taxes and import duties, change at an unpredictable pace and may have an adverse effect on the Company's operations.

     Availability of tax holidays and provisions of tax treaties with the United States are subject to changes which may affect GTS's utilization of certain tax benefits in the countries in which it operates as well as in the United States. Certain ventures in the CIS and Hungary are operating under tax holidays granted by local governments. Tax holidays are for periods ranging from up to five to several years after achieving profitability under local tax regulations. In addition to these holidays, certain of the Company's foreign ventures have foreign tax loss carryforwards in excess of $25.0 million.

     As of December 31, 1996, the Company had net operating loss carryforwards for U.S. federal income tax purposes of approximately $60.9 million expiring in fiscal years 2003 through 2011. Because of the "change in ownership" provisions of the Tax Reform Act of 1986, the utilization of the Company's net operating loss carryforwards will be subject to an annual limitation as a result of the consummation of the Offerings.

     The Company's financial statements do not reflect any provision for benefits that might be associated with the U.S. and non-U.S. loss carryforwards. There can be no assurance that such loss carryforwards will be allowed, in part or full, by local tax authorities against future income.

TECHNOLOGY

     The telecommunications industry is subject to rapid and significant changes in technology and such technological advances may reduce the relative effectiveness of existing technology and equipment. The Company obtains telecommunications equipment from a number of vendors, upon whom it is dependent for the adaptation of such equipment to meet varying local telecommunications standards. The cost of implementation of emerging and future technologies could be significant. There can be no assurance that the Company will maintain competitive services or that the Company will obtain appropriate new technology on a timely basis or on satisfactory terms. Any failure by the Company to maintain competitive services or obtain new technologies could have a material adverse effect on the Company's business, financial condition and results of operations.

     Development and operation of the HER network are also subject to certain technological risks. The network has been designed to utilize SDH technology. While SDH represents an advanced, new transmission technology, HER's ability to upgrade technology from this platform may be important in establishing and/or maintaining a cost advantage over competitive carriers. There can be no assurance that the HER network will achieve the technical specifications for which it was designed or that HER will be able to upgrade the network as technological improvements in telecommunications equipment are introduced. Failure to achieve current specifications for, or future upgrades of, the network may materially and adversely affect the viability of the HER network and could have a material adverse effect on the business and prospects of GTS.

DIFFICULTY IN OBTAINING RELIABLE MARKET INFORMATION

     The Company operates in markets in which it is difficult to obtain reliable market information. The Company's business planning has been based on certain assumptions concerning subscriber base, usage levels, pricing and operating expenses based on the Company's experience and the Company's own investigation of market conditions in the emerging market countries in which it operates. No assurances can be given as to the accuracy of such assumptions, and such assumptions may not be indicative of the actual performance of the Company's operations.

ENFORCEABILITY OF JUDGMENTS

     Substantially all of the assets of the Company (including all of the assets of the Company's operating ventures) are located outside the United States. As a result, it will be necessary for investors to comply with foreign laws in order to enforce judgments obtained in a United States court (including those with respect to federal securities law claims) against the assets of the operating ventures, including foreclosure upon such assets, and there can be no assurance that any U.S. judgments would be enforced under any such foreign laws.

NO PRIOR PUBLIC MARKET

     The Company does not intend to apply for a listing of the Notes on any national securities exchange or for quotation of the Notes through the Nasdaq National Market in the United States. The Company has been advised by the Underwriters that, following completion of the initial offering of the Notes, the Underwriters intend to make a market in the Notes, although they are under no obligation to do so and may discontinue any market-making activities at any time without notice. No assurances can be given as to the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public market does not develop, the market price and liquidity of the Notes may be adversely affected.

                                USE OF PROCEEDS

     The aggregate net proceeds of the Notes Offering are estimated to be approximately $96.0 million after deducting estimated expenses of the Notes Offering payable by the Company. Concurrently with the sale of the Notes, the Company intends to complete the Stock Offerings, the net proceeds of which is expected to be approximately $186.8 million after deducting estimated expenses of the Stock Offerings payable by the Company.

     The Company primarily intends to use the net proceeds from the Offerings to provide working capital for existing telecommunications ventures, particularly in Russia and the CIS, to expand the Company's operations, and for general corporate purposes. The Company also intends to use a portion of the net proceeds to repay loans of $70 million (plus accrued interest) from shareholders which bear interest at 10% per annum and mature on January 19, 2001 and February 2, 2001. Also, as part of its business strategy, the Company regularly evaluates potential acquisitions and joint ventures, including the acquisition of minority interests in existing joint ventures. The Company has no definitive agreement with respect to any material acquisition or joint venture, although from time to time it has discussions with other companies and assesses opportunities on an on-going basis. A portion of the net proceeds from the Offerings may be used to fund such acquisitions. Approximately $20.0 million of the net proceeds of the Notes Offering will be placed in the Escrow Account. Pending any use of its net proceeds from the Offerings in the manner described above, the Company intends to invest the proceeds in short-term investment grade obligations, bank deposits or similar instruments.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company as of September 30, 1997 and as adjusted to give effect to the Offerings and the application of the net proceeds thereof.

                                                        ACTUAL(3)         AS ADJUSTED(4)
                                                        ----------        ---------------
                                                        (IN THOUSANDS, EXCEPT SHARE DATA)

Cash and cash equivalents(1)........................     $ 366,841           $ 547,285
                                                         =========           =========
Related party debt maturing within one year.........        11,760                  --
Debt maturing within one year.......................        14,815              14,815
                                                         ---------           ---------
          Current debt..............................        26,575              14,815
Long-term obligations (net of current portion)
  Related party debt, less current portion..........        64,715               7,656
  HER Senior Notes due 2007.........................       265,000             265,000
  Convertible bonds.................................       141,256             141,256
  Capital Leases....................................         1,452               1,452
  Senior Notes due 2005.............................            --             100,000
  Other long-term debt, less current portion........         3,484               3,484
                                                         ---------           ---------
          Long term debt............................       475,907             518,848
                                                         ---------           ---------
          Total debt................................       502,482             533,663
                                                         ---------           ---------
Minority interest...................................        20,275              20,275
Common stock subject to repurchase..................        12,489              14,346
Shareholders' equity(2):
  Common stock, $0.10 par value (135,000,000 shares
     authorized; 37,606,814 shares issued and
     outstanding, actual; 48,706,814 shares issued
     and outstanding, as adjusted)..................         3,761               4,871
Additional paid-in capital..........................       274,433             458,264
Accumulated deficit.................................      (213,770)           (229,064)
Other...............................................        (7,021)              7,021
                                                         ---------           ---------
          Total shareholders' equity................        57,403             227,050
                                                         ---------           ---------
Total capitalization................................     $ 592,649           $ 795,334
                                                         =========           =========

---------------

(1) Excludes restricted cash of approximately $59.8 million as of September 30, 1997. The September 30, 1997 data, as adjusted, also excludes an additional $20.0 million to be placed in the Escrow Account.

(2) Excludes (i) 7,777,776 shares of Common Stock reserved for issuance upon exercise of outstanding warrants at an exercise price of $9.33 per share,
    (ii) 6,328,782 shares of Common Stock reserved for issuance upon exercise of outstanding stock options at a weighted average exercise price of $9.33 per share, (iii) 713,311 shares of Common Stock reserved for issuance upon exercise of a put right associated with a 1996 financing agreement, as amended, (iv) 8,044,444 shares issuable upon conversion of the Convertible Bonds (assuming a public offering price in the Offerings of $18.00 per share) and (v) 617,040 shares of Common Stock reserved for issuance pursuant to the TCM business partnership agreement as deferred consideration to TCM's partners. See "Certain Related Party Transactions."

(3) As a result of the Company's increase in ownership interest and amendment to the HER shareholders agreement that was completed as July 16, 1997, the Company accounts for its ownership interest in HER under the consolidation method of accounting. Prior to this date, the Company accounted for HER using the equity method of accounting.

(4) Anticipates $199.8 million gross proceeds from the Stock Offerings (11,100,000 shares at $18.00 per share), with estimated offering expenses of 6.5% or $13.0 million. Amount also includes $100.0 million gross proceeds from the Notes Offering with estimated offering expenses of 4.1% or $4.1 million as well as the repayment of $70.0 million, plus accrued interest of $12.3 million and the write-off of unamortized debt discount and issuance costs of $15.3 million, of loans from shareholders which bear interest at 10% per annum and mature on January 19, 2001 and February 2, 2001. Further, amount also recognizes the accretion of the outstanding common stock that is subject to repurchase (797,100 shares at September 30, 1997) for the fair value of the Company's Common Stock at September 30, 1997, $15.67 per share, to the $18.00 per share offering price in the Stock Offerings.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following selected historical consolidated financial data as of and for the years ended December 31, 1992, 1993, 1994, 1995 and 1996 and as of and for the nine months ended September 30, 1997 are derived from the Company's audited Consolidated Financial Statements. The following unaudited selected historical consolidated financial data as of and for the nine months ended September 30, 1996 are derived from the Company's unaudited Consolidated Financial Statements. The selected financial data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited Consolidated Financial Statements and related notes thereto appearing elsewhere in this Prospectus.

     Under generally accepted accounting principles, most of the Company's ventures are accounted for by the equity method of accounting. Under this method, the operating results of the ventures are included in the Company's Consolidated Statement of Operations as a single line item, "Equity in (losses) earnings of ventures." The Company recognizes 100% of the losses in ventures where the Company bears all of the financial risk (which includes all of the Company's significant ventures except for Sovintel and, historically, HER). Also, the assets, liabilities and equity of the ventures are included in the Company's Consolidated Balance Sheets as a single line item "Investments in and advances to ventures." See Note 2 to the Company's audited Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview." Financial information about the Company's equity ventures is included below under "Supplemental
Information -- Selected Historical Financial Data -- Equity Investments."

                                                                                           NINE MONTHS ENDED
                                                    YEARS ENDED DECEMBER 31,                 SEPTEMBER 30,
                                          ---------------------------------------------   -------------------
                                           1992     1993     1994      1995      1996       1996     1997(1)
                                          ------   ------   -------   -------   -------   --------   --------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenues, net.........................  $1,690   $  328   $ 2,468   $ 8,412   $24,117   $ 14,639   $ 30,216
  Gross margin..........................   1,690      328        23        16     5,176      1,758      1,864
  Operating expenses....................   1,992    3,340    12,863    41,014    52,928     35,725     52,059
  Equity in (losses) earnings of
     ventures...........................    (134)     472      (135)   (7,871)  (10,150)    (6,999)   (18,234)
  Other (expense) income................      (2)     100       990    11,034    (8,729)    (6,535)   (16,902)
  Net loss..............................    (437)  (2,440)  (11,985)  (40,400)  (67,991)   (48,473)   (87,872)
  Loss per share........................   (0.06)   (0.26)    (0.70)    (1.64)    (2.26)     (1.71)     (2.39)
  Deficiencies of earnings available to
     cover fixed charges(2).............    (437)  (2,440)  (11,985)  (37,835)  (66,631)   (47,496)   (86,034)
BALANCE SHEET DATA (AT END OF PERIOD):
  Cash and cash equivalents.............  $1,597   $3,641   $29,635   $ 9,044   $57,874   $ 86,504   $366,841
  Property and equipment,
     net................................      41      829     8,393    29,523    35,463     34,599     60,728
  Investments in and advances to
     ventures...........................     270      794    13,841    56,153   104,459     83,341     84,068
  Total assets..........................   2,051    5,968    61,957   115,621   237,378    233,879    647,788
  Total debt............................      --      725     2,152    27,454    85,547     76,518    502,482
  Minority interest and stock subject to
     repurchase.........................      --       --         8     5,273     6,248      6,271     32,764
  Shareholders' equity..................   1,659    4,685    54,684    55,322   113,668    120,979     57,403

---------------

(1) As a result of the Company's increase in ownership interest and amendment to the HER Shareholders Agreement that was completed on July 16, 1997, the Company accounts for its ownership interest in HER under the consolidation method of accounting. Prior to this date, the Company accounted for HER under the equity method of accounting.

(2) Because of the Company's historic losses, the Company has experienced a deficiency of earnings available to cover fixed charges throughout its existence. The deficiency of earnings available to cover fixed charges has been computed by adding loss from continuing operations before income taxes minus undistributed earnings of associated companies and fixed charges. Fixed charges consist of interest on all indebtedness and amortization of discount on all indebtedness.

         SUPPLEMENTAL INFORMATION -- SELECTED HISTORICAL FINANCIAL DATA

[THE COMPANY IS CURRENTLY EVALUATING THE DISCLOSURE THAT IT INTENDS TO PRESENT.]

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following is a discussion of the financial condition and results of operations of the Company as of September 30, 1997 and 1996, December 31, 1996 and 1995 and for the nine months ended September 30, 1997 and 1996 and for the years ended December 31, 1996, 1995 and 1994. The following discussion should be read in conjunction with the Company's Consolidated Financial Statements and the notes related thereto. Certain statements contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" including, without limitation, those concerning (i) projected traffic volume, (ii) future revenues and costs, (iii) changes in the Company's competitive environment and
(iv) the performance of future equity-method investments, contain forward-looking statements concerning the Company's operations, economic performance and financial condition. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

OVERVIEW

     Business. GTS is a provider of a broad range of telecommunications services to businesses, other telecommunications service providers and consumers in Russia and the CIS and Central Europe. Through HER, GTS is developing, and operating the initial segments of, a pan-European high capacity fiber optic network which is designed to interconnect a majority of the largest Western and Central European cities and to transport international voice, data and multimedia/image traffic for other carriers throughout Western and Central Europe. GTS's strategy to develop its businesses generally has been to establish joint ventures with a strong local partner or partners while maintaining a significant degree of operational control. The Company's business activities consist of the ownership and operation of (i) international long distance businesses, which operate through international gateways that provide international switching services and transmission capacity, (ii) local access networks, which provide local telephone service, (iii) cellular networks, which provide wireless telecommunications services, (iv) a domestic long distance business, (v) data networks and (vi) carriers' carrier networks, which provide high volume transmission capacity to other carriers.

     The Company began to acquire interests in numerous telecommunications ventures beginning in 1994 and continued to acquire such interests throughout 1995 and 1996. Ventures with significant financial results in 1994 included Sovintel (an international long distance and domestic and local access telecommunications service provider) and GTS-Hungary (a VSAT network telecommunications service provider); ventures that incurred start-up costs associated with building out their business infrastructure in 1994 included Sovam (a data and internet telecommunications service provider) and EuroHivo (a paging telecommunications service provider). In 1995, TeleRoss (a domestic long distance telecommunications service provider) and GTS Cellular (a basic cellular telecommunications service provider) began operations and expanded into numerous regions within the CIS by the end of 1996. Telecommunications of Moscow ("TCM") (a local access telecommunications service provider) began operations in 1996. HER (a carriers' carrier telecommunications service provider) began its network build-out in 1995, began limited operations at the end of 1996 and expects to continue to develop its network during 1998 and beyond. The fact that these ventures are in various stages of development affects the discussion of comparative results below.

     GTS has invested significantly in its ventures through capital contributions and loans. In addition, the Company has made a significant commitment to its businesses and ventures through the provision of management assistance and training. GTS has also incurred significant expenses in identifying, negotiating and pursuing new telecommunications opportunities. GTS and certain of its ventures are experiencing continuing losses and negative operating cash flow primarily because the businesses are in the developmental and start-up phases of operations. Management recognizes that the Company must generate additional capital resources in order to continue its operations and meet its new development initiatives. The ultimate recoverability of the Company's investments in and advances to ventures is dependent on many factors including, but not limited to, the ability of the Company to obtain sufficient financing to continue to meet its capital and operational commitments, the economies of the countries in which it does business and the ability of the Company to maintain the necessary telecommunications licenses.

     The Company's businesses are developing rapidly. Some of the businesses operate in countries with emerging economies which have uncertain economic, political and regulatory environments. The general risks of operating businesses in the CIS and other developing countries include the possibility for rapid change in government policies including telecommunications regulations, economic conditions, the tax regime and foreign currency regulations.

ACCOUNTING METHODOLOGY

     Accounting for Business Ventures. Wholly-owned subsidiaries and majority-owned ventures where the Company has unilateral operating and financial control are consolidated. Those ventures where the Company exercises significant influence, but does not exercise unilateral operating and financial control, are accounted for by the equity method. The Company has certain majority-owned ventures that are accounted for by the equity method as a result of super-majority voting conditions or other governmentally imposed uncertainties so severe that they prevent the Company from obtaining unilateral control of the venture.

     Profit and Loss Accounting. The Company recognizes profits and losses in accordance with its underlying ownership percentage or allocation percentage as specified in the agreements with its partners; however, the Company recognizes 100% of the losses in ventures where the Company bears all of the financial risk (which includes all of the Company's significant ventures except for Sovintel and, historically, HER). Accordingly, the portion of the losses that would normally be assigned to the minority interest partner ("Excess Losses") is recognized by the Company. When such ventures become profitable, the Company recognizes 100% of the profits until such time as the Excess Losses previously recognized by the Company have been recovered. As of September 30, 1997, $5.3 million and $9.7 million represents the net unrecovered Excess Losses for the Company's consolidated and equity method investments, respectively, that is expected to favorably benefit future period results from operations upon the Company's existing business ventures becoming profitable. This accounting policy was adopted prior to 1995; however, 1995 was the first year that the excess loss amount was deemed material for recognition within the Company's accounting records. For the period from January 1, 1997, through August 31, 1997, the Company recognized 100% of HER's losses due to GTS being the financing partner during this period. As a result of HER's completion of a private placement of $265.0 million of senior notes (of which $56.5 million was placed in escrow for the first two years' interest payments) in August 1997, management no longer considers itself as the financing partner.

     Inter-Affiliate Transactions. Several of the Company's ventures have entered into business arrangements through which they provide integrated solutions for their customers by leveraging each others' telecommunications infrastructure. These arrangements have historically been focused primarily within a region; however, as GTS has increased its geographic coverage and telecommunication capabilities, these arrangements have expanded between regions. In accordance with generally accepted accounting principles, all significant intercompany accounts and transactions are eliminated upon consolidation.

     Turnover Taxes. The Company's ventures within the CIS region incur a 4% turnover tax that is based on the revenues earned. The Company includes these taxes as a component of its operating expenses, since these taxes are incidental to the revenue cycle.

     The following table summarizes the accounting methodology for the principal business ventures through which the Company conducts its business.

                                                  EFFECTIVE
                                COUNTRY/REGION       GTS          ACCOUNTING
        COMPANY NAME            OF OPERATIONS     OWNERSHIP       METHODOLOGY
        ------------            --------------    ---------       -----------
RUSSIA/CIS
  Sovintel                          Russia           50%            Equity
  TCM                               Russia           50%            Equity
  TeleRoss Operating Company        Russia         100%(1)       Consolidated
  TeleRoss Ventures                 Russia          50%(2)          Equity
  Sovam                             Russia          67%(3)          Equity
  GTS Cellular                       CIS          25%-70%(4)        Equity
WESTERN EUROPE
  HER                           Western Europe       79%        Consolidated(5)
  GTS-Monaco Access                 Monaco           50%            Equity
CENTRAL EUROPE
  GTS-Hungary                      Hungary           99%         Consolidated
  EuroHivo                         Hungary           70%            Equity
  CzechNet                      Czech Republic       100%        Consolidated
  CzechCom                      Czech Republic       100%        Consolidated
ASIA
  V-Tech                            China            75%            Equity
  Beijing Tianmu                    China            47%            Equity
  CDI                               India            100%        Consolidated

---------------

(1) The TeleRoss Operating Company is comprised of two wholly-owned holding companies and a 99% owned subsidiary that operates a domestic long distance network and holds the applicable operating license for TeleRoss and performs the customer invoicing and collection functions for telecommunications services. TeleRoss Operating Company is accounted for under the consolidation method of accounting because GTS has unilateral control over the operations and management decisions. TeleRoss Operating Company's operations are further discussed in "-- Results of Operations -- Consolidated Ventures." A significant portion of TeleRoss Operating Company's costs of revenue consists of settlement fees paid to the TeleRoss Ventures, with such fees being recorded as revenue by the TeleRoss Ventures. In 1996 and for the nine months ended September 30, 1997, all of the TeleRoss Ventures' revenue was derived from such fees. Any decline in the business or operations of the TeleRoss Ventures would have a material adverse effect on the results of TeleRoss Operating Company.

(2) TeleRoss Ventures is comprised of thirteen joint ventures that are 50% beneficially owned by GTS, which originate traffic and provide local termination of calls through agency arrangements with TeleRoss Operating Company. GTS does not exercise unilateral control over the TeleRoss Ventures and therefore, they are appropriately accounted for under the equity method of accounting. TeleRoss Ventures' operations are further discussed in "-- Results of Operations -- Non-Consolidated Ventures."

(3) GTS has reached an agreement in principle to purchase its minority partner's 33% interest in Sovam and expects to consummate the transaction in January 1998, thereby making Sovam a wholly owned subsidiary of GTS.

(4) GTS conducts its cellular operations through (i) Vostok Mobile, a wholly owned GTS venture which owns between 50% and 70% of a series of 11 cellular joint ventures in various regions in Russia, (ii) PrimTelefone, a 50% owned venture in Vladivostok, Russia and (iii) Bancomsvyaz, an approximately 25% beneficially-owned venture in Kiev, Ukraine.

(5) As of July 16, 1997, HER is accounted for by the consolidation as opposed to the equity method of accounting.

RESULTS OF OPERATIONS -- CONSOLIDATED VENTURES

     Management's discussion included within "-- Results of Operations -- Consolidated Ventures" reflects the following significant operating ventures: TeleRoss Operating Company, GTS-Hungary, CzechNet and CzechCom (collectively the "Czech Companies") and HER (for fiscal 1997). See "Results of Operations -- Non-Consolidated Ventures (Equity Investees)" for a discussion of the operating results of Sovintel, TCM, Sovam, TeleRoss Ventures, GTS Cellular, HER (prior to fiscal 1997), GTS-Monaco Access, EuroHivo and the Asia business ventures.

  Nine Months Ended September 30, 1997 compared to Nine Months Ended September 30, 1996

     Revenue. The Company's consolidated revenue for the nine months ended September 30, 1997 increased by $15.6 million to $30.2 million, an increase of over 100% from the comparable period in 1996. TeleRoss Operating Company's growth accounted for approximately 54.3% of the Company's total growth over the nine months ended September 30, 1997.

     The CIS region's consolidated revenue was $19.0 million for the nine months ended September 30, 1997, of which TeleRoss' revenue comprised 86.3%. TeleRoss Operating Company's revenue increased by $10.3 million to $16.4 million for the nine months ended September 30, 1997, from the comparable period in 1996. Service revenue represented approximately 69.5% of the total TeleRoss Operating Company revenue for the nine months period ended September 30, 1997. The remaining revenue generated by TeleRoss Operating Company was primarily related to equipment sales and installation revenue of $2.9 million and $1.8 million for the nine months ended September 30, 1997 and 1996, respectively.

     Within the Central Europe region, GTS-Hungary and the Czech Companies accounted for 100% of the $9.5 million in revenue earned for the nine months ended September 30, 1997. GTS-Hungary's revenue increased by $1.4 million to $5.9 million for the nine months ended September 30, 1997, from the comparable period in 1996, largely due to a 25.0% increase in the number of VSATs installed since September 1996. Revenue of the Czech Companies, which provide a range of international telephone, private data and internet access services, increased by $2.4 million to $3.6 million, for the nine months ended September 30, 1997, from the comparable period in 1996, primarily due to increased voice and internet traffic and lease line services.

     All of Western Europe's consolidated revenue of $2.3 million for the nine months ended September 30, 1997 was derived from HER's initial Amsterdam to Brussels route.

     Gross Margin. GTS's consolidated gross margin was $1.9 million and $1.8 million, or 6.3% and 12.0% of total revenue, for the nine months ended September 30, 1997 and 1996, respectively. The decrease in consolidated gross margin as a percentage of revenue was attributable to the consolidation of HER in fiscal 1997.

     TeleRoss Operating Company had a gross margin of $1.0 million and $(1.0) million for the nine months ended September 30, 1997 and 1996, respectively. GTS-Hungary had gross margins of $2.7 million and $1.9 million for the nine months ended September 30, 1997 and 1996, respectively (representing 45.8% and 42.2% of GTS-Hungary's revenue during these periods). The remaining consolidated gross margin of $(1.8) million and $0.9 million for the nine months ended September 30, 1997 and 1996, respectively, was primarily attributable to HER, which generated a negative gross margin of $(3.2) million for the nine months ended September 30, 1997, and to the Czech Companies, which generated gross margin of $0.9 million and $0.2 million for the nine months ended September 30, 1997 and 1996, respectively.

     Operating Expenses. Consolidated operating costs were $52.1 million and $35.7 million for the nine months ended September 30, 1997 and 1996, respectively. The increase in operating costs reflected the growth in expenditures associated with building business infrastructure, the inclusion of HER's operating expenses and increasing corporate staff.

     Equity in (Losses)/Earnings of Ventures. GTS recognized losses from its investments in non-consolidated ventures of $18.2 million and $7.0 million for the nine months ended September 30, 1997 and 1996, respectively. Included in these losses were $10.4 million and $5.1 million for the nine months ended

September 30, 1997 and 1996, respectively, that related to GTS's ownership share of the losses incurred. The increase in the Company's losses from its ventures was primarily the result of write-downs of investments and assets of approximately $17.4 million and $2.4 million in the Asia and Central Europe regions, respectively, for the nine months ended September 30, 1997. The Company would have recognized earnings from its investments in non-consolidated ventures of $1.6 million for the nine months ended September 30, 1997, had the Company not recognized the write-downs of investments and assets of approximately $17.4 million and $2.4 million, respectively. The Asia region write-downs were the result of management's periodic reassessment of the recoverability of its long-lived assets, and accordingly, specific assets are now reflected at their fair value as determined by their expected recovery as of September 30, 1997. Their fair value was based on the estimated future cash flows to be generated by the assets, discounted at a market rate of interest. The write-down of Central Europe's investment in EuroHivo was a result of the Company's decision in the third quarter to recognize the contingent liabilities associated with the expected liquidation and discontinuation of EuroHivo's operations as of September 30, 1997. In addition, the Company's results were negatively affected by the recognition of Excess Losses of $5.5 million and $1.9 million for the nine months ended September 30, 1997 and 1996, respectively. As of September 30, 1997, $9.7 million represents the net unrecovered Excess Losses for the Company's equity method investments, respectively, that is expected to favorably benefit future period results from operations upon the Company's existing equity method business ventures becoming profitable. CIS' ventures, primarily Sovintel and TCM (with combined earnings to the Company of $11.6 million and $8.3 million for the nine months ended September 30, 1997 and 1996, respectively), generated earnings for the Company of approximately $8.2 million and $5.0 million for the nine months ended September 30, 1997 and 1996, respectively, which partially offset losses generated by other ventures. See "-- Results of Operations -- Non-Consolidated Ventures (Equity Investees)."

     Interest, Net. GTS incurred interest expenses of $21.1 million and $7.3 million for the nine months ended September 30, 1997, and 1996, respectively. Interest expense is comprised of interest accrued from debt maturing within one year, long-term debt obligations, amortization of debt discount on the long-term debt obligations and various other debt instruments. The increase in interest expense was primarily related to the issuance of $144.8 million in Convertible Bonds in July 1997 and $265.0 million in senior notes raised in August 1997 by HER. See "-- Liquidity and Capital Resources."

     GTS earned interest income of $5.3 million and $1.5 million for the nine months ended September 30, 1997 and 1996, respectively, primarily as a result of investing the proceeds from equity and debt offerings in various highly liquid investments.

     Provision for Income Taxes. The company's consolidated tax provision was $1.8 million and $1.0 million for the nine months ended September 30, 1997 and 1996, respectively. The Company's income tax rates are significantly affected by foreign taxes and the utilization of net operating losses. In addition, the Company operates worldwide in numerous tax jurisdictions. As a result, losses incurred in one jurisdiction may not be available to offset income in another.

  Year Ended December 31, 1996 compared to Year Ended December 31, 1995 and compared to Year Ended December 31, 1994

     Revenue. The Company's consolidated revenue was $24.1 million, $8.4 million and $2.5 million for the years ended December 31, 1996, 1995 and 1994, respectively. The growth in revenue was attributable to the commencement in 1995 of commercial operations by TeleRoss Operating Company, as well as the continued expansion of services and customer base in Central Europe.

     TeleRoss Operating Company generated revenue of $9.2 million and $3.8 million, representing 38.3% and 44.9% of the Company's consolidated revenue for the years ended December 31, 1996 and 1995, respectively. Service revenue represented 64.1% and 21.1% of TeleRoss Operating Company's revenue for the years ended December 31, 1996 and 1995, respectively, with the balance of its revenue in such periods principally represented by equipment sales. The growth in revenue was a result of increased traffic volume generated by the TeleRoss Ventures as they expanded to seven new cities during the year ended December 31, 1996, added customers in existing cities and installed several VSATs at customer locations outside of cities in which they have a presence.

     GTS-Hungary and the Czech Companies accounted for $6.9 million and $2.3 million of the Company's consolidated revenue in 1996, respectively, compared to $4.2 million and $0.3 million in 1995, respectively, and $1.3 million and none in 1994, respectively. The growth in revenue of GTS-Hungary from 1994 to 1996 was due to the expansion of its customer base and the introduction of microwave technology services. The Hungary state lottery accounted for 55.3%, 65.0% and 67.2% of GTS-Hungary's revenue in 1996, 1995 and 1994, respectively. The growth in revenue of the Czech Companies was generated through increases in voice traffic carried from sixteen buildings at December 31, 1996 as compared to eight buildings at December 31, 1995.

     Gross Margin. GTS's consolidated gross margin was $5.2 million, or 21.6% of revenue, for the year ended December 31, 1996 and $0.02 million, or 0.0% of revenue, for the years ended December 31, 1995 and 1994.

     TeleRoss Operating Company incurred a negative gross margin of $1.0 million for both the years ended December 31, 1996 and 1995 which was the result of the high fixed cost component of its network hub in Moscow. GTS-Hungary had a gross margin of $3.0 million, $1.7 million and $(0.3) million, representing 43.4%, 40.5% and (23.1)% of GTS-Hungary's revenue for the years ended December 31, 1996, 1995 and 1994, respectively. The favorable gross margin trend reflected the increased utilization of GTS-Hungary's 1,000 VSAT capacity hub located in Budapest. The remaining gross margin of $3.2 million for the year ended December 31, 1996 was attributable to the higher margin sales of equipment and consulting services.

     Operating Expenses. Consolidated operating costs were $52.9 million, $41.0 million and $12.9 million for the years ended December 31, 1996, 1995 and 1994, respectively. The increase in operating costs reflected the growth in expenditures associated with building business infrastructure for primarily the TeleRoss Operating Company and GTS-Hungary and increasing corporate staff.

     Equity in (Losses)/Earnings of Ventures. GTS recognized losses from its investments in non-consolidated ventures of $10.2 million, $7.9 million and $0.1 million for the years ended December 31, 1996, 1995 and 1994, respectively. Included in these losses were $5.7 million, $5.2 million and $0.1 million for the years ended December 31, 1996, 1995 and 1994, respectively, that related to GTS's ownership share of the losses. In addition, the Company's results were negatively affected due to the recognition of Excess Losses of $4.5 million and $2.7 million for the years ended December 31, 1996 and 1995, respectively. See "--Overview." The Company would have recognized additional losses of $8.2 million and $3.3 million for the years ended December 31, 1996 and 1995, respectively, had the Company been considered the financing partner of HER during those time periods. The Company's losses from its ventures were primarily the result of most of its ventures being in the early stages of operations. Sovintel and TCM, however, generated combined earnings of $11.8 million and $3.8 million for the years ended December 31, 1996 and 1995, respectively, which partially offset losses generated by other ventures.

     Other Non-Operating Income. Favorably affecting the 1995 results was the non-recurring $10.3 million gain the Company recognized as a result of its cash settlement of certain claims with a third party in 1995.

     Interest, Net. GTS incurred interest expense of $11.1 million, $0.7 million and $0.1 million for the years ended December 31, 1996, 1995 and 1994, respectively. The increase in interest expense was due to the $60.0 million increase in debt during 1996. See "--Liquidity and Capital Resources."

     GTS earned interest income of $3.6 million, $2.2 million and $1.2 million for the years ended December 31, 1996, 1995 and 1994, respectively, primarily as a result of investing the proceeds from private placements of common stock in various highly liquid investments.

     Provision for Income Taxes. The Company's consolidated tax provision was $1.4 million and $2.6 million for the years ended December 31, 1996 and 1995, respectively. These rates were significantly affected by foreign taxes and the utilization of net operating losses. In addition, the Company operates world-wide in numerous tax jurisdictions. As a result, losses incurred in one jurisdiction may not be available to offset income in another. The Company had no income tax expense for the year ended December 31, 1994.

RESULTS OF OPERATIONS -- NON-CONSOLIDATED VENTURES (EQUITY INVESTEES)

  Nine Months Ended September 30, 1997 compared to Nine Months Ended September 30, 1996

     RUSSIA -- CIS

     Sovintel. Sovintel's revenue increased by 58.9% to $82.0 million for the nine months ended September 30, 1997, from $51.6 million for the comparable period in 1996. The increase in revenue was primarily the result of telecommunications services revenue, which increased to $61.5 million for the nine months ended September 30, 1997, from $34.9 million for the nine months ended September 30, 1996, due to the Moscow customer base growth and traffic from other GTS ventures that generated increased volume of outgoing international and domestic minutes carried by Sovintel. Incoming international revenue grew significantly by $6.3 million to $9.9 million for the nine months ended September 30, 1997, from the comparable period in 1996. Included in Sovintel's 1997 traffic revenue was $8.7 million for the nine months ended September 30, 1997, that was related to customers using phone numbers provided by TCM. This revenue was derived primarily from international/long distance traffic and local traffic. Sovintel and TCM have an arrangement whereby Sovintel reimburses TCM 50% of installation charges, monthly fees and local traffic revenues and approximately 33% of the international/long distance billings from TCM-supplied phone numbers.

     Sovintel's non-traffic related revenue increased to $20.5 million for the nine months ended September 30, 1997, from $16.7 million for the comparable period in 1996. In March 1997, Sovintel's historically largest customer for port sales revenue, MTS, received its own numbering plan. Accordingly, management expects revenue from port sales to continue to decline.

     Sovintel's gross margin percentage decreased to 37.8% for the nine months ended September 30, 1997, as compared to 40.7% for the comparable period in 1996, in part due to a general price decrease implemented in April 1997.

     Operating expenses were $12.4 million and $7.3 million, or 15.1% and 14.1% of total revenue, for the nine months ended September 30, 1997 and 1996, respectively. The increase in operating expenses for the nine months ended September 30, 1997 was related to an increase in turnover taxes associated with revenues, and also increased personnel, advertising and sales force costs required to support Sovintel's growth.

     Income tax expense was $4.7 million and $3.9 million for the nine months ended September 30, 1997 and 1996, respectively.

     TCM. TCM's revenue grew 64.9% to $20.7 million for the nine months ended September 30, 1997, from the comparable period in 1996. TCM's gross margin was $16.0 million and $10.3 million, or 77.3% and 81.7% of total revenue, for the nine months ended September 30, 1997 and 1996, respectively. The decrease in gross margin as a percentage of revenue was attributable to higher infrastructure and settlement costs. Operating expenses were $2.0 million and $1.2 million, or 9.7% and 9.5% of total revenue, for the nine months ended September 30, 1997 and 1996, respectively.

     Sovam. Sovam's revenue increased by 61.3% to $12.9 million for the nine months ended September 30, 1997, from the comparable period in 1996. Sovam's revenue was derived primarily from data services, network capabilities and application revenues. The increase in revenue is primarily attributable to the expansion of Sovam's network throughout Russia and the CIS and the improvement in the quality of Internet services due to increased international bandwidth.

     Sovam's gross margin was $5.0 million, or 39.5% of total revenue, for the nine months ended September 30, 1997, up from $2.1 million, or 26.3%, for the nine months ended September 30, 1996. Operating expenses were $4.6 million and $4.2 million, or 35.7% and 52.5% of total revenue, for the nine months ended September 30, 1997 and 1996, respectively.

     TeleRoss Ventures. Revenue for the TeleRoss Ventures for the nine months ended September 30, 1997 and 1996 was $5.1 million and $1.3 million, respectively. The increase in revenues reflected growth in settlement fees charged to the TeleRoss Operating Company. The settlement fees are based on minutes of use by regional customers in the core switched voice services, as well as installation work and equipment sales.

     Gross margin was $3.7 million and $0.8 million, or 72.6% and 66.6% of total revenue, for the nine months ended September 30, 1997 and 1996, respectively. Operating expenses of $2.5 million and $1.5 million were incurred for the nine months ended September 30, 1997 and 1996, respectively.

     GTS Cellular. The Company operates three cellular networks through differing ownership structures; Vostok Mobile, Prim Telefone and Bancomsvyaz.

     Revenue for Vostok Mobile increased by 41.5% from $10.6 million to $15.0 million for the nine months ended September 30, 1997, from the comparable period in 1996, as a result of increased subscribership to approximately 11,000 at September 30, 1997. Vostok Mobile's gross margin was $7.6 million and $5.3 million, or 50.7% and 50.0% of total revenue, for the nine months ended September 30, 1997 and 1996, respectively. Operating expenses were $4.8 million and $5.4 million for the nine months ended September 30, 1997 and 1996, respectively. The higher operating costs in 1996 was attributed to development and start-up expenses related to new business ventures.

     Revenue for PrimTelefone increased by 43.3% to $8.2 million for the nine months ended September 30, 1997, from the comparable period in 1996, due to an increase in subscribership to approximately 4,600 as of September 30, 1997.

     PrimTelefone's gross margin was $4.7 million and $3.0 million, or 57.3% and 52.6% of total revenue, for the nine months ended September 30, 1997 and 1996, respectively. Operating expenses were $2.7 million and $1.5 million, or 32.9% and 26.3% of total revenue, for the nine months ended September 30, 1997 and 1996, respectively.

     Revenues for Bancomsvyaz was $4.0 million for the nine months ended September 30, 1997, with a gross margin of $1.5 million and operating expenses of $3.4 million for the nine months ended September 30, 1997, respectively.

     WESTERN EUROPE

     GTS-Monaco Access. In 1997, GTS-Monaco Access revenue increased significantly to $7.9 million for the nine months ended September 30, 1997, from $2.2 million for the same period in 1996. The increase was the result of a substantially larger traffic base and number of countries covered under the network. Gross margin for the nine months ended September 30, 1997 and 1996 was $0.4 million and $(0.3) million, respectively.

     CENTRAL EUROPE

     Eurohivo. Eurohivo's operating results were minimal for the nine months ended September 30, 1997 and 1996. In September 1997, the Company recorded a $2.4 million charge in the third quarter to recognize the contingent liabilities associated with the planned liquidation and discontinuance of Eurohivo's operations. See Footnote 2 in the Company's condensed consolidated financial statements for additional disclosures related to Eurohivo.

     ASIA

     Most of the Company's ventures within the Asia region were in the start-up phase and had not commenced operations in 1996. The non-consolidated ventures in the Asia region had no revenue for the nine months ended September 30, 1997, and had minimal revenue of $0.5 million for the nine months ended September 30, 1996. See Footnote 2 in the Company's condensed consolidated financial statements for additional disclosures related to the Company's Asia operations.

 Year Ended December 31, 1996 compared to Year Ended December 31, 1995 and compared to Year Ended December 31, 1994

     RUSSIA -- CIS

     Sovintel. Sovintel's revenue for the years ended December 31, 1996, 1995 and 1994 was $75.0 million, $44.3 million, and $20.7 million, respectively. Sovintel's revenue was derived from telecommunications services, including international, domestic and local traffic, and other non-traffic related revenue associated with port and equipment sales, leased line installation and maintenance. Telecommunications services traffic revenue was $50.8 million, $26.8 million and $19.5 million, representing 67.7%, 60.5% and 94.2% of Sovintel's total revenue, for the years ended December 31, 1996, 1995 and 1994, respectively.

     Revenue from outgoing international, domestic long distance and Moscow local traffic was $44.0 million, $24.6 million and $18.0 million for the years ended December 31, 1996, 1995 and 1994, respectively. This growth was due to Sovintel's increased customers in Moscow and traffic from other GTS ventures. Sovintel began providing Moscow local access services in 1995. Revenue from incoming international minutes was $6.8 million, $2.2 million and $1.5 million for the years ended December 31, 1996, 1995 and 1994, respectively. Included in Sovintel's 1996 traffic revenue was $5.0 million from customers using phone numbers provided by TCM.

     Sovintel's non-traffic related revenue of $24.2 million, $17.5 million and $1.2 million for the years ended December 31, 1996, 1995 and 1994, respectively, was primarily attributable to non-recurring port sales revenues of $12.4 million and $14.4 million for the years ended December 31, 1996 and 1995, respectively. Included in 1996 non-traffic related revenue was $3.7 million from one-time installation charges related to TCM-supplied phone numbers. There were no significant port sales in 1994.

     Sovintel's gross margin was $31.1 million, $18.0 million and $8.2 million, or 41.5%, 40.6% and 39.6% of revenue, for the years ended December 31, 1996, 1995 and 1994, respectively. The gross margin percentage remained relatively unchanged over the past three years as the decrease in average revenue per minute for international and intercity calls was partially offset by the decrease in average settlement cost per minute.

     Operating expenses were $10.3 million, $7.1 million and $4.6 million, or 13.7%, 16.0% and 22.2% of total revenue, for the years ended December 31, 1996, 1995 and 1994, respectively. Turnover taxes and personnel related costs comprised the majority of the increase in selling, general and administrative costs. The increase in personnel related costs reflected the growth in sales and general operations of Sovintel.

     Income tax expense was $5.2 million and $2.6 million for the years ended December 31, 1996 and 1995, respectively. The increase in income tax expense was attributable to Sovintel's profitable operations. According to Russian Federation tax holiday provisions, Sovintel was exempt from income taxes for a two-year period beginning with the first year of taxable income, which was in 1993.

     TCM. TCM's total revenue was $16.5 million for the year ended December 31, 1996 and had minimal activities in 1995. TCM had a gross margin of $13.2 million, or 80.0% of total revenue, and operating expenses of $1.9 million, or 11.5% of total revenue, for the year ended December 31, 1996.

     Sovam. Sovam's revenue was $11.7 million, $4.4 million and $3.3 million for the years ended December 31, 1996, 1995 and 1994, respectively. The increase in revenues is primarily attributable to the wider variety of service offerings, including the introduction of Russia On Line services.

     Gross margin was $3.4 million, $1.5 million and $1.8 million, or 29.1%, 34.1% and 54.6% of total revenue for the years ended December 31 in 1996, 1995 and 1994, respectively. The decline in gross margin as a percentage of revenue was reflective of the higher cost of sales component in Sovam's recently introduced products. Operating expenses were $5.7 million, $3.3 million and $2.1 million, or 48.7%, 75.0% and 63.6% of total revenue, for the years ended December 31, in 1996, 1995 and 1994, respectively.

     TeleRoss Ventures. Revenues for TeleRoss Ventures for the years ended December 31, 1996 and 1995 were $2.4 million and $0.1 million, respectively. Revenues resulted from settlement fees charged to TeleRoss Operating Company. The growth in total revenue was the result of steady growth in sales of core switched voice services in the five cities serviced in 1995 as well as the addition of seven new cities to the network in 1996.

     Gross margin for the years ended December 31, 1996 and 1995 was $1.6 million and $0.1 million, respectively. Operating expenses of $2.3 million and $0.2 million were incurred for the years ended December 31, 1996 and 1995, respectively.

     GTS Cellular. The Company operates three cellular networks through differing ownership structures: Vostok Mobile, PrimTelefone and Bancomsvyaz.

     Revenue for Vostok Mobile was $16.5 million and $2.0 million for the years ended December 31, 1996 and 1995, respectively. Vostok Mobile's gross margin was $9.3 million and $1.1 million, or 56.4% and 55.0% of total revenue, and operating expenses were $9.2 million and $4.7 million for the year ended December 31, 1996 and 1995, respectively.

     Revenue for PrimTelefone was $8.4 million and $2.2 million for the years ended December 31, 1996 and 1995, respectively. PrimTelefone's gross margin was $4.7 million and $0.6 million, or 56.0% and 27.3% of total revenue, and operating expenses were $3.7 million and $0.7 million for the years ended December 31, 1996 and 1995, respectively.

     Bancomsvyaz did not have significant operations until 1997.

     WESTERN EUROPE

     HER. HER represents substantially all of GTS's investment in the Western Europe region. A small operational revenue stream was earned in 1996.

     Operating expenses were $16.0 million, $6.7 million and $0.2 million for the years ended December 31, 1996, 1995 and 1994, respectively. The increase in selling, general and administrative expenses reflected HER's continued transition from the start-up phase to the operational phase.

     GTS-Monaco Access. Limited international traffic was carried from GTS subsidiaries through GTS-Monaco Access for termination worldwide during 1995 which resulted in minimal revenues earned. Total revenue was $3.9 million and gross margin was $(0.4) million for the year ended December 31, 1996.

     CENTRAL EUROPE

     EuroHivo. EuroHivo's revenue was $1.0 million and $0.5 million for the years ended December 31, 1996 and 1995, respectively. Although revenue improved significantly during 1996, EuroHivo continued to show negative gross margins of $(0.2) million and $(0.5) million for the years ended December 31, 1996 and 1995, respectively. Furthermore, operating expenses decreased to $1.9 million for the year ended December 31, 1996 from $2.4 million for the year ended December 31, 1995 despite a 64.0% increase in personnel during 1996. This was primarily attributable to management's decision to grow revenue through alternative measures resulting in significant reductions to advertising expenditures in 1996.

     ASIA

     Most of the Company's ventures within the Asia region were in the start-up phase and had not commenced operations in 1996. The non-consolidated ventures in the Asia region had revenue of $7.0 million and $0.0 million for the years ended December 31, 1996 and 1995, respectively. The revenue in 1996 consisted principally of equipment sales. The Company believes that future revenue will be derived primarily from providing telecommunications engineering and consulting services.

LIQUIDITY AND CAPITAL RESOURCES

     The telecommunications business is capital intensive. The Company generally is the primary source of funding for its ventures, both for working capital and capital expenditures. Under a typical arrangement, GTS's venture partner contributes the necessary licenses or permits under which the venture will conduct its business, office space and other equipment. GTS's contribution is generally cash and equipment, but may consist of other specific assets as required by the joint venture agreement.

     The Company has raised capital through the issuance of equity securities and through various debt agreements. The issuance of equity securities has raised $36.5 million, $107.7 million, $42.1 million and $62.1 million in 1997, 1996, 1995 and 1994, respectively, net of placement fees, for a total of $248.4 million. In addition, the Company and HER received $409.8 million, $60.0 million and $23.3 million in 1997, 1996 and

1995, respectively, for a total of $493.1 million under various debt agreements. Included within the debt proceeds identified above, the Company received $3.5 million, $60.0 million and $10.0 million in 1997, 1996 and 1995, respectively, from lenders who are affiliated with, and are considered related parties to, the Company as a result of their (or their affiliates) ownership of the Company's Common Stock.

     The Company had working capital of $353.4 million and $66.5 million as of September 30, 1997 and 1996, respectively. Approximately $190.0 million of the $353.4 million of working capital at September 30, 1997, is restricted, pursuant to the terms and conditions of the senior notes issued by HER in August 1997, for the buildout of the HER Network. The Company had an accumulated deficit of $213.8 million as of September 30, 1997, including a net loss of approximately $87.9 million and $48.5 million for the nine months ended September 30, 1997 and 1996, respectively. During 1997, the Company has incurred and expects to continue to incur substantial expenditures to fund the working capital requirements of its ventures, to provide capital equipment for certain of its ventures, and to engage in new development and acquisitions.

     GTS will require substantial capital investment to execute its business plans and to fund expected operating losses. Management expects that GTS and its ventures will incur over $515.0 million of capital expenditures during the next three fiscal years, of which approximately $235.0 million will be incurred in 1998. The Company has obtained funds in 1997 through a variety of financing arrangements, including (i) the issuance in September 1997 of $39.2 million of Common Stock in a private placement of equity with a value of $15.67 per common share, (ii) the issuance in August 1997 of $265.0 million in gross proceeds (of which $56.5 million was placed into escrow to fund the first two years' interest payments) of 11.5% Senior Notes by HER that may be redeemed upon the successful completion of a complying equity offering or meeting other certain criteria, and
(iii) the issuance in July and August 1997 of $144.8 million in gross proceeds of the Convertible Bonds by GTS, that are convertible into Common Stock upon the Company's completion of a complying equity offering.

     The Company believes that the net proceeds from the Offerings, together with existing cash and cash flow from operations, if any, will be sufficient to fund its expected capital needs until at least June 1999. The Company expects that it may require additional capital to execute its current business plan and to fund expected operating losses, as well as to consummate future acquisitions and exploit opportunities to expand and develop its businesses. There can be no assurances that the Company will be able to consummate additional financing on favorable terms. As a result, the Company may be subject to additional or more restrictive financial covenants, its interest obligations may increase significantly and its existing shareholders may be adversely diluted. Failure to generate sufficient funds in the future, whether from operations or by raising additional debt or equity capital, may require the Company to delay or abandon some or all of its anticipated expenditures, to sell assets, or both, either of which could have a material adverse effect on the operations of the Company.

  HER

     Construction of the HER fiber optic network is one of the Company's most significant business activities. The buildout of the network is expected to require approximately $290.0 million of capital expenditures during fiscal year 1998 and thereafter, with approximately $35.0 million required for initial five country network. As of September 30, 1997, approximately $27.6 million has been spent on network capital expenditures. In August 1997, HER completed the issuance of $265.0 million in gross proceeds of 11.5% Senior Notes due in August 2007. The Senior Notes are be general unsecured obligations of HER. HER currently estimates that its capital resources will be sufficient to fund operations and expected network development through December 1998, at which time it may be required to obtain additional funds. Sources of capital to fund network development after 1998 may include internally generated funds, bank debt and vendor financing. HER is currently in discussion with a number of financial institutions to obtain debt financing and to negotiate vendor financing with key suppliers of network equipment. Any failure to obtain necessary financing may require HER to delay or abandon its plans for the deploying the remainder of the network and would jeopardize the viability of HER, or may require the Company to make additional capital contributions to HER at the expense of the Company's other operations, either of which could have a material adverse effect on the operations of the Company. There can be no assurance that GTS or its partners in HER would have sufficient capital to make contributions to HER, or that they would be willing to do so.

     Pursuant to the Recapitalization, HER offered to GTS-Hermes, HIT Rail and the eleven individual members of the HIT Rail consortium the right to subscribe to additional common stock of the Company. GTS-Hermes and two of the members of HIT Rail exercised their rights, while HIT Rail and the nine remaining members of HIT Rail declined to participate.

     As a result of the finalization of the Recapitalization, total shareholder loans of ECU 39.4 million (approximately $48.5 million) from, collectively, GTS-Hermes, HIT Rail and two of the members of HIT Rail, were converted into equity. Additionally, GTS-Hermes contributed ECU 46.0 million (approximately $51.8 million) and one of the members of HIT Rail contributed a ten-year fiber optic cable lease which was valued at ECU 1.8 million (approximately $2.0 million). The ownership of HER subsequent to the recapitalization was as follows: GTS-Hermes, 79.08%; HIT Rail, 12.63%; and the two members of HIT Rail combined, 8.29%. See "Business -- Western Europe -- HER -- HER Recapitalization."

  Liquidity Analysis

     The Company had cash and cash equivalents of $366.8 million and $86.5 million as of September 30, 1997 and 1996, respectively. Approximately $190.0 million of the $366.8 million of cash and cash equivalents at September 30, 1997, is restricted for the build-out of the HER network. The Company had restricted cash of $59.8 million and $3.9 million as of September 30, 1997 and 1996, respectively. Restricted cash included amounts held in escrow to pay the first two years' interest payments on the Senior Notes of HER, amounts held for equipment purchases under various debt agreements, and cash maintained in foreign financial institutions that may not be readily convertible into dollars or easily repatriated.

     During the nine months ended September 30, 1997 and 1996, the Company used $38.9 million and $31.8 million, respectively, of cash for operating activities. Cash used for investing activities was $73.0 million and $48.0 million for the nine months ended September 30, 1997 and 1996, respectively. The use of cash in operations and for investing activities reflected primarily the development and buildout of existing telecommunications networks and the funding of fully operational ventures.

     Substantially all of the Company's operations are in foreign countries and therefore the Company's consolidated financial results are subject to fluctuations in currency exchange rates. The Company's consolidated operations transact their business in the following significant currencies: Russian Ruble, Hungarian Forint, Belgian Franc and the European Currency Unit. For those operating companies that transact their business in currencies that are not readily convertible, the Company attempts to minimize its exposure by indexing its invoices and collections to the applicable dollar/foreign currency exchange rate to the extent its costs (including interest expense, capital expenditures and equity) are incurred in U.S. dollars. Although the Company will continue to attempt to match revenues, costs, borrowing and repayments in terms of their respective currencies, the Company may experience economic loss and a negative impact on earnings with respect to holdings solely as a result of foreign currency exchange rate fluctuations, which include foreign currency devaluations against the U.S. dollar. Furthermore, certain of the Company's operations have notes payable and notes receivable which are denominated in a currency other than their own functional currency or loans linked to the U.S. dollar. The Company may also experience economic loss and a negative impact on earnings related to these monetary assets and liabilities.

     The Company is in the process of developing risk management policies that will establish guidelines for managing foreign exchange risk. The Company expects that these policies will be implemented in the first quarter of 1998, and anticipates that these policies will allow management to use financial hedging instruments to manage foreign exchange exposure. Currently, the Company is considering alternatives to hedge foreign exchange exposure resulting from the issuance of $265 million in senior notes by HER.

                                    BUSINESS

INTRODUCTION

     GTS is a provider of a broad range of telecommunications services to businesses, other telecommunications service providers and consumers in Russia, the CIS and Central Europe. Through HER, GTS is developing, and operating the initial segments of, a pan-European high capacity fiber optic network that is designed to interconnect a majority of the largest Western and Central European cities and to transport international voice, data and multimedia/image traffic for other carriers throughout Western and Central Europe. GTS's strategy to develop its businesses generally has been to establish joint ventures with a strong local partner or partners while maintaining a significant degree of operational control. The Company's business activities consist of the ownership and operation of (i) international long distance businesses, which operate through international gateways that provide international switching services and transmission capacity, (ii) local access networks, which provide local telephone service, (iii) cellular networks, which provide wireless telecommunications services, (iv) a domestic long distance business, (v) data networks and (vi) carriers' carrier networks, which provide high volume transmission capacity to other carriers.

     In Russia and the CIS, GTS's objective is to become the premier alternative telecommunications operator. To attain its objective, the Company has partnered with regional telephone companies and with Rostelecom, the national long distance carrier in Russia. The Company currently operates in 24 oblasts (regions) and the city of Moscow in Russia, as well as in 11 additional cities in the CIS, and believes it is well-positioned to become the leading independent telecommunications service provider in Russia. These businesses include: (i) Sovintel, which provides Moscow, and recently St. Petersburg, with international long distance and local telephone services and access to the major domestic long distance carriers; (ii) TCM, which provides local access services in Moscow;
(iii) TeleRoss, which provides domestic long distance services in fourteen cities in Russia, including Moscow, as well as VSAT service to customers outside its primary long distance satellite network; (iv) Sovam, which provides data services, including high-speed data transmission, electronic mail, Internet access services, as well as Russia On Line, the first Russian language Internet service; and (v) GTS Cellular, which operates cellular networks in twelve regions in Russia and also in Kiev, Ukraine, with licenses covering regions with an aggregate population of approximately 25 million people at the end of 1996. Whenever practical, GTS's businesses integrate and co-market their service offerings in Russia and the CIS, utilizing TeleRoss as the domestic long distance provider, Sovintel as the international gateway, TCM and GTS Cellular for local access, and Sovam as the data communications and Internet access network for business applications and on-line services. Together, GTS's Russian and CIS ventures carried 202.5 million and 291.3 million minutes of traffic for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively, and had approximately 24,600 customers, including approximately 16,300 cellular subscribers, as of September 30, 1997. See "-- Russia and the CIS."

     In Western Europe, GTS seeks to position itself as the leading independent carriers' carrier through the development of two ventures, HER and GTS-Monaco Access. HER's objective is to become the leading pan-European carriers' carrier by providing centrally managed cross-border telecommunications transmission capacity to telecommunications companies including traditional PTOs and New Entrants on an approximately 18,000 kilometer pan-European high capacity fiber optic network designed to interconnect a majority of the largest Western and Central European cities. HER is currently operating over an approximately 1,700-kilometer portion of the network linking Brussels, Antwerp, Rotterdam, Amsterdam, London and Paris. HER expects the initial five country network to be placed in operation in the second quarter of 1998. This segment of the network is expected to deliver managed transport services over approximately 2,900 kilometers of fiber optic cable linking the cities of London, Rotterdam, Amsterdam, Antwerp, Brussels, Paris, Dusseldorf and Frankfurt. The full 18,000 kilometer network is expected to become fully operational during the year 2000. HER also plans to lease capacity on a transatlantic cable linking the European network to North America and is exploring various interconnectivity options to Russia and Asia. Such intercontinental interconnectivity will help HER to satisfy the needs of its European customers with respect to outgoing traffic and to attract additional non-European customers with traffic terminating in Europe. HER commenced commercial service over the Brussels-Amsterdam portion of the network in late 1996, and the London-Paris portion in November 1997. GTS-Monaco Access operates an international gateway in Monaco in partnership with, and utilizing the existing gateway infrastructure of, the Principality of Monaco and provides transit and routing of international calls to other telecommunications operators. Through its HER and GTS-Monaco Access ventures, GTS is building a new network for transporting voice, data and multimedia/image traffic for other carriers throughout Western and Central Europe and for worldwide international voice, data and multimedia/image traffic that either originates or terminates in, or transits through, Western and Central Europe. See " -- Western Europe."

     In Central Europe, GTS's objective is to become one of the leading alternative telecommunications providers in the region. GTS currently provides private data communications services to government and commercial customers in Hungary and the Czech Republic. In the Czech Republic, the Company provides outgoing voice services and operates an international gateway and a data services network. In Hungary, GTS operates a VSAT network, which GTS believes is the largest VSAT network in Central Europe as measured by number of VSAT sites. The Company has also signed an agreement to provide international data services in Poland, subject to the receipt of necessary governmental approvals. GTS's strategy is to expand its service offerings as the regulatory environment permits, leverage its existing VSAT and international gateway infrastructure where possible and provide a broad range of services to its target markets. See " -- Central Europe."

     Although GTS does not currently own or operate significant telecommunication assets in Asia, GTS's objective is to become an established and diversified telecommunications provider in China and India. GTS seeks to leverage its position in these countries to capitalize on opportunities as they arise. See "-- Asia."

BUSINESS STRATEGY

     GTS seeks to develop businesses to meet the rapidly expanding market demand for telecommunications services. GTS's goal in emerging markets is to establish itself as the leading alternative to the incumbent telecommunications service providers and as a premier provider of value-added services. In addition, the Company seeks to position itself as the leading independent carriers' carrier within Western and Central Europe through the development of a pan-European fiber optic network and an international gateway in Monaco.

     GTS believes that it will be able to successfully operate its businesses and develop business opportunities by pursuing the following strategies:

     - Identify and Seize Early Market Opportunities. GTS's primary strategy is to identify less developed markets in which the incumbent operator offers inadequate service and where liberalization of telecommunications regulations may be pending. The Company believes entering these less developed markets quickly is a key competitive advantage in the global telecommunications market. GTS leverages its management's knowledge of the markets in which the Company operates to assess and react quickly when attractive business opportunities arise.

     - Establish Joint Ventures with Experienced Local Partners. GTS seeks to establish and maintain strategic partnerships and relationships with key telecommunications operators and service providers in the countries in which it operates. The Company believes that these relationships increase its ability to anticipate and respond to changes in the regulatory and legal environment and assist with license renewal and expansion of its operating companies.

     - Retain Significant Operational Control. In general, GTS actively participates in the management of its ventures by (i) providing most of the funding for the ventures' operations, (ii) selecting key members of the local management team, (iii) developing business plans and marketing strategies together with local management, (iv) monitoring operating functions, (v) maintaining close working relationships with local partners and (vi) integrating its networks and businesses in a manner which is consistent with the Company's overall strategic objectives.

     - Build Infrastructure to Provide High Quality Services. GTS continues to develop and expand its network infrastructure. The Company believes that its networks offer service, quality and cost advantages over incumbent providers as a result of the Company's customer support, network monitoring, management systems and its ability to integrate and co-market its service offerings.

     - Leverage Management Depth and Experience. GTS's management has significant experience in the development and operation of telecommunications businesses outside the United States. The Company believes that this experience, together with the Company's extensive operations, has provided its management with the ability to identify, evaluate and pursue international telecommunications business opportunities. Additionally, GTS has assembled a management team comprised of executives with extensive experience managing telecommunications companies in the respective local markets. GTS believes that its management team possesses a broad knowledge of relevant political and regulatory structures, as well as the cultural awareness and fluency with international and local business practices necessary to implement the Company's objectives.

     - Ability to Access Capital. In general, the Company's financing strategy is to establish parent level funding to meet general corporate needs and the costs of start-ups and acquisitions and, when it is possible and cost-effective, to finance ongoing operations at the venture level. Since 1993, the Company has raised approximately $268 million in equity and approximately $215 million of debt (of which approximately $74 million was raised through shareholders). In addition, HER completed a $265 million private placement of senior notes (of which $56.5 million was placed in escrow for the first two years' interest payments) in 1997. The Company's principal investors include affiliates of George Soros and Alan
       B. Slifka and certain of his affiliates.

     In addition to its overall business strategy, GTS has developed specific market strategies to achieve its goals in emerging markets and Western Europe.

     Emerging Markets. The Company pursues its goals in emerging markets through a three-stage approach of market entry, market expansion and market integration.

     - Market Entry. GTS identifies a market as a suitable target for entry based upon: (i) superior growth prospects for such market, demonstrated by growing demand for high quality telecommunications services; (ii) the provision of inadequate services by incumbent providers, typically resulting from the incumbents' unwillingness to offer high quality services with reliable customer support at attractive prices; and (iii) attractive regulatory environments in which emerging alternative telecommunications providers such as GTS have, or expect to have over a clearly defined time horizon, the ability to compete on a substantially equal basis with the incumbent providers in terms of certain services and the cost of providing those services. Once GTS has identified a market as suitable for entry, the Company seeks to establish its presence in that market by establishing a venture with a strong local partner or partners. In general, GTS maintains a significant degree of operational control in such ventures. Through such ventures, the Company benefits from its partners' ability to provide infrastructure, regulatory expertise and personnel that will provide GTS with a competitive advantage in entering that market. When entering a new market, GTS's strategy is to provide its customers with higher quality service as compared to the services offered by incumbent providers.

     - Market Expansion. Having entered a market successfully and established a limited service offering to its targeted customer base, GTS then seeks to expand the range of services it offers to existing and potential customers and to further develop its relationships with local partners. By broadening its service offerings, GTS anticipates achieving increased economies of scale through the common use of administrative and operating functions already in place, increasing the Company's share of its customers' telecommunications spending and expanding GTS's base of potential customers through the provision of a bundled service offering. The Company also seeks to expand its targeted geographic market by forming new partnerships, installing infrastructure and offering services in additional geographic regions, allowing the Company to further enhance its operating leverage and ability to service its customers' telecommunications needs.

     - Market Integration. GTS ultimately intends to integrate and co-market its service offerings in each of the markets in which it operates. The Company believes such integration enables it to enhance its operating efficiency by leveraging its distribution channels, infrastructure and networks, and management information systems. As customers develop a need for a broader variety of telecommunications services, the Company believes GTS's integrated operations will represent an attractive service alternative for customers seeking a single provider with the ability to meet all their telecommunications needs.

     Western Europe. The Company seeks to position itself as the leading independent carriers' carrier within Western Europe through the development of HER's pan-European fiber optic network and the operation of GTS-Monaco Access's international gateway in partnership with, and utilizing the gateway infrastructure of, the Principality of Monaco. The overall strategy of GTS in Western Europe is to complement and enhance the services provided by PTOs and New Entrants in a way that helps them to more successfully meet the needs of their end-user customers. HER seeks to enter the market ahead of competition and encourage a wide variety of carriers to use its network with service offerings that meet their needs. To establish itself as the leading carriers' carrier for international telecommunications within Europe, HER intends to provide its customers with significantly higher quality transmission and advanced network capabilities at a competitive price by utilizing advanced, uniform technology across the region and providing redundant routing for higher levels of reliability.

RUSSIA AND THE CIS

     OVERVIEW

     GTS is a leading provider of a broad range of telecommunications services in Russia. GTS's services include international long distance services, domestic long distance services, high speed data transmission and Internet access, cellular services and local access services. GTS was among the first foreign telecommunications operators in the CIS, where it began offering data links to the United States in 1986, international long distance services in 1992, local access to its networks in 1994 and cellular services in 1995. GTS has developed these businesses into a leading provider of telecommunications service offerings in Russia by building its own infrastructure, including a fully digital overlay network and interconnections with its local Russian telecommunications partners.

     The Company believes that evolving changes in government policy over the last several years and the overall inadequacy of basic telecommunications services throughout Russia have created a significant opportunity. Before 1990, all international, domestic long distance and local telecommunications in the Soviet Union were provided by a monopoly state telecommunications company managed by the Ministry of Posts and Communications. In 1990, the Council of Ministers established a joint-stock company called Sovtelecom and transferred to it all of the telecommunications assets and operations of the Soviet Ministry of Posts and Communications. Following the dissolution of the Soviet Union in 1991, the name of the company was changed to Intertelecom. In 1992, the Russian government decided to split Intertelecom into several components to foster privatization, competition and investment. The international and long-distance assets and operations were combined into Rostelecom, creating a monopolistic service provider. The local telecommunications assets and operations were broken up into 88 independent regional joint-stock companies, seven of which serve cities, including the Moscow City Telephone Network and the Petersburg Telephone Network. Most of the regional companies have a telecommunications trunk operator and provide a domestic long distance service within their service region. Domestic long distance calls to and from areas outside the companies' service area, as well as international calls, are switched to and from Rostelecom, which forwards the calls to and from another regional company or a foreign carrier for international calls. Exceptions to this rule include the seven city operators. In Moscow and St. Petersburg, the trunk operators have been isolated into separate, long distance companies called Moscow MMT and St. Petersburg MMT. All domestic long distance and international calls originating from or terminating in Moscow and St. Petersburg are switched through the MMTs, which forward the calls to and from Rostelecom.

     Following the former Soviet Union's transformation from a centralized economy to a more market-oriented economy, increased demand from emerging private businesses and from individuals, together with the poor state of the public telephone network, has led to rapid growth in the telecommunications sector in Russia and the CIS. In 1991 the MOC was established as the Russian successor to the Soviet Ministry of Posts and Communications to regulate and improve the telecommunications industry and to be the government's representative for its ownership share of the 88 regional operating companies, the assets currently held by

Svyazinvest (then the monopoly international and domestic long distance service provider) and national radio, television and satellite operating companies. This enabled the MOC and operating organizations to begin the privatization process, attract foreign investment and initiate joint ventures with foreign partners.

     Although it remains subject to certain restrictions, significant progress in privatization of the telecommunications industry in Russia and the CIS has occurred. Under Russian law, state-owned enterprises within the telecommunications sector were subject to privatization but only pursuant to a decision of the Russian government in each individual case and with the state retaining a certain percentage of the stock of the privatized entity for three years, subject to extension for national security reasons. At present, virtually all of the former state telecommunications enterprises have been privatized and, subject to the above restrictions, shares of the newly formed joint stock companies have been sold to the public. Also, a significant number of private operators provide a wide variety of telecommunications services pursuant to licenses from the MOC to a growing number of customers throughout Russia. According to the MOC, more than 6,000 licenses have been granted to telecommunications operators in Russia, a large portion of which is assumed to represent licenses reissued to the same operators as a result of their reorganization or obligation to hold such licenses on counterfeit-proof paper.

     In October 1994, the President authorized the establishment of Svyazinvest with the stated purpose of fostering greater efficiency and economies of scale within the industry through competition. As a wholly government-owned company, Svyazinvest was granted a controlling stake in approximately 85 regional telecommunications companies in order to compete in these respective markets. Svyazinvest was also given control of more than 20 million of the 25.5 million telephone lines in Russia, except in Moscow and St. Petersburg.

     In April 1997, President Yeltsin approved the transfer of the federal government's 51% stake in Rostelecom, as well as similar stakes in Central Telegraph (the national PTO), the Yekaterinberg City Telephone Network and Giprosvyaz (a telecommunications research institute), to Svyazinvest. On July 30, 1997, Mustcom Ltd., a Cyprus-based company that represents the interests of a consortium which includes ICFI Cyprus, Renaissance International Ltd., Deutsche Morgan Grenfell, Morgan Stanley, and an affiliate of George Soros, purchased a 25% stake in Svyazinvest for $1.87 billion. The President has also authorized the sale of another 24% of Svyazinvest at a future date. This sale is scheduled to occur in the first half of 1998 and is currently reserved solely for Russian investors. The Russian government has announced that it will retain a controlling 51% interest in Svyazinvest.

     The Russian government's interest in Svyazinvest is held by the MOC, which was reclassified as the State Committee on Telecommunications and Informatics during a recent government reorganization. The MOC remains the central body of federal authority in the Russian Federation, having responsibility for state management of the communications industry and supervisory responsibility for the condition and development of all types of communications.

     Despite the recent changes in the Russian telecommunications industry, the level of telecommunications service generally available from most public operators in Moscow remains significantly below that available in cities of Western Europe and the United States, although in recent years, the Moscow local telephone infrastructure has benefitted from significant capital investment. By 1995, there were approximately 16 lines per 100 persons in Russia and 45 lines per 100 persons in Moscow. In comparison, there were 60 and 58 lines per 100 persons in the United States and Western Europe, respectively. In addition, the quality of services, reflected as the percentage of digital switching in local telephone networks, currently is approximately 12% in Russia compared to 65% and 66% in the United States and Western Europe, respectively.

     Outside Moscow (and to a lesser extent St. Petersburg), most standard Russian telecommunications equipment is obsolete. For example, many of the telephone exchanges are electromechanical and most telephones still use pulse dialing. The Russian population is over 145 million, of which approximately two-thirds is concentrated in urban areas. The telecommunications market in Russia currently includes a number of operators that compete in different service offering segments -- local, inter-city, international, data and cellular services. In large measure, the relative lack of economic development in the regions accounts for the lack of improvement in local telecommunications infrastructure. Although the regions still generally rely on an outdated infrastructure inherited from the former Soviet Union, they are starting to resort to sophisticated sources of finance, such as municipal bond offerings, in order to upgrade it.

     Growth in the Russian telecommunications industry has been principally driven by businesses in Moscow requiring international and domestic long distance voice and data services and by consumers using mobile telephony. This growth has been most significant as multinational corporations have established a presence in Moscow and Russian businesses have begun to expand. The service sector, which includes operations in distribution, financial services and professional services and tends to be the most telecommunications-intensive service sector of the economy, is growing rapidly in Moscow. Since moving to a more market-oriented economy, the economic conditions in the outlying regions in Russia have also generally improved. The telecommunications industry in the outlying regions has experienced recent growth, principally as a result of growth in the industrial sector as well as the establishment of satellite offices in the regions by multinational corporations and growing Russian businesses. The extent of overall market growth will depend in part on the rate at which the Russian economy expands, although recent revenue growth in the sector has been significant (in spite of a declining economy in certain regions) because of increasing traffic from pre-existing customers and the normalization of tariffs for business services.

     The Company believes it is well-positioned to take advantage of market growth factors due to (i) its early market entry, (ii) its strong infrastructure position in Moscow, by far the most important regional market, (iii) the local market experience of its local partners, (iv) the extent of its existing customer base and (v) its extensive range of international and domestic telecommunications services. GTS believes it is the only operator in Russia currently capable of providing a broad range of service offerings and marketing them as a single end-to-end service offering for its customers.

     STRATEGY

     GTS's objective is to become the premier alternative carrier in Russia and other key growth markets of the CIS. To attain this objective, the Company has developed and implemented the following strategy:

     - Develop Strong Local Partnerships. The Company has and continues to develop its Russian and CIS business through alliances with experienced local partners, which to date have been primarily regional telephone companies and Rostelecom. These ventures combine the management, financial and marketing expertise of GTS together with its partner's ability to provide infrastructure and local regulatory experience. GTS believes that these relationships lend it credibility and increase its ability to anticipate and respond to the evolving regulatory and legal environment. GTS maintains a significant degree of managerial and operational control in its joint ventures through its foundation documents, which enable GTS to develop them in a manner consistent with its overall strategic objectives.

     - Expand Customer Base. The Company continues to expand its customer base through the provision of basic telephone and digital services in markets where such services are not currently provided. Once they have established a presence in a market, the Company's ventures seek for opportunities to expand further into neighboring regions and cities.

     - Increase Range of Digital Services. As its business customers expand their operations throughout Russia and the CIS and as their telecommunications needs become more sophisticated, the Company seeks to increase its revenues by expanding the range of integrated digital services offered to its customers.

     - Offer High Quality Telecommunications Service and Customer Service. The Company continues to invest in and build sophisticated high-speed digital networks and other infrastructure through which customers can gain local access to the Company's services. In addition to providing advanced, high quality network infrastructure, the Company emphasizes and offers its customers a level of customer service which the Company believes cannot be found elsewhere in the market.

     To date, GTS has made substantial progress employing this strategy. The Company provides digital voice, data and local services in Moscow through its Sovintel, Sovam and TCM ventures and provides these same services to thirteen additional Russian cities through its TeleRoss long distance network.

     OPERATIONS

     GTS provides a broad range of telecommunications services in Russia, including international long distance services, domestic long distance services, cellular services, high speed data transmission, Internet access and local access services. These services are supported by operator assistance, itemized call reporting and billing, and other value-added capabilities that leverage GTS's investment in advanced switching, data collection and processing equipment. GTS also provides customized systems integration, including PABXs, key systems, wiring and interconnectivity. GTS's own infrastructure is supplemented with dedicated and leased capacity to allow GTS to bypass the severely congested and poorly maintained local, domestic and long distance circuits of the Russian carriers.

     Whenever practical, GTS's business units integrate and co-market their service offerings, utilizing TeleRoss as the long distance provider, Sovintel as the international gateway, TCM and GTS Cellular for local access, and Sovam as the data communications and Internet access network for business applications and on-line services. Through this integrated marketing approach, GTS is able to provide comprehensive telecommunications solutions to multinational corporations operating throughout Russia and the CIS.

     The following table sets forth certain operating data related to the Company's operating ventures in Russia and the CIS.

                                                      AT AND FOR THE YEAR
                                                       ENDED DECEMBER 31,       AT AND FOR THE NINE
                                                    ------------------------        MONTHS ENDED
                                                    1994(1)    1995    1996      SEPTEMBER 30, 1997
                                                    -------    ----    -----    --------------------
Cities In Service.................................    5        24       33              40
Total Voice Minutes (millions)(2)
  Inter-city......................................   --  (3)    2.3     15.8            33.8
  Local...........................................    0.0      22.1    133.0           174.9
  International Outgoing..........................    7.7(3)   10.5     20.5            31.7
  Incoming........................................    2.0       4.5     33.2            50.9
Total Data Customers (thousands)..................    1.9       2.9      6.2             8.3
Total Cellular Subscribers (thousands)............    0.0       1.6      9.8            16.3

---------------

(1) In 1994, the Company's interest in ventures operating in Russia consisted of a ten-percent interest in Baltic Communications Limited, a one-third interest in Sovam, and Sovintel, in which the Company owned a 12.5% interest through May 1994 and a 50% interest thereafter.

(2) Amounts include minutes between Company affiliates.

(3) International and inter-city long distance outgoing minutes not segregated in 1994.

     SOVINTEL

     GTS owns 50% of Sovintel, a joint venture with Rostelecom, the national long distance carrier. Sovintel was founded in 1990 by GTS, Rostelecom and GTE Spacenet, with GTS acquiring GTE Spacenet's interest in 1994. Sovintel markets a broad range of high quality telecommunications services by (i) directly providing international direct dial access to over 170 countries and private line dedicated voice channels and (ii) leveraging the infrastructure and services of the other GTS ventures, including TeleRoss, TCM and Sovam. In addition, Sovintel provides and installs for its customers equipment such as PABXs, key systems and wiring and provides maintenance and other value-added services. Sovintel customers, which primarily consist of businesses, hotels and Moscow-based cellular operators, are able to access these telecommunications services through Sovintel's fully-digital overlay network in Moscow. In addition, Sovintel has recently commenced construction of a limited network in St. Petersburg that is interconnected to Sovintel's Moscow network and is intended to support Sovintel's Moscow clients which have a presence in St. Petersburg. Sovintel serviced over 40,500 telephone numbers, or "ports," for business customers and cellular providers and had over 240 employees as of September 30, 1997.

     Sovintel has constructed and operates a fully-digital overlay network in and around Moscow which consists of (i) an approximately 600-kilometer fiber optic ring, (ii) over 250 PABXs linked to the fiber optic ring, (iii) a fully-digital microwave network, (iv) a wireless local loop and (v) an international gateway connected to the fiber optic ring. In addition, Sovintel leases dedicated international long distance channels. Customers are connected to the Sovintel network via last mile connections to over 250 PABXs that provide "points-of-presence" in and around Moscow. The PABXs are connected to the network through a direct fiber connection or a digital microwave network. Some of Sovintel's new customers are temporarily connected to the network through a wireless local loop. The wireless local loop provides a significant competitive advantage because it allows Sovintel to connect customers to its network more quickly than alternative methods. As these customers are provided permanent connections to Sovintel's network through direct connections to the PABXs, additional customers are rolled onto the wireless local loop.

                         [GTS SOVINTEL MOSCOW NETWORK]

     After a customer is connected to the Sovintel network, local telephone services are provided through the Sovintel fiber optic ring's interconnection with the switches of either TCM or MTU Inform. These switches provide access to local telephone service in Moscow through interconnections with the Moscow city telephone network ("MGTS") and the principal Moscow cellular providers. Sovintel provides its customers access to domestic long distance service through the TeleRoss long distance network, or through Rostelecom's network in cities not currently served by TeleRoss. International service is provided primarily through the Sovintel international gateway, which transmits international traffic via dedicated international leased long distance channels. Sovintel's customers also can receive high speed data services through Sovintel's interconnection with the Sovam data network. Accordingly, from a customer's perspective, Sovintel offers a broad range of telecommunication services.

     The following table sets forth certain operating data related to Sovintel's operations:

                                                                                        AT AND FOR THE
                                                                                          NINE MONTHS
                                            AT AND FOR THE YEAR ENDED DECEMBER 31,           ENDED
                                            --------------------------------------       SEPTEMBER 30,
                                              1994          1995           1996              1997
                                            --------      ---------      ---------      ---------------
MINUTES OF USE(1)
  International Minutes
     Number of Minutes....................     7,681(2)      10,516         20,839           30,628
     Average Rate Per Minute..............    $ 2.35        $  2.06        $  1.55          $  1.19
  Domestic Long Distance Minutes
     Number of Minutes....................        --(2)       2,047         10,098           16,946
     Average Rate Per Minute..............        --        $  0.86        $  0.65          $  0.55
  Moscow (Local) Fixed Line Minutes
     Number of Minutes....................        --             --             --            2,302
     Average Rate Per Minute..............        --             --             --          $  0.06
  Moscow (Local) Cellular Minutes
     Number of Minutes....................        --         21,478         83,673           82,333
     Average Rate Per Minute..............        --        $  0.06        $  0.08          $  0.08
  Incoming Minutes
     Number of Minutes....................     1,967          3,839         24,306           34,571
     Average Rate Per Minutes.............    $ 0.76        $  0.58        $  0.28          $  0.29
PORTS
  Number of Ports (cumulative)............        --          6,079         29,646           40,563
NUMBER OF PRIVATE LINE CHANNELS
  International...........................         1             26             89              162
  Inter- and Intra-City...................         1             26            103              184
APPROXIMATE EQUIPMENT SALES (THOUSANDS)...    $1,100        $ 1,400        $ 2,200          $ 2,500

---------------

(1) Minutes in thousands. Amounts include minutes among affiliates.

(2) International and domestic long distance outgoing minutes not segregated in 1994.

     Services. Sovintel markets a broad range of high quality telecommunications services by (i) directly providing international direct dial access to over 170 countries and private line dedicated voice services and (ii) by leveraging the infrastructure and services of the other GTS ventures. Sovintel's services include:

     - Switched International, Domestic Long Distance and Local
       Services. Customers are provided switched international long distance services directly through Sovintel's international gateway in Moscow and its leased long distance channels. Domestic long distance services are marketed by Sovintel and provided either through the TeleRoss long distance network or, where the call destination is not served by TeleRoss, through Rostelecom's network. Local call service is provided by Sovintel indirectly as a result of its interconnection, through TCM or MTU Inform, with the Moscow city telephone network. Based on its familiarity with the market, the Company believes that Sovintel's services are distinguished by a higher level of quality than those of its competitors, particularly with respect to call completion rates for its domestic long distance and local call services. In addition, the Company trains its employees to provide customer service at a level which is comparable to that provided by Western telecommunications companies. As a result, the Company believes that customers choose Sovintel over its competitors because it has earned a reputation for providing high quality telecommunications services through an experienced and professional customer service staff.

     - Private Line Channels. Private line channels, which are provided over dedicated leased lines, are principally utilized by customers with high-volume data traffic needs, such as Sovam and large data providers. Private line customers have access to intra-city service in Moscow through Sovintel's fiber optic ring and to inter-city service between Moscow and St. Petersburg via fiber leased by Sovintel, in each case benefitting from Sovintel's high quality infrastructure. Private line domestic long distance service is provided through TeleRoss and, for cities not served by TeleRoss, through Rostelecom. International private line service is provided through dedicated leased fiber channels from Rostelecom.

     - Equipment Sales, Installation Services and Project Planning and Management Services. In providing the above services to its customers, Sovintel installs and maintains equipment on its customers' premises, including PABXs, key systems and wiring. Sovintel also provides project planning and management services, including system design and management, to its customers.

     - World Access Service. Customers are able to access Sovintel's international long distance services through the World Access Card, which provides customers either direct or calling-card-based portable access to domestic and international long distance service. The calling card can be used in 15 Russian cities, including Moscow and St. Petersburg, and 23 countries.

     Sovintel complements its service offerings by providing a wide range of value-added services including operator assistance, maintenance and customer support and itemized call reporting and billing.

     Customers and Pricing. Sovintel's customers consist primarily of high-volume business and professional customers, such as IBM, Credit Suisse Group and Reuters, other multinational corporations and Russian enterprises, a number of premium Moscow hotels and other telecommunications carriers. In addition, Sovintel is one of the primary providers of domestic and international long distance service for the major cellular service providers in Moscow, including VimpelCom, MTS and Moscow Cellular. Sovintel's customers typically demand a higher level of service than generally available in the market. Sovintel further provides to its large corporate customers data services such as frame relay and Internet access contracted from Sovam in order to offer "one-stop shopping" telecommunications solution to these customers, who increasingly require this type of service.

     The pricing structure for international and domestic long distance calls is based upon traffic volume and overall market rates, with Sovintel's rates varying depending on the time and destination of the call. Local calls, other than calls placed to cellular phones, are completed without charge. Sovintel expects to continue its practice of not charging to complete local calls unless and until the MGTS begins to charge for completion of such calls. Sovintel prices its international long distance services slightly below those of its principal competitors, and has recently reduced its rates in anticipation of increased competitive pricing pressures. Sovintel's average revenue per minute for outgoing international long distance calls has declined from approximately $2.35 per minute for the year ended December 31, 1994 to approximately $1.19 per minute for the nine months ended September 30, 1997. Sovintel expects increased pricing pressure from competitors over time. Sovintel prices domestic long distance services in line with those of its principal competitors. Prices for domestic long distance services have increased significantly over the last several years, although such prices stabilized in the second half of 1996. Sovintel's private line services are priced competitively. Sovintel provides private line channels by releasing lines it leases from Rostelecom. The lines are leased by Sovintel from Rostelecom at wholesale rates and leased by Sovintel to its customers at prices in line with Rostelecom's retail rate.

     Customers are billed monthly with larger-volume customers receiving discounts of up to 25%. Customers using international services, domestic long distance or data services are billed in U.S. dollars. To the extent permitted by law, payment is made either in U.S. dollars or in rubles at the ruble/dollar exchange rate at the time of payment, plus a conversion charge in order to minimize the impact of currency fluctuations. Sovintel currently bills on an invoicing system that was internally developed. Currently, the system is adequate for Sovintel's present customer base; however, the Company is evaluating alternatives for upgrading the system in anticipation of future growth.

     Sales and Marketing. Sovintel's sales and marketing strategy targets large multinational and Russian businesses both directly and through contacts with real estate developers and business center managers in the greater Moscow area. These developers and managers typically determine which telecommunications service provider will service their respective properties. By identifying and building relationships with these developers and managers at an early stage (typically up to one year prior to the completion of a new building project),

Sovintel seeks to enhance the likelihood of winning the service contract. In addition to its traditional target market, Sovintel has recently begun to market its services to smaller businesses. Sovintel utilizes a departmentalized sales force in order to focus its sale efforts on the different segments within its target market. The sales force is comprised of 40 sales personnel, including 15 account managers, all of whom specialize in serving specific targeted industries. Dedicated marketing and customer support personnel provide technical support, customer service, training, market monitoring and promotional functions for Sovintel. Sovintel's sales and marketing personnel are paid through a combination of salary, commissions and incentive bonuses.

     Ownership and Control. Sovintel is a joint venture between a wholly-owned entity of GTS and Rostelecom with each having a 50% ownership interest. Under Sovintel's charter, GTS and Rostelecom each have the right to appoint three of the six members of Sovintel's managing board. Rostelecom has the right to nominate the Director General (the highest ranking executive officer at Sovintel), while GTS has the right to nominate the First Deputy Director General (the next-highest ranking executive officer at Sovintel). In practice, the Director General and the First Deputy Director General together perform the role of a chief executive officer. Certain business decisions, including the adoption of Sovintel's annual budget and business plan as well as the distribution of profits and losses require the approval of both GTS and Rostelecom. Neither GTS nor Rostelecom are obligated to fund Sovintel's operations or capital expenditures. Losses and profits of Sovintel are allocated to the partners in accordance with their ownership percentages, in consideration of funds at risk. As of September 30, 1997, GTS and Rostelecom has each made equity contributions of $1.0 million to Sovintel. In addition, Sovintel had outstanding loans of $9.0 million to GTS as of September 30, 1997. See "Management's Discussion and Analysis -- Accounting Methodology -- Profit and Loss Accounting." The Sovintel joint venture agreement does not have an expiration date. See "Risk
Factors -- Dependence on Certain Local Parties; Absence of Control."

     TCM

     GTS beneficially owns approximately 50% of TCM, a joint venture founded in 1994 that provides a licensed numbering plan and interconnection to the Moscow city telephone network for carriers needing basic local access service in Moscow. GTS's partners in TCM are MTU-Inform and a group of entrepreneurs with extensive telecommunications experience. TCM is currently licensed to provide 100,000 numbers in Moscow, of which approximately 44,000 have been leased. TCM has contracted with MGTS to construct up to an additional 100,000 numbers in several stages over the next five years, and currently plans to construct 10,000 numbers in each of 2000, 2001 and 2002. Any such construction, however, is subject to TCM obtaining a license covering the additional numbers and the availability of such numbers in the portion of the MGTS numbering plan in which TCM plans to construct such numbers. TCM's switching facilities are fully integrated with the networks of Rostelecom, Sovintel, and MGTS, allowing it to provide high quality digital service to its customers.

     Services. TCM acts as a local gateway by providing numbers and ports to carriers in Moscow, including Sovintel, VimpelCom, MTS and Moscow Cellular, and thus providing interconnectivity to the Moscow city telephone network. Access to the Moscow city telephone network provides customers with the higher quality and broader range of services available in Moscow, such as the services provided by Sovintel. Access from outlying regions is typically obtained through a domestic long distance service provider such as TeleRoss. See "-- Sovintel" and "-- TeleRoss."

     Customers and Pricing. TCM provides its services on the wholesale level to primary carriers. VimpelCom is TCM's primary customer and accounts for substantially all of TCM's revenues, hence the loss of VimpelCom as a customer would have a material adverse effect on the Company. TCM also provides ports to Sovintel and to other network operators including MTS and Moscow Cellular. TCM's ports are leased principally to carriers in Moscow. Although local access services are priced upon the basis of supply and demand factors in the local market, in general, for each port cellular operators pay an approximately $300 installation fee and a $16 flat monthly fee plus a per minute charge for traffic while other carriers pay a larger initial fee of approximately $500 and a monthly fee of approximately $25. Local access services are typically provided pursuant to five-year contracts that may be renewed upon expiration for additional one-year periods. TCM has entered into an agreement with Sovintel pursuant to which billing and collecting functions for TCM-Sovintel joint customers are performed by Sovintel, with Sovintel remitting such amounts (less applicable settlement charges and administrative costs) to TCM. The rapid growth of cellular services in markets like Moscow has placed a premium on new numbers, which has translated into attractive prices for these numbers. TCM, however, believes these prices will decline over time.

     Ownership and Control. GTS's indirect interest in TCM is represented by its approximately 52% interest in a holding company, which owns 95% of TCM. This structure provides GTS with 50% beneficial ownership interest in TCM. Decisions of the holding company regarding TCM require unanimous board approval and neither GTS nor its partner in the holding company is obligated to fund operations or capital expenditures of the holding company. In addition, neither the holding company nor the TCM shareholders are obligated to fund operations or capital expenditures of TCM. At both the holding company and TCM level, losses and profits are allocated to the partners in accordance with their ownership percentages, in consideration of funds at risk. GTS acquired its indirect, 50% beneficial interest in TCM for approximately $700,000 and certain additional consideration. As of September 30, 1997, GTS had no outstanding loans relating to TCM. See "Management's Discussion and Analysis -- Accounting
Methodology -- Profit and Loss Accounting." None of the operative charters and agreements relating to the holding company or TCM have expiration dates. See "Risk Factors -- Dependence on Certain Local Parties; Absence of Control."

     TELEROSS

     TeleRoss, which began operations in 1995, consists of (i) two wholly-owned holding companies and a 99% owned subsidiary of GTS that operates a domestic long distance network (collectively, the "TeleRoss Operating Company") and (ii) thirteen joint ventures that are 50% beneficially-owned by GTS that originate traffic and provide local termination of calls (the "TeleRoss Ventures" and, together with TeleRoss Operating Company, "TeleRoss"). The TeleRoss domestic long distance network serves fourteen major Russian cities, including Moscow and, through VSAT technology, 19 customers located outside these cities. TeleRoss provides digital domestic long distance services and other value-added services through its own infrastructure as well as access to Sovintel's international gateway services and access to the Moscow city telephone network through TCM's switching facilities. Sovam uses the TeleRoss digital channels to provide regional data service and has co-located its access facilities with TeleRoss. As of September 30, 1997, TeleRoss employed approximately 188 persons of which approximately 90 people were based in Moscow and approximately 98 people were deployed in the regions in which TeleRoss operates.

     TeleRoss's licenses cover the city of Moscow and a total of 39 regions throughout Russia. Most of the thirteen cities in which TeleRoss primarily operates are regional capitals, with an aggregate population of approximately
11.5 million. TeleRoss's licenses cover the entire oblast surrounding these cities, with populations totalling approximately 38.1 million persons, and GTS intends eventually to extend the reach of the TeleRoss network beyond the regional capitals to the surrounding areas. The cities in which TeleRoss currently offers its services are:

                                                                1995 POPULATION
                                                    ---------------------------------------
                                                                 (IN MILLIONS)
                                                                 URBAN
                     CITY(4)                        CITY(1)    OBLAST(2)    TOTAL OBLAST(3)
                     -------                        -------    ---------    ---------------
Arkhangelsk.......................................    0.6         1.2             1.6
Ekaterinburg......................................    1.4         4.1             4.7
Irkutsk...........................................    0.6         2.3             2.9
Khabarovsk........................................    0.6         1.5             1.9
Krasnodar.........................................    0.6         2.6             4.8
Nizhni Novgorod...................................    1.4         2.9             3.7
Novosibirsk.......................................    1.4         2.1             2.8
Syktyvkar.........................................    0.3         0.9             1.3
Tyumen............................................    0.5         2.4             3.1
Ufa...............................................    1.0         2.6             4.0
Vladivostok.......................................    1.2         1.8             2.2
Volgograd.........................................    0.9         2.0             2.6
Voronezh..........................................    1.0         1.5             2.5
                                                     ----        ----            ----
          Total...................................   11.5        27.9            38.1
                                                     ----        ----            ----

---------------

(1) This column reflects the population residing in cities. Source: GTS estimate

(2) This column reflects the urban population in oblast. Source: Rusline

(3) This column reflects the total population residing in the oblast, including rural population. Source: Rusline

(4) TeleRoss plans to expand to the city of Samara in January, 1998. The 1995 city population, urban oblast population and total oblast population for Samara was 1.2 million, 2.7 million and 3.3 million, respectively.

     The TeleRoss network architecture involves local city switches connected to remote earth stations which communicate via satellite to a Moscow-based hub. This hub consists of the network control center, earth station equipment, multiplexing equipment and a switch. The earth stations, hub and related equipment are owned by TeleRoss, which gives TeleRoss the flexibility to redeploy network assets to other locations as necessary. The hub interconnects to Sovintel's network providing access to Sovam's data networks, TCM's switching facilities and Sovintel's international gateway, which transports international traffic via dedicated international leased satellites and fiber channels and provides access to Rostelecom's long distance networks. Outside of Moscow, TeleRoss's local joint venture partners provide interconnection to the local public telephone networks in each of the cities it serves. In addition to providing services through its network, TeleRoss currently serves 19 customers in 18 additional cities through VSAT technology which links the customers via satellite to the Moscow hub.

     The following table sets forth certain operating data related to TeleRoss's operations:

                                                                                 AT AND FOR
                                                               AT AND FOR         THE NINE
                                                                THE YEAR           MONTHS
                                                                 ENDED              ENDED
                                                              DECEMBER 31,      SEPTEMBER 30,
                                                                  1996              1997
                                                              ------------      -------------
MINUTES OF USE(1)
  Domestic Minutes (thousands)..............................      3,478             14,440
  Average Rate Per Domestic Minute..........................     $ 0.99            $  0.66
  International Minutes (thousands).........................        189                486
  Average Rate Per International Minute.....................     $ 2.76            $  2.56
NUMBER OF CITIES SERVED.....................................         13                 14
WORLD CONNECT DIAL/RUSSIA
  Number of Connect Dial Ports..............................        472                961
  Average Revenue Per Port Per Month........................     $  767            $   378
MOSCOW CONNECT
  Number of Ports...........................................         49                 56
  Average Revenue Per Port Per Month........................     $1,165            $ 1,513
DEDICATED CIRCUITS
  Number of Dedicated Channels..............................         33                 43
  Average Price Per Channel.................................     $4,553            $ 4,264
WORLD ACCESS SERVICE
  Number of World Access Card Users.........................      3,929              4,360
  Average Revenue Per Card Per Month........................     $   52            $    45
VSAT SERVICES
  Number of VSATs...........................................         12                 20

---------------

(1) Includes minutes among affiliates.

     Services. Through its network and VSAT offerings, TeleRoss offers the following services:

     - Carriers' Carrier Services. TeleRoss provides services as a "carriers' carrier," providing domestic long distance carrier services to cellular operators, Sovintel, the TeleRoss Ventures' regional partners and competitive bypass operators from the cities in which the TeleRoss Ventures operate, and to customers in remote cities using VSAT stations. These services are provided to and from Moscow, and are provided by TeleRoss at wholesale rates competitive with those offered by Rostelecom. TeleRoss also provides private line channels to Sovam in cities where the TeleRoss Ventures operate. In addition, TeleRoss has recently received a license to provide international private line service.

     - World Connect Dial/Russia Connect Dial. Customers in TeleRoss's cities are provided dedicated local access to the regional TeleRoss switch through lines leased from the TeleRoss Venture's regional joint venture partner. These customers then have access to the domestic long distance service provided by TeleRoss, international long distance service provided by Sovintel and are fully integrated into the local phone networks operated by the applicable TeleRoss Venture's partner and to the Moscow city telephone network through TCM.

     - Moscow Connect. Customers are provided with dedicated last mile connection over lines leased from the regional joint venture partner which lines are connected to a local TeleRoss switch. The TeleRoss network and its interconnection to TCM provide customers with a Moscow dial tone which allows users in remote locations better access to Moscow's advanced telecommunications infrastructure. In addition, Moscow Connect service provides better call quality at lower rates for domestic and international long distance. Moscow Connect also facilitates communications between users and their

       Moscow-based associates as calls can be made to and from Moscow without the use of prefixes and without long distance charges accruing to the Moscow-based parties.

     - Dedicated Circuits. Customers are provided with point-to-point clear channel circuits within Russia and internationally through the TeleRoss backbone and its interconnection with Sovintel's international gateway in Moscow. Dedicated circuits are generally used by news services, banks and other commercial customers who require high capacity and high quality service. This service can be used for voice or data, depending on the user's needs. In providing dedicated circuits, TeleRoss competes against other alternative communications providers, however, TeleRoss believes that it has a distinct price advantage over its competitors because of the use of its own infrastructure and the bulk purchase of satellite capacity.

     - World Access Service. TeleRoss and Sovintel co-market World Access Service to their customers in each of the cities they serve through two products: World Access Direct and World Access Card. Through World Access Direct, TeleRoss customers can access domestic long distance and international service anywhere within the customer's city through the local telephone network. The World Access Card is a calling card which allows TeleRoss customers portable access to domestic long distance and international service from 15 Russian cities, including Moscow and St. Petersburg, and 23 countries. This service is provided through Sovintel's infrastructure.

     - VSAT Services. For customers that are located outside the cities serviced by TeleRoss or that cannot be physically linked to TeleRoss's regional switches, TeleRoss offers VSAT service which connects these customers directly to TeleRoss's Moscow-based hub through a VSAT antenna installed at the customer's location. Both dedicated and switched services are provided through these VSAT arrangements.

     In addition to continuing the development of its core domestic long distance business, TeleRoss's strategy includes the development of local access networks to capitalize on demand for local phone service and to capture additional customers for its long distance and value-added service offerings. Outside Moscow, TeleRoss has primarily pursued a strategy whereby it develops its own intra-city trunking network with copper based or fiber optic facilities leased from the regional joint venture partners. As of September 30, 1997, TeleRoss, in conjunction with regional joint venture partners, has installed approximately 25 kilometers of fiber optic cable in 3 cities and plans to install an aggregate of approximately 100 kilometers of additional fiber optic cable in up to an additional 6 cities over the next 24 to 30 months. Customers who obtain local phone numbers from TeleRoss's venture partners are directly interconnected to the local telephone company and to the Company's long distance network and Sovintel's international gateway and may obtain a broad range of value-added services offered by the Company.

     Customers and Pricing. TeleRoss's customers include businesses and other telecommunications service providers such as carriers, PTOs, cellular operators, Sovintel and Sovam. TeleRoss's business customers consist of large multinational and Russian businesses in each of the regions it services, as well as medium and small-sized businesses. Between 1993 and mid-1996, consumer prices in TeleRoss's industry increased significantly as a result of Rostelecom raising its prices in an effort to raise capital for investment and development of its network infrastructure, although prices have stabilized over the past six months. In the first nine months of 1997, TeleRoss increased sales to carriers, which sales were made at wholesale rates, resulting in a decrease in the average rate per minute for TeleRoss. TeleRoss strategically prices its domestic long distance services at a slight premium over similar services offered by Rostelecom to account for a higher quality of service, but in line with the prices offered by regional competitors.

     Sales and Marketing. TeleRoss markets its services to carriers and businesses through direct sales channels. As of September 30, 1997, TeleRoss employed 27 sales and marketing personnel, approximately half of which are based in Moscow with the other half deployed regionally to identify and contact prospective customers. The Moscow-based sales and marketing personnel are organized into industry groups in order to better identify and serve customer needs. Each region is typically served by one or two sales representatives. TeleRoss's sales efforts are supported by market research and promotional activities carried out at the joint venture level and tailored to the specific market base of each region. TeleRoss's marketing strategy is to attract carrier customers by focusing on those carriers with high volume minutes operating in regions where TeleRoss has a competitive advantage. Through cross-marketing agreements with Sovintel and Sovam, TeleRoss markets many of the other service offerings of GTS's Russian businesses to customers throughout its service regions. Billing functions and the monitoring of quality control and technical issues are performed centrally through the Moscow-based hub.

     Ownership and Control. TeleRoss consists of the TeleRoss Operating Company, and the 50% beneficially-owned TeleRoss Ventures. GTS controls TeleRoss Operating Company (which holds the network license) and co-manages the TeleRoss Ventures under the terms of the applicable TeleRoss Ventures' foundation agreements and charters. Under some of these charters, GTS generally has the right to designate the Chairman of the board of directors, and GTS's local partner has the right to designate the Deputy Chairman, for the first two-year term (and thereafter GTS and the local partner nominate the Chairman and Deputy Chairman for approval by the entire board on a rotating basis). The foundation agreements and charters do not have expiration dates. While GTS has significant influence within these ventures, decisions, including the decision to declare and pay dividends, are generally subject to GTS's partner's approval. See "Risk Factors -- Dependence on Certain Local Parties; Absence of Control." Neither GTS nor its respective joint venture partners are obligated to fund operations or capital expenditures of the TeleRoss Ventures. Losses and profits are allocated to the partners in accordance with their ownership percentages, in consideration of funds at risk. As of September 30, 1997, GTS and its partners had each made equity contributions aggregating $1.7 million to the various TeleRoss Ventures. Contributions made by the partners include contributions of cash and intangible assets, such as licenses. In addition, the various TeleRoss Ventures had outstanding loans of $3.3 million to GTS as of September 30, 1997. See "Management's Discussion and Analysis -- Accounting Methodology -- Profit and Loss Accounting."

     SOVAM

     Sovam is a venture owned 66.7% by GTS and 33.3% by the Institute for Automated Systems ("IAS"). Sovam was founded in 1990 as a venture equally owned by GTS and IAS. In 1992, Cable & Wireless acquired a 33% ownership interest in Sovam, which interest was subsequently acquired by GTS in 1994, bringing GTS's ownership interest to its current 66.7%. GTS has reached an agreement in principle to purchase IAS's interest in Sovam and expects to consummate the transaction in January 1998, thereby making Sovam a wholly owned subsidiary of GTS. Sovam provides high-speed data communications services, electronic mail and database access over a high-speed packet/frame relay network in 30 major Russian and CIS cities. Sovam also offers Russia On Line, the first Russian language Internet service, which provides direct access to the Internet as well as access to a wide range of local and international information services and databases. As of September 30, 1997, Sovam had approximately 1,667 data service customers and approximately 3,272 Russia On Line customers. Sovam employed over 100 persons in Moscow and other regions of the CIS as of September 30, 1997. Sovam provides equipment and maintains marketing and technical support personnel at each location either through its own infrastructure or through the infrastructure of TeleRoss.

     In addition to serving the Moscow and St. Petersburg markets, Sovam co-locates its operations with the TeleRoss Ventures, offering its services in all TeleRoss cities, and also serves 15 additional cities in Russia and the CIS. Sovam operates under its own license within Russia while services elsewhere in the CIS are provided through applicable joint venture or local partner licenses. The local partners of the TeleRoss Ventures provide facilities, assist in the provision of leased lines to Sovam customers that allow them to connect with Sovam's local data switches and also provide technical support. Sovam utilizes Sovintel's international capabilities and, in TeleRoss-served locations, TeleRoss's satellite overlay network, to take data through its local data switches and over the leased lines to its customers. Customers may obtain virtual private data networks without investing in, acquiring, installing and maintaining their own network nodes and switches.

     The following table sets forth certain operating data related to Sovam's operations:

                                                                         AT AND FOR THE
                                           AT AND FOR THE YEAR ENDED      NINE MONTHS
                                                 DECEMBER 31,                ENDED
                                          ---------------------------    SEPTEMBER 30,
                                           1994      1995      1996           1997
                                          -------   -------   -------   ----------------
BASIC DATA SERVICE
  Percentage of Total Sovam Revenue.....       96%       91%       79%           80%
  Number of Customers...................    1,335     1,587     1,726         1,667
  Average Revenue Per Month Per
     Customer...........................   $  180    $  201    $  446        $  675
  Number of Cities in Service...........        2        11        25            30
EQUIPMENT AND HARDWARE SALES
  Percentage of Total Sovam Revenue.....        4%        8%       14%           10%
RUSSIA ON LINE SERVICE
  Percentage of Total Sovam Revenue.....       --         1%        7%           10%
  Number of Subscribers(1)..............       --       407     1,854         2,606
  Average Revenue Per Month Per
     Subscriber.........................       --    $   49    $   52        $   67

---------------

(1) In addition to the subscribers included above, Sovam frequently connects potential Russia On Line subscribers on a complimentary one-month trial basis. As of September 30, 1997, there were approximately 600 such potential subscribers.

     Services. Sovam's service offerings are comprised of data services, equipment and hardware sales and its Russia On Line services.

     - Data Services. Sovam provided high speed connectivity, electronic mail, database access and fax services to approximately 1,667 customers as of September 30, 1997, in Russia and the CIS. Sovam customers can use electronic mail systems to send and receive messages and data and to access public and private data networks (including the Internet) worldwide. Customers may obtain virtual private data networks without investing in, acquiring, installing and maintaining their own network nodes and switches. In addition, Sovam offers its customers value-added data services. For example, Sovam offers "one-stop shopping" for hardware, software, installation and maintenance support and products such as "SovamMail," an e-mail service which allows customers to use Sovam's data network to send telex or facsimile messages to overseas recipients worldwide. Data services are currently available in 30 cities throughout Russia and the CIS, including Moscow, St. Petersburg, each of the cities served by TeleRoss and some cities outside of the TeleRoss network.

     - Equipment and Hardware Sales. Sovam sells communications equipment and hardware, and provides related installation, maintenance and support functions, to its customers. Sovam's primary customers in the equipment and hardware market are banking clients who use the equipment to interface with Sovam's network.

     - Russia On Line. Russia On Line is the first Russian language, as well as the first dual language, graphical user interface online service for accessing domestic and international information sources designed to appeal to a wide commercial audience. This service, which is distributed via GTS's domestic long distance infrastructure, provides customers with access to international databases (including the Internet), as well as an array of proprietary Russian and English language information services, such as news stories and market updates. Sovam had 2,606 Russia On Line subscribers as of September 30, 1997. Sovam has developed a modified version of Netscape's Internet browser, which utilizes the Cyrillic alphabet, as part of its Russia On Line package. Sovam's enhanced Russian version of Netscape's browser is provided by Sovam to its customers under a distribution agreement with Netscape. In addition, Sovam has signed a letter of intent with Microsoft whereby Microsoft has agreed to include software access to Russia On Line in its Russian version of Windows 97, which had not been released as of September 1997. Sovam has also entered into agreements with equipment manufacturers, including Dell, Hewlett-Packard and U.S. Robotics, to include Russia On Line software with their products.

     Customers and Pricing. Sovam's data communications customers consist primarily of banking and financial services organizations and large multinational companies, while Sovam's Russia On Line customers consist of a wide variety of commercial enterprises. Sovam charges customers an installation fee when service is commenced and a charge for any equipment which is installed. Thereafter, customers are billed on a monthly basis for leased line fees, port access charges and charges for data and Russia On Line services rendered during the month. Data services are priced on a two-tier structure with high volume users generally negotiating a flat-rate fee and lower volume uses paying a volume-based fee which on average was $446 and $675 per subscriber in 1996 and for the nine months ended September 30, 1997, respectively. Russia On Line customers pay a fixed monthly access charge plus an additional volume-based fee. Customers are billed in dollars and payment is remitted in rubles and, to the extent permitted by law, in dollars, with a 5% conversion fee added to ruble-denominated payments.

     Sales and Marketing. Sovam employs a dedicated sales and marketing force comprised of 23 Russian nationals, 18 of which are based in Moscow with the remainder deployed in the other Russian and CIS regions. Salespersons are paid a fixed salary supplemented by sales commissions and performance-based bonuses. Sovam's sale efforts are focused primarily on the banking and financial communities and large multinational companies, although small and medium sized entities are also emerging as potential Sovam customers. Bundled service packages, which include Sovam's data and Internet service, Sovintel's international service and TeleRoss's long distance service, are frequently marketed together in order to offer customers a comprehensive telecommunications solution. In addition to data communications services, Sovam offers its customers hardware, installation and maintenance service and is a distributor of Northern Telecom equipment.

     Ownership and Control. GTS owns 66.7% of Sovam and IAS owns the remaining 33.3%. GTS has reached an agreement in principle to purchase IAS's interest in Sovam and expects to consummate the transaction in January 1998, thereby making Sovam a wholly owned subsidiary of GTS. The Sovam managing board is comprised of three GTS representatives and two IAS representatives. Decisions of the managing board are adopted by a majority vote. Changes to the charter and certain business decisions, including decisions on distribution of profits and losses, obtaining loans and approving major transactions, require unanimous approval. See "Risk Factors -- Dependence on Certain Local Parties; Absence of Control." The Sovam charter does not have an expiration date. Neither GTS nor IAS are obligated to fund Sovam's operations or capital expenditures. Losses and profits of Sovam are allocated to the partners in accordance with their ownership percentages, in consideration of funds at risk. As of September 30, 1997, GTS and its partner had made equity contributions of $1.3 million and $0.7 million, respectively, to Sovam. In addition, Sovam had outstanding loans of $10.4 million to GTS as of September 30, 1997. See "Management's Discussion and Analysis -- Accounting Methodology -- Profit and Loss Accounting."

    GTS CELLULAR

     GTS Cellular operates three cellular businesses in Russia and Ukraine. In Russia, GTS has a wholly owned subsidiary Vostok Mobile, which operates eleven AMPS cellular companies in Russian regions west of the Urals under the trade name Unicel. Vostok Mobile owns between 50% and 70% of these cellular joint ventures (the "Unicel Ventures") in Russia. In addition, GTS intends to enter into the cellular markets of additional Russian regions through its Vostok Mobile venture. GTS also participates in PrimTelefone, a 50% owned joint venture that operates an NMT-450 network in Vladivostok and four other cities in the Primorsky region of Russia. In Ukraine, GTS has an approximately 25% beneficial interest in Bancomsvyaz which operates a DCS-1800 cellular network in Kiev, and an international overlay network in Ukraine. GTS Cellular entities possess licenses covering major Russian and Ukrainian markets (excluding Moscow and St. Petersburg) with an aggregate 1995 population of approximately 25 million people.

     GTS currently offers cellular services in the following regions as of September 30, 1997:

                                                                                   URBAN
                                     GTS'S                                       POPULATION       TOTAL
           OPERATING                ECONOMIC                         CITY            IN          OBLAST        NUMBER OF
            COMPANY              INTEREST(1)(4)       CITY       POPULATION(3)   OBLAST(2)    POPULATION(2)   SUBSCRIBERS
           ---------             --------------       ----       -------------   ----------   -------------   -----------
                                                                  (MILLIONS)     (MILLIONS)    (MILLIONS)
RUSSIA
  Vostok Mobile(4)
     Arkhangelsk Mobile
       Networks................       50.0%       Arkhangelsk         0.6            1.2           1.6             499
     Astrakhan Mobile..........       50.0%       Astrakhan           0.6            0.7           1.0           1,116
     Chuvashi Mobile...........       70.0%       Cheboksary          0.5            0.8           1.4           1,052
     Lipetsk Mobile............       70.0%       Lipetsk             0.5            0.8           1.2           1,237
     Murmanskaya Mobilnaya
       Set.....................       50.0%       Murmansk            0.6            1.1           1.8           1,170
     Penza Mobile..............       60.0%       Penza               0.6            1.0           1.5             603
     Saratov Mobile............       50.0%       Saratov             0.2            2.0           2.7           1,599
     Parma Mobile..............       50.0%       Syktyvkar           0.3            0.9           1.3             360
     Volgograd Mobile..........       50.0%       Volgograd           0.9            2.0           2.6           1,309
     Votec Mobile..............       50.0%       Voronezh            1.0            1.5           2.5           1,631
     Mar Mobile................       50.0%       Yoshkar-ola         0.4            0.5           0.8             415
  PrimTelefone.................       50.0%       Vladivostok(5)      1.2            1.8           2.2           3,907
UKRAINE
  Bancomsvyaz..................       24.9%       Kiev                2.6            3.7           4.5           1,438
                                                                     ----           ----          ----          ------
          Total................                                      10.0           18.0          25.1          16,336
                                                                     ----           ----          ----          ------

---------------
(1) Represents the indirect economic interest of GTS in each entity.

(2) Source: Rusline (1995), except Kiev (from Ukraine Ministry of Statistics
    (1995)).

(3) Source: GTS estimate (1995).

(4) Prior to September 26, 1997, GTS owned 62% of Vostok Mobile. On September 26, 1997, GTS acquired the minority interest in Vostok Mobile, making Vostok Mobile a wholly owned subsidiary of GTS. Vostok Mobile owns between 50% and 70% of a series of 11 cellular joint ventures in various regions in Russia. In addition, Vostok Mobile has acquired a 50% interest in a cellular joint venture in the city of Barnaul, which became operational in December 1997. GTS intends to enter into the cellular markets of additional Russian regions through its Vostok Mobile venture.

(5) Includes Vladivostok and four other cities in the Primorsky region.

     The following table sets forth certain operating data related to GTS Cellular's operations:

                                                            AT AND FOR THE       AT AND FOR THE
                                                              YEAR ENDED          NINE MONTHS
                                                             DECEMBER 31,            ENDED
                                                           -----------------     SEPTEMBER 30,
                                                            1995      1996            1997
                                                           ------    -------    ----------------
  Vostok Mobile
     Total Subscribers...................................     850      6,884         10,991
     Average Revenue Per Subscriber Per Month............      --    $   128        $   138
     Minutes of Use(1)(thousands)........................      --     10,561         18,800
     Population Covered by Licenses (thousands)..........  18,400     18,400         18,400
     Population Covered by Networks (thousands)..........   4,000      6,500          6,500
     Subscriber Penetration of Population Covered by
       Networks..........................................      --       0.11%          0.17%
  PrimTelefone
     Total Subscribers...................................     792      2,822          4,581
     Average Revenue Per Subscriber Per Month............  $  282    $   236        $   230
     Minutes of Use(1)(thousands)........................     725      6,919         10,592
     Population Covered by Licenses (thousands)..........   2,200      2,200          2,200
     Population Covered by Networks (thousands)..........     500      1,175          1,175
     Subscriber Penetration of Population Covered by
       Networks..........................................    0.16%      0.24%          0.39%
  Bancomsvyaz
     Cellular Network
     Total Subscribers...................................      --        121          1,438
     Average Revenue Per Subscriber Per Month............      --    $    62        $   185
     Minutes of Use(1)(thousands)........................      --          9          2,261
     Population Covered by Licenses (thousands)..........      --      4,500          4,500
     Population Covered by Networks (thousands)..........      --      1,669          1,669
     Subscriber Penetration of Population Covered by
       Networks..........................................      --       0.01%          0.09%
     Overlay Network
     Minutes of Use(1)(thousands)........................      --         --          2,232
     Number of Ports.....................................      --         --            555
     Average Revenue Per Minute..........................      --         --        $  0.36

---------------

(1) Includes minutes among affiliates.

     Vostok Mobile. Through Vostok Mobile, GTS participates in eleven cellular joint ventures in Russia. Vostok Mobile owns between 50% and 70% interests in each of the eleven Unicel Ventures with regional telephone companies and, in one instance, a private Russian company, owning the remaining ownership interest. The Unicel Ventures each operate an AMPS-based cellular network, which was chosen principally because of the lower licensing fees and equipment costs associated with AMPS operations. The Company believes that the Unicel Ventures' AMPS-based networks can be upgraded to digital AMPS ("D-AMPS") for an incremental capital investment. Cellular networks which utilize digital technology, such as D-AMPS, DCS and GSM offer several advantages over analog technology including improved overall signal and sound quality, improved call security, potentially lower incremental infrastructure costs for additional subscribers and the ability to provide enhanced data transmission services, such as facsimile and e-mail. Digital technology also provides increased system capacity. The ventures intend to convert to D-AMPS at such time as there exists sufficient competitive pressures and/or market demand for digital services to merit the additional investment.

     AMPS technology is widely used by other cellular networks throughout Russia, making roaming commercially feasible. The Unicel Ventures have entered into roaming agreements with other AMPS-based cellular providers, which allow their subscribers to manually roam throughout Russia. Manual roaming, as opposed to automated roaming, requires subscribers to notify their local cellular providers of their travel plans in order to receive roaming capability. Vostok Mobile is currently working with VimpelCom to develop automated roaming standards which will provide subscribers with automated roaming capability.

     The Unicel Ventures, collectively, are licensed to provide cellular service to regions with an aggregate population of approximately 18.4 million people and the cellular networks of these ventures cover populations of approximately 6.5 million people. Over the next five years, Vostok Mobile plans to expand the coverage of the cellular networks to approximately 9.8 million people.

     The Unicel Ventures are the only cellular operators in many of their respective regions. Each region, however, has the potential for three licensed operators, including one operator for each of the AMPS, NMT and GSM cellular standards, and the Company expects competition to increase in the future as the Russian economy develops and telephony demands increase. Each of the Unicel Ventures operates independently within uniform guidelines established by Vostok Mobile. The Unicel Ventures employ local engineering and marketing personnel, which helps the ventures maximize their presence in their respective markets and maintain quality control. Vostok Mobile and its ventures employed over 279 persons as of September 30, 1997, with over 240 persons employed regionally.

     PrimTelefone. GTS's cellular operations in Vladivostok are conducted through PrimTelefone, a 50% owned GTS subsidiary, with the local electrosviaz owning the remaining 50%. PrimTelefone began operations in 1995 and operates an NMT-450 network in Vladivostok and four other cities in the Primorsky region. PrimTelefone entered and penetrated the Vladivostok market by leveraging its network design and full interconnection with the city telephone network. As a result, PrimTelefone's subscriber base has grown to 3,907 as of September 30, 1997 and PrimTelefone has been able to capture approximately half of the Vladivostok cellular market. PrimTelefone has also updated its billing system, which allows it to offer automated roaming. Although PrimTelefone has experienced significant growth, it does face competition. PrimTelefone's only current competitor has recently upgraded its network for more complete coverage and has been fully interconnected to the city telephone network and may prove to be more competitive in the future. PrimTelefone employs approximately 60 persons which include dedicated sales, marketing and customer service personnel.

     PrimTelefone holds a license to provide cellular service to a region having a population of approximately 2.2 million people and, as of September 30, 1997, its cellular network covered an area with a population of approximately 1.2 million people. PrimTelefone plans to expand its network's coverage to approximately 1.7 million people over the next five years.

     Bancomsvyaz. GTS operates in Ukraine through a 60% owned intermediate holding company which holds an approximately 49% interest in Bancomsvyaz, giving GTS an indirect approximately 25% economic interest in Bancomsvyaz. The remaining approximately 51% interest in Bancomsvyaz is owned by Bancomservice, a private company whose principals include telecommunications industry participants in Ukraine, and a Ukranian national. Bancomsvyaz is co-managed by GTS and Bancomservice, with Bancomservice appointing the General Director and GTS appointing the Chief Operating Officer, Chief Financial Officer and two Business Line directors. The current General Director has been active in the development of the telecommunications industry in Ukraine. Through Bancomsvyaz, GTS participates in the operation of a cellular network and an international overlay network. With over 96 employees, Bancomsvyaz markets its services and closely monitors technical and quality-related issues.

     Cellular network. Bancomsvyaz operates a cellular network in Kiev utilizing DCS-1800 cellular technology, and operates under a cellular license that covers the Kiev oblast. Bancomsvyaz began cellular operations in 1996 by covering the city center of Kiev and expanded its coverage to include the entire city in 1997. Bamcomsvyaz currently provides automated roaming capability in the U.K. and has entered into a clearinghouse agreement with a European PTO which provides Bancomsvyaz customers with automated roaming capability with all GSM signatories with a roaming agreement with this PTO.

     Bancomsvyaz holds a license to provide cellular service to a region having a population of approximately 4.5 million people and, as of September 30, 1997, its cellular network covered an area with approximately 1.7 million people. Bancomsvyaz plans to expand its network's coverage to approximately 3.2 million people over the next five years.

     Overlay network. Bancomsvyaz provides switched traffic service through its overlay network in Kiev. Bancomsvyaz owns and operates a partitioned mobile switch for both its overlay and cellular businesses. Bancomsvyaz has seven central offices in the city and also provides last mile connections (which are primarily copper) from the central offices to customers. Local traffic is routed to the local telephone network through the mobile switch. International traffic is routed through a government-owned satellite dish to the GTS-Monaco Access international gateway. Bancomsvyaz emphasizes its high quality service and markets primarily to multinational companies, real estate developers and hotels. Bancomsvyaz is also negotiating with Sovintel to provide a link to Moscow and plans to offer VSAT-based connections to its network in the future.

     Sales and Marketing. The GTS Cellular entities have entered into agreements with local distributors to more effectively reach their target markets. Particular emphasis is placed on product branding. Vostok Mobile's sales and marketing efforts are focused on the branding of its trade name, Unicel, which is marketed and promoted at the local level by each of the Unicel Ventures. By promoting the Unicel trade name, local ventures can emphasize their relationships with Vostok Mobile and the other Unicel Ventures, allowing customers to view the Unicel Ventures as integrated parts of a large cellular organization rather than as lone, independent operators. Bancomsvyaz operates under the trade name Golden Telecom.

     Customers and Pricing. GTS Cellular's customers are primarily large, mid-sized and start-up businesses and wealthy individuals. Increases in the number of customers for GTS Cellular's ventures is typically linked to the economic health of the region in which such venture operates. Cellular service is generally a premium service in the cities in which GTS Cellular operates and is priced as such. Each venture begins with two tariff plans, a "standard" tariff plan and a "premium" tariff plan, which includes a fixed amount of airtime at a discounted per-minute rate. Each plan prices late night and weekend calls at off-peak rates. The Company expects that prices will decrease as competition increases. Connection fees are minimized in order to reduce license fees in AMPS regions (which are partially calculated by reference to connection fees), as well as to keep market entry costs low. GTS Cellular has benefited from high margins generated by the sale of handsets, which are marked up in line with other cellular operators in Russia and the CIS. Value-added services, such as call forwarding and conference calling, when available, are priced nominally and discounted when sold in packages. Cellular accounts are recorded in dollars and customers remit payment in rubles at the exchange rate on the date of the bill and, in instances permitted by law, in dollars. Ruble accounts generally are charged a two percent conversion fee and payments in rubles are applied at the rate of exchange on the date of payment. In order to lessen risks to its receivables, the Company and its cellular ventures require advance payment from all customers with prepayments averaging approximately $250 per customer for six to eight weeks of service.

     Ownership and Control. GTS Cellular's Russian operations (except for the Vladivostok operations) are conducted through ventures that are owned between 50% and 70% by Vostok Mobile, a wholly owned subsidiary of GTS. GTS Cellular's Vladivostok and Ukrainian operations are conducted through ventures which require partner approval for most decisions. The applicable foundation agreements and charters do not have expiration dates. See "Risk
Factors -- Dependence on Certain Local Parties; Absence of Control." Neither GTS nor any of its respective partners in its Vladivostok or Ukrainian operations are obligated to fund operations or capital expenditures. Losses and profits of all such ventures are allocated to the partners in accordance with their ownership percentages, in consideration of funds at risk. As of September 30, 1997, GTS and its partners had made equity contributions aggregating $15.8 million and $15.3 million, respectively, to the various GTS Cellular Ventures. Contributions made by the partners include contributions of cash and intangible assets, such as licenses. In addition, the various GTS Cellular Ventures had outstanding loans of $28.0 million to GTS as of September 30, 1997. See "Management's Discussion and Analysis -- Accounting Methodology -- Profit and Loss Accounting."

    LICENSES AND REGULATORY ISSUES

     Telecommunications operators in Russia are nominally subject to the regulations of the Regional Communications Committee (the "RCC"). As a practical matter, national telecommunications authorities of the individual CIS countries and certain regional and local authorities generally regulate telecommunications operators in their markets through their power to issue licenses and permits.

     The Communications Law sets out a comprehensive legal and regulatory framework for the sector. It also sets forth general principles for the right to carry on telecommunications activities, describes government involvement in telecommunications regulation and operation, establishes the institutional framework involved in regulation and administration of telecommunications, and deals with various operational matters, such as ownership of networks, protection of fair competition, interconnection, privacy and liability. This institutional framework is implemented by separate legislation.

     Licenses to provide telecommunications services are issued by the MOC on the basis of a decision by the Licensing Commission at the MOC. No new licensing regulations have been issued since the enactment of the Communications Law and in practice the MOC continues to issue licenses based on the Licensing Regulations. Under the Licensing Regulations, licenses for rendering telecommunications services may be issued and renewed for periods ranging from 3 to 10 years and several different licenses may be issued to one person. Once the licenses are received, the licensee is required to register its right to hold and operate under the license with Gossvyaznadzor, the national authority responsible for monitoring compliance with regulatory and technical norms. Renewals may be obtained upon application to the MOC and verification by appropriate government authorities that the licensee has conducted its activities in accordance with the licenses. Officials of the MOC have fairly broad discretion with respect to both the issuance and renewal procedures. Both the Communications Law and the Licensing Regulations provide that a license may not be transferred. However, regional authorities are sometimes in a practical position to limit these national authorities. In August 1995, the Russian government created Svyazinvest, a holding company, to hold the federal government's interests in the majority of Russian local telecommunications operators. Such entities at the oblast and krai levels (administrative regions within Russia) and two cities -- Moscow and St. Petersburg -- exercise significant control over their respective local telephone networks.

     License procedures for the Company's cellular services include frequency licensing from the MOC through a two step process. A license must first be obtained from the MOC for permission to operate mobile cellular services on a commercial basis in a specific standard and frequency bandwidth. Thereafter, an approval to use specific frequencies within the band must be received from the State Radio Frequencies Commission. Once the licenses are received, Gossvyaznadzor confirms the rights of an operator to offer radio frequency transmissions on specific frequencies, administers type acceptance procedures for radio communications equipment and monitors compliance with licensing constraints. In each instance, the Company is required to obtain additional licenses and permits with respect to the use of equipment and the provision of services.

     Telecommunications laws and regulations in Ukraine are similar in many respects to those of Russia but are subject to greater risks and uncertainties. Regulations currently prohibit foreign entities from owning more than 49% of any telecommunications operating company. GTS's Ukrainian joint venture agreements provide it with the option of purchasing an additional one percent of the cellular network if these rules are liberalized. The Ukrainian government has proposed substantial frequency permit fees in connection with providing GSM service in Ukraine. Although the government has not imposed additional fees on Bancomsvyaz's existing DCS-1800 service, there can be no assurance that such fees will not be imposed in the future.

     GTS's subsidiaries and ventures hold the following licenses in Russia and
Ukraine:

     Switched Services. In Russia, the Company holds two licenses. The first license was reissued to Sovintel in November 1996 and authorizes Sovintel to operate as an international overlay network with the ability to interconnect with the Moscow region and St. Petersburg public switched telecommunications network ("PSTN"). This license ultimately requires Sovintel to provide service to at least 50,000 subscribers and expires in May 2000. It was amended in February 1997 to cover the Leningrad region. The second license was reissued to SFIT, Ltd., a wholly-owned subsidiary of GTS in February 1997, for provision of intercity services in 39 regions and in Moscow with ability to interconnect with the PSTN. In Kiev, Ukraine, the company holds a license for provision of overlay network services, including international services, in the name of its affiliate, Bancomsvyaz. In addition, Sovintel is an ITU recognized private operating agency ("RPOA"), which enables it to maintain a separate dialing code (7-501) that can be directly dialed from over 170 countries. Sovintel's status as an RPOA also enables it to terminate calls directly with other operators.

     Leased Circuits. In September 1996 the MOC issued to Sovintel a five-year license to lease local, intercity and international circuits in the territory of Moscow, Moscow region and St. Petersburg, valid until September 2001. The total amount of circuits leased is approximately 300 and may be increased up to a total authorized capacity of 2,500.

     Data Services. In August 1996, the MOC reissued to Sovam a 2 1/2-year license, effective July 1996, to provide data transmission services via a dedicated network to a number of oblasts and other regions covering a large portion of Russia. The license permits a network capacity of not less than 5,000 customers, allows it to interconnect with other data transfer networks in Russia, and expires January 1, 1999.

     Local Access Services. In January 1997, the MOC has licensed TCM to provide local telephone service in Moscow to not less than 100,000 subscriber local access lines. The license expires in May 2006. TCM has an agreement with MGTS to provide up to 200,000 lines, which would require an extension to its license, when its current capacity is reached.

     Cellular Services. In connection with cellular operations, Russian law apportions the responsibility for regulating and licensing cellular businesses between national and regional regulators. National telecommunications regulators have been assigned the responsibility of regulating and licensing cellular businesses utilizing the GSM and NMT-450 cellular standards prevalent in Europe. These regulators have auctioned licenses to provide these services to a number of ventures that have included large, well capitalized western telecommunications providers such as U S WEST and Nokia during the last four years. Regional telecommunications authorities have been given the rights to supervise the observance of licenses by cellular businesses utilizing AMPS cellular standard service, which is prevalent in the United States. However, AMPS licenses are issued by the MOC. GTS believes that, in many instances, cellular operators obtaining AMPS standard licenses, particularly those in second tier cities, pay license fees that are lower than those paid for the GSM and NMT-450 "national standards". Licenses for cellular providers have a term of approximately 10 years.

     The Company's twelve Russian cellular companies have licenses which expire between 2005 and 2007. One of the companies initially received an operating license in 1994, six companies initially received an operating license in 1995 and five companies initially received an operating license in 1996.

     Bancomsvyaz holds a license for provision of DCS-1800 mobile services in the Kiev oblast.

     COMPETITION

     Overview. GTS faces significant competition in virtually all of its existing telecommunications businesses in the CIS. Many of the Company's competitors and potential competitors, which include large multinational telecommunications companies, have substantially greater financial and technical resources than the Company and have the ability to operate independently or with global or local partners and to obtain a dominant position in these markets. The Company believes that it has a competitive advantage in each of these markets because of its operating history, its ability to bundle a broad range of telecommunications services in the region and its ability to make rapid decisions in pursuing new business opportunities and addressing customer service needs. The Company also believes that its local partnerships and reliance on nationals in the management of its businesses and joint ventures provide it with better knowledge of local political and regulatory structures, cultural awareness and access to customers.

     International Services. Sovintel faces significant competition from more than ten other existing service providers in Moscow, including Rostelecom and joint ventures between local parties and multinational telecommunications providers. Large competitors include the "Combelga" joint venture, an RPOA operator in which Alcatel and the Belgian PTO participate as foreign investors, "Comstar", a joint venture between GPT Plessey and MGTS, providing services similar to those provided by the Company, TelMos, a joint venture between AT&T, MGTS, Global One, through its Moscow based ventures, and Peterstar, in Petersburg, which is part of the PLD Telekom group. Several smaller companies, such as DirectNet, and Aerocom provide high-volume and carrier's carrier services in Moscow. Bancomsvyaz competes in the switched international traffic market with the Kiev electrosviaz and UTel, a joint venture that includes Western partners with substantial capital and technical resources who together hold a dominant share of the

Kiev market. The Company expects that market consolidation will take place among the competitive field in international services.

     Domestic Long Distance Services. The Company believes its major competitors in the Russian domestic long distance market consist of Rostelecom, the electrosviazs, including those which are partners in the Company's TeleRoss Ventures, and a variety of ventures that include foreign partners with substantial financial resources. The most significant of such competitors include: Global One, through its regional operations; Rustel, a venture that includes Rostelecom, other Russian partners and International Business Communication Systems, a Massachusetts telecommunications firm; Belcom, a private company in which Comsat has a majority interest and which provides VSAT services primarily to the energy sector; Satcom, a Russian joint venture licensed to provide local, long distance and international service over private and public switched networks; Teleport TP, a satellite overlay company jointly owned by Rostelecom and Petersburg Long Distance that provides satellite teleports in cities throughout Russia; and Comincom, a Russian private venture. In the Russian far east, TeleRoss competes with Vostok Telecom, which is owned by the Japanese companies KDD and NIC and certain Russian partners; and Nakhodka Telecom, which is owned by Cable & Wireless and certain Russian partners.

     GTS both cooperates and competes with Rostelecom. Rostelecom provides only international and long distance services to international carriers and regional electrosviazs, and does not provide end-to-end customer services. GTS provides last mile, account management, and transit services for Rostelecom in Moscow, and uses Rostelecom channels and switches for both international and long distance services. GTS provides long distance and international services on an end-to-end basis, using service elements of Rostelecom, the electrosviazs and its own resources. However, Rostelecom does compete with Teleross, in that Teleross provides intercity services to customers, using satellite channels provided by other state agencies (Intersputnik), and provides transit services to various electrosviazs, on a traffic overflow basis.

     GTS believes that it enjoys a number of competitive advantages in the Russian domestic long distance market, the most important being the maturity of its international and data service businesses in Russia. This provides GTS with access to the services, customers, products, licenses and facilities of its other businesses. The Company also believes that it has more experienced management, a more comprehensive strategy to build out a nationwide long distance network and stronger relationships with many regional telephone companies and with satellite capacity providers, such as Intersputnik, than most of its competitors. In addition, the Company believes that it does not have any significant competitor in the regional inter-city market (i.e., calls between Russian cities other than Moscow or St. Petersburg).

     Data Services. Sovam has several primary competitors in the market for data services: Global One, which began packet-switched service in Moscow and St. Petersburg in June 1992, under the Sprint Networks venture; Demos, an Internet service provider; and Relcom, a cooperative affiliation of computer users that relies on an older generation of technology that supplies slower and lower-cost messaging facilities to customers (primarily domestic commodities traders) that do not require higher levels of service. In addition MCI and Rostelecom have recently announced their agreement to create a national Internet access network utilizing Rostelecom's domestic network and MCI's international infrastructure. Rostelecom has also announced the formation of a new Internet services company called RTK Internet, with Relcom as its partner. Although Sovam's business has grown quickly, the Company believes that Global One is the market leader. GTS believes that other potential competitors, including foreign PSTNs, Infotel, Infocom and Glasnet, are also active in this market.

     Although the Company faces significant competition in this market, it believes that it enjoys certain competitive advantages, including the ability to reach a wide area throughout Russia through TeleRoss, innovative service offerings such as Russia On Line, the maturity of its business in the key banking services segment, high levels of customer service and support, and high speed digital channels through TeleRoss.

     Local Access Services. The Company believes that its major competition in the Moscow local access market consists of a number of ventures with Western partners, including Telmos (which includes AT&T), Comstar (which includes GPT Plessey), and Combelga. However, since TCM has obtained an allocation of up to 100,000 numbers, the Company believes that TCM will account for a substantial proportion of the new capacity to come onto the market within the next five years.

     Cellular Services. Most Russian cellular markets have the potential for three licensed operators, including one operator for each of the GSM and NMT-450 cellular standards, which Russia has adopted as national standards, and one operator using the AMPS cellular standard, which has been set as a regional standard. Many large Western telecommunications operators, including U S WEST, Deutsche Telekom, STET, Midcom and Millicom, have participated in auctions for licenses to provide GSM and NMT-450 cellular service to certain significant Russian urban centers. In addition, a CDMA auction is likely to occur in the future which could result in one or more CDMA operators entering the market. In Ukraine, Bancomsvyaz competes primarily with an NMT operator and a GSM operator in Kiev. Additional GSM licenses were auctioned off in early 1997 and other GSM operators may enter other markets in 1998.

WESTERN EUROPE

     OVERVIEW

     GTS seeks to position itself as the leading independent carriers' carrier within Western Europe through the development of two ventures, HER and GTS-Monaco Access. HER's objective is to become the leading pan-European carriers' carrier by providing centrally managed cross-border telecommunications transmission capacity to telecommunications companies including traditional PTOs and New Entrants on an approximately 18,000 kilometer high capacity fiber optic network designed to interconnect a majority of the largest Western and Central European cities. HER is currently operating over an approximately 1,700-kilometer portion of the network linking Brussels, Antwerp, Rotterdam, Amsterdam, London and Paris. HER expects the initial five country network to be placed in operation in the second quarter of 1998. This segment of the network is expected to deliver managed transport services over approximately 2,900 kilometers of fiber optic cable linking the cities of London, Rotterdam, Amsterdam, Antwerp, Brussels, Paris, Dusseldorf and Frankfurt. The full 18,000 kilometer network is expected to become fully operational during the year 2000. HER also plans to lease capacity on a transatlantic cable linking the European network with North America and is exploring various interconnectivity options to Russia and Asia. Such intercontinental interconnectivity will help HER satisfy the needs of its European customers with respect to outgoing traffic and attract additional non-European customers with traffic terminating in Europe. HER commenced commercial service over the Brussels-Amsterdam portion of the network in late 1996, and the London-Paris portion in November 1997. GTS-Monaco Access operates an international gateway in Monaco in partnership with, and utilizing the existing gateway infrastructure of, the Principality of Monaco and provides transit and routing of international calls to other telecommunications operators. Through its HER and GTS-Monaco Access ventures, GTS is building a new network for transporting voice, data and multimedia/image traffic for other carriers throughout Western and Central Europe and for worldwide international voice, data and multimedia/image traffic that either originates or terminates in, or transits through, Western and Central Europe.

     The Company believes that the international segment of the Western and Central European telecommunications market will be an attractive market for new telecommunications entrants because of its large size, the high operating costs and low productivity of current providers, and the barriers to entry created by the need to control a network and its rights-of-way.

     The European telecommunications market has historically been dominated by monopoly PTOs. This system has ensured the development of broad access to telecommunications services in Europe, but it has also restricted the growth of high quality and competitively priced pan-European voice and data services. The current liberalization occurring in Europe is intended to address these structural deficiencies by breaking down PTO monopolies, allowing new telecommunications operators to enter the market and increasing the competition within the European telecommunications market. In March 1996, the European Commission adopted a directive (the "Full Competition Directive") requiring the full liberalization of all telecommunications services in most EU member states by January 1, 1998. The Company expects that full liberalization in these European countries will lead to the emergence of New Entrants with new and competitive service offerings. HER expects this increase in competition will result in lower prices and a substantial increase in the volume of traffic and range of telecommunication services provided. HER believes that as a result of the increased call volume and growth in value added services, participants in these markets will require significant amounts of new cross-border telecommunications transport capacity to provide their services.

     The Hermes network will offer PTOs and New Entrants an attractive alternative for the transport of cross-border European telecommunications traffic. In the traditional system, PTOs own and control circuits only within their national borders, and as a result, cross-border traffic must be passed from one PTO to another PTO at the national boundary. No single PTO therefore owns or controls end-to-end circuits for cross-border calls. The alternative for carriers of this traffic will be to build their own transport capacity or use International Private Leased Circuits ("IPLCs") which are provisioned by combining half-circuits on the networks of two or more PTOs. The Company believes that there are a number of problems with these options that result in HER being well-positioned to become the leading independent carriers' carrier in Western and Central Europe. In particular, building their own transport capacity is unlikely to be an attractive option for most carriers because of the high traffic volumes required to justify the expense, the need to focus resources on marketing and customer service, the time commitment and the regulatory and administrative complexities involved, particularly in obtaining the rights of way across national borders. Likewise, IPLCs provided by the PTOs also have a number of disadvantages, including high prices, lack of end-to-end quality control, lack of redundancy, low quality due to diversity of network systems and equipment, limited availability of bandwidth and long lead times for provisioning.

     HER

     HER's objective is to become the leading pan-European carriers' carrier by providing centrally managed cross-border telecommunications transmission capacity to telecommunications companies including PTOs and New Entrants. HER intends to offer these target customers a better transport system than is currently available in Europe with a higher and more consistent level of transmission quality, redundancy, network functionality and service across Europe at lower prices. Development of the HER network is dependent upon, among other things, HER's continuing ability to obtain the necessary financing, rights-of-way, licenses and other regulatory approvals in a timely and cost-effective manner. See "Risk Factors -- HER Network Roll-out."

     HER is developing an approximately 18,000 kilometer, pan-European high capacity fiber optic network designed to interconnect a majority of the largest Western and Central European cities. Each access point of the network will be placed in operation as it is linked to the network. HER intends to build the network using the most accessible and cost-efficient infrastructure base in each of the regions served, including using rights-of-way and existing infrastructure of railways, motorways, pipeline companies, waterways and power companies. HER plans a flexible approach to the network build-out plan and intends to fine-tune the scope, route and design of the network based upon the evaluation of customer demand.

     HER began initial trials of the Brussels-Amsterdam portion of the network in the third quarter of 1996 and commenced commercial service in November 1996. Commercial service connecting Paris to Amsterdam, Brussels and London started in November 1997.

     HER expects to continue to roll-out full telecommunications transport service on the initial network in the first five countries linking the additional cities of Dusseldorf and Frankfurt in the second quarter of 1998. This initial network in the first five countries is expected to consist of 2,900 kilometers of fiber optic cable covering countries which, in 1995, originated over 60% of all outgoing calls and terminated over 60% of all incoming calls in the countries to be served by the full network. Network coverage is planned to be expanded to include Munich, Berlin, Geneva, Zurich, Stockholm, Copenhagen, and Milan in the third quarter of 1998. By the year 2000, the 18,000 kilometer HER network is expected to have points of presence in at least 32 cities in 15 European countries, including Southern and Central Europe. HER also plans to lease capacity on a transatlantic cable linking the European network with North America and is exploring various interconnectivity options to Russia and Asia.

     HER has entered into agreements for the construction and/or lease of fiber optic routes for the initial network in the first five countries. Contracts have been concluded with respect to the portion of the network connecting Germany with each of France, the Netherlands and Switzerland and HER continues to negotiate rights-of-way and other infrastructure arrangements in five other Western European countries representing the remainder of the Western European portion of the rollout. HER will need to negotiate similar agreements to complete the network in four Central European countries. Buildout of the HER network is subject to numerous risks and uncertainties that could delay deployment or increase the costs of the network, or make the network commercially unfeasible. See "Risk Factors -- HER Network Roll-out."

     HER was formed on July 6, 1993 by HIT Rail. HIT Rail was incorporated in 1990 by eleven national railways to carry out telecommunications engineering activities in order to construct and exploit a data communications network for railway traffic. GTS-Hermes purchased a 34.4% interest in HER in 1994 and has increased its interest to 50% in 1995 and to 79% in 1997. GTS-Hermes is a wholly owned subsidiary of GTS.

     Business and Marketing Strategy

     The overall strategy of HER is to offer PTOs and New Entrants pan-European cross-border telecommunications transport services to help them, in turn, more successfully meet the needs of their end-user customers. The HER network also provides a vehicle through which a carrier can compete in markets where it does not own infrastructure. HER expects to enter the market ahead of similar competition and encourage a wide variety of carriers to use its network with service offerings that meet their needs. HER's primary service offerings are large-capacity circuits for "wholesale" customers such as PTOs and New Entrants. HER's focus on carriers is designed to complement and not compete with carriers' own business objectives in providing services to end-users.

     To establish HER as the leading carriers' carrier for international telecommunications within Europe, HER intends to offer its customers significantly higher quality transmission and extended/advanced network capabilities at a competitive price by focusing on the following:

          High Capacity International Network Facilities. The HER network is designed to offer its customers access to high capacity network facilities outside their domestic markets, providing cross-border capabilities without requiring customers to invest in network infrastructure or being constrained by a narrow range of capacity offerings. With STM-64 technology and Wavelength Division Multiplexing ("WDM") upgrades, HER's fiber deployment plan provides for the equivalent of 128 fiber pairs of capacity across Europe.

          Uniform Network Architecture. The HER network is designed to offer managed transport services from country to country and across multiple countries utilizing a single uniform network, in contrast to services currently available that use multiple providers over several networks with varying technologies and each under the control of separate, not necessarily compatible, network control systems. The HER network's uniform technology enhances service by providing quality and reliability as well as uniformity of features throughout the network.

          Diverse Routing. The HER network architecture includes diverse, redundant routes that are designed to provide high levels of reliability. The network is designed to provide availability of over 99.98% for most routes and to provide customers with a wide range of telecommunications transmission capacity. To achieve this level of reliability without the use of a network similar to the HER network, HER believes that carrier customers would need to purchase additional dedicated circuits to provide for redundancy.

          Rapid Provisioning. HER services provide access to the network, such that additional capacity can be provided to customers on the HER network on a rapid basis. This access provides a level of capabilities that HER believes is unavailable in Europe today. This ability to rapidly provide service is largely due to HER's development of capacity substantially in excess of HER's forecasted requirements.

     - Flexibility. HER services are focused on providing customers flexibility across the network through which the customer may minimize risk by enabling network rerouting, eventually even under customer direct control.

     - Advanced Technology. HER is deploying SDH technology which, by using WDM techniques and hardware, is upgradeable and will permit significant expansion of transmission capacity without increasing the number of fiber pairs in the network. This technology also provides the basis for structuring advanced operating features, such as virtual private network service and ATM-based services. Additionally, the SDH technology deployed by HER may be upgraded.

     - Innovative Pricing. Currently the price of E1 equivalent circuits on transborder European routes is artificially high and not necessarily related to the cost of such circuits. HER intends to offer competitive pricing. HER will also offer highly tailored contract terms and volume discounts, which allow carrier customers to plan more efficiently the fixed costs of their service portfolio. Customers can select varying capacity, access, guaranteed availability and contract terms at competitive prices. Customers sourcing from PTOs are generally limited to order from a very narrow set of capabilities offered under inflexible pricing plans.

     Although HER and GTS have relationships with certain PTOs or other access providers for specific projects, they do not have wide-ranging alliances with any of the major consortia or large Western telecommunications companies. Additionally, HER's strategy calls for it to focus on carriers' carrier services, so that it will limit overlap of target markets with its carrier customers in end user markets. HER believes that this independence will make it an attractive service provider for carriers who may otherwise be reluctant to obtain services from other providers of intra-European transport that also may be their competitors in the retail market.

     SERVICES

     HER's primary service is large capacity cross-border European circuits provided to carriers and service providers over an integrated, managed pan-European network structure thus providing a service for wholesale customers such as PTOs and New Entrants. The HER network will be based on SDH technology, which provides for digital transmission capability upon which a broad range of advanced functionality may be built and which offers network availability, flexibility, bandwidth speeds and error performance not otherwise available to carriers for transport of telecommunications traffic across national borders in Western and Central Europe. The network is designed to provide customers with a wide variety of bandwidth speeds, ranging from VC12/E1 Standard (equivalent to 2.048 Mbps) to STM-1/E4 Standard (equivalent to 155 Mbps) and beyond.

     HER will provide high quality cross-border transmission services for licensed or otherwise authorized telecommunications providers. Services are based on the principle of adding greater value than currently available in the market while retaining competitive prices.

     Point-to-Point Transport Service. The current market for cross-border transport is served by IPLCs provided by PTOs. IPLCs are formed by combining half-circuits from two PTOs between customer locations, often with additional PTOs providing transit segments. Under the IPLC service, overall service quality guarantees generally are not provided and only a limited range of bandwidth is available, usually only E1 and in certain instances, E3. The Company believes that HER's Point-to-Point Transport Service will be a major improvement to the PTO-based approach because it provides a greater range of bandwidths (from 2 Mbps (E1 or VC-12) to 140/155 Mbps (E4 or VC-4)) and allows customers to choose a service level agreement with guarantees appropriate for their applications, including guarantees for on-time service delivery and service availability.

     Point-to-Point Transport Service consists of two services, "Integrated" and "Node-to-Node." The HER "Integrated" service provides an end-to-end service between customer-specified locations where the customer can request for HER to arrange for "last mile" services from the HER node location to the customer's location. The HER "Node-to-Node" service can be selected when the customer prefers to provides its own services to reach the local HER node location. In Node-to-Node Service, HER guarantees service only on its portion of the network between HER nodes. Both services are competitively priced relative to current service offerings. A premium is charged for the highest guaranteed level of service which incorporates an end-to-end, fully diverse, protected, "Integrated" service. The customer can choose flexible contract terms from one to five or more years' duration, with volume discount schemes designed to ensure that HER remains a cost-effective solution.

     Virtual Infrastructure Service. Carriers and operators that plan to expand their operations to become pan-European service providers as the European marketplace is liberalized require a flexible and cost-effective means of telecommunications transport. To date such service providers obtain international transport service by leasing IPLCs. Leasing IPLCs requires a carrier to lease channels on a segment-by-segment basis from multiple PTOs, linking the target cities under arrangements having fixed capacity and pricing structure for each segment of the carrier's network. Leasing IPLCs has several disadvantages, including (i) difficulty in obtaining discount/volume pricing schemes since there is no single provider of pan-European coverage, (ii) delays in implementation due to numerous contractual negotiations and having to interconnect numerous IPLCs, (iii) limited availability of pan-European leased capacity at high bandwidth and (iv) variability of quality due to multiple operators and the absence of a single uniform network. Operators could also construct their own network, which is expensive, time-consuming and complex and which may not be justified by such operators' traffic volume.

     HER's Virtual Infrastructure Service will offer a new solution and an attractive alternative to leasing IPLCs or building infrastructure. This service will enable HER's customers to obtain a uniform pan-European or cross-border network under one service agreement by allowing the customer to select any number of cities along the HER network at a pricing structure based on the overall amount of leased capacity for the customer's entire network. The key feature behind Virtual Infrastructure Service is that it gives the customer the ability to add or reconfigure capacity in 24 hours between locations connected in the Virtual Infrastructure Service, thereby enabling the customers to respond almost immediately to changes in traffic. By being able to transfer capacity among the network routes, HER's customers are able to avoid over- and under-utilization of leased channels. This service offering provides a customer with the benefits of ownership (rapid provisioning, freedom to rearrange and control) with a "pay-as-you-go" managed service offering, without the burdens of up-front investment and costs required to build a network, and without having to manage the on-going maintenance and operation of the network.

     The service would be delivered through pre-installed physical facilities at each of the customer locations. These facilities are designed to ensure that most growth or changes in customer requirements can be addressed purely by remote logical reconfiguration from the HER Network Operations Center. This remote network management ability is inherent in SDH technology and allows rapid provisioning and high quality of service.

     Ring Service. Most medium to large carriers and operators purchase network capacity in excess of actual requirements, and prefer to have physical configuration control over their networks. The HER Ring Service connects multiple customer locations with multiple VC-4 paths in a ring configuration. The customer has direct control over the configuration of the VC-3 and VC-12 paths within the ring, and has exclusive control over the routing. Additional ring capacity can be added with no service interruption and additional customer locations may be added to the ring with minimal service interruption. Because HER is not required to configure 'idle' bandwidth or to manage the 'SDH subnet' this service can be provided at a very competitive rate vis-a-vis other point-to-point services.

     Sales and marketing of HER's services are conducted through its sales and marketing department, which includes a director and senior sales managers responsible for various regions and customer segments. Additionally, HER expects that its railway shareholders that develop domestic telecommunications businesses, or other local network access providers, can provide an effective distribution channel to smaller carrier customers.

     PRICING

     Currently the price of cross-border pan-European calls are often significantly higher than the underlying cost of transport and terminating such calls and higher than the price of intra-country calls or transborder calls to and from liberalized markets. The low cost of operating the network enables HER to attractively and competitively price services in the face of declining overall tariffs for telecommunication services. HER's low-cost basis is due to, among other things, its use of up-to-date technology without the burden of legacy networks, which requires fewer employees to operate.

     The term of a typical customer agreement currently ranges from 1 to 3 years. The customer agrees to purchase, and HER agrees to provide, cross-border transmission services. In general the customer agrees to pay certain non-recurring charges and recurring charges on an annual basis, payable in twelve monthly installments. If the customer terminates the service order prior to the end of the contract term, it is generally required to pay HER a cancellation charge equal to three months service for each of the twelve months remaining in the contract term. HER guarantees transmission services to a certain service level. If such levels are not met or HER fails to deliver service by the committed delivery date, the customer is eligible for a credit against charges otherwise payable in respect of the relevant link.

     CUSTOMERS

     HER's high capacity, SDH-based fiber optic network is designed to enable PTOs and New Entrants to integrate high quality, cross-border capacity into their end user offerings. As of November 30, 1997, fifteen customers were under contract for service on the HER network, including PTOs, a global consortium of PTOs, Internet service providers, an international carrier, VANs and resellers. HER provided capacity of approximately 110 E1 equivalent circuits as of November 30, 1997. The type and quality of HER's customers validates the concept of the HER network, and illustrates the type of customers who will be attracted to the full network. The success of this limited network also demonstrates the demand for cross-border transport services. In total, HER is targeting seven major market segments or customer groups which can be characterized as follows:

        - Existing PTOs. This customer segment consists of the traditional European PTOs that generally participate in the standard bilateral agreements for cross-border connectivity. Hermes provides a vehicle for PTOs to compete in non-domestic markets both before and after January 1, 1998. As of January 1, 1998, both reserved and non-reserved traffic can be transported by alternative infrastructure providers, thus vastly expanding the available PTO market for HER.

        - Global Consortia of Telecommunications Operators. Many of the largest PTOs and international carriers have pooled resources and formed consortia in order to compete more effectively in important telecommunications markets such as those in Western Europe particularly outside their home markets. Prior to liberalization of the provision of switched voice services in Western European markets, one of the primary objectives of these consortia is to provide non-reserved pan-European services to multinational business customers, including X.25/frame relay (high speed data network) service and closed-user group voice services. Under the current regulatory framework, consortia would otherwise be required to purchase leased lines at negotiated retail rates, even within their home countries. HER believes that it provides an attractive alternative at better pricing in those environments where such a consortium does not already own its infrastructure. Furthermore, HER believes that it is well positioned to provide cross-border connectivity between different domestic infrastructures of these alliances.

        - International Carriers. This customer segment consists of non-European carriers with traffic between European and other international gateways. Such carriers include Teleglobe, GTS-Monaco Access and eventually the U.S. Regional Bell Operating Companies. HER can provide these customers a pan-European distribution network to gather and deliver traffic to and from their own and other hubs.

        - Alternative Carriers. This segment consists of second carriers, cable TV and mobile carriers and competitive access providers. These new carriers have chosen to compete with the incumbent PTOs in their respective countries, and the Company believes that they would look favorably to an alternative such as HER. HER believes that this segment will sustain the largest growth as competition emerges in Europe. HER also believes that non-PTO competitors in Europe will prefer to use a non-PTO alternative like HER to meet their cross-border telecommunication transport needs.

        - Internet Backbone Networks. Internet backbone networks are a fast emerging segment and are expected to generate significant requirements for the services HER offers. These require large capacity international connectivity services between Internet nodes (point of interconnection between local Internet service providers) in all local European markets. The Internet segment is experiencing significant growth in demand for transmission capacity.

        - Resellers. Resellers are carriers that do not own transmission facilities, but obtain communications services from another carrier for resale to the public. Resellers are also a growing segment of the market and are expected to increase in conjunction with the liberalization of the European telecommunications market. In the U.S., for example, resellers were a significant factor in the expansion of competition.

        - Value Added Networks ("VANs") and other Service Providers. VANs are data communications systems in which special service features enhance the basic data transmission facilities offered to customers. Many of these networks are targeted to the data transfer requirements of specific international customer segments such as airlines and financial institutions. VANs' basic network transmission requirement is to connect data switches or processors. VANs currently purchase their own international circuits and build additional resiliency into their network infrastructure. HER will allow them to meet these needs cost-effectively, and to extend their services to new markets or customers without substantial capital investment.

     HER expects that additional demand for alternative service providers will come from increased usage of dedicated circuits for Internet access, private lines for the deployment of wide-area networks by large corporations, "single source" local and long distance services by small and medium-sized businesses and emerging broad band applications such as cable TV programming distribution (other than broadcast) to the end user.

     CURRENT OPERATIONS

     HER currently operates an approximately 1,700 kilometer network connecting the cities of Brussels, Antwerp, Rotterdam, Amsterdam, London and Paris. HER began initial trials of a 244 kilometer portion of the network between Brussels and Amsterdam in the third quarter of 1996 and commenced commercial service in November 1996. Commercial service connecting Paris to Amsterdam, Brussels and London started in November 1997. HER's Network Operations Center located in Brussels, Belgium and its backup center located in Antwerp, Belgium are fully operational and house network management and customer support services which operate 24 hours a day, seven days a week. Billing and customer service functions are also operational.

     NETWORK DESIGN

     Network Architecture. The network architecture is based on a highly meshed flat topology which covers a wide geographical area with large distances between individual network nodes. This architecture allows rerouting of traffic at electronic speeds in the event of a network failure. This approach also lowers network cost by allowing each node to be sized to match anticipated traffic volumes rather than to a standard capacity. Individual nodes can be configured to connect any trunk to any other in the nodes, thus allowing efficient transmission of traffic. Each node will be connected to at least two other nodes allowing rerouting of traffic in the event of a network failure. HER believes that its network will be the first cross border pan-European network with such redundancy.

     The HER network has been designed to be controlled by a single network management center and supported by advanced operational support systems. A centralized network center can pinpoint overloaded pathways or malfunctioning circuitry and reroute traffic much more quickly than networks controlled by separate network centers operated by PTOs in different countries. HER primarily uses Alcatel for the supply of transmission equipment and network management systems. HER's advanced operational support systems allow it to correct network failures and isolate equipment faults with greater speed and at a lower cost than is the case with heterogeneous multi-operator networks. Critical elements of the network, including network maintenance and control systems, are designed with redundancy in order to ensure a high quality of service. The network design has several important resilience features including: multiple paths to each node, built-in hardware redundancy and redundant power supplies. For all network routings, there will be at least two paths. Should service failure occur on one route, the network is designed to automatically re-route traffic to another route. HER believes that these techniques will result in performance of 99.98 percent or better for premium service customers for most routes.

     HER expects to operate the entire network and to own substantially all of the network equipment as well as some segments of the fiber optic cable. A substantial part of the fiber is leased on a long-term basis. Long-term leases for fiber are advantageous to HER because they reduce the capital expense burden of building large quantities of capacity before they can be used. Where HER leases dark fiber, the infrastructure provider will generally be responsible for maintaining such fiber optic cable. HER will enter into agreements with Alcatel and infrastructure providers and other third parties to supply and/or maintain the equipment for the HER network. See "Risk Factors -- HER Network Roll-out."

     Network Capacity. The network will consist of Synchronous Digital Hierarchy ("SDH") STM-16 links managed by equipment and operating centers owned by HER and running on dark fiber leased from infrastructure providers or built by HER on leased rights of way. Each line system and multiplexer works initially at the 2.5 Gbps (STM-16) level. The most important types of equipment used or to be used in this network are Add-Drop Multiplexors ("ADMs") and regulators and a variety of optical amplifiers for boosting optical signals. The STM-16 links are expected, where needed, to be upgraded to STM-64. Furthermore, fibers will be multiplexed using WDM, also as required. Additional capacity can be achieved by adding new fiber accesses to a given city over alternative routes, thereby achieving more meshing and the resulting improved network availability.

     Network Agreements. HER has entered into agreements and letters of intent with various infrastructure providers for construction and/or dark fiber lease of portions of the HER network. HER's agreements for leases of portions of the network typically required the infrastructure provider to provide a certain number of pairs of dark fiber and node and/or regenerator sites along the network route commencing on certain dates provided by HER. The term of a lease agreement typically ranges from 10 to 18 years. An agreement typically contains optical specification standards for the fiber and methods of testing. HER is allowed to use the cable for the transmission of messages and in other ways, including increasing capacity. The infrastructure provider also provides space for the location of equipment and spare parts and guarantees the provision of power and other utilities together with environmental controls and security to ensure the proper functioning of the equipment. The infrastructure provider is typically responsible for maintenance of the cable and the provision of first line maintenance to equipment and permits HER access to such facilities. Access arrangements to the nodes are also provided so that connection may be made to HER customers or to the rest of the network. An agreement also provides for an annual price for the provision of fiber and for the facilities and maintenance. The agreements typically provide for termination by the parties only for material breach, with a 90 day minimum cure period. The agreements typically contain a transition period after termination of the agreement to allow HER to continue to serve its customers until it can reach agreement with an alternative infrastructure provider.

     Local Access. Access to the HER network will be provided to clients through SDH access lines including at the STM-1 or STM-4 level. However, customers who continue to use the older PDH technology may also access the HER network. In each city, as a HER point of presence is deployed, HER may contract with a local access network supplier for "last mile" services to customer locations. HER will not invest in building local access infrastructure but such connectivity can be supplied on a case-by-case basis via preferred local access partner arrangements. Currently Telfort in the Netherlands and Belgacom in Belgium are providing local access to the operating Amsterdam-Brussels route. In London and Paris, HER has contracted with local access providers to connect the HER network to intra-city networks in those cities. Pursuant to this agreement, HER can offer its carrier customers local connectivity in those cities. Various Local Access Network Suppliers may also be interested in HER for the purpose of linking the business centers in which they are active. Therefore, the

Company believes that the relationships between HER and local access network suppliers can benefit both parties. Set forth below is an illustration of the connection between the HER network and local access providers.

                            [SDH/WDM NETWORK CHART]

     Network Routes. The table below sets forth the current planning dates of the development of routes in the initial network in the first five countries.

                                   ESTIMATED
                                   COMMERCIAL
                                    SERVICE              TOTAL ROUTE
                                  AVAILABILITY          KILOMETERS OF
FROM              TO                  DATE                  FIBER
------------      ----------      ------------          --------------
Amsterdam         Brussels        Operational                244
Amsterdam         London          Operational                458
Brussels          London          Operational                474
Paris             Brussels        Operational                514
Dusseldorf        Amsterdam       April 1998                 246
Paris             Frankfurt       June 1998                  716
Frankfurt         Dusseldorf      June 1998                  236

     HER is currently operating on an approximately 1,700 kilometer portion of the network. Under HER's current plan, HER expects to have an aggregate of approximately 3,200 kilometers completed in the first half of 1998, approximately 10,200 kilometers completed at the end of 1998 and the entire 18,000 kilometer network completed by the year 2000. Hermes also plans to lease capacity on a transatlantic cable linking the European network with North America in 1999.

     The Dusseldorf-Amsterdam, Frankfurt-Dusseldorf and Paris-Frankfurt fiber optic routes are currently under construction. "Under construction" means that with respect to each of the segments that make up each of these routes, one of the following is occurring: (i) HER has contracted to build or is contracting to build the fiber optic cable segment, and (ii) HER has leased or will lease such segment of dark fiber optic cable from a third party who has built or is currently building such segment. The dates set forth above may be subject to delays due to a variety of factors, many of which are beyond the control of the Company. See "Risk Factors -- HER Network Roll-Out."

     HER is deploying the network along the rights-of-way of several shareholders as well as the rights-of-way of a variety of alternative sources, including motorways, waterways, pipelines and utilities. The rights-of-way of HER-built portions of the network will be provided pursuant to long-term leases or other arrangements entered into with railroads, highway commissions, pipeline owners, utilities or others. HER generally prefers to use the infrastructure of its rail-based shareholders when such infrastructure is available on a timely and commercially reasonable basis. In certain cases, however, HER has not been able to reach agreement with such shareholders for the provision of rights-of-way along their railways, which has resulted in significant delays to the network buildout. In all cases, it is the policy of HER to evaluate multiple alternative infrastructure suppliers in order to maximize flexibility. As a result of its network development activities to date, HER has gained access to infrastructure for its network routes which, in certain cases, HER believes will be difficult for its competitors to duplicate.

     Competition

     The European and international telecommunications industries are competitive. HER's success depends upon its ability to compete with a variety of other telecommunications providers offering or seeking to offer cross-border services, including (i) the respective PTO in each country in which HER operates and (ii) global alliances among some of the world's largest telecommunications carriers. HER expects that some of these potential competitors may also become its customers. HER believes that the ongoing liberalization of the European telecommunications market will attract New Entrants to the market and increase the intensity of competition. Competitors in the market compete primarily on the basis of price and quality. HER intends to focus on these factors and on service innovation as well. HER business plan anticipates substantial head-to-head competition as well as indirect competition.

     WorldCom recently announced plans to construct a pan-European fiber network, the first phase of which is expected to connect London, Amsterdam, Frankfurt, Brussels and Paris by early 1998. Although the Company believes that the proposed WorldCom pan-European network is primarily intended to carry WorldCom traffic, WorldCom has stated that any excess capacity on such network will be used to provide a competitive carrier's carrier service.

     HER also competes with respect to its "point-to-point" transborder service offering against circuits currently provided by PTOs through International Private Leased Circuits. In addition, the liberalization of the European telecommunications market is likely to attract additional entrants to both the "point-to-point" and other telecommunications markets.

     If HER's competitors, many of whom possess greater technical, financial and other resources than HER, devote significant resources to the provision of pan-European, cross-border telecommunications transport services to carriers, such action could have a material adverse effect on HER's business, financial condition and results of operations. There can be no assurance that HER will be able to compete successfully against such new or existing competitors. See "Risk Factors -- Competition."

     HER RECAPITALIZATION

     HER has completed a recapitalization (the "HER Recapitalization"), wherein HER extended rights to subscribe to additional shares of HER to GTS-Hermes, HIT Rail and the eleven railways comprising the HIT Rail consortium. Pursuant thereto, GTS-Hermes and two of the eleven railways that comprise the HIT Rail consortium have exercised their subscription rights, while HIT Rail and the other nine railways have declined to exercise their subscription rights. HER has issued (i) 150,592 shares to GTS-Hermes in exchange for the conversion of loans and additional consideration, (ii) 24,007 shares to HIT Rail in exchange for the conversion of loans, (iii) 11,424 shares to Societe Nationale des Chemins de Fer Belges S.A. de Droit Public/Nationale Maatschappij der Belgische Spoorwegen N.V. Van Publiek Recht (the Belgian national railway)

("SNCB/NMBS") and (iv) 4,365 shares to AB Swed Carrier (a wholly owned subsidiary of SJ, the Swedish national railway). As a result, GTS-Hermes owns 79.08%, HIT Rail owns approximately 12.63%, SNCB/NMBS owns 6% and AB Swed Carrier owns 2.29% of the issued HER shares. Pursuant to the HER Recapitalization, HER, GTS-Hermes, HIT Rail, SNCB/NMBS and AB Swed Carrier have executed a new Shareholders Agreement, the principal terms of which are set forth below.

     Under the new Shareholders Agreement, actions to be taken by shareholders will be adopted by a simple majority vote with the exception of certain actions which will require at least 85% of the votes cast: (i) purchase by HER of its own shares and any redemption thereof, (ii) exclusion of preemptive rights in the case of the issuance of new shares and the transfer of shares held by HER, except in the event of a public listing of the shares or of new shares or of an offering of shares or options on new shares (warrants) to professional investors in order to obtain further funding, (iii) winding up or dissolution of HER, (iv) any amendment to the articles of association other than those pertaining to increases in the authorized capital of HER or to convert HER into an N.V. ("Naamloze Vennootschap") to enable a public listing of shares or new shares,
(v) any amendment to the scope of HER's business, (vi) the declaration of dividends and (vii) the admission of new shareholders to the Shareholders Agreement. In addition, the Shareholders Agreement provides that (a) if GTS-Hermes is the owner of at least 50% of the issued shares, then it will have the right to make a binding nomination for the appointment of half of the members of the Board of Supervisory Directors or (b) if GTS-Hermes is the owner of at least two-thirds of the issued shares, then it will have the right to make a binding nomination for the appointment of half of the members of the Board of Supervisory Directors plus one member more, appointed pursuant to nominations by all other shareholders. As long as HIT Rail is the owner of at least one share, HIT Rail will be entitled to make a binding nomination for the appointment of at least one member of the Supervisory Board. The Shareholders Agreement also provides that shareholders who participated in the capital restructuring other than GTS-Hermes and HIT Rail with a shareholding of at least 6.8% subject to adjustment in the discretion of the other shareholders will be entitled to make a binding nomination for the appointment of one member of the Board of Supervisory Directors. Shareholders who participated in the capital restructuring other than GTS-Hermes and HIT Rail who hold fewer than 6.8% of the issued share capital of HER will be entitled on a rotating basis to make one binding nomination for the appointment of a member of the Board of Supervisory Directors for two-year periods.

     Articles of Association and Shareholders Agreement

     Under the Articles of Association and the Shareholders Agreement, both GTS-Hermes and HIT Rail have preemptive rights in connection with issuances of ordinary shares and options on shares to be issued in proportion to the total nominal value of the shares held by each of them. Preemptive rights can be exercised for four weeks after the date the notice of the offer is received by the shareholders.

     The Shareholders Agreement provides that HER or its designated vendor will provide fiber capacity in its network for use by the shareholders of HER on fair commercial terms, use, quantity and price to be negotiated on a bilateral basis. In the Shareholders Agreement, HIT Rail has covenanted to (i) use its best efforts to establish such commercial agreements between individual HIT Rail shareholders and HER, to obtain rights of way from individual HIT Rail shareholders and to cooperate in obtaining such licenses as may advance the business of HER, (ii) use its best efforts to ensure that the HIT Rail shareholders cooperate in obtaining such license in accordance with the business plan of HER and as may be necessary or advisable in furtherance of HER's business, (iii) will not, so long as both HIT Rail and GTS-Hermes are shareholders of HER and for one year after HIT Rail ceases to be a shareholder, agree with any entity other than GTS-Hermes or HER to assist or cooperate in the development of any pan-European telecommunications operator and (iv) use its best efforts to obtain on HER's behalf such materials as may be required and arrange inspection visits of selected rights of way for the purpose of making initial cost estimates.

     The foregoing summary of the Shareholders Agreement does not purport to be complete and is qualified in its entirety by reference to the Shareholders Agreement.

     LICENSES AND REGULATORY ISSUES

     A summary discussion of the regulatory framework in the countries of the network in the first five countries and the next five countries into which HER expects to develop the network is set forth below. This discussion is intended to provide a general outline, rather than a comprehensive discussion, of the more relevant regulations and current regulatory posture of the various jurisdictions.

     National authorities in individual member states of the EU are responsible for regulating the operation (and in some cases the construction) of telecommunications infrastructure. HER believes that the adoption of the Full Competition Directive and the various related Directives adopted by the European Parliament and the Council of the EU have resulted in the removal of most regulatory barriers to the operation of telecommunications infrastructure in the countries of the initial network in the first five countries.

     HER requires licenses, authorizations or registrations in all countries to operate the network. There can be no assurance that HER will be able to obtain such licenses, authorizations or registrations or that HER's operations will not become subject to other regulatory, authorization or registration requirements in the countries in which it plans to operate. Licenses, authorizations or registrations have been obtained in the United Kingdom, the Netherlands, Belgium, France and Germany and a trial concession has been granted in Switzerland. HER intends to file applications in other countries in anticipation of service launch in accordance with the network roll-out plan.

     On June 28, 1990, the European Commission, in an effort to promote competition and efficiency in the European Union, issued a directive (the "1990 Directive") requiring EU member states to immediately liberalize all telecommunication services with the exception of voice telephony to the general public (basic voice services provided over the public switched voice network). This step liberalized value added services and voice services over corporate networks and/or "closed user groups," although the exact definitions of the terms used in the 1990 Directive were not altogether clear.

     On July 22, 1993, the Council of EU agreed that all voice telephony services in EU member states should be liberalized by January 1, 1998 subject to additional transitional periods of up to five years to allow member states with less developed networks to achieve the necessary adjustments. It was agreed that such exemptions would be granted to Spain, Ireland, Greece and Portugal, subject to formal application and satisfaction of certain requirements. Luxembourg, because of the small size of its market, would be eligible for a special transitional period of up to two years.

     In April 1995, a communication from the European Commission sought to clarify the types of services that were liberalized by the 1990 Directive, stating that the burden of proof as to why a service should be considered "reserved" and therefore not open to competition should be upon the PTOs and the regulatory authorities of member states. Along with this statement came the threat of formal procedures under the Treaty of Rome against member states that do not implement the 1990 Directive "within a reasonable time." Procedures have been brought so far against Italy, Greece, Germany and Spain for failing to apply the requirements of the 1990 Directive.

     On March 13, 1996, the European Commission adopted the Full Competition Directive extending the 1990 Directive to all services, requiring that licensing procedures for these services be transparent and non-discriminatory, requiring member states to fully liberalize alternative infrastructure to allow a competitive market for "non-reserved" services such as data, value added services and non-public (closed-user group) switched voice services by July 1, 1996 and mandating open competition in all public telecommunications services, including voice telephony to the general public, by January 1, 1998 (except for countries to which grace periods were granted in accordance with the 1993 Council Resolution).

     On April 10, 1997, the European Parliament and the Council of Ministers adopted a Directive on a common framework for general authorizations and individual licenses in the field of telecommunications services, including networks. Licenses must be awarded through open, non-discriminatory and transparent procedures and applications will be required to be dealt with in a timely fashion. The number of licenses may only be restricted to the extent required to ensure the efficient use of radio frequencies or for the time necessary to make available sufficient numbers in accordance with EC law.

     HER believes that many European countries have revised telecommunications regulations to comply with the 1990 Directive and the Full Competition Directive and that such changes will enhance HER's ability to obtain other necessary regulatory approvals for its operations.

     As a multinational telecommunications company, HER is subject to varying degrees of regulation in each of the jurisdictions in which it provides its services. Local laws and regulations and the interpretation of such laws and regulations, differ significantly among the jurisdictions in which HER operates. There can be no assurance that future regulatory, judicial and legislative changes will not have a material adverse effect on HER, that domestic or international regulators or third parties will not raise material issues with regard to HER's compliance or noncompliance with applicable regulations or that regulatory activities will not have a material adverse effect on HER. See "Risk Factors -- Government Regulation." The regulatory framework in certain jurisdictions in which HER provides its services is briefly described below.

     United Kingdom

     Since the elimination in 1991 of the United Kingdom telecommunications duopoly consisting of British Telecommunications and Mercury, it has been the stated goal of Oftel, the United Kingdom telecommunications regulatory authority, to create a competitive marketplace from which detailed regulation could eventually be withdrawn. The United Kingdom has already liberalized its market beyond the requirements of the Full Competition Directive, and most restrictions on competition have been removed in practice as well as in law. HER has received a license from the Secretary of State for Trade and Industry which grants it the right to run a telecommunications system or systems in the United Kingdom connected to an overseas telecommunications system and to provide international services over such systems. Like the licenses granted to other providers of international facilities-based services, the license granted to HER on December 18, 1996 was for an initial six months' duration and thereafter is subject to revocation on one month's notice in writing. The short duration of these initial licenses was adopted for administrative convenience on the opening-up of the United Kingdom market for international facilities-based services. The Department of Trade and Industry ("DTI") has confirmed that it intends to replace the initial licenses with new licenses and that it would not normally expect to revoke an initial license without replacing it with another license giving an equivalent authorization. The DTI is currently discussing with license holders the arrangements to put these new licenses into effect and although the DTI has indicated that the new licenses are expected to be of 25 years duration, there can be no certainty that this will be the case or that the new licenses will not contain terms or conditions unfavorable to HER.

     The Netherlands

     On July 1, 1997 the Dutch government abolished the prohibition on the use of fixed infrastructure for the provision of public voice telephony, thereby complying with the requirements of the Full Competition Directive six months ahead of schedule. On August 1, 1996, HER was granted a license for the installation, maintenance and use of a fixed telecommunications infrastructure.

     An entirely new Telecommunications Bill was introduced to the Second Chamber (the House of Representatives) of the Parliament on September 15, 1997. The new Telecommunications Act is intended to confirm the full liberalization of the telecommunications market according to European Community standards. It is not expected that the new Telecommunications Act will detrimentally affect the conduct of business by HER.

     Belgium

     Belgium has implemented the "alternative infrastructure" provider provision of the Full Competition Directive. Full liberalization of competition, including the provision of voice telephony, requires further legislation which is expected to be introduced to the legislature in the near future. HER has obtained, through a wholly-owned subsidiary, a license from the Belgian regulatory authority to provide liberalized services using alternative infrastructure and is currently operating under its license in Belgium on the Brussels-Amsterdam route. HER also has authorization to build infrastructure between major Belgian population centers and the relevant border crossings.

     Germany

     Germany has approved legislation to implement the Full Competition Directive and remove all remaining restrictions on competition from January 1998. HER was granted a license by the German regulatory authorities on July 18, 1997. The license permits HER to operate the portions of the network in Germany connecting Dusseldorf, Frankfurt and Stuttgart; Dusseldorf to the Dutch border; and Stuttgart to the French and Swiss borders. HER expects to extend its license in Germany as appropriate in order to enable it to operate the remaining portions of the network in Germany.

     France

     A new regulatory agency, the Autorite de Regulation des Telecommunications ("ART"), was established in France effective January 1, 1997. In 1996, France approved legislation to implement the Full Competition Directive and to remove all remaining restrictions on competition from January 1998. HER applied for an authorization to operate its network in specific regions of France, which was approved on October 22, 1997.

     Switzerland

     The Swiss Parliament has recently passed a new Telecommunications Law which will enter into force on January 1, 1998. Although Switzerland is not a Member State of the EU, the effect of the law is largely to mirror the EC telecommunications liberalization Directives and therefore from that date existing voice telephony monopoly will be abolished and such services will be fully liberalized. An independent national regulatory authority has previously been established. HER obtained a trial concession on October 30, 1997, in order to roll out its network and to provide its services in advance of the full liberalization coming into effect on January 1, 1998.

     Italy

     Although in the past Italy has been dilatory in implementing EC liberalization measures, Italy enacted legislation on July 31, 1997 which substantially completes the liberalization of services in accordance with the Full Competition Directive. The Parliament has also approved the creation of an independent national regulatory authority for the telecommunications and audiovisual sectors. The most recent EC liberalization Directives relating to licensing and interconnection remain to be implemented. HER intends to apply for a license to provide its services in due course.

     Spain

     Under the Full Competition Directive Spain was granted the right to request a delay of up to five years in liberalizing fully its telecommunications market. However, the Spanish government and the European Commission have agreed that full liberalization should take place on December 1, 1998. In order to ensure effective liberalization from that date, the Commission Decision granting the eleven month extension sets out a timetable of interim measures leading up to full liberalization. These measures include the passing of legislation authorizing regional cable operators to provide telecommunications services and the adoption of a new General Telecommunications Bill effectively transposing EC Directives into Spanish law. Further RETEVISION, S.A. has been granted a second national operator's license to compete with the national PTO and Spain has agreed to grant a third national operator license in early 1998. HER intends to apply for a license to provide its services in due course.

     Sweden

     Full liberalization of the Swedish telecommunications market occurred in 1993. A new Telecommunications Act was passed this year to reinforce the powers of the national regulatory authority, to ensure conformity with EC Directives and to supplement the pre-existing licensing regime with a general authorization regime for services other than telephony services, mobile services and leased lines. HER intends to register to provide its services in due course.

     Denmark

     With the liberalization of infrastructure from July 1, 1997 Denmark has fully liberalized its telecommunications markets in accordance with the requirements of the relevant EC Directives. An independent national regulatory authority has been established. According to the Danish rules, HER will not require any regulatory approval in order to install or operate the network in Denmark.

  GTS-MONACO ACCESS

     GTS owns a 50% interest in and manages GTS-Monaco Access, a joint venture with the Principality of Monaco created to develop Monaco's existing international telecommunications infrastructure into a leading international gateway hub for transport of international traffic to European and overseas destinations. The Principality has constructed and operates a sophisticated international gateway infrastructure that includes an international digital switching center and a satellite earth station to support significant amounts of carriers' carrier traffic. Through Monaco's network, GTS-Monaco Access is linked to approximately 170 countries worldwide. GTS believes that this partnership provides it with the opportunity to build a strong international gateway operator in lucrative Western European markets.

     GTS-Monaco Access offers competitively priced international switching and transit services, primarily to the "wholesale" international gateway and carrier-to-carrier portion of the international calling market, as distinguished from "retail" services offered to end users. Basic service offerings include (i) international switched traffic; (ii) international private lines; (iii) facilities management, including billing, customer management and fault reduction systems; (iv) resale distribution for Internet service providers; and
(v) prepaid calling card platform services.

     With the cooperation of Monaco Telecom ("MT"), GTS-Monaco Access is entitled to exercise the privileges of signatories to international treaties such as the ITU, and to international satellite agreements, such as Intelsat, Inmarsat and Eutelsat. Other signatories are generally PTOs and other quasi-governmental telecommunications entities. GTS-Monaco Access purchases capacity on international fiber routes at rates available only to recognized operators which are substantially below the rates charged to other service providers. These fiber-based facilities are an important element for GTS-Monaco Access's core network and provide it with capacity that may be leased or resold to customers. Monaco inaugurated its independent country code, 377, on June 21, 1996, which made it eligible for certain privileges, including special terms (generally reserved for PTOs) in connection with transmission agreements, transit agreements, settlements and low-cost accounting rates with select carriers.

     GTS's partner in GTS-Monaco Access is an investment fund designated by the Principality of Monaco to represent its interests. GTS-Monaco Access functions in cooperation with MT under a commercial agreement governing, among other things, the terms of use of existing facilities, access to and acquisition of new international infrastructure, and sales and marketing. GTS exercises operational control of the joint venture, and provides managerial and financial support, international telecommunications expertise and strategic planning. Neither GTS nor its partner is obligated to fund operations or capital expenditures of GTS-Monaco Access. Losses and profits of GTS-Monaco Access are allocated to the partners in accordance with their ownership percentages, in consideration of funds at risk. As of September 30, 1997, GTS and its partner had each made equity contributions of $1.7 million to GTS-Monaco Access. In addition, GTS-Monaco Access had outstanding loans of $2.9 million to GTS as of September 30, 1997. See "Management's Discussion and Analysis -- Accounting Methodology -- Profit and Loss Accounting." The agreement between GTS-Monaco Access and MT, by its terms, continues in operation until 2020.

     BUSINESS AND MARKETING STRATEGY

     GTS's objective is to develop GTS-Monaco Access into a leading international gateway hub. The Company's strategy to achieve this objective includes the following:

     - Develop Advanced Carrier Services Offerings. GTS-Monaco Access intends to develop its "advanced carrier services" offerings to include global 0800 services and international free phone services, which GTS believes will broaden customer relationships, enhance revenues and help to protect it from price-based competition.

     - Develop Relationships to Broaden Service Offerings. GTS-Monaco Access has begun to develop relationships to broaden its service offerings. GTS-Monaco Access has entered into agreements with UUNET, one of its gateway customers, to provide wholesale Internet access to GTS-Monaco Access's carrier customers in a number of Western European countries. The agreement allows these services to be "cobranded" with GTS's affiliates.

     - Pricing. Price is a critical factor in the market for international switching as competition increases due to expanding international capacity, advances in technology and falling regulatory barriers. GTS-Monaco Access intends to price its services competitively with the prevailing price for comparable inter-PTO transit and gateway services. GTS-Monaco Access is not bound by legacy systems, infrastructure and personnel levels and can, therefore, manage lower cost operations.

     - Leverage Non-Aligned Position. Because GTS's Western European activities are not allied with any of the major consortia or large Western European telecommunications companies, and generally focus on carriers' carrier services, GTS-Monaco Access will not compete with its carrier customers in retail markets. This independence should make GTS-Monaco Access an attractive service provider for Western European carriers who may otherwise be reluctant to obtain services from the larger operators of international gateways that are often their competitors in the retail market.

     - Exploit GTS Synergies. GTS intends to support GTS-Monaco Access by allying it with other GTS companies in Europe and the CIS. GTS-Monaco Access is expected to realize significant reductions in its cost structure through access to low-cost pan-European transmission capacity through alternative infrastructure providers such as HER, Sovintel and C-Datacom International, Inc., GTS's Indian venture, already route international traffic through GTS-Monaco Access's gateway.

     - Local Points of Presence. Beginning in the first quarter of 1998, GTS-Monaco Access intends to establish points of presence in the United Kingdom, France and Germany in order to take advantage of the HER network rollout and negotiate arrangements with local customers and suppliers for the pick up and delivery of international traffic.

     CUSTOMERS

     Targeted customers for GTS-Monaco Access include:

     - Non-Aligned PTOs. GTS believes that various large American and Western European PTOs that lack adequate international switching and transport facilities of their own can be persuaded to purchase international services from GTS-Monaco Access, rather than from competing PTOs or consortia.

     - Mobile Carriers. GTS believes that some of the non-PTO mobile carriers, which currently provide only a small percentage of Western European mobile telecommunications traffic, will prefer the "independent" international gateway service offerings of GTS-Monaco Access to those of their PTO competitors.

     - Internet Service Providers. Growth in Internet usage creates a significant opportunity for a nonaligned Internet access provider such as GTS-Monaco Access, since many Internet service providers will be in direct competition with PTO-owned services in large European markets.

     - Second Carriers/Resellers. GTS believes that many second carriers will seek to enter new markets quickly without investing in international switching capacity.

     - Established ("Aligned") PTOs. This customer segment will be a niche market for GTS-Monaco Access. As markets are deregulated and carriers become increasingly competitive, traditional friendly correspondent relations may become strained, and opportunities may emerge to leverage GTS's non-aligned status to route traffic between rivals or to displace incumbents for transit relationships.

     - Other GTS Companies. GTS-Monaco Access currently provides gateway services to Sovintel, CDI and other GTS companies that aggregate traffic or provide international long distance services. It may also provide these services to HER.

     NETWORK

     GTS has enhanced MT's existing technology platform of digital switching, fiber optic transmission, satellite and submarine cable facilities by interconnecting this existing network infrastructure to multiple terrestrial routes covering Europe and to undersea fiber optic cables connecting the GTS-Monaco Access network to Asia and the Americas.

     The network infrastructure of GTS-Monaco Access is complementary with that of HER, with each serving the carriers' carrier market from different perspectives; HER for bandwidth services and GTS-Monaco Access for switched call terminations and other carrier services. Beginning in the first quarter of 1998, GTS-Monaco Access intends to establish points of presence in Europe by co-locating in certain cities served by HER, which will allow GTS-Monaco Access to terminate traffic through HER and reduce GTS-Monaco Access's transmission costs.

     LICENSES AND REGULATORY ISSUES

     Because it operates in coordination with MT, the licensed operator of the Monaco public network, and in indirect partnership with the government, GTS-Monaco Access's telecommunications activities in Monaco require no telecommunications license.

     Because the Principality of Monaco is not an EU member state, GTS-Monaco Access's telecommunications activities in the Principality are not subject to European law. However, GTS-Monaco Access will have to comply with EU regulation to the extent it does business in EU member states. The regulatory requirements established by the EU create general guidelines under which the national agencies of EU member states regulate. Accordingly, local laws and regulations may differ significantly among these jurisdictions, and the interpretation and enforcement of such laws and regulations may vary. Local rules are sometimes based on the informal views of the local ministries which, in some cases, are subject to influence by the local PTOs. In certain of the Company's existing and target markets, there are laws and regulations which affect the number and types of customers which the Company can address. For instance, certain countries may and do require licenses for communication companies to interconnect to the public network to originate traffic.

     In addition, one of the services provided by GTS-Monaco Access is a form of transit service, known in the industry as "re-filing." Re-filing is the practice of routing traffic through a third country in order to take advantage of disparities in settlement rates between different countries, allowing traffic to a potential country to be treated as if it originated in the third country that enjoys lower settlement rates with the destination country, thereby resulting in lower overall costs on an end-to-end basis. Re-filing is prevalent in the industry even though the practice is technically in contravention of ITU regulations. In practice, because of the widespread non-observance of these regulations, such a contravention normally does not give rise to specific legal problems. However, their enforceability essentially depends on the status given to ITU obligations by Member countries' domestic laws. Accordingly, there can be no assurance that GTS-Monaco Access's re-filing services might not be disrupted or be the subject of legal process at some time in the future. In such event, within the EU a defense may be available that the ITU regulations are anti-competitive and contravene the Treaty of Rome, although there can be no certainty that such a defense would succeed.

     COMPETITION

     GTS-Monaco Access faces competition from consortia of telecommunications operators, large PTOs and other international telephone operators with advanced network infrastructures, access to large quantities of long-haul capacity and established customer bases. PTOs currently providing large amounts of international traffic have already established direct routes, transit arrangements and correspondent relations and many have excess capacity that they resell in competition with GTS-Monaco Access.

     GTS expects that GTS-Monaco Access will be able to compete effectively in certain identified market segments because most of its targeted customers are in new and fast growing markets and have not established long-term relationships with international gateway providers, and because it has equal access to advanced infrastructure and international fiber routes, potential access to low cost transport from HER and an "independent" status that allows it to service a worldwide range of potential customers.

CENTRAL EUROPE

     In Central Europe, GTS's objective is to become one of the leading alternative telecommunications providers in the region. GTS currently provides private data communications services to government and commercial customers in Hungary and the Czech Republic. In the Czech Republic, the Company provides outgoing voice services and operates an international gateway and a data services network. In Hungary, GTS operates a VSAT network which GTS believes is the largest VSAT network in Central Europe as measured by number of VSAT sites. The Company has also signed an agreement to provide international data services in Poland, subject to receipt of necessary governmental approvals. GTS's strategy is to expand its service offerings as the regulatory environment permits, leveraging its existing VSAT and international gateway infrastructure where possible and providing a broad range of services to its target markets.

     Hungary

     GTS-Hungary. GTS-Hungary, a 99% owned subsidiary of GTS, is a leading provider of customized data services offering high quality, reliable virtual private network services to customers throughout Hungary and, through other GTS affiliates, other countries in Central Europe. GTS-Hungary provides these services through VSATs installed at customer sites throughout the country and a microwave-based high speed overlay network for points in the Budapest metropolitan area. Along with these data transmission services, GTS-Hungary provides high quality customer service including (i) significant system integration support in the initial implementation of the customers' networks and in on-going expansion and improvements and (ii) a unique maintenance and technical support service, which include "rapid response" service calls and 24-hour hub service operations support, which can be backed by financial guarantees when required.

     As of September 30, 1997, GTS-Hungary's VSAT network consisted of approximately 935 owned and operated VSAT sites which the Company believes makes it the largest VSAT-based network in Central Europe. GTS believes that its choice of VSAT technology as a way of quickly deploying a full range of business services nationwide will allow it to capture key customers and market segments. Such positioning, the Company believes, will enable GTS-Hungary to expand its service offerings as the Central European market matures and as regulatory authorities further privatize and deregulate the telecommunications industry. GTS-Hungary is undertaking a nationwide expansion of its microwave-based Budapest overlay network. The expansion will increase GTS-Hungary's revenue base in the region and provide opportunities to leverage further its other service offerings. There can be no assurance, however, that the expansion will be completed on a timely and commercially feasible basis.

     The Hungarian state lottery is GTS-Hungary's largest customer, accounting for more than 54% of GTS-Hungary's VSAT revenue for the nine months ended September 30, 1997. GTS-Hungary has also targeted its VSAT network services to business customers in the domestic service industry and other government organizations. Although GTS-Hungary continues to diversify its revenue and customer base, the loss of the Hungarian state lottery as a customer would have a material adverse effect on GTS-Hungary's business.

     GTS-Hungary generally charges its data services customers a flat monthly fee for a fixed amount of usage and usage-based fees for use above the contractual amount. Customers are billed in Hungarian forints (indexed to US dollars) on a monthly basis. Pricing is generally determined for an individual client based upon the size of traffic requirements. In general, GTS-Hungary's strategy is to minimize the initial customer investment in order to lower the barriers to purchase, while committing customers to long-term contracts.

     GTS-Hungary's major competitors include BankNet, Hungaro-DigiTel and MATAV, the Hungarian PTO, each of which operates a network with at least 200 VSAT sites. MATAV offers a broad range of services and has recently targeted the business sector that GTS serves. GTS believes that, while some of its competitors have stronger financial resources, GTS-Hungary remains the leading VSAT service provider in Hungary in terms of number of VSAT sites, the size and quality of its infrastructure and the quality of its service. GTS also believes it has distinguished itself from its competition by its superior customer service.

     Currently, all VSAT licenses in Hungary have been granted under temporary telecommunications regulations. The temporary licenses prohibit connection to public telecommunications networks or other international or domestic data-transmitting systems. In December 1993, GTS received a temporary service permit to provide data-transfer services utilizing a VSAT-based wireless communications system throughout Hungary. In March 1997 the government issued new telecommunications regulations which require all operations with temporary licenses to apply for permanent licenses by the end of April 1997. GTS-Hungary has submitted applications for the conversion of its temporary licenses to permanent ones. While no assurances can be given, GTS expects permanent licenses to be issued in due course. The failure to receive such licenses would have a material adverse effect on the business of GTS-Hungary.

     Neither GTS nor its partner in GTS-Hungary are obligated to fund operations or capital expenditures of GTS-Hungary. Losses and profits of GTS-Hungary are allocated to the partners in accordance with their ownership percentages, in consideration of funds at risk. As of September 30, 1997, GTS had made equity contributions of $9.5 million to GTS-Hungary, GTS' partner has not made any equity contributions as of September 30, 1997. In addition, GTS-Hungary had outstanding loans of $3.4 million to GTS as of September 30, 1997. See "Management's Discussion and Analysis -- Accounting Methodology -- Profit and Loss Accounting." Further, the joint venture does not have an expiration date.

     EuroHivo. In addition to its network and data services, GTS also provides nationwide paging services primarily to the retail consumer market through its 70% owned joint venture, EuroHivo. GTS has concluded that EuroHivo is not a core business and is currently assessing offers to sell its interests in EuroHivo. In connection with this anticipated divestiture, the Company wrote-off its investment in EuroHivo in the third quarter of 1997. See "Management's Discussion and Analysis -- Results of Operations -- Consolidated Ventures."

     Czech Republic

     The Czech Companies. The Czech Companies, which consist of two wholly owned subsidiaries of GTS, offer the only alternative international telephony service in the Czech Republic, as well as a full range of private data services, delivered through a combination of a fully digital microwave overlay network and an international satellite gateway in Prague and GTS-Hungary's VSAT network. Through an intercompany arrangement with GTS-Hungary, the Czech Companies provide all of the same VSAT services offered by GTS-Hungary. In addition, the Czech Companies offer high-speed Internet access service and are among the leading Internet access providers in the Czech Republic. The Czech Companies seek to become the second carrier in the Czech Republic and are also targeting opportunities in Slovakia, based upon the historic relationship between the Czech and Slovak markets.

     The Czech Companies network consist of an earth station linked to GTS-Monaco Access and to British Telecom, a series of point-to-point and point-to-multipoint microwave connections providing dedicated access to the buildings served by the Czech Companies and individual VSATs based on, and controlled by, GTS-Hungary's hub in Budapest.

     The Czech Companies target customers include real estate developers, hotels and multinational companies which require international voice or data services or Internet connectivity, where both GTS's own services and the services of GTS partners are sold. The Czech Companies provide outgoing international voice services and high-speed Internet access to large commercial buildings in Prague. As of September 30, 1997, the Czech Companies had concluded agreements with building owners to convert PABXs in 23 buildings in Prague. International voice services are offered at prices similar to those of the Czech PTO. The Czech market for VSAT services is extremely competitive, with prices at approximately 50% of those in Hungary for basic services. The Czech Companies plan to pursue customers who require value-added services which may be offered at higher prices and better margins.

     The Czech Companies are licensed to provide international satellite and domestic private voice and data services. They received their operating licenses in 1994 and 1995 and began offering services in 1995. The licenses grant permission to install and operate up to 150 earth stations and, upon application, an additional 150 earth stations. The licenses currently prohibit the provision of switched voice services and the interconnection to public voice, telex and data networks and telecommunications networks of other providers.

     The Czech Companies are the only alternative international telephony provider licensed in the Czech Republic. As such, their only competitor is SPT Telecom, the Czech PTO. Should SPT decide to compete aggressively with the Czech Companies, it has the ability to discount prices below those which could be easily sustained by the Czech Companies. In data services, Telenor, GITY and Nextel (a subsidiary of SPT Telecom) are the Czech Companies' three major competitors for data services in the Czech Republic. GTS believes that its experience in establishing VSAT services in the region and its emphasis on integrated voice and data services provides the Czech Companies with a competitive advantage. Additionally, GTS's transmission facilities and infrastructure in Hungary and Monaco provide them with a relatively low cost infrastructure and, as a consequence, greater pricing flexibility than their competitors. With respect to Internet services, GTS believes that, although this market consists of a large number of small providers and that SPT Telecom will seek to enter this market, the dedicated, high-speed infrastructure that the Czech Companies are installing will provide superior services to its customers.

ASIA

     Chinese law generally prohibits foreign investment or participation in the operation of telecommunications services, while Indian law requires foreign telecommunications operators to conduct certain telecommunications businesses, including basic switched telephony and cellular services, through joint ventures that are at least 51% owned by Indian partners. GTS believes that these restrictive regulations will eventually be liberalized and that its early entry into these markets and its strong relationships with influential commercial firms and with local, regional and national-level government entities will provide it with a strong competitive advantage over competitors that await more explicit regulatory regimes authorizing direct telecommunications investments.

     China

     GTS participates in the nationwide tourist industry VSAT network through GTS China Investments LLC, a company in which GTS holds a 75% interest and an affiliate of the Soros Foundations owns a 25% interest. See "Certain Related Party Transactions." GTS China Investments LLC holds an indirect 63% interest in Beijing Tianmu Satellite Communications Technology Co. Ltd. ("Beijing Tianmu"), which provides technical, operational and financial support for the VSAT network. In addition, through Shanghai V-Tech Telecommunications Systems Co., Ltd. ("V-Tech"), a venture in which GTS holds a 75% interest, the Company provides financing, operational consulting, technical and engineering services to a Shanghai-based VSAT network operator.

     With respect to V-Tech, in addition to the Company's initial equity contribution of $3.75 million, GTS committed to fund up to an additional $3.0 million (all of which has been funded as of September 30, 1997). The joint venture expires in April 2015, and profits and losses are allocated according to ownership interests in consideration of funds at risk. See "Management's Discussion and Analysis -- Accounting Methodology -- Profit and Loss Accounting."

     With respect to Beijing Tianmu, in addition to the Company's initial equity contribution of $8.75 million, GTS is responsible for arranging additional financing of up to $14.4 million, subject to the approval of the venture's Board of Directors, the majority of members of which are elected by GTS. The joint venture expires in March 2021, and profits and losses are allocated according to ownership interests, in consideration of funds at risk. See "Management's Discussion and Analysis -- Accounting Methodology -- Profit and Loss Accounting."

     India

     In India, GTS is following the strategy it implemented in Moscow and is currently pursuing in Central Europe, in which it initially penetrates the telecommunications market by developing satellite-based international gateway networks to provide telecommunications services to targeted business customers. GTS's operations in India are conducted through C-Datacom International, Inc. ("CDI"), a wholly owned subsidiary which provides digital international private line communications to and from India for multiple applications, including data and voice. While not permitted to provide telephony services, CDI is currently in the process of installing an international gateway switch adjacent to GTS-Monaco Access's international gateway for the purpose of handling international traffic.

EMPLOYEES

     On September 30, 1997, GTS employed a total of 166 persons. On September 30, 1997, the joint ventures in which GTS participates employed approximately 1,400 persons. The Company believes its future success will depend on its continued ability to attract and retain highly skilled and qualified employees. The Company believes that its relations with its employees are good.

     Although GTS's employees are not unionized, unions represent employees of the Company's railroad partners in HER. Under the agreements contemplated between HER and its railroad partners, some of these employees will be required to construct and maintain certain portions of the HER network. There can be no assurances that unionized employees of HER's partners will not experience labor unrest.

PROPERTIES

     The Company's physical properties include owned and leased space for offices, storage and equipment rooms and collocation sites. Additional equipment rooms will be leased as networks are expanded. GTS maintains regional headquarters offices in Moscow and Budapest, as well as facilities in McLean, Virginia and London. Hermes is headquartered just outside of Brussels, Belgium.

LITIGATION

     In addition to routine legal proceedings incidental to the conduct of its business, the Company, GTS-Hungaro and GTS-Hungary are named as defendants in an action captioned USH Ventures and USH Telecom, L.L.C. v. Global TeleSystems Group, Inc. and GTS-Hungaro, Inc., Civil Action No. 97C-08-86, commenced in August 1997, which is currently pending in the Superior Court of the State of Delaware in and for New Castle County. The complaint alleges breach of contract and interference with a business relationship. While it is not possible at this time to make a meaningful assessment of the outcome of this litigation, based upon information currently available and upon consultation with counsel, the Company does not believe that the outcome of this litigation will have a material adverse effect upon the financial condition of the Company.

                                   MANAGEMENT

     The directors, executive officers and key employees of the Company, their positions and their ages are as follows:

                  Name                     Age                        Positions
                  ----                     ---                        ---------
Alan B. Slifka(1)(3)(4).................   68    Chairman of the Board of Directors
Gerald W. Thames(1).....................   50    President, Chief Executive Officer and Director
Bruno d'Avanzo..........................   56    Executive Vice President and Chief Operating
                                                 Officer
William H. Seippel......................   41    Executive Vice President of Finance and Chief
                                                 Financial Officer
Jan Loeber..............................   53    Senior Vice President -- HER
Raymond I. Marks........................   51    Senior Vice President -- Asia
Stewart P. Reich........................   53    Senior Vice President -- Russia
Louis T. Toth...........................   55    Senior Vice President -- Central Europe
Grier C. Raclin.........................   45    Senior Vice President, General Counsel and
                                                 Secretary
N.S. Molberger..........................   42    Senior Vice President -- Law and Development
Eileen K. Sweeney.......................   46    Senior Vice President -- Human Resources
Kevin Power.............................   44    Managing Director -- GTS-Monaco Access
Gary Gladstein(2).......................   52    Director
Michael A. Greeley(4)...................   34    Director
Bernard McFadden(3).....................   64    Director
Stewart J. Paperin(2)(3)................   49    Director
W. James Peet(1)(4).....................   42    Director
Jean Salmona(3).........................   61    Director
Morris A. Sandler(2)(4).................   51    Director
Joel Schatz(2)..........................   60    Director
Adam Solomon(2)(4)......................   44    Director

---------------

(1) Member of Executive Committee

(2) Member of Audit Committee

(3) Member of Compensation Committee

(4) Member of Finance Committee

     Biographical information on each of the foregoing officers follows:

     Alan B. Slifka, Chairman of the Board of Directors. Mr. Slifka has served as a director of GTS since 1990. Mr. Slifka is a New York investment banker and the Managing Principal of Halcyon/Alan B. Slifka and Company LLC, an equity asset management firm specializing in nontraditional investments, specifically corporate event investing. Previously, Mr. Slifka was a partner of L.F. Rothschild, Unterberg, Towbin from 1961 to 1982. He is a director of Pall Corporation and is active in other business, civic and philanthropic affairs as founder, director or officer of numerous for-profit and not-for-profit corporations and foundations. Mr. Slifka served as acting Chief Executive Officer of GTS during most of 1993.

     Gerald W. Thames, President, Chief Executive Officer and Director. Mr. Thames joined GTS as Chief Executive Officer in February 1994, and has served as a director of GTS since February 1994. From 1990 to 1994, Mr. Thames was President and Chief Executive Officer for British Telecom North America and Syncordia, a joint venture company focused on the international outsourcing market. Mr. Thames has spent over 18 years in senior positions with telecommunications companies, where he was responsible for developing start-up telecommunications companies, including 15 years with AT&T, where he rose to the position of General Manager of Network Services for the Northeast Region of AT&T Communications.

     Bruno d'Avanzo, Executive Vice President and Chief Operating Officer. Mr. d'Avanzo joined GTS as Executive Vice President and Chief Operating Officer in August 1996. From 1994 to 1996, Mr. d'Avanzo was

Executive Vice President and Chief Operating Officer of Intelsat, the largest telecommunications satellite operator in the world. From 1992 to 1994, Mr. d'Avanzo was a senior executive with Olivetti Corporation, serving as Vice President and General Manager -- Europe and as Vice President -- U.S., Canada and South America. Mr. d'Avanzo also spent 15 years with Digital Equipment Corporation, a diversified computer manufacturer where his last position was Vice President -- European Sales and Marketing.

     William H. Seippel, Executive Vice President of Finance and Chief Financial Officer. Mr. Seippel joined GTS as Executive Vice President of Finance and Chief Financial Officer in October 1996. From July 1992 to October 1996, Mr. Seippel was Vice President -- Finance and Chief Financial Officer of Landmark Graphics Corporation. From August 1990 to July 1992, Mr. Seippel was Director of Finance for Covia, Inc., an affiliate of United Airlines. From April 1984 to August 1990, Mr. Seippel held the positions of Group Business Controller (1989 to
1990), Group Controller Sales/Marketing (1986 to 1989), and Product Line Controller (1984 to 1986) with Digital Equipment Corporation, a diversified computer manufacturer.

     Jan Loeber, Senior Vice President -- HER. Mr. Loeber joined GTS in January 1995. From October 1992 to December 1994, Mr. Loeber was a Managing Director of BT Securities Corporation. From April 1990 to September 1992, Mr. Loeber held positions as Managing Director of Unitel Ltd. (now One 2 One) in the United Kingdom, Group President of Nokia North America Inc., Vice President of ITT Corporation, and Marketing and Product Management Director of ITT Europe. Mr. Loeber also spent almost 10 years with AT&T, where his last position was Executive Director, Bell Laboratories. Mr. Loeber has over 22 years of experience in the telecommunications industry and an additional 9 years of experience in information technology with the Pentagon, IBM and Chemical Bank of New York.

     Raymond I. Marks, Senior Vice President -- Asia. Mr. Marks joined GTS as Senior Vice President -- Asia in July 1994. From October 1986 to June 1994, Mr. Marks served as Vice President and General Manager of GTE Spacenet Corporation, where he had overall responsibility for strategic planning, domestic and international business development, creation of joint ventures and international alliances, as well as the worldwide management of the marketing, sales and technical support organizations. Mr. Marks has also served as Vice President for the Digital Information Group for MCI Communications Corporation. Mr. Marks has 28 years of experience in the telecommunications and computer industries.

     Stewart P. Reich, Senior Vice President -- Russia. Mr. Reich joined GTS as President -- GTS Russia in September 1997. From September 1992 to August 1997, Mr. Reich was President of UTEL, a joint venture of AT&T, Deutsche Telekom, PTT Telecom (Netherlands), and Ukrtelecom (a Ukrainian telecommunications company) which provides international and interregional telecommunications services in Ukraine. From 1982 to 1992, Mr. Reich held various positions at AT&T where his last position was Financial Manager, AT&T International Communications Switched Services. Mr. Reich was also employed for 20 years with Western Electric Company from 1961 to 1981.

     Louis T. Toth, Senior Vice President -- Central Europe. Mr. Toth joined GTS as Senior Vice President -- Central Europe in July 1993. From February 1987 to July 1991, Mr. Toth served as President of Dynaforce Inc. and as Partner and General Manager for the pan-European expansion of Andlinger & Company. Mr. Toth, who is currently based in London, has 23 years of telecommunications experience with ITT Corporation in Europe, Latin America and Asia.

     Grier C. Raclin, Senior Vice President and General Counsel. Mr. Raclin joined GTS as its Senior Vice President and General Counsel in September, 1997, and was elected Secretary of the Company in December 1997. Prior to joining GTS, Mr. Raclin served as Vice-Chairman and a Managing Partner of the Washington, D.C. office of Gardner, Carton & Douglas, a 250-attorney, corporate law firm based in Chicago, Illinois, where his practice was concentrated in the area of international telecommunications. Mr. Raclin received his undergraduate and law degrees from Northwestern University and attended the University of Chicago School of Business Executive Program.

     N.S. Molberger, Senior Vice President -- Law and Development. Mr. Molberger joined GTS as General Counsel in July 1993 and served as Vice President and General Counsel from April 1994 to January 1997. Prior to that, Mr. Molberger was in private law practice.

     Eileen K. Sweeney, Senior Vice President -- Human Resources. Ms. Sweeney joined GTS as Senior Vice President -- Human Resources in November, 1997. Prior to joining GTS, Ms. Sweeney was President of Global Resource Associates, a consulting company specializing in international human resource issues. Prior to that time, Ms. Sweeney spent 10 years with ITT Corporation in a variety of human resource management positions, including eight years based in Europe and in the Middle East. Ms. Sweeney holds a Master's Degree in Business Administration from Simmons Graduate School of Management in Boston.

     Kevin Power, Managing Director -- GTS Monaco Access. Prior to joining GTS Monaco Access in October 1995, Mr. Power was Vice President, Carrier Relations for the Company beginning in November 1994, where he was responsible for assisting and coordinating the carrier activities of the GTS group of companies. In 1988, Mr. Power was one of a group of five people who started the commercial operations of Orion Network Systems and he stayed with the company until the launch of its first satellite in 1994. His last position there was Vice President of Carrier Services. Prior to that, he held positions with INTELSAT, National Economic Research Associates (NERA) and the U.S. Department of Commerce.

     Biographical data on each of the directors, other than Mr. Thames, are as follows:

     Gary Gladstein, Director. Mr. Gladstein has served as a director of GTS since December 1990. Mr. Gladstein is a Managing Director of Soros Fund Management, an investment advisory firm with which he has been associated since 1985. Mr. Gladstein is also a director of Crystal Oil, Jos. A. Bank Clothier, Inversiones y Representaciones S.A., Cresud S.A., Emerging Dolphin Fund and Argentina High Yield and Capital Appreciation Fund Ltd.

     Michael A. Greeley, Director. Mr. Greeley has served as a director of GTS since September 1996. Mr. Greeley is the Senior Vice President of GCC Investments, Inc., the investment group of GC Companies, Inc. From June 1989 to July 1994, Mr. Greeley was a Vice President at Wasserstein Perella & Co., Inc., an international investment bank, specializing in mergers and acquisitions and corporate finance transactions. Mr. Greeley is also a director of Teletrac, Inc., Crescent Communications and American Capital Access Holdings, LLC. By contractual arrangement, GCC Investments, Inc. has the right to designate one person for nomination to the Board of Directors as long as it holds not less than two and one-half percent of the issued and outstanding shares of the Common Stock on a fully diluted basis. Mr. Greeley is the designee of GCC Investments, Inc. to the Board of Directors.

     Bernard McFadden, Director. Mr. McFadden has served as a director of GTS since February 1994. Mr. McFadden currently serves as an independent consultant for GTS and is a GTS representative on the supervisory board of HER. Mr. McFadden's career in international telecommunications includes 32 years with ITT Corporation, where he served as President and Chief Executive Officer of ITT's Telecom International Group, and a four and one-half year assignment as President and Chief Operating Officer of Alcatel Trade International, S.A.

     Stewart J. Paperin, Director. Mr. Paperin has served as a director of GTS since March 1997. Mr. Paperin serves as Executive Vice President of The Open Society Institute, a charitable foundation associated with George Soros. In addition, he has served as the President of Capital Resource East since October 1993. Prior to that, Mr. Paperin was President of Brooke Group International, from 1990 to 1993 where he was responsible for investments in the former Soviet Union. Mr. Paperin also served as Chief Financial Officer of Western Union Corporation from 1989 to 1990. Mr. Paperin serves as a director of the Board of Penn Octane Corporation.

     W. James Peet, Director. Mr. Peet has served as a director of GTS since January 1996. Mr. Peet has been affiliated with The Chatterjee Group, an investment firm, since 1991. Mr. Peet is a director of three public companies:
Viatel Global Communications, Phoenix Information Systems, and Primus Telecommunications, Inc. and several private companies. Immediately prior to joining The Chatterjee Group, Mr. Peet spent six years with McKinsey & Company. By contractual arrangement, The Chatterjee Group has the right to designate one person for nomination to the Board of Directors to serve a term of five years. Mr. Peet is the designee of The Chatterjee Group to the Board of Directors.

     Jean Salmona, Director. Mr. Salmona has served as a director of GTS since March 1996. Since 1989, Mr. Salmona has been Chairman and Chief Executive Officer of CESIA Consulting Group ("CESIA"), a consulting concern based in France that specializes in information and communications systems and technologies. Mr. Salmona is also Chairman and Director General, Data for Development International Association, a nongovernmental organization with consultative status to the United Nations Economic and Social Council; and a member of the board of directors of CESYS, a joint venture between CESIA and COGEMA, the French State company which processes nuclear waste.

     Morris A. Sandler, Director. Mr. Sandler has served as a director of GTS since 1990. Mr. Sandler has been a consultant to GTS since November 1995. Prior to that, Mr. Sandler was Executive Vice President of GTS from February 1994 to November 1995, and acting Chief Operating Officer from April 1993 to February 1994. From August 1990 to April, 1993, Mr. Sandler was an employee of Alan B. Slifka and Company. Since November 1995, Mr. Sandler has been a principal of Pennwood Capital Corporation, a venture capital investment and management firm. He has served as director of Baltic International USA, Inc. since 1995.

     Joel Schatz, Director. Mr. Schatz has served as a director of GTS since the inception of the Company. Mr. Schatz was a founder of the Company and served as its President from 1985 to 1991. Mr. Schatz is presently the Chairman and Chief Executive Officer of Datafusion, Inc., a company developing software to accelerate knowledge synthesis.

     Adam Solomon, Director. Mr. Solomon has served as a director of the Company since June 1995. Mr. Solomon is also Chairman of Shaker Investments, Inc., a growth equity investment firm and Chairman of Signature International, L.P., a venture/development firm whose initial focus is redeveloping existing residential/golf communities, and a member of the board of directors of MetaSolv Software, Inc. Prior to that, Mr. Solomon spent eleven years with E.M. Warburg, Pincus & Co., Inc., where he was Managing Director from 1988 to 1992. While at E.M. Warburg, Pincus & Co., Inc., Mr. Solomon served as a member of the board of directors of LCI International, Inc., a regional long-distance carrier.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

     Prior to the completion of the Offerings, each director of GTS received an annual director's fee of $10,000. In addition, each director of GTS who attended any meetings of the Board of Directors was entitled to receive a director's fee of $1,000 for each such meeting, and each director of GTS who attended a committee meeting was entitled to a directors' fee of $750 for each such committee meeting.

     Upon completion of the Offerings, each director of GTS will receive an annual directors' fee of $15,000. In addition, the fee for attending any meeting of the Board of Directors will increase to $1,500 per meeting, except for telephonic Board of Directors meetings of two hours or less, where the fee will be decreased to $750 for each such meeting. Similarly, upon the completion of the Offerings, each director who attends a committee meeting will be entitled to a directors' fee of $1,000 per meeting, except for telephonic committee meetings of a duration of two hours or less, for which a fee of $500 will be paid.

     For the year ended December 31, 1996, the aggregate compensation paid by the Company to its directors and executive officers for services in all capacities was approximately $3.1 million.

     GTS maintains the Global TeleSystems Group, Inc. Non-Employee Directors' Stock Option Plan that permits directors to share in the growth of the value of GTS through the grant and exercise of nonqualified stock options. See "-- Global TeleSystems Group, Inc. Non-Employee Directors' Stock Option Plan."

GLOBAL TELESYSTEMS GROUP, INC. NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

     The purpose of the Global TeleSystems Group, Inc. Non-Employee Directors' Stock Option Plan (the "Directors' Plan") is to permit eligible non-employee directors of GTS (each a "Non-Employee Director") to share in the growth of the value of GTS through the grant and exercise of nonqualified stock options.

     The total number of shares of Common Stock presently reserved and available for delivery under the Directors' Plan is 375,000, subject to adjustment upon certain changes in capitalization. Upon completion of the Offerings, an additional 900,000 shares of Common Stock, totalling 1,275,000 shares, will be reserved and available under the Directors' Plan. The Directors' Plan is administered by the compensation committee of the Board of Directors (the "Committee"). Only directors of GTS who are not employees of GTS or any subsidiary of GTS on the date on which an option is to be granted are eligible to participate in the Directors' Plan on such date.

     An option (a "Directors' Option") to purchase shares of Common Stock was granted to each Non-Employee Director on the effective date of the Directors' Plan and a Director's Option is granted to each new Non-Employee Director when he or she is first elected or appointed to serve as a director of GTS. One-half of the Directors' Options vests six months after the date of grant. An additional one quarter become exercisable on the date six months following the first annual meeting of GTS's shareholders to occur after such date of grant, and the remaining one quarter shares become exercisable on the date six months following the second annual meeting of GTS's shareholders to occur after such date of grant. Prior to the completion of the Offerings, initial Directors' Options represented 18,000 shares of Common Stock. After the completion of the Offerings, an initial Directors' Option will represent 22,250 shares of Common Stock. On the date of the third annual meeting of GTS's shareholders following the grant of the initial Directors' Options to any Non-Employee Director, provided that such Non-Employee Director remains an incumbent on such date, an additional Directors' Option to purchase 13,500 shares of Common Stock is granted to such Non-Employee Director. The second Directors' Options become exercisable with respect to 4,500 shares on the date six months after the date of grant, with respect to an additional 4,500 shares on the date six months following the first annual meeting of GTS's shareholders to occur after such date of grant, and with respect to the final 4,500 shares on the date six months following the second annual meeting of GTS's shareholders to occur after such date of grant. After the completion of the Offerings, on the date of each annual meeting of GTS's shareholders, an additional Directors' Option to purchase 9,000 shares will be granted each year on the date of the Company's annual meeting to the individuals who will serve as elected Non-employee Directors of the Company during the next year.

     Directors' Options are nonqualified stock options which are subject to certain terms and conditions including those summarized below. The exercise price per share of Common Stock purchasable under a Directors' Option will be equal to 100% of the fair market value of Common Stock on the date of grant. Each Directors' Option will expire upon the earliest of (a) the tenth anniversary of the date of grant, (b) one year after the Non-Employee Director ceases to serve as a director of GTS due to death or disability, (except that, in the case of disability, if the Non-Employee Director dies within that one-year period, the Directors' Option is exercisable for a period of one year from the date of death), (c) three months after the Non-Employee Director ceases to serve as a director of GTS for any reason other than death or disability, (except that, if the Non-Employee Director dies within that three-month period, his or her Directors' Options are exercisable for a period of one year from the date of such death), and (d) three months after the Non-Employee Director ceases to be employed by GTS if such Non-Employee Director had become an employee of GTS (except that, if the Non-Employee Director dies within that three-month period, his or her Directors' Options are exercisable for a period of one year from the date of such death). Each Directors' Option may be exercised in whole or in part by giving written notice of exercise to GTS specifying the Directors' Option to be exercised and the number of shares to be purchased. Such notice must be accompanied by payment in full of the exercise price in cash or by surrender of shares of Common Stock or a combination thereof. Directors' Options granted under the Directors' Plan may not be sold, pledged, assigned or otherwise disposed of in any manner other than by will or by the laws of descent and distribution.

     At the time of grant, the Board of Directors may provide in connection with any grant made under the Directors' Plan that the shares of Common Stock received as a result of such grant are subject to a right of first refusal by GTS.

     The Board of Directors may amend, alter, suspend, discontinue or terminate the Directors' Plan at any time, except that any such action will be subject to the approval of GTS shareholders at the next annual meeting following such Board of Directors' action if such shareholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which Common Stock may then be listed or quoted, or if the Board of Directors determines in its discretion to seek such shareholder approval.

EXECUTIVE COMPENSATION

     The following table sets forth each component of compensation paid or awarded to, or earned by, the chief executive officer and the four most highly compensated executive officers other than the chief executive officer serving as of December 31, 1996 (collectively, the "Named Executive Officers") for the year ended December 31, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                  LONG-TERM COMPENSATION
                                                                  -----------------------
                                          ANNUAL COMPENSATION             AWARDS
                                        -----------------------   -----------------------
                                                                  RESTRICTED   SECURITIES
                                          PAID     OTHER ANNUAL     STOCK      UNDERLYING    ALL OTHER
    NAME AND PRINCIPAL        SALARY     BONUS     COMPENSATION    AWARD(S)     OPTIONS     COMPENSATION
         POSITION              ($)        ($)          ($)           ($)          (#)          ($)(7)
    ------------------       --------   --------   ------------   ----------   ----------   ------------
Gerald W. Thames,..........  $325,000   $113,750            (1)          -0-     37,500(5)        9,954
  President and Chief
  Executive Officer
Jan Loeber,................   235,000     78,608      74,642(4)     20,000(5)       3.5(6)       12,986
  Senior Vice President --
  HER
Raymond I. Marks,..........   230,091     46,200            (1)          -0-     55,500(5)       13,788
  Senior Vice President --
  Asia
Henry A. Radzikowski,......   208,750     42,000     226,060(2)          -0-     55,500(5)       12,986
  Senior Vice President and
  Chief Executive
  Officer -- CIS Operations
Louis T. Toth,.............   203,937     40,950      33,602(3)          -0-     43,500(5)       13,004
  Senior Vice President --
  Central Europe

---------------

(1) Perquisites and other personal benefits paid to the Named Executive Officer during fiscal year 1996 were less than the lesser of $50,000 and 10 percent of the total of annual salary and bonus reported for the Named Executive Officer.

(2) Mr. Radzikowski received a cost of living allowance totalling $96,000 during fiscal year 1996. In addition, GTS paid approximately $122,376 in housing expenses on behalf of Mr. Radzikowski. Mr. Radzikowski's successor as Chief Executive Officer -- CIS and Eastern Europe Operations was Mr. Reich. Mr. Radzikowski resigned in the second quarter of 1997.

(3) These amounts represent a cost of living allowance of $27,500 and paid home leave of $6,102 paid to Mr. Toth during fiscal year 1996.

(4) Mr. Loeber received a cost of living allowance and paid home leave during fiscal year 1996. HER provided Mr. Loeber with a tax equalization that compensates him for the higher taxes he pays because he resides in Belgium instead of the United States. Furthermore, HER provided Mr. Loeber with a housing allowance equal to $31,836 per year (converted from Belgian Francs to U.S. Dollars at an exchange rate of BF32.0392 = $1.00). In addition, HER provides Mr. Loeber with the use of a company car.

(5) Stock options awarded under the 1992 Stock Option Plan.

(6) Stock options awarded under the GTS-Hermes Plan.

(7) Amounts hereunder represent premiums paid by GTS for $1,000,000 in term life insurance for each Named Executive Officer and contributions by GTS under the 401(k) Plan to each Named Executive Officer's account.

THE GTS 401(k) PLAN

     The GTS 401(k) Plan (the "401(k) Plan") is a defined contribution retirement benefit plan that is qualified for favorable tax treatment under
Section 401 of the Code. All employees of GTS, including the Named Executive Officers, who are at least 21 years of age and have completed the minimum service requirement are eligible to participate in the 401(k) Plan. The 401(k) Plan participants may defer pre-tax income by contributing to the plan up to the maximum amount permitted by law. After-tax contributions are also permitted under the 401(k) Plan. GTS matches 50% of each participant's pre-tax contribution to the 401(k) Plan up to 5% of the participant's total compensation. In addition, GTS may, in its sole discretion and in a nondiscriminatory manner, contribute additional amounts as profit sharing to each participant's account. The amounts that are deposited into each participant's account are invested among various investment options according to the direction of the participant. Each participant's pre-tax and after-tax contributions are immediately vested and nonforfeitable. GTS's matching contribution and profit sharing allocations to each participant's account do not vest until the participant has completed three years of service with GTS, at which time the matching contribution and profit sharing allocations become 100% vested. Each participant is eligible to begin receiving benefits under the 401(k) Plan on the first day of the month coincident with or following the attainment of normal retirement age. There is no provision for early retirement benefits under the 401(k) Plan.

THE SFMT, INC. EQUITY COMPENSATION PLAN

     The purpose of the SFMT, Inc. Equity Compensation Plan (the "Equity Compensation Plan") is to attract, retain and motivate key employees, officers and eligible independent contractors of GTS and to enable such individuals to own Common Stock and to have a mutuality of interest with other shareholders of GTS through the grant of restricted stock and other equity-based awards.

     The total number of shares of Common Stock that may be issued or transferred under the Equity Compensation Plan is four percent of the total number of shares of Common Stock outstanding at the beginning of the calendar year, subject to certain adjustments, which are described below. This threshold number may be increased by the number of shares (a) that were issued under the Equity Compensation Plan with respect to which no dividends were paid and (b) that were subsequently forfeited, in accordance with the terms of the Equity Compensation Plan.

     The Equity Compensation Plan is administered by the Committee. The chief executive officer of GTS has the authority to recommend the individuals to whom awards will be granted, subject to approval by the Committee. The Committee has full and binding authority to determine the fair market value of the Common Stock and the number of shares included in any awards, to establish terms and conditions of any award, to interpret the Equity Compensation Plan, to prescribe rules relating to the Equity Compensation Plan and to make all other determinations necessary to administer the Equity Compensation Plan. The Committee may condition the vesting of restricted stock upon the attainment of specified performance goals or such other factors as the Committee may determine in its sole discretion. In the event that the Committee determines, in its sole discretion, that an award of restricted stock would not be appropriate with respect to any individual who has been recommended for an award by the chief executive officer, the Committee has the authority to grant to any such individual any other variety of equity-based compensation award, including, but not limited to, phantom stock, phantom units, stock appreciation rights, performance shares and performance units. The Committee does not, however, have the authority to grant stock options pursuant to the Equity Compensation Plan.

     Grants under the Equity Compensation Plan are determined by the Committee in its sole discretion. For this reason, it is not possible to determine the benefits or amounts that will be received by any individual employee or group of employees in the future. The Equity Compensation Plan will remain effective until November 14, 2004, unless earlier terminated by GTS. No restricted stock may be granted under the Equity Compensation Plan on or after November 14, 2000.

     During a specified period set by the Committee commencing with the date of any restricted stock award, the participant is not permitted to sell, transfer, pledge or otherwise encumber shares of restricted stock.

Within these limits, the Committee, in its sole discretion, may provide for the lapse of such restrictions or may accelerate or waive such restrictions in whole or in part, based on service, performance and such other factors. Unless the Committee specifically determines otherwise, a restricted stock award granted under the Equity Compensation Plan vests one-third on the second anniversary of the date of grant, one-third on the third anniversary of the date of grant and one-third on the fourth anniversary of the date of grant.

     The Committee may impose such other restrictions on shares of Common Stock issued under the Equity Compensation Plan, including a right of first refusal by GTS that requires the participant to offer GTS any shares that the participant wishes to sell.

     The Equity Compensation Plan provides that, in the event of a change to the Common Stock (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination or exchange of shares, or other change in the capital structure made without receipt of consideration), the Board of Directors will preserve the value of outstanding awards by making certain equitable adjustments in its discretion.

     The Board of Directors may amend, alter, suspend, discontinue or terminate the Equity Compensation Plan at any time, except that any such action will be subject to the approval of GTS shareholders at the first annual meeting following such action if such shareholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which Common Stock may then be listed or quoted, or if the Board of Directors determines in its discretion to seek such shareholder approval.

THE AMENDED AND RESTATED 1992 STOCK OPTION PLAN OF GLOBAL TELESYSTEMS GROUP,
INC.

     In 1992, the Board of Directors approved the adoption of the 1992 Stock Option Plan of Global TeleSystems Group, Inc. (the "1992 Option Plan") for key employees of GTS. The purpose of the 1992 Option Plan is to enable GTS to attract and retain the best personnel for positions of substantial responsibility, to provide additional incentives to employees of GTS and its subsidiaries and to promote the success of the business of GTS and its subsidiaries by providing certain employees with an ownership interest in the Company.

     The total number of shares of Common Stock that may be subject to options granted under the 1992 Option Plan (the "1992 Options") is generally 18.5% of the total number of shares of Common Stock outstanding at the beginning of the calendar year.

     The 1992 Option Plan is administered by the Committee, which must be composed of not less than two members of the Board of Directors who are "non-employee directors" within the meaning of Rule 16b-3 of the Exchange Act. The Committee has full and binding authority to determine the fair market value of the Common Stock, the exercise price of options to be granted, the persons to whom and the times at which options will be granted and the number of shares to be represented by each option. The Committee also has full and binding authority to interpret the 1992 Option Plan, to prescribe rules relating to the 1992 Option Plan, to establish terms and conditions of each 1992 Option and to make all other determinations necessary to administer the 1992 Option Plan.

     The 1992 Option Plan will remain effective until November 14, 2004, unless earlier terminated by GTS. Grants under the 1992 Option Plan are determined by the Committee in its sole discretion. For this reason, it is not possible to determine the benefits or amounts that will be received by any individual employee or group of employees in the future.

     The 1992 Option Plan authorizes the grant of both nonqualified options, which are not qualified for special tax treatment, and incentive stock options ("ISOs"), which qualify for special federal income tax treatment under Section 422 of the Code. The exercise price per share of Common Stock issuable pursuant to an ISO may not be less than 100% of the fair market value of Common Stock on the date of grant. Unless otherwise specified in any respective option agreement, a nonqualified 1992 Option will expire ten years and one day after the date of grant and an ISO will expire ten years from the date of grant. Each person granted 1992 Options shall be provided with an option agreement setting forth the terms of each grant pursuant to the

1992 Option Plan. Unless the Committee specifically determines otherwise, each 1992 Option vests one-third on each of the first three anniversaries of the date of grant. The full purchase price of the shares must be paid, either in cash, by delivery of previously owned shares, or by withholding of shares having a fair market value equal to the 1992 Option exercise price or by such other method approved by the Committee. Each 1992 Option expires (a) 30 days after the option holder ceases to be an employee of GTS for any reason other than death, disability or retirement, (b) one year from the date of death or disability of an employee, or (c) 90 days following retirement of the employee. 1992 Options may not be sold, pledged, assigned or otherwise disposed of in any manner other than by will or by the laws of descent and distribution.

     The Committee may impose such other restrictions on shares of Common Stock issued under the 1992 Option Plan, including a right of first refusal by GTS. In addition, if the amount of any payment under the 1992 Option Plan, either separately or in combination with any other payment by GTS, would constitute an excess parachute payment within the meaning of Section 280G of the Code, the total payments payable under the 1992 Option Plan will be reduced in order to maximize the amount received by the participant under the 1992 Option Plan in combination with other payments by GTS.

     The 1992 Option Plan provides that, in the event of a change to the Common Stock (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares or exchange of shares, or other change in the capital structure made without receipt of consideration), the Board of Directors will, in its discretion, preserve the value of outstanding 1992 Option Plan awards by making certain equitable adjustments.

     The Board of Directors may amend, alter, suspend, discontinue, or terminate the 1992 Option Plan at any time, except that any such action will be subject to the approval of GTS shareholders at the first annual meeting following such Board of Directors action if such shareholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which Common Stock may then be listed or quoted, or if the Board of Directors determines in its discretion to seek such shareholder approval.

THE GTS 1996 TOP TALENT RETENTION PROGRAM

     GTS implemented the GTS 1996 Top Talent Retention Program (the "Program") which, for 1996 only, alters the terms offered to certain employees under the 1992 Option Plan. Employees who are offered participation in the Program must sign a "retention agreement," the terms of which are described below, in order to receive any 1992 Options during 1996. The Program has been offered to approximately 28 employees, and it provides that any 1992 Options granted to such participants will vest as follows: (i) one-half of any 1992 Option granted under the Program will vest at a rate of 25% per year beginning on the first anniversary of the initial date of grant and (ii) the remaining portion of any 1992 Option granted under the Program will vest one-quarter according to the achievement of performance revenue levels, and one-quarter according to the achievement of price levels of Common Stock, provided that all options will vest on the fifth anniversary of the date of grant regardless of whether such performance revenue and pricing levels are attained.

        OPTION GRANTS IN THE LAST FISCAL YEAR -- 1992 STOCK OPTION PLAN

                                          NUMBER OF     % OF TOTAL
                                          SECURITIES     OPTIONS
                                          UNDERLYING    GRANTED TO    EXERCISE OR                 GRANT DATE
                                           OPTIONS     EMPLOYEES IN       BASE       EXPIRATION    PRESENT
                  NAME                    GRANTED(#)   FISCAL YEAR    PRICE($/SH.)      DATE       VALUE($)
                  ----                    ----------   ------------   ------------   ----------   ----------
Gerald W. Thames........................   112,500(1)      7.3           $10.27       3-30-06     $1,155,000
Henry A. Radzikowski....................    55,500(1)      3.6            10.27       3-30-06        569,800
Louis T. Toth...........................    43,500(1)      2.8            10.27       3-30-06        446,400
Raymond I. Marks........................    55,500(1)      3.6            10.27       3-30-06        569,800
Jan Loeber..............................        --          --               --         --                --

---------------

(1) Stock options were awarded under the 1992 Stock Option Plan. Each option vests one-third on each of the first three anniversaries of the date of grant.

            AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES -- 1992 STOCK OPTION PLAN

                                           NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                          UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS
                                          OPTIONS AT FY-END(#)(1)       AT FY-END($)(2)
                                          -----------------------    ---------------------
                                               EXERCISABLE/              EXERCISABLE/
                  NAME                         UNEXERCISABLE             UNEXERCISABLE
                  ----                         -------------             -------------
Gerald W. Thames........................      575,000/287,501        $5,538,540/$1,103,336
Henry A. Radzikowski....................       89,801/310,100           857,883/ 2,679,717
Louis T. Toth...........................      186,549/122,601         1,883,386/   788,677
Raymond I. Marks........................      144,996/195,504         1,301,667/ 1,186,033
Jan Loeber..............................                   --                           --

---------------

(1) No options were exercised during the year ended December 31, 1996.

(2) Based on $13.33 per share value of Common Stock as of December 31, 1996 less the exercise price.

GTS-HERMES, INC. 1994 STOCK OPTION PLAN

     The GTS-Hermes, Inc. 1994 Stock Option Plan (the "GTS Hermes Plan") was adopted by the board of directors of GTS-Hermes, Inc. ("GTS-Hermes") in 1994 to enable employees of GTS-Hermes and its subsidiaries, including HER, and affiliates to participate in ownership of GTS-Hermes and to attract and retain key employees of particular merit. The GTS-Hermes Plan provides for the award of incentive stock options, nonqualified stock options and stock appreciation rights. All employees of GTS-Hermes and its subsidiaries, including HER, and affiliates are eligible to participate in the GTS-Hermes Plan.

     The maximum number of shares authorized with respect to grants of awards under the GTS-Hermes Plan in each calendar year is 6.5% of the shares of common stock, par value $0.01 per share, of GTS-Hermes issued and outstanding, and the aggregate number of shares of stock subject to the GTS-Hermes Plan is 13% of the total shares of stock issued and outstanding. The GTS-Hermes Plan is administered by a committee appointed by the board of directors of GTS-Hermes, which has broad discretion to determine who shall receive awards under the GTS-Hermes Plan and the characteristics of any award thereunder, including the price, term and vesting of such award, and to interpret the terms of the GTS-Hermes Plan and awards granted under the GTS-Hermes Plan. Stock appreciation rights may not be awarded alone and may only be awarded in tandem with an option grant.

     The GTS-Hermes Plan provides that in the event of a change in control, as defined under the GTS-Hermes Plan, any stock appreciation rights outstanding for at least six months and any stock options awarded under the GTS-Hermes Plan not previously exercisable and vested which have been held for at least six months from the date of grant will become fully vested and exercisable at an adjusted price to be determined according to the highest sales price per share paid in any transaction reported or offer made at any time during the preceding 60 days as determined by the committee.

     The board of directors of GTS-Hermes may amend, alter or discontinue the GTS-Hermes Plan at any time, provided that the rights of participants are not impaired, except that shareholder approval is necessary for certain material modifications.

     HER intends to establish a stock option plan to replace the GTS-Hermes Plan for the purpose of incentivizing HER key employees, in substantially similar form to the GTS-Hermes Plan. The aggregate number of shares of HER stock subject to the proposed plan would be approximately 13% of the total shares of HER stock issued and outstanding including options. Grants under the GTS-Hermes Plan would be converted into grants under the proposed HER plan. Upon establishment of such plan, the GTS-Hermes Plan would be terminated.

          OPTION GRANTS IN THE LAST FISCAL YEAR -- GTS-HERMES PLAN(1)

                                                                                                       POTENTIAL
                                                                                                  REALIZABLE VALUE AT
                                                                                                    ASSUMED ANNUAL
                                          NUMBER OF     % OF TOTAL                                  RATES OF STOCK
                                          SECURITIES     OPTIONS                                  PRICE APPRECIATION
                                          UNDERLYING    GRANTED IN    EXERCISE OR                 FOR OPTION TERM(2)
                                           OPTIONS     EMPLOYEES IN       BASE       EXPIRATION   -------------------
                  NAME                    GRANTED(#)   FISCAL YEAR    PRICE($/SH.)      DATE      5% ($)     10% ($)
                  ----                    ----------   ------------   ------------   ----------   ------     -------
Jan Loeber(3)...........................     3.5           53.8        $57,142.86       2007        N/A        N/A

---------------

(1) Stock options are for GTS-Hermes stock pursuant to the GTS-Hermes Plan. Each stock option vests one-third on each of the first three anniversaries of the date of grant. HER intends to establish a new stock option plan to replace the GTS-Hermes Plan during the fourth quarter of 1997. The new plan, the Key Employee Stock Option Plan of Hermes Europe Railtel B.V. (the "New Plan"), and the stock option agreements that will be issued pursuant thereto have been drafted and are pending final approval and execution. The options outstanding under the GTS-Hermes Plan will be converted into options under the New Plan as soon as practicable after such plan becomes effective.

(2) Due to the high exercise price of the options granted under the GTS-Hermes Plan and the relatively low value of GTS-Hermes shares, GTS and GTS-Hermes have agreed that it is reasonable to set the potential realizable value of the options at zero with respect to the assumed annual rates of stock price appreciation of 5% and 10% for the term of the options.

(3) In 1995, Jan Loeber was granted 3.5 shares.

            AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND
               FISCAL YEAR-ENDED OPTION VALUES -- GTS-HERMES PLAN

                                            NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                           UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS
                                            OPTIONS AT FY-END(#)            AT FY-END($)(1)
                                          -------------------------    -------------------------
                  NAME                    EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
                  ----                    -------------------------    -------------------------
Jan Loeber..............................      1.167/5.833                       N/A

---------------

(1) Due to the high exercise price of the options granted under the GTS-Hermes Plan and the relatively low value of GTS-Hermes shares, GTS and GTS-Hermes have agreed that it is reasonable to set the potential realizable value of the options at zero with respect to the assumed annual rates of stock price appreciation of 5% and 10% for the term of the options.

EMPLOYMENT AGREEMENTS

     GTS has executed employment agreements (together, the "Employment Agreements") with all the Named Executive Officers. The agreements with Messrs. Thames, Radzikowski and Marks include a three-year term of employment commencing on April 1, 1996. Mr. Radzikowski resigned from the Company in the second quarter of 1997. The agreements with Mr. Toth and Mr. Loeber include a two-year term of employment commencing on April 1, 1996 and January 3, 1995, respectively. All the Employment Agreements provide for the automatic renewal of the term for additional one-year periods after the initial term unless written notice of intent to terminate is provided by either party within a stated period of between 120 days and six months prior to the renewal date. The salary of each Named Executive Officer is reviewed yearly and may be increased at the sole discretion of the Board of Directors. In addition to salary, each Named Executive Officer is eligible for a performance-based annual bonus, to participate in the GTS 1992 Stock Option Plan (with the exception of Mr. Loeber whose employment agreement provides him with an option grant under the GTS-Hermes Plan), to receive standard health and insurance benefits that are provided to executives of GTS, to receive certain other fringe benefits and to be reimbursed for all reasonable expenditures incurred in the execution of each Named Executive Officer's respective duties. In addition, Mr. Loeber's employment agreement provides him with 20,000 shares of restricted stock that vest in an amount of one-third each year for three years beginning on January 2, 1997.

     The performance-related bonuses are discretionary annual bonuses. Mr. Loeber's bonus is based on a comparison of the projected to the actual performance of HER during any given fiscal year. The maximum amount of Mr. Loeber's bonus is a percentage of his salary that is determined by the Board of Directors in its sole discretion. The bonus awards for Messrs. Thames, Marks and Toth are based on the achievement of performance goals by a combination of both GTS and the pertinent named Executive Officer and are determined each year by the compensation committee. The amount of the performance-based bonuses awarded to Messrs. Marks and Toth may equal up to 30% of the executive's salary for the year. Mr. Thames may receive a performance-based bonus of up to 100% of his salary for the year.

     Each Employment Agreement may be terminated by GTS by giving notice of intent to not extend the term of employment, for cause or as a result of the Named Executive Officer's permanent disability. In the event that the employment relationship is terminated due to the employee's disability or death or if GTS provides notice of its intent not to renew the term of employment, GTS shall pay to the Named Executive Officer or to the Named Executive Officer's estate, as the case may be, the salary and bonus for the remaining portion of the fiscal year in which the termination of employment occurs. In addition, if the Company provides notice of its intent not to extend the term of employment, each Named Executive Officer will receive assurances in an amount equal to his salary for the greater of (a) the number of months or days in the notice period and (b) the period during which the Named Executive Officer remains subject to the restrictive covenants described below. If the Named Executive Officer is terminated for cause or if he quits other than for the reasons stated above, he shall not be entitled to any salary bonus or severance (other than accrued salary).

     Each Employment Agreement includes noncompetition and nonsolicitation clauses that are effective during the term of employment and for a period of from four months to one year thereafter. In addition, the Employment Agreements include an unlimited covenant of confidentiality and nondisclosure. Any dispute arising under an employment agreement must be resolved through arbitration, except that each agreement also provides for specific performance and for a court injunction in the event of a breach by the Named Executive Officer.

                       CERTAIN RELATED PARTY TRANSACTIONS

     Alan B. Slifka, the Chairman of the Board of Directors, owns an interest in an office building in New York in which GTS leased office space until the corporate headquarters were moved to McLean, Virginia on March 1, 1995. GTS retains a small office space in New York City that is leased from Mr. Slifka on a monthly basis, and the annual expense for 1996 was $40,600. Mr. Slifka also has a consulting agreement with GTS pursuant to which he is paid consulting fees of $100,000 per year.

     Bernard McFadden, Director, has a consulting agreement with GTS pursuant to which he is paid $100,000 in consulting fees each year.

     In August and September 1997, affiliates of George Soros and Mr. Slifka purchased 319,149 and 57,015 shares of Common Stock, respectively, at a price of $15.67 per share in the Company's private stock offering. In addition, affiliates of Mr. Slifka purchased $2.9 million of Convertible Bonds in September 1997. Pursuant to the terms of the indenture related to the Convertible Bonds, the Convertible Bonds will be convertible into such shares of Common Stock as is equal to the principal amount of such Convertible Bonds divided by the applicable conversion price, which conversion price shall be equal to the public offering price of the Common Stock in the Offerings. See "Description of Certain Indebtedness."

     Affiliates of Soros Fund Management purchased $40 million of notes from GTS in 1996, which notes bear interest at 10% per annum, in partial consideration of which (i) W. James Peet was appointed to the Board of Directors and (ii) the affiliates received warrants to purchase 4,444,443 shares of Common Stock. Together with their prior equity interests in GTS, these affiliates currently hold, on a fully diluted basis (excluding shares underlying stock options), in excess of 26.6% of the Company's Common Stock. In accordance with the terms of the warrant agreement, the exercise price of the warrants was reduced from $10.27 per share to $9.33 per share as the outstanding debt had not been repaid prior to December 31, 1996. In addition, these affiliates collect a monitoring fee of $40,000 per month, which they will continue to collect until the consummation of the Offerings, at which point it will be reduced to $25,000. Under certain agreements, these affiliates have the right to co-invest with GTS in all of its new ventures throughout Asia, excluding countries in the former Soviet Union, and pursuant to this right, one of these affiliates holds a 25% interest in GTS China Investments LLC. See "Business -- Asia."

     Affiliates of Capital Research International purchased $30 million of notes from GTS in 1996, which notes bear interest at 10% per annum, in partial consideration of which it received warrants to purchase 3,333,333 shares of Common Stock. In accordance with the terms of the warrant agreement, the exercise price of the warrants was reduced from $10.27 per share to $9.33 per share as the outstanding debt had not been repaid prior to December 31, 1996.

     Jean Salmona, a director of GTS, is the Chairman and Chief Executive Officer of CESIA. CESIA also provides consultancy services for CDI and for HER. The Company paid $123,685 in 1996 and $0 in both 1995 and 1994 to CESIA for consulting services related to CDI. In addition, HER paid $84,270 in 1996 and $0 in both 1995 and 1994 to CESIA for consulting services. Further, the Company paid $2,314 and $5,443 to CESIA in 1996 and 1997, respectively, pursuant to the purchase agreement with CESIA related to the CDI business.

     Pursuant to a 1995 purchase agreement, the Company received its interest in GTS-Vox Limited, the intermediate holding company of TCM, in exchange for a note in the principal amount of $693,380 issued to the sellers and certain additional consideration to its partners payable in the form of either cash or Common Stock based upon its financial performance. The Company paid the note in 1996. On January 17, 1997, the agreement was amended such that the consideration would only be in the form of the issuance of Common Stock and as such, GTS is obligated under these arrangements to issue up to a maximum of 1,121,640 shares of Common Stock. In the first quarter of 1997, pursuant to this agreement the Company issued 504,600 common shares, which was valued at the Company's current fair market value of $13.33 per share. Common Stock issued pursuant to the agreement must be held for a minimum holding period. In certain circumstances, if GTS's partners are unable to sell their shares of Common Stock, GTS is obligated to assist in locating a purchaser for the Common Stock, and, if unable to do so, to repurchase these shares. GTS's repurchase obligations are at the following prices: (i) if shares of Common Stock are then being publicly traded, at the average trading price of such shares for the 10 trading days preceding such repurchase or (ii) if shares of Common Stock are not then publicly traded, at the price shares of Common Stock were most recently offered to individual investors in a private placement, or, if no such private placement has occurred within the three months preceding the repurchase of such shares, at a price determined by an independent financial institution to be agreed upon by GTS and the seller. As a result of their receipt of shares of Common Stock in 1997, the sellers became shareholders of GTS.

     GTS purchased its interest in PrimTelefone, the Company's cellular operations in the Primorsky region of Russia, from Commstruct International, B.V. ("CIBV") for $500,000 cash and 400,000 shares of Common Stock of the Company, as a result of which CIBV became a stockholder of the Company. Pursuant to the asset purchase agreement relating to the purchase by GTS of its interest in PrimTelefone, CIBV has the right to have some or all of its shares of Common Stock repurchased, which right will terminate on the date when the Company first sells shares of Common Stock to the public pursuant to an effective registration statement under the Securities Act, by GTS over a five-year period at the current fair market value of such shares at the time of such repurchase.

     Affiliates of Baring International Investment Management Limited ("Barings"), which affiliates consist primarily of investment funds and trusts, are shareholders of the Company and Barings may designate a non-voting observer to attend meetings of the Board of Directors of the Company. Barings' observer status terminates upon the consummation of an initial public offering of the Company's Common Stock. In April 1996, GTS entered into an agreement with First NIS Regional Fund SICAF, an affiliate of Barings, to organize GTS Ukrainian TeleSystems, L.L.C. (the "LLC"), a Delaware limited liability company 60% owned by GTS, which in turn entered into a stock purchase agreement to acquire 49% of all the ownership interests in Bancomsvyaz, a Ukrainian limited liability company. See "Business -- Russia and the CIS." Such acquisition closed in May 1996. By contractual arrangement, Barings designates one member of the board of directors of Bancomsvyaz. Barings funded $4.5 million to be applied towards the LLC's purchase of the interest in Bancomsvyaz and for the LLC's $1.5 million contribution to the registered capital of Bancomsvyaz. Prior to March 1, 1999, Barings may put its initial investment to GTS for $4.5 million, plus accrued interest at 13.5% per annum, or, if GTS has consummated an initial public offering of its Common Stock, may exercise an option to convert such investment into 438,311 shares of Common Stock at an exercise price of $10.27. In June 1997 the agreement was amended, such that Barings funded an additional $4.1 million to be applied toward Bancomsvyaz's capital expenditure and operating capital requirements. On September 30, 2000, Barings may put that portion of its LLC interest represented by the additional Barings investment to GTS for $4.1 million, or if GTS has consummated an initial public offering of its Common Stock, may exercise an option to convert such additional investment into 275,000 Shares of Common Stock at an exercise price of $15.00.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding ownership of the Common Stock and rights to acquire Common Stock by (i) stockholders that manage or own, either beneficially or of record, five percent or more of the Common Stock of the Company, (ii) each of the Company's directors, (iii) each of the Named Officers and (iv) all directors and executive officers of the Company as a group as of September 30, 1997.

                                                                   September 30, 1997
                                                              ----------------------------
                                                               Number of
                                                                 Shares        Percentage
                                                              Beneficially    Beneficially
                  Name of Beneficial Owner                    Owned(1)(2)       Owned(1)
                  ------------------------                    ------------    ------------
George Soros affiliates.....................................   10,837,791(3)      25.8%
Alan B. Slifka and affiliates...............................    5,248,325(4)      14.0%
Capital Research International..............................    5,347,620(5)      13.1%
Emerging Markets Management.................................    2,842,046(6)       7.6%
Morgan Stanley Asset Management.............................    2,243,316(7)       6.0%
Gary Gladstein..............................................       22,500(8)         *
Bernard McFadden............................................       22,500            *
Michael A. Greeley..........................................        9,000(9)         *
Stewart J. Paperin..........................................        9,000(8)         *
W. James Peet...............................................       13,500(8)         *
Jean Salmona................................................       13,500            *
Morris A. Sandler...........................................       13,500            *
Joel Schatz.................................................       22,500            *
Adam Solomon................................................       22,500            *
Gerald W. Thames............................................      676,562          1.5%
Jan Loeber..................................................       10,000            *
Raymond I. Marks............................................      231,941            *
Henry A. Radzikowski........................................      186,539            *
Louis T. Toth...............................................      256,538            *
  All Directors and Executive Officers as a group (21
     persons)...............................................    1,815,757          4.0%
Total of above..............................................   28,334,855
Total shares on a fully diluted basis:......................   45,384,590

---------------

  * Less than 1%

(1) The percentage of ownership is based upon 45,384,590 shares, comprised of 37,606,814 shares of Common Stock issued and outstanding, and warrants to purchase 7,777,776 of Common Stock. Excluded from the calculation are:
    195,528 treasury shares; 5,556,282 shares of Common Stock issued to employees under the Company's 1992 Option Plan, of which 2,594,906 are vested at September 30, 1997; 772,500 options to purchase shares of Common Stock issued to employees prior to the adoption of the Company's 1992 Option Plan and options issued pursuant to the Directors' Plan and Equity Compensation Plan; and an option to convert a debt put right to 713,311 shares of Common Stock.

(2) Includes shares of Common Stock issuable upon the exercise of stock options and stock warrants within 60 days of September 30, 1997.

(3) Comprised of 3,074,199 shares of Common Stock held by the Soros Foundation-Hungary; 1,125,000 shares of Common Stock held by the Soros Charitable Foundation; 1,125,000 shares and warrants to purchase 3,333,333 shares of Common Stock held by The Open Society Institute; 500,000 and 250,000 shares of Common Stock held by Winston Partners II LDC and Winston Partners II LLC, respectively; warrants to purchase 370,371, 185,184 and 555,555 shares of Common Stock held by Winston Partners II LDC, Winston Partners II LLC and Chatterjee Fund Management, respectively, all of which are affiliates of George Soros. The George Soros affiliates disclaim ownership of the 22,500, 9,000 and 13,500 shares of Common Stock held by Gary Gladstein, Stewart J. Paperin and W. James Peet, respectively.

(4) Included 2,563,784 shares of Common Stock owned by Mr. Slifka and shares of Common Stock held in trust for a minor child; 2,513,041 shares of Common Stock owned by various Halcyon Partnerships which are managed by Halcyon/Alan B. Slifka Management Company LLC, of which Mr. Slifka is the Managing Principal and over which Mr. Slifka disclaims beneficial ownership; 67,500 shares of Common Stock held by GTS 1995 Partners, LP; 4,500 shares of Common Stock held by Kevah Konner; and 49,500 shares of Common Stock owned by Randolf Slifka, Mr. Slifka's son and a principal of Halcyon/ Alan B. Slifka Management Company LLC, over which Mr. Slifka disclaims beneficial ownership.

(5) Includes 2,014,287 shares of Common Stock and warrants to purchase 3,333,333 shares of Common Stock held by funds managed by affiliates of Capital Research International.

(6) Shares of Common Stock held by funds managed by Emerging Markets Management.

(7) Shares of Common Stock held by funds managed by Morgan Stanley Asset Management.

(8) Gary Gladstein, Stewart J. Paperin and W. James Peet disclaim ownership of shares of Common Stock held by the George Soros affiliates.

(9) Michael A. Greeley disclaims ownership of the 769,149 shares of Common Stock owned by Chestnut Hill Telecom Inc., an affiliate of Mr. Greeley.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

CHATTERJEE NOTES AND CAPITAL RESEARCH NOTES

     In 1996, the Company issued $40 million of notes (the "Chatterjee Notes") to the Chatterjee Group, an affiliate of George Soros. In connection with the issuance of the Chatterjee Notes, the Chatterjee Group received warrants (the "Chatterjee Warrants") to purchase 4,444,443 shares of Common Stock. The Chatterjee Warrants were initially issued with an exercise price of $10.27 per share, which exercise price was subsequently reduced to $9.33 per share in accordance with the terms of the warrant agreement. In addition, The Chatterjee Group was granted the right to appoint, and has appointed, one member to the Board of Directors and collects a monitoring fee of $40,000 per month, which it will continue to collect until the Company completes the Offering. The Chatterjee Group also has the right to co-invest with GTS in all of its new ventures throughout Asia, excluding countries in the former Soviet Union, and pursuant to this right has invested and holds a 25% interest in GTS China Investments LLC. See "Business -- Asia -- Operations." The Chatterjee Notes bear interest at 10% per annum and the principal is payable in 12 quarterly installments commencing April 1, 1998.

     In 1996, the Company also issued $30 million of notes (the "Capital Research Notes") to affiliates of Capital Research International. In connection with the issuance of the Capital Research Notes, Capital Research International received warrants (the "Capital Research Warrants") to purchase 3,333,333 shares of Common Stock. The Capital Research Warrants were initially issued with an exercise price of $10.27 per share, which exercise price was subsequently reduced to $9.33 per share in accordance with of the warrant agreement. The Capital Research Notes bear interest at 10% per annum and the principal is payable in 12 quarterly installments commencing April 1, 1998.

     Both the Chatterjee Notes and the Capital Research Notes impose significant covenants on the Company which covenants, among other things, limit the ability of the Company and its subsidiaries to incur debt and pay dividends and require the Company to maintain certain financial ratios.

     The Company intends to use a portion of the net proceeds of the Offerings to repay the Chatterjee Notes and the Capital Research Notes.

CONVERTIBLE BONDS

     The Company sold approximately $144.8 million bonds ("Convertible Bonds") in the Convertible Bond Offering. The Convertible Bonds have a three year maturity and are unsecured, senior subordinated obligations of the Company. The Convertible Bonds are issued pursuant to an indenture containing certain covenants for the benefit of the holders of the Convertible Bonds, including, among other things, covenants limiting the incurrence of indebtedness, restricted payments, liens, payment restrictions affecting certain subsidiaries and joint ventures, transactions with affiliates, asset sales and mergers and combinations. In the event of a change of control of the Company, holders of the Convertible Bonds have the right to require GTS to purchase such holder's Convertible Bonds at prices ranging from 106.5 percent of the principal amount if the date of redemption occurs on or before June 30, 1998 to 121.0 percent of the principal amount if the date of redemption occurs after June 30, 1999. The Convertible Bonds bear interest at the rate of 8.75% per annum until maturity on June 30, 2000. The Company has granted to the holders of the Convertible Bonds certain rights with respect to the registration of the shares of Common Stock issuable upon conversion of the Convertible Bonds.

     Each Convertible Bond is convertible into such number of shares of Common Stock as is equal to the principal amount of such Convertible Bond divided by the applicable Conversion Price. The applicable Conversion Prices shall be determined as follows: (i) where a Complying Public Equity Offering (as defined herein) has not been preceded since the issuance of the Convertible Bonds by a Non-Complying Equity Offering (as defined herein), the Conversion Price shall equal the per share price to the public in the Complying Public Equity Offering, provided, however, that a 7% or 15% discount will be given to Convertible Bond holders from the per share price to the public if the Complying Public Equity Offering occurs during the second or third year, respectively, from the date of issuance of the Bonds; (ii) where a Complying Public Equity Offering has been preceded by one or more Non-Complying Equity Offerings since the issuance of the Convertible Bonds, the Conversion Price shall equal the lower of (a) the dollar-weighted average conversion price for all of such Non-Complying Equity Offerings and the Complying Public Equity Offering (as calculated for each such offering at the gross per share offering price for the applicable offering, provided, however, that a 7% or 15% discount will be included in the calculation if the closing dates of such offerings occur during the second or third year, respectively from the date of issuance of the Convertible Bonds) and (b) the conversion price for the Complying Public Equity Offering (as calculated in (i) above); (iii) where a Non-Complying Public Equity Offering of at least $50 million, which is not a Complying Public Equity Offering solely by reason of the offering's failure to satisfy the $100,000,000 offering size condition for a Complying Public Equity Offering, has not been preceded by a Complying Public Equity Offering since the issuance of the Bonds and has been preceded by one or more Non-Complying Equity Offerings, the Conversion Price shall equal the lower of (a) the dollar-weighted average conversion price for all of such Non-Complying Equity Offerings and the Non-Complying Public Equity Offering (as calculated for each Non-Complying Public Equity Offering at the per share offering price for the applicable offering, provided, however, that a 7% or 15% discount will be included in the calculation if the closing dates of such offerings occur during the second or third year, respectively from the date of issuance of the Convertible Bonds) and (b) the conversion price for the Non-Complying Public Equity Offering alone or (iv) in the case of any other Non-Complying Equity Offering not provided for in clause (iii) above, where no Complying Public Equity Offering has occurred since the issuance of the Convertible Bonds, the Conversion Price shall equal the lowest conversion price calculated for each Non-Complying Equity Offering (as calculated for each such offering at the gross per share offering price provided, however, that a 7% or 15% discount will be included in the calculation if the closing dates of such offerings occur during the second or third year from the date of issuance of the Convertible Bonds).

     There shall be excluded from the calculation of the applicable Conversion Price any private equity offerings of Common Stock (made pursuant to an exemption from registration under the Securities Act) aggregating no more than $100 million in gross proceeds if such offering or offerings are consummated on or prior to December 31, 1997 and certain private sales of the Common Stock to a strategic purchaser so long as there has occurred a Complying Public Equity Offering or a Non-Complying Equity Offering.

     Outstanding Convertible Bonds are, subject to certain conditions, redeemable at the option of the Company on or after the second anniversary of a Complying Public Equity Offering, at the principal amount thereof plus accrued interest, if any. At maturity the Convertible Bonds will be redeemed at their principal amount plus accrued interest; however, in the event that a Complying Public Equity Offering has not occurred, outstanding Convertible Bonds will be redeemed at 121% of their principal amount, plus accrued interest, if any.

     A "Complying Public Equity Offering" means a public offering of Common Stock where, immediately following completion thereof, (a) the following conditions are met: (i) the Company has made public offerings of Common Stock with a cumulative public offering price of at least $100,000,000 to an aggregate of not less than 50 purchasers; (ii) the Common Stock has been listed or shall be listed in connection with the offering on either the New York Stock Exchange, the London Stock Exchange, the American Stock Exchange or the Nasdaq National Market; and (iii) the Company shall have registered additional shares of Common Stock from private offerings of Common Stock (made pursuant to an exemption from registration under the Securities Act) with a market value of at least $100,000,000 calculated using the offering price in the Complying Public Equity Offering and (b) the aggregate number of shares of Common Stock sold thereby, together with any Common Stock sold in any prior public offerings plus the number of shares of Common Stock into which the Convertible Bonds may be converted (calculated as if such conversion were to be effected on the date of determination) does not exceed 50 percent of the total number of shares of Common Stock outstanding on a fully diluted basis. A "Non-Complying Public Equity Offering" means a public equity offering of Common Stock which satisfies all of the conditions specified in (a) above, except that the cumulative public offering price is less than $100,000,000. A "Non-Complying Equity Offering" means (i) a private offering of Common Stock or (ii) a public offering of Common Stock that is not a Complying Public Equity Offering.

HER NOTES

     HER sold $265 million aggregate principal amount of 11 1/2% Senior Notes due 2007 ("HER Notes") in August, 1997. The HER Notes have a ten year maturity and are unsecured, senior obligations of HER. HER placed approximately $56.5 million of the net proceeds in escrow for the first two years' interest payments on the HER Notes. The HER Notes were issued pursuant to an indenture containing certain covenants for the benefit of the holders of HER Notes, including, among other things, covenants limiting the incurrence of indebtedness, restricted payments, liens, payment restrictions affecting certain subsidiaries and joint ventures, transactions with affiliates, assets sales and mergers. The HER Notes are redeemable in whole or part, at the option of HER at any time on or after August 15, 2002 at a price ranging from 105.75 percent to 100.0 percent of the principal amount.

     A portion of the HER Notes are also redeemable at any time or from time to time prior to August 15, 2000 at a redemption price equal to 111.5% of the principal amount of the HER Notes so redeemed, plus accrued and unpaid interest thereon, if any, to the date of redemption with the net cash proceeds of one or more public equity offerings or strategic equity investments resulting in aggregate gross cash proceeds to HER of at least $75 million. In the event of a change of control of HER, holders of the HER Notes have the right to require HER to purchase such holder's HER Notes at a price equal to 101% of the aggregate principal amount.

                            DESCRIPTION OF THE NOTES

     The Notes will be issued under an Indenture (the "Indenture") to be dated
as of        , 1998 between the Company and The Bank of New York, as trustee
(the "Trustee"). The following summary of certain provisions of the Indenture and the Escrow Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and to all of the provisions of the Indenture and the Escrow Agreement, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the Trust Indenture Act. A copy of each of the Indenture and the Escrow Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The definitions of certain terms used in the following summary are set forth under "-- Certain Definitions" below. References in this "Description of the Notes" section to "the Company" mean only Global TeleSystems Group, Inc. and not any of its Subsidiaries.

GENERAL

     The Notes will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. The Company will initially appoint the Trustee to serve as registrar and principal paying agent under the Indenture at its offices at 101 Barclay Street, New York, New York 10286. The registrar, paying agents, and transfer agents (the "Registrar," "Paying Agents" and "Transfer Agents," respectively) are appointed in accordance with the Indenture and initially are as set forth on the inside back cover page hereof. No service charge will be made for any registration of transfer or exchange of the Notes, except for any tax or other governmental charge that may be imposed in connection therewith.

RANKING

     The Notes will be general unsecured obligations of the Company and will rank senior in right of payment to all Indebtedness of the Company that is, by its terms or by the terms of the agreement or instrument governing such Indebtedness, expressly subordinated in right of payment to the Notes (including the Company's outstanding Senior Subordinated Convertible Bonds due 2000) and pari passu in right of payment with all existing and future unsecured liabilities of the Company that are not so subordinated.

     The Notes will not be entitled to any security, except as described under "-- Escrow Account" and will not be entitled to the benefit of any guarantees, except under the circumstances described under "-- Certain
Covenants -- Limitation on Issuances of Guarantees by Restricted Group Members."

MATURITY, INTEREST AND PRINCIPAL OF THE NOTES

     The Notes will be limited to $100.0 million aggregate principal amount and
will mature on      , 2005. Cash interest will accrue on the Notes at the rate per annum set forth on the cover page of this Prospectus and will be payable
semi-annually in arrears on each and      , commencing      , 1998, to the
holders of record of Notes (the "Holders") at the close of business on      and
     , respectively, immediately preceding such interest payment date. Cash interest will accrue from the most recent interest payment date to which interest has been paid or, if no interest has been paid, from the Issue Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

     Principal of, and interest on, the Notes will be payable, and the transfer of Notes will be registrable, at the office of the Trustee, and at the offices of the Paying Agents and Transfer Agents, respectively. Payments of such principal and premium, if any, will be made against surrender of Certificated Notes at the corporate trust office of the Paying Agent in New York City or, subject to any applicable laws and regulations, at the offices of the Paying
Agent in      by United States dollar check drawn on, or wire transfer to a
United States dollar account maintained by the Holder with, a bank located in New York City. Payments of any installment of interest on Notes will be made by a United States dollar check drawn on a bank in New York City mailed to the Holder at such Holder's registered address or (if arrangements satisfactory to the Company and the Paying Agents are made) by wire transfer to a United States dollar account maintained by the Holder with a bank in New York City.

     If a payment date is not a Business Day at a place of payment, payment may be made at that place on the next succeeding Business Day and no interest shall accrue for the intervening period.

     The Company may at any time deliver Notes to the Trustee for cancellation. Subject to the terms of the Indenture, the Company may not issue new Notes to replace Notes that it has paid or delivered to the Trustee for cancellation.

ESCROW ACCOUNT

     Concurrently with the consummation of the Offering, pursuant to the
Indenture, the Company shall place approximately $     million of the net
proceeds of the Offering, representing funds that together with the proceeds from the investment thereof will be sufficient to pay the first four scheduled interest payments on the Notes, in an Escrow Account (the "Escrow Account") held by the Trustee for the benefit of the Holders in accordance with an Escrow Agreement to be entered into between the Company and the Trustee (the "Escrow Agreement"). The Escrow Agreement will provide, among other things, that funds may be disbursed from the Escrow Account for interest payments the Company makes on the Notes. The Trustee will be instructed to cause all funds in the Escrow Account to be invested, pending disbursement, in Cash Equivalents. Interest earned on these Cash Equivalents will be added to the Escrow Account.

     Under the Escrow Agreement, the Company will grant to the Trustee, for the benefit of the Holders, a first priority and exclusive security interest in the Escrow Account and the proceeds thereof (the "Escrow Collateral"). The Escrow Agreement will provide that the Trustee may foreclose on the Escrow Collateral upon acceleration of the maturity of the Notes. Under the terms of the Indenture, the proceeds of the Escrow Collateral will be applied, first, to amounts owing to the Trustee in respect of fees and expenses of the Trustee, and second, to the Obligations of the Company to the Holders under the Notes and the Indenture. The ability of Holders to realize upon the Escrow Collateral may be subject to certain bankruptcy law limitations in the event of the bankruptcy of the Company.

     Upon payment in full of the first four scheduled interest payments, if no Default or Event of Default has occurred and is continuing, the Escrow Collateral will be released to the Company.

OPTIONAL REDEMPTION

     Except as set forth below, the Notes are not redeemable prior to     ,
2002. The Notes will be redeemable at the option of the Company, in whole or in
part, at any time or from time to time on or after      , 2002, upon not less
than 30 nor more than 60 days' prior notice mailed by first class mail to each Holder's registered address, at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the date of redemption, if redeemed during the 12-month period
beginning on           of the years indicated below:

                                                            REDEMPTION
YEAR                                                          PRICE
----                                                        ----------
2002......................................................           %
2003......................................................           %
2004 and thereafter.......................................    100.000%

     In addition, at any time or from time to time prior to      , 2001, upon
not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holder's registered address, the Company may redeem up to 33 1/3% of the original aggregate principal amount of the Notes at a redemption price equal to
  % of the principal amount of the Notes (determined at the redemption date), plus accrued and unpaid interest thereon, if any, to the date of redemption with the net cash proceeds of one or more additional Public Equity Offerings or Strategic Equity Investments resulting in aggregate gross proceeds to the
Company of at least $     million; provided, however, that at least 66 2/3% of
the original aggregate principal amount of Notes remains outstanding immediately after giving effect to any such redemption (excluding any Notes owned by the Company or any of its Affiliates). Notice of any such redemption must be given within 60 days after the date of a Public Equity Offering or Strategic Equity Investment resulting in gross cash proceeds to the Company, when aggregated with all prior Public Equity Offerings or Strategic Equity
Investments, of at least $     million.

SELECTION AND NOTICE OF REDEMPTION

     In the event that less than all of the Notes are to be redeemed at any time pursuant to an optional redemption, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that (1) no Notes of a principal amount of $1,000 or less shall be redeemed in part, and (2) if a partial redemption is made pursuant to the provisions described under "-- Optional Redemption" above selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of The Depository Trust Company), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the date of redemption to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the date of redemption, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agents for the Notes in New York funds in satisfaction of the redemption price pursuant to the Indenture.

CHANGE OF CONTROL

     Following the occurrence of a Change of Control (the date of such occurrence being the "Change of Control Date"), the Company shall notify the Holders of such occurrence in the manner prescribed by the Indenture and shall, within 30 days after the Change of Control Date, make an Offer to Purchase all Notes then outstanding at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase. The Company will cause a copy of such notice to be
published in a daily newspaper with general circulation in           (which is
expected to be the        ). The Company's obligations may be satisfied if a
third party makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements of the Indenture applicable to an Offer to Purchase made by the Company and purchases all Notes validly tendered and not withdrawn under such Offer to Purchase.

     If an Offer to Purchase is made, there can be no assurance that the Company will have available funds sufficient to pay for all of the Notes that might be tendered by Holders seeking to accept the Offer to Purchase. If the Company fails to purchase all of the Notes tendered for purchase upon the occurrence of a Change of Control, such failure will constitute an Event of Default. See
"-- Events of Default" below and "Risk Factors -- Ability to Service Debt, Ability to Repurchase Notes Upon a Change of Control."

     If the Company makes an Offer to Purchase, the Company will comply with all applicable tender offer laws and regulations, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, and any other applicable Federal or state securities laws and regulations and any applicable requirements of any securities exchange on which the Notes are listed, and any violation of the provisions of the Indenture relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed a Default.

CERTAIN COVENANTS

     Limitation on Restricted Payments. The Company shall not, and shall not cause or permit any Restricted Group Member to, directly or indirectly.

          (i) declare or pay any dividend or any other distribution on any Equity Interests of the Company or any Restricted Group Member or make any payment or distribution to the direct or indirect holders of Equity Interests of the Company or any Restricted Group Member, other than (a) dividends, distributions and payments made to the Company or any Restricted Group Member, (b) dividends or distributions payable to any Person solely in Qualified Equity Interests or in options, warrants or other rights to purchase Qualified Equity Interests and (c) pro rata dividends or distributions on Equity Interests of Restricted Group Members held by Persons other than the Company or other Restricted Group Members; provided, however, that the Company or any other Restricted Group Members holding shares of Equity Interests of such dividend or distribution-paying Restricted Group Member shall receive such pro rata dividends or distributions as may be due to such other Restricted Group Members or the Company at or prior to the payment of such pro rata dividends or distributions to such Persons other than the Company or any Restricted Group Member;

          (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Restricted Group Member, other than any such Equity Interests owned by the Company or any Restricted Group Member;

          (iii) purchase, redeem, defease or retire for value, or make any principal payment on, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness, other than any (a) Subordinated Indebtedness held by any Restricted Group Member and (b) the purchase, repurchase or the acquisition of Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in any case due within one year of the date of acquisition; or

          (iv) make any Investment (other than Permitted Investments)

(any of the foregoing (other than any exception to any of the foregoing), a "Restricted Payment"), unless

          (a) no Default or Event of Default shall have occurred and be continuing at the time of, or after giving effect to, such Restricted Payment;

          (b) immediately after giving effect to such Restricted Payment, the Company would be able to Incur $1.00 of additional Indebtedness under the first paragraph of " -- Limitation on Incurrence of Indebtedness" below; and

          (c) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments (including the Fair Market Value of any non-cash Restricted Payment) declared or made on or after the Issue Date (excluding any Restricted Payment described in clause (ii),
     (iii) or (iv) of the next paragraph) does not exceed an amount equal to the sum of the following (the "Basket"):

             (1) (x) the Cumulative Operating Cash Flow determined at the time
        of such Restricted Payment less (y)      % of cumulative Consolidated
        Interest Expense determined for the period (treated as one accounting period) commencing on the Issue Date and ending on the last day of the most recent fiscal quarter immediately preceding the date of such Restricted Payment for which consolidated financial information of the Company is required to be available, plus

             (2) the aggregate net cash proceeds received by the Company either
        (x) as capital contributions to the Company after the Issue Date or (y) from the issue and sale (other than to any Restricted Group Member) of Qualified Equity Interests after the Issue Date (other than any issuance and sale of Qualified Equity Interests financed, directly or indirectly, using funds (I) borrowed from the Company or any Restricted Group Member until and to the extent such borrowing is repaid or (II) contributed, extended, guaranteed or advanced by the Company or any Restricted Group Member (including, without limitation, in respect of any employee stock ownership or benefit plan)), plus

             (3) the aggregate amount by which Indebtedness (other than any Subordinated Indebtedness, including without limitation the Company's outstanding Senior Subordinated Convertible Bonds due 2000) of the Company or any Restricted Subsidiary is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date into Qualified Equity Interests (less the amount of any cash, or the fair value of property, distributed by the Company or any Restricted Subsidiary upon such conversion or exchange), plus

             (4) in the case of the disposition or repayment of any Investment that was treated as a Restricted Payment made after the Issue Date, an amount (to the extent not included in the computation of Cumulative Operating Cash Flow) equal to the lesser of: (x) the return of capital with respect to such Investment and (y) the amount of such Investment that was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment and net of taxes, plus

             (5) so long as the Designation thereof was treated as a Restricted Payment made after the Issue Date, with respect to any Unrestricted Group Member that has been redesignated as a Restricted Group Member after the Issue Date in accordance with " -- Designation of Unrestricted Group Members" below, the Company's proportionate interest in an amount equal to the excess of (x) the total assets of such Restricted Group Member, valued on an aggregate basis at the lesser of book value and Fair Market Value, over (y) the total liabilities (other than liabilities to the Company or any Restricted Group Member) of such Restricted Group Member, determined in accordance with GAAP (and provided that such amount shall not in any case exceed the Designation Amount with respect to such Restricted Group Member when it was originally designated as an Unrestricted Group Member), minus

             (6) with respect to each Restricted Group Member which has been designated as an Unrestricted Group Member after the Issue Date in accordance with " -- Designation of Unrestricted Group Members" below, the greater of (x) $0 and (y) the Designation Amount thereof (measured as of the date of Designation).

     The foregoing provisions will not prevent (i) the payment of any dividend or distribution on, or redemption of, Equity Interests within 60 days after the date of declaration of such dividend or distribution or the giving of formal notice of such redemption, if at the date of such declaration or giving of formal notice such payment or redemption would comply with the provisions of the Indenture; (ii) the purchase, redemption, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent (A) common equity capital contribution to the Company from any Person (other than a Restricted Group Member) or (B) issue and sale (other than to a Restricted Group Member) of Qualified Equity Interests;
(iii) any Investment to the extent that the consideration therefor consists of the net proceeds of the substantially concurrent issue and sale (other than to a Restricted Group Member) of Qualified Equity Interests; (iv) the purchase, redemption, retirement, defeasance or other acquisition of Subordinated Indebtedness made in exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale (other than to a Restricted Group Member) of (x) Qualified Equity Interests or (y) other Subordinated Indebtedness issued in a Permitted Refinancing; (v) any Investment in any Person principally engaged in a Telecommunications Business so long as the aggregate amount of
Investments pursuant to this clause (v) shall not exceed $          million; or
(vi) Investments in a Person which has ceased to be a Restricted Affiliate or ceases to observe any of the provisions of the covenants applicable to it as a result of an Involuntary Event; provided, however, (a) such Investment is made with the proceeds of a substantially concurrent capital contribution to the Company from any Person (other than a Restricted Group Member), or sale (other than to any Restricted Group Member) of Qualified Equity Interests of the Company, and (b) after such Investment such Involuntary Event shall no longer continue and such Person shall be a Restricted Affiliate; provided, however, that in the case of each of clauses (ii), (iii), (iv), (v) and (vi), no Default or Event of Default shall have occurred and be continuing or would arise therefrom (except, with respect to clause (vi), a Default or Event of Default that will cease to exist substantially contemporaneously with such Investment).

     For purposes of clause (iv) of the first paragraph of this covenant, "Investment" in any Person shall include the Fair Market Value of the Equity Interests (or any other Investment), held by the Company or any Restricted Group Member, of (or in) any Person that has ceased to be a Restricted Group Member, including without limitation, by reason of any transaction permitted by clause
(iii) of " -- Limitation on the Issuance and Sale of Equity Interests of Restricted Group Members" below or an Investment ceasing to be a Permitted Investment pursuant to clause (l)(II) of the definition of "Permitted Investment"; provided, however, that the Fair Market Value of the Investment remaining in any Person that has ceased to be a Restricted Group

Member shall not exceed (a) the value of the aggregate amount of Investments previously made in such Person valued at the time such Investments were made less (b) the net reduction of such Investments.

     Limitation on Incurrence of Indebtedness. (a) The Company shall not, and shall not cause or permit any Restricted Group Member to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and any Restricted Group Member may Incur Indebtedness if, at the time of and after giving effect to such Incurrence, the Company's Debt to Annualized Operating Cash Flow Ratio would be less than or equal to to 1.0.

     (b) The foregoing limitations of paragraph (a) of this covenant will not apply to any of the following, each of which shall be given independent effect:

          (i) the Notes and Permitted Refinancings thereof;

          (ii) Indebtedness of the Company or any Restricted Group Member to the extent outstanding on the date of the Indenture, and Permitted Refinancings thereof;

          (iii) Indebtedness of the Company or any Restricted Group Member, in each case, to the extent that the proceeds of or credit support provided by such Indebtedness is used to (x) finance the cost (including the cost of design, development, construction, installation or integration) of network assets, equipment or inventory acquired by the Company or a Restricted Group Member after the Issue Date or (y) to finance or support working capital, operations or capital expenditures for a Telecommunications Business, and Permitted Refinancings thereof;

          (iv) (1) Indebtedness of the Company or any Restricted Group Member, in each case, to the extent that the proceeds of or credit support provided by such Indebtedness is used to finance a Telecommunications Acquisition, or working capital for, or to finance the construction of, the business or network acquired and (2) Acquired Indebtedness, and, in each case, Permitted Refinancings thereof, but in each case only to the extent that
     (x) the aggregate amount of Indebtedness outstanding of the Company and the Restricted Group Members after giving effect to the Incurrence of such Indebtedness and the application of the proceeds therefrom does not exceed the product of 2.0 and the Share Capital of the Company at the date of Incurrence of such Indebtedness or (y) the aggregate amount of such Indebtedness or Acquired Indebtedness, together with all Indebtedness of the Person, if any, that is to become a Restricted Group Member or be merged or consolidated with or into the Company or any Restricted Group Member in the contemplated transaction outstanding at the time of such transaction (whether or not Incurred in connection with, or in contemplation of, such transaction), does not exceed the net sum of the plant, property and equipment set forth on the Latest Balance Sheet of such Person;

          (v) (1) Indebtedness of any Restricted Group Member and (2) Indebtedness of the Company owed to and held by any Restricted Group Member which is unsecured and subordinated in right of payment to the payment and performance of the Company's obligations under the Notes; provided, however, that an Incurrence of Indebtedness that is not permitted by this clause (v) shall be deemed to have occurred upon (x) any sale or other disposition of any Indebtedness of the Company or any Restricted Group Member referred to in this clause (v) to any Person other than the Company or any Restricted Group Member or (y) any Restricted Group Member that holds Indebtedness of the Company or another Restricted Group Member ceasing to be a Restricted Group Member;

          (vi) Interest Rate Protection Obligations of the Company or any Restricted Group Member relating to Indebtedness of the Company or such Restricted Group Member, as the case may be (which Indebtedness is otherwise permitted to be Incurred under this covenant); provided, however, that the notional principal amount of such Interest Rate Protection Obligations does not exceed the principal amount of the Indebtedness to which such Interest Rate Protection Obligations relate;

          (vii) Indebtedness of the Company or any Restricted Group Member under Currency Agreements to the extent relating to (x) Indebtedness of the Company or such Restricted Group Member, as the case may be, and/or (y) obligations to purchase assets, properties or services incurred in the ordinary course of business of the Company or such Restricted Group Member, as the case may be; provided, however, that such Currency Agreements do not increase the Indebtedness or other obligations of the Company and the Restricted Group Members outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities or compensation payable thereunder;

          (viii) Indebtedness of the Company and/or any Restricted Group Member in respect of performance bonds of the Company or any Restricted Group Member or surety bonds provided by the Company or any Restricted Group Member incurred in the ordinary course of business and on ordinary business terms in connection with the construction or operation of a Telecommunications Business;

          (ix) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any Restricted Group Member pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Group Member (other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Group Member for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Group Member in connection with such disposition; and

          (x) in addition to the items referred to in clauses (i) through (ix) above, Indebtedness of the Company or any Restricted Group Member in an aggregate amount not to exceed $15.0 million at any time outstanding.

     (c) For purposes of determining any particular amount of Indebtedness under this covenant, guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included; provided, however, that the foregoing shall not in any way be deemed to limit the provisions of " -- Limitation on Issuances of Guarantees by Restricted Group Members" below.

     (d) For purposes of determining compliance with this covenant, in the event that an item of Indebtedness may be Incurred through the first paragraph of this covenant or by meeting the criteria of one or more of the types of Indebtedness described in the second paragraph of this covenant (or the definitions of the terms used therein), the Company, in its sole discretion, may, at the time of such Incurrence, (i) classify such item of Indebtedness under and comply with either of such paragraphs (or any of such definitions), as applicable, (ii) classify and divide such item of Indebtedness into more than one of such paragraphs (or definitions), as applicable, and (iii) elect to comply with such paragraphs (or definitions), as applicable, in any order.

     (e) Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or a Restricted Group Member may incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies.

     Limitation on Restrictions Affecting Restricted Group Members. The Company shall not, and shall not cause or permit any Restricted Group Member to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Group Member to (x) pay dividends or make any other distributions to the Company or any other Restricted Group Member on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any other Restricted Group Member, (y) make loans or advances to, or guarantee any Indebtedness or other obligations of, the Company or any other Restricted Subsidiary or (z) transfer any of its properties or assets to the Company or any other Restricted Group Member.

     The foregoing shall not prohibit (a) any encumbrance or restriction existing under or by reason of any agreement in effect on the Issue Date, as any such agreement is in effect on such date or as thereafter amended or supplemented but only if such encumbrance or restriction is no more restrictive than in the agreement being amended; (b) customary provisions contained in an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of a Restricted Group Member; provided, however, that (x) such encumbrance or restriction is applicable only to such Restricted Group

Member (or the applicable assets to be sold) and (y) such sale or disposition is made in accordance with " -- Limitation on Asset Sales" below; (c) any encumbrance or restriction existing under or by reason of applicable law; (d) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of any Restricted Group Member; (e) covenants in purchase money obligations for property acquired in the ordinary course of business restricting transfer of such property; (f) covenants in security agreements securing Indebtedness of a Restricted Group Member (to the extent that such Liens were otherwise incurred in accordance with "-- Limitation on Liens" below) that restrict the transfer of property subject to such agreements; (g) any agreement or other instrument of a Person acquired by the Company or any Restricted Group Member in existence at the time of such acquisition, which encumbrance or restriction (x) is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the properties or assets of the Person so acquired, and (y) is not incurred in connection with or in contemplation of such acquisition; (h) any encumbrance or restriction contained in any agreement entered into after the Issue Date, so long as such encumbrance or restriction is not materially more disadvantageous to the Holders than the encumbrances and restrictions in existence at the Issue Date; or (i) contained in any stockholders, joint venture or similar agreement, so long as such encumbrance or restriction is not materially more disadvantageous to the Holders than the encumbrances and restrictions contained in comparable agreements entered into by the Company or a Restricted Group Member.

     Nothing contained in this covenant shall prevent the Company or any Restricted Group Member from (i) creating, incurring, assuming or suffering to exist any Liens not prohibited by the "-- Limitation on Liens" covenant described below; or (ii) restricting the sale or other disposition of property or assets of the Company or any Restricted Group Member that secure Indebtedness of the Company or any Restricted Group Member.

     Designation of Unrestricted Group Members. (a) The Company may designate any Restricted Group Member as an "Unrestricted Group Member" under the Indenture (a "Designation") only if:

          (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

          (ii) at the time of and after giving effect to such Designation, the Company could Incur $1.00 of additional Indebtedness under the first paragraph of " -- Limitation on Incurrence of Indebtedness" above;

          (iii) the Company would be permitted to make an Investment (other than a Permitted Investment) at the time of such Designation (assuming the effectiveness of such Designation) pursuant to the first paragraph of "-- Limitation on Restricted Payments"above in an amount (the "Designation Amount") equal to the Fair Market Value of the Equity Interests of such Restricted Group Member owned directly or indirectly by the Company on such date; and

          (iv) if such Restricted Group Member is a Subsidiary of Hermes Europe, simultaneously with such Designation, Hermes Europe shall make a similar designation of such Subsidiary in accordance with the terms of the Hermes Europe Senior Notes Indenture.

     All Subsidiaries of Unrestricted Subsidiaries shall be Unrestricted Group Members. On the Issue Date, the Company shall effect Designations of each Subsidiary of Hermes Europe that Hermes Europe has previously designated as an Unrestricted Subsidiary in accordance with terms of the Hermes Europe Senior Notes Indenture.

     The Company shall not, and shall not cause or permit any Restricted Group Member to, directly or indirectly, at any time (x) provide credit support for, subject any of its properties or assets (other than the Equity Interests of any Unrestricted Group Member) to the satisfaction of, or guarantee, any Indebtedness of any Unrestricted Group Member (including any undertaking, agreement or instrument evidencing such Indebtedness), (y) be liable for any Indebtedness of any Unrestricted Group Member or (z) be liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Group Member.

     (b) The Company may revoke any Designation of a Subsidiary or Affiliate as an Unrestricted Group Member (a "Revocation") only if:

          (i) no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Revocation;

          (ii) all Liens and Indebtedness of such Unrestricted Group Member outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Indenture;

          (iii) any transaction (or series of related transactions) between such Subsidiary or Affiliate and any of its Affiliates that occurred while such Subsidiary or Affiliate was an Unrestricted Group Member would be permitted by " -- Limitation on Transactions with Affiliates" below as if such transaction (or series of related transactions) had occurred at the time of such Revocation (after giving effect to any modification to such transaction (or series of related transactions) effective at such time); and

          (iv) if such Subsidiary is a Subsidiary of Hermes Europe, simultaneously with such Revocation, Hermes Europe shall make a similar revocation with respect to such Subsidiary in accordance with the terms of the Hermes Europe Senior Notes Indenture.

     All Designations and Revocations must be evidenced by resolutions of the Board of Directors of the Company, delivered to the Trustee certifying compliance with the foregoing provisions.

     Limitation on Liens. The Company shall not, and shall not cause or permit any Restricted Group Member to, directly or indirectly, incur or suffer to exist any Lien (other than any Permitted Lien) of any kind against or upon any of their respective properties or assets now owned or hereafter acquired, or any proceeds, income or profits therefrom, unless contemporaneously therewith or prior thereto, (i) in the case of any Lien securing an obligation that ranks pari passu with the Notes, effective provision is made to secure the Notes equally and ratably with or prior to such obligation with a Lien on the same collateral and (ii) in the case of any Lien securing an obligation that is subordinated in right of payment to the Notes, effective provision is made to secure the Notes with a Lien on the same collateral that is prior to the Lien securing such subordinated obligation, in each case, for so long as such obligation is secured by such Lien.

     Limitation on Asset Sales. The Company shall not, and shall not cause or permit any Restricted Group Member to, directly or indirectly, make any Asset Sale, unless (x) the Company or such Restricted Group Member, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of and (y) at least 75% of such consideration consists of (i) cash or Cash Equivalents, (ii) Replacement Assets, (iii) publicly traded Equity Interests of a Person who is engaged primarily in a Telecommunications Business; provided, however, that the Company or such Restricted Group Member shall sell (a "Monetization Sale"), for cash or Cash Equivalents, such Equity Interests to a third Person (other than to the Company or a Restricted Group Member) at a price not less than the Fair Market Value thereof within 425 days of the consummation of such Asset Sale, or
(iv) any combination of the foregoing clauses (i) through (iii). The amount of any (x) Indebtedness (other than any Subordinated Indebtedness) of the Company or any Restricted Group Member that is actually assumed by the transferee in such Asset Sale and from which the Company and the Restricted Group Members are fully released shall be deemed to be cash for purposes of determining the percentage of cash consideration received by the Company or such Restricted Group Member and (y) notes or other similar obligations received by the Company or any Restricted Group Member from such transferee that are converted, sold or exchanged within 30 days of the related Asset Sale by the Company or any Restricted Group Member into cash shall be deemed to be cash, in an amount equal to the net cash proceeds realized upon such conversion, sale or exchange for purposes of determining the percentage of cash consideration received by the Company or such Restricted Group Member. Any Net Cash Proceeds from any Asset Sale or any Monetization Sale that are not invested in Replacement Assets or used to repay and permanently reduce the commitments under Indebtedness of any Restricted Group Member within 425 days of the consummation of such Asset Sale or Monetization Sale shall constitute "Excess Proceeds" subject to disposition as provided below.

     Within 40 days after the aggregate amount of Excess Proceeds equals or exceeds $10.0 million, the Company shall make an Offer to Purchase, from all Holders, that aggregate principal amount of Notes as can be purchased with the Note Portion of Excess Proceeds at a price in cash equal to 100% of the outstanding principal amount thereof, plus accrued and unpaid interest, if any, to any purchase date. To the extent that the aggregate of the principal and accrued interest of Notes validly tendered and not withdrawn pursuant to an Offer to Purchase is less than the Excess Proceeds, the Company may use such surplus for general corporate purposes. If the aggregate of the principal and accrued interest of Notes validly tendered and not withdrawn by Holders thereof exceeds the amount of Notes that can be purchased with the Note Portion of Excess Proceeds, Notes to be purchased will be selected pro rata based on the aggregate principal amount of Notes tendered by each Holder. Upon completion of an Offer to Purchase, the amount of Excess Proceeds shall be reset to zero.

     In the event that any other Indebtedness of the Company that ranks pari passu with the Notes (the "Other Debt") requires an offer to purchase to be made to repurchase such Other Debt upon the consummation of an Asset Sale, the Company may apply the Excess Proceeds otherwise required to be applied to an Offer to Purchase to offer to purchase such Other Debt and to an Offer to Purchase so long as the amount of such Excess Proceeds applied to purchase the Notes is not less than the Note Portion of Excess Proceeds. With respect to any Excess Proceeds, the Company shall make the Offer to Purchase in respect thereof at the same time as the analogous offer to purchase is made pursuant to any Other Debt and the Purchase Date in respect thereof shall be the same as the purchase date in respect thereof pursuant to any Other Debt.

     For purposes of this covenant, "Note Portion of Excess Proceeds" means (1) if no Other Debt is being offered to be purchased, the amount of the Excess Proceeds and (2) if Other Debt is being offered to be purchased, the amount of the Excess Proceeds equal to the product of (x) the Excess Proceeds and (y) a fraction the numerator of which is the aggregate amount of all Notes tendered pursuant to the Offer to Purchase related to such Excess Proceeds (the "Note Amount") and the denominator of which is the sum of the Note Amount and the aggregate amount as of the relevant purchase date of all Other Debt tendered and purchased pursuant to a concurrent offer to purchase such Other Debt made at the time of such Offer to Purchase.

     If and to the extent that the Excess Proceeds from any Asset Sale of any Restricted Group Member cannot at such time be paid as a dividend to the Company by virtue of the Hermes Europe Senior Note Indenture as in effect on the issue date, such Excess Proceeds shall not be deemed to constitute Excess Proceeds until such time as and to the extent that such Excess Proceeds are permitted to be paid as a dividend thereunder.

     Notwithstanding the foregoing, to the extent that any or all of the Net Cash Proceeds of any Asset Sale of assets based outside the United States are prohibited or delayed by applicable local law from being repatriated to the United States and such Net Cash Proceeds are not actually applied in accordance with the foregoing paragraphs, the Company shall not be required to apply the portion of such Net Cash Proceeds so affected but may permit the applicable Restricted Group Members to retain such portion of the Net Cash Proceeds so long but only so long as the applicable local law will not permit repatriation to the United States (the Company hereby agreeing to cause the applicable Restricted Group Member to promptly take all actions required by the applicable local law to permit such repatriation) and once such repatriation of any such affected New Cash Proceeds is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds will be applied in the manner set forth in this covenant as if the Asset Sale had occurred on such date; provided, however, that to the extent that the Company has determined in good faith that repatriation of any or all of the Net Cash Proceeds of such Asset Sale would have a material adverse tax cost consequence, the Net Cash Proceeds so affected may be retained by the applicable Restricted Group Member for so long as such material adverse tax cost event would continue.

     In the event that the Company makes an Offer to Purchase the Notes, the Company shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and

Rule 14e-l under, the Exchange Act, and any violation of the provisions of the Indenture relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed a Default or an Event of Default.

     Limitation on Transactions with Affiliates. The Company shall not, and shall not cause or permit any Restricted Group Member to, directly or indirectly, conduct any business or enter into any transaction or series of related transactions with or for the benefit of any Affiliate, any holder of 5% or more of any class of Equity Interests or any officer, director or employee of the Company or any Restricted Subsidiary (each, an "Affiliate Transaction"), unless such Affiliate Transaction is on terms that are no less favorable to the Company or such Restricted Group Member, as the case may be, than could reasonably be obtained at such time in a comparable transaction with an unaffiliated third party. For any such transaction that involves value in excess of $5.0 million, the Company shall deliver to the Trustee an officers' certificate stating that a majority of the Disinterested Directors has determined that the transaction satisfies the above criteria and shall evidence such a determination by a Board Resolution delivered to the Trustee. For any such transaction that involves value in excess of $12.5 million, the Company shall also obtain a written opinion from an Independent Financial Advisor to the effect that such transaction is fair, from a financial point of view, to the Company or such Restricted Group Member, as the case may be.

     Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (i) transactions between or among the Company and one or more Restricted Group Members or between or among Restricted Group Members; (ii) customary directors' fees, indemnification and similar arrangements, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of the Company or any Restricted Group Member entered into in the ordinary course of business (including customary benefits thereunder); (iii) transactions pursuant to agreements in effect on the Issue Date, as such agreements are in effect on the Issue Date or as thereafter amended or supplemented in a manner not adverse to the Holders; (iv) loans and advances to officers, directors and employees of the Company or any Restricted Group Member for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business and consistent with past business practices; (v) any transaction between the Company or any Restricted Group Member, on the one hand, and any Affiliate of the Company engaged primarily in a Telecommunications Business, on the other hand, (x) in the ordinary course of business and consistent with commercially reasonable practices or (y) approved by a majority of the Disinterested Directors; and (vi) payment of dividends in respect of Equity Interests of the Company or any Restricted Group Member permitted under "-- Limitation on Restricted Payments" above.

     Limitation on Issuances of Guarantees by Restricted Group Members. The Company shall not cause or permit any Restricted Group Member, directly or indirectly, to guarantee any Indebtedness of the Company ("Guaranteed Indebtedness"), unless (i) such Restricted Group Member simultaneously executes and delivers a supplemental indenture to the Indenture pursuant to which such Restricted Group Member guarantees (a "Guarantee") all of the Company's obligations under the Notes and the Indenture and (ii) such Restricted Group Member waives, and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Group Member as a result of any payment by such Restricted Group Member under its Guarantee. If the Guaranteed Indebtedness is (A) pari passu with the Notes, then the guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Guarantee or (B) subordinated to the Notes, then the guarantee of such Guaranteed Indebtedness shall be subordinated to the Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.

     Any Guarantee by a Restricted Group Member shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Equity Interests of the Company or any Restricted Group Member in, or all or substantially all the assets of, such Restricted Group Member (which sale, exchange or transfer is made in accordance with the Indenture) or (ii) the release or discharge of the guarantee which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee.

     Limitation on the Issuance and Sale of Equity Interests of Restricted Group Members. The Company shall not sell, and shall not cause or permit any Restricted Group Member, directly or indirectly, to issue or sell, any Equity Interests of any Restricted Group Member, except (i) to the Company or a Wholly Owned Restricted Subsidiary; (ii) issuances of director's qualifying shares or sales to foreign nationals of shares of Equity Interests of a foreign Restricted Group Member, to the extent required by applicable law; (iii) if, immediately after giving effect to such issuance or sale, such Restricted Group Member would no longer constitute a Restricted Group Member; provided, however, any investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under "-- Limitation on Restricted Payments" above, if made on the date of such issuance or sale; (iv) issuances or other sales of common stock (including options, warrants or other rights to purchase common stock) of a Restricted Group Member; provided, however, the Net Cash Proceeds, if any, of such sale are applied in accordance with "--Limitation on Asset Sales" above; (v) issuances of common stock for cash (including options, warrants or other rights to purchase common stock) of a Restricted Group Member; provided, however, that the per share price to the investor of each share of common stock sold in such issuance shall not be less than the book value per share of such Restricted Group Member's common stock prior to such issuance (after adjusting for the effect of such issuance); and (vi) issuances of Equity Interests by any Restricted Group Member in a transaction in which the Company acquires at the same time sufficient Equity Interests of such Restricted Group Member to at least maintain the same percentage ownership interest it had prior to such transaction.

     Limitations on Lines of Business. The indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly engage to any substantial extent in any line or lines of business other than a Related Business.

     Merger, Sale of Assets, etc. The Company shall not consolidate with or merge with or into (whether or not the Company is the Surviving Person) any other Person and the Company shall not, and shall not cause or permit any Restricted Subsidiary to, sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of the property and assets of the Company and the Restricted Group Members, taken as a whole, to any Person or Persons (other than any Wholly Owned Restricted Subsidiary), in each case, in a single transaction or series of related transactions, unless: (i) either (x) the Company shall be the Surviving Person or (y) the Surviving Person (if other than the Company) shall be a corporation organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia, and shall, in any such case, expressly assume by a supplemental indenture, the due and punctual payment of the principal of and interest on the Notes and the performance and observance of every covenant of the Indenture and the Escrow Agreement to be performed or observed on the part of the Company;
(ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (iii) immediately after giving effect to such transaction, the Surviving Person (as the Company) could Incur at least $1.00 of additional Indebtedness under the first paragraph of "-- Limitation on Incurrence of Indebtedness" above.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all the properties and assets of one or more Restricted Group Members the Equity Interests of which constitutes all or substantially all the properties and assets of the Company shall be deemed to be the transfer of all or substantially all the properties and assets of the Company.

     In the event of any transaction (other than a lease) described in and complying with the conditions listed in the first paragraph of this covenant in which the Company is not the Surviving Person and the Surviving Person is to assume all the Obligations of the Company under the Notes, the Indenture and the Escrow Agreement pursuant to a supplemental indenture, such Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company, and the Company shall be discharged from its Obligations under the Notes, the Indenture and the Escrow Agreement.

     Provision of Financial Information. Whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company shall file with the SEC (if permitted by SEC practice and applicable law and regulations) the annual reports, quarterly reports and other documents which the Company would have been required to file with the SEC pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Company were so required, such documents to be filed with the SEC on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so required; provided, however, that until the Company is subject to Section 13(a) or Section 15(d) of the Exchange Act or any successor provisions thereto, the Required Filing Dates for such quarterly reports shall be 75 days following the end of the applicable fiscal quarter. The Company shall also in any event (a) within 15 days of each Required Filing Date (whether or not permitted or required to be filed with the SEC but subject to the proviso in the previous sentence) (i) transmit (or cause to be transmitted) by mail to all Holders, as their names and addresses appear in the Note register, without cost to such Holders, and (ii) file with the Trustee, copies of the annual reports, quarterly reports and other documents which the Company is required to file with the SEC pursuant to the preceding sentence, or, if such filing is not so permitted, information and data of a similar nature, and (b) if, notwithstanding the preceding sentence, filing such documents by the Company with the SEC is not permitted by SEC practice or applicable law or regulations, promptly upon written request supply copies of such documents to any Holder.

EVENTS OF DEFAULT

     The occurrence of any of the following will be defined as an "Event of Default" under the Indenture: (a) failure to pay principal of any Note when due;
(b) failure to pay any interest on any Note when due, continued for 30 days or more; (c) failure to pay on the Purchase Date the Purchase Price for any Note validly tendered pursuant to any Offer to Purchase; (d) failure to perform or comply with any of the provisions described under "-- Certain
Covenants -- Merger, Sale of Assets, etc." above; (e) failure to perform any other covenant, warranty or agreement of the Company under the Indenture or the Escrow Agreement or in the Notes continued for 30 days or more after written notice to the Company by the Trustee or Holders of at least 25% in aggregate principal amount of the outstanding Notes; provided, however, that a default or breach of a covenant or agreement arising from a Restricted Affiliate ceasing to observe any covenant applicable to it resulting from an Involuntary Event shall not constitute an Event of Default unless such Involuntary Event continues for 90 days; (f) there shall be, with respect to any issue or issues of Indebtedness of the Company or any Restricted Group Member having an outstanding principal amount of $10.0 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (x) an event of default that has caused the holders thereof (or their representative) (I) to declare such Indebtedness to be due and payable prior to its scheduled maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 45 days following such acceleration and/or (II) to commence judicial proceeding to foreclose upon, or to exercise remedies under applicable law or applicable security documents to take ownership of, the property or assets securing such Indebtedness and/or (y) the failure to make a principal payment at the final fixed maturity and such defaulted payment shall not have been made, waived or extended within 45 days of such payment default; (g) the rendering of a final judgment or judgments against the Company or any Restricted Group Member in an amount of $10.0 million or more which remains undischarged or unstayed for a period of 60 consecutive days; (h) certain events of bankruptcy, insolvency or reorganization affecting the Company or any Significant Restricted Group Member; or (i) the Company shall challenge the Lien on the Escrow Collateral under the Escrow Agreement prior to such time as the Escrow Collateral is to be released to the Company, or the Escrow Collateral shall become subject to any Lien other than the Lien under the Escrow Agreement.

     If an Event of Default with respect to the Notes (other than an Event of Default with respect to the Company described in clause (h) of the preceding paragraph) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount at maturity of the outstanding Notes by notice in writing to the Company may declare the unpaid principal of (and premium, if any) and accrued interest to the date of acceleration on all the outstanding Notes to be due and payable immediately and, upon any such declaration, such principal amount (and premium, if any) and accrued interest, notwithstanding anything contained in the Indenture or the Notes to the contrary, will become immediately due and payable; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived as provided in the Indenture. If an Event or Default specified in clause (h) of the preceding paragraph with respect to the Company occurs under the Indenture, the Notes will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

     The Indenture provides that the Trustee shall, within 30 days after the occurrence of any Default or Event of Default with respect to the Notes, give the Holders notice of all uncured Defaults thereunder known to it; provided, however, that, except in the case of an Event of Default in payment with respect to the Notes or a Default or Event of Default in complying with "-- Certain Covenants -- Merger, Sale of Assets, etc." above, the Trustee shall be protected in withholding such notice if and so long as a committee of its trust officers in good faith determines that the withholding of such notice is in the interest of the Holders.

     No Holder will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless the Trustee (i) shall have failed to act for a period of 60 days after receiving written notice of a continuing Event of Default by such Holder and a request to act by Holders of at least 25% in aggregate principal amount at maturity of Notes outstanding, (ii) shall have been offered indemnity reasonably satisfactory to it and (iii) shall not have received from the Holders of a majority in aggregate principal amount at maturity of the outstanding Notes a direction inconsistent with such request. However, such limitations do not apply to a suit instituted by a Holder of any Note for enforcement of payment of the principal of or interest on such Note on or after the due date therefor (after giving effect to the grace period specified in clause (b) of the first paragraph of this "-- Events of Default" section).

     The Company will be required to furnish to the Trustee after the end of each fiscal year a statement as to the performance by it of certain of its obligations under the Indenture and as to any default in such performance.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, INCORPORATOR AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company or any of its Affiliates, as such, shall have any liability for any obligations of the Company or any of its Affiliates under the Notes or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SATISFACTION AND DISCHARGE OF INDENTURE; DEFEASANCE

     The Company may terminate its substantive obligations in respect of the Notes by delivering all outstanding Notes to the Trustee for cancellation and paying all sums payable by it on account of principal of, premium, if any, and interest on all Notes or otherwise. In addition to the foregoing, the Company may terminate the applicability of the covenants under "-- Certain Covenants" and "-- Change of Control" above or any Event of Default under clause (e) of "-- Events of Default" above by (i) depositing with the Trustee, under the terms of an irrevocable trust agreement, money or U.S. Government Obligations sufficient (without reinvestment) to pay all remaining indebtedness on such Notes at maturity or upon earlier redemption; (ii) delivering to the Trustee either an opinion of counsel or a ruling directed to the Trustee from the Internal Revenue Service to the effect that the Holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations; (iii) delivering to the Trustee an opinion of counsel to the effect that the Company's exercise of its option under this paragraph will not result in any of the Company, the Trustee or the trust created by the Company's deposit of funds pursuant to this provision becoming or being deemed to be an "investment company" under the United States Investment

Company Act of 1940, as amended (the "Investment Act"); and (iv) complying with certain other requirements set forth in the Indenture. In addition, the Company may, provided that no Default or Event of Default has occurred and is continuing or would arise therefrom (or, with respect to a Default specified in clause (h) of "-- Events of Default" above occurs at any time on or prior to the 91st calendar day after the date of the deposit (it being understood that this condition shall not be deemed satisfied until after such 91st day)) under the Indenture, terminate all of its substantive obligations in respect of the Notes (including its obligations to pay the principal of and interest on such Notes) by (1) depositing with the Trustee, under the terms of an irrevocable trust agreement, money or U.S. Government Obligations sufficient (without reinvestment) to pay all remaining Indebtedness on such Notes at maturity or upon earlier redemption; (2) delivering to the Trustee either a ruling directed to the Trustee from the Internal Revenue Service to the effect that the Holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations or an opinion of counsel addressed to the Trustee based upon such a ruling or based on a change in the applicable federal tax law since the date of the Indenture, to such effect; (3) delivering to the Trustee an opinion of counsel to the effect that the Company's exercise of its option under this paragraph will not result in any of the Company, such Trustee or the relevant trust created by the Company's deposit of funds pursuant to this provision becoming or being deemed to be an "investment company" under the Investment Act; and (4) complying with certain other requirements set forth in the Indenture.

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Notes (including consents obtained in connection with a tender offer or exchange offer for such Notes); provided, however, that no such modification or amendment to the Indenture may, without the consent of the Holder of each Note affected thereby, (a) change the maturity of the principal of any such Note; (b) alter the optional redemption or repurchase provisions of any such Note or the Indenture in a manner adverse to the Holders of such Notes;
(c) reduce the principal amount (or premium) of any such Note; (d) reduce the rate of or extend the time for payment of interest on any such Note; (e) change the place or currency of payment of principal of (or premium) or interest on any such Note; (f) modify any provisions of the Indenture relating to the waiver of past defaults (other than to add sections of the Indenture or the Notes subject thereto) or the right of the Holders of Notes to institute suit for the enforcement of any payment on or with respect to any such Note in respect thereof or the modification and amendment provisions of the Indenture and such Notes (other than to add sections of the Indenture or such Notes which may not be amended, supplemented or waived without the consent of each Holder therein affected); (g) reduce the percentage of the principal amount of outstanding Notes necessary for amendment to or waiver of compliance with any provision of the Indenture or the Notes or for waiver of any Default in respect thereof; (h) waive a default in the payment of principal of, interest on, or redemption payment with respect to, such Note (except a rescission of acceleration of the relevant Notes by the Holders thereof as provided in the Indenture and a waiver of the payment default that resulted from such acceleration); (i) modify the ranking or priority of any such Note; (j) modify the provisions of any covenant (or the related definitions) in the Indenture requiring the Company to make an Offer to Purchase in a manner materially adverse to the Holders of Notes affected thereby; or (k) modify the provisions of the Escrow Agreement or the Indenture relating to the Escrow Collateral in any manner adverse to the Holders or release any of the Escrow Collateral from the Lien under the Escrow Agreement or permit any other obligation to be secured by the Escrow Collateral.

     The Holders of a majority in aggregate principal amount of the outstanding Notes, on behalf of all Holders, may waive compliance by the Company with certain restrictive provisions of the Indenture. Subject to certain rights of the Trustee as provided in the Indenture, the Holders of a majority in aggregate principal amount of the Notes, on behalf of all Holders, may waive any past default under the Indenture (including any such waiver obtained in connection with a tender offer or exchange offer for such Notes), except a default in the payment of principal, premium or interest or a default arising from failure to purchase any Notes tendered pursuant to an Offer to Purchase pursuant thereto, or a default in respect of a provision that under the Indenture cannot be modified or amended without the consent of the Holder of each Note that is affected.

GOVERNING LAW

     The Indenture and the Notes will be governed by the laws of the State of New York without regard to principles of conflicts of laws.

THE TRUSTEE

     Except during the continuance of a Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of a Default under the Indenture, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company or any other obligor upon the Notes, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as the Notes or otherwise. The Trustee is permitted to engage in other transactions with the Company or an Affiliate of the Company; provided, however, that if it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a Person (a) assumed in connection with an Acquisition from such Person or (b) existing at the time such Person becomes a Restricted Group Member or is merged or consolidated with or into the Company or any Restricted Group Member; provided, however, that (i) such Indebtedness was not Incurred in connection with, or in contemplation of, such Acquisition, such Person becoming a Restricted Group Member or such merger or consolidation and (ii) Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Group Member or such Asset Acquisition shall not be Acquired Indebtedness.

     "Acquired Person" means, with respect to any specified Person, any other Person which merges with or into or becomes a Subsidiary of such specified Person.

     "Acquisition" means (i) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) by the Company or any Restricted Group Member to any other Person, or any acquisition or purchase of Equity Interests of any other Person by the Company or any Restricted Group Member, in either case pursuant to which such Person shall become a Restricted Group Member or shall be consolidated, merged with or into the Company or any Restricted Group Member or (ii) any acquisition by the Company or any Restricted Group Member of the assets of any Person which constitute substantially all of an operating unit or line of business of such Person or which is otherwise outside of the ordinary course of business.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, "control"(including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person whether through the ownership of voting securities, by agreement or otherwise.

     "Asset Sale" means any direct or indirect sale, conveyance, transfer, lease (that has the effect of a disposition), or other disposition (including. without limitation, any merger, consolidation or sale-leaseback transaction) to any Person other than the Company or a Restricted Group Member, in one transaction or a series of related transactions, of (i) any Equity Interest of any Restricted Group Member; (ii) any material license, franchise or other authorization of the Company or any Restricted Group Member; (iii) any assets of the Company or any Restricted Group Member which constitute substantially all of an operating unit or line of business of the Company or any Restricted Group Member; or (iv) any other property or asset of the Company or any Restricted Group Member outside of the ordinary course of business (including the receipt of proceeds paid on account of the loss of or damage to any property or asset and awards of compensation for any asset taken by condemnation, eminent domain or similar proceedings). For the purposes of this definition, the term "Asset Sale" shall not include (a) any transaction consummated in compliance with "-- Certain Covenants -- Merger, Sale of Assets, etc." above and the creation of any Lien not prohibited by "-- Certain
Covenants -- Limitation on Liens" above; provided, however, that any transaction consummated in compliance with "-- Certain Covenants -- Merger, Sale of Assets, etc." above involving a sale, conveyance, assignment, transfer, lease or other disposal of less than all of the properties or assets of the Company and the Restricted Group Members shall be deemed to be an Asset Sale with respect to the properties or assets of the Company and Restricted Group Members that are not so sold, conveyed, assigned, transferred, leased or otherwise disposed of in such transaction; (b) sales of property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or any Restricted Group Member, as the case may be; and
(c) any transaction consummated in compliance with "-- Certain
Covenants -- Limitation on Restricted Payments" above. In addition, solely for purposes of "-- Certain Covenants -- Limitation on Asset Sales" above, any sale, conveyance, transfer, lease or other disposition of any property or asset, whether in one transaction or a series of related transactions, with a Fair Market Value not in excess of $1.0 million in any fiscal year shall be deemed not to be an Asset Sale.

     "Basket" see "-- Certain Covenants -- Limitation on Restricted Payments" above.

     "Board of Directors" means, with respect to any Person, the Board of Directors of such Person (or comparable governing body), or any authorized committee of that Board (it being understood that the Board of Directors of the Company shall be its Board of Supervisory Directors).

     "Business Day" means a day (other than a Saturday or Sunday) on which the Depository and banks in New York are open for business.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

     "Cash Equivalents" means: (a) U.S. dollars; (b) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition; provided, however, that securities deposited in the Escrow Account may have longer maturities; (c) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500 million; provided, however, that securities deposited in the Escrow Account may have longer maturities; (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) entered into with any financial institution meeting the qualifications specified in clause (c) above; and (e) commercial paper rated P-1, A-1 or the equivalent thereof by Moody's Investors Service, Inc. or Standard & Poor's Ratings Group, respectively, and in each case maturing within six months after the date of acquisition.

     "Change of Control" means the occurrence of any of the following events (whether or not approved by the Board of Directors of the Company): (a) any Person or group, excluding Permitted Holders, is or becomes the beneficial owner, directly or indirectly, of Voting Equity Interests representing 35% or more of the total voting power of the Voting Equity Interests of the Company at a time when the Permitted Holders together (x) own Voting Equity Interests representing a lesser percentage of the total voting power of the Voting Equity Interests of the Company, than such Person or group (for purposes of determining the percentage of the Voting Equity Interests of such Person or group, the holdings of the Permitted Holders who are part of such Person or group shall not be counted in the Voting Equity Interests of such Person or group) or (y) do not hold the power to elect a majority of the members of the Board of Directors of the Company; (b) any Person or group is or becomes the beneficial owner directly or indirectly, of Voting Equity Interests representing 50% or more of the total voting power of the Voting Equity Interests of the Company or has the power, directly or indirectly, to elect a majority of the members of the Board of Directors of the Company; (c) the Company consolidates with, or merges with or into, another Person or the Company or one or more Restricted Subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the assets of the Company and the Restricted Subsidiaries, taken as a whole, to any Person (other than a Wholly Owned Restricted Subsidiary), or any Person consolidates with, or merges with or into, the Company, in any such event other than pursuant to a transaction in which the Person or Persons that "beneficially owned," directly or indirectly, a majority of the total voting power of the Voting Equity Interests of the Company immediately prior to such transaction, "beneficially own," directly or indirectly, Voting Equity Interests representing a majority of the total voting power of the Voting Equity Interests of the surviving or transferee Person; (d) during any consecutive two year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by the Board of Directors of the Company or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than by action of the Permitted Holders) to constitute a majority of the Board of Directors of the Company, then in office; (e) there shall occur the liquidation or dissolution of the Company. For purposes of this definition, (i) "group" has the meaning under Section 13(d) and 14(d) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, and (ii) "beneficial ownership" has the meaning set forth in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise.

     "Change of Control Date"  see "-- Change of Control" above.

     "Consolidated Income Tax Expense" means, with respect to any period, the provision for federal, state, local and foreign income taxes payable by the Company and the Restricted Group Members for such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Interest Expense" means, with respect to any period, without duplication, the sum of (i) the interest expense of the Company and the Restricted Group Members for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Rate Protection Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and (e) all capitalized interest and all accrued interest, (ii) the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and the Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP and (iii) dividends and distributions in respect of Disqualified Equity Interests actually paid in cash by the Company or any Restricted Group Member (other than to the Company or another Restricted Group Member) during such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" means, with respect to any period, the net income of the Company and the Restricted Group Members for such period determined on a consolidated basis in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication, (a) other than for purposes of calculating the Basket, all extraordinary gains or losses for such period, (b) other than for purposes of calculating the Basket, all gains or losses from the sales or other dispositions of assets out of the ordinary course of business (net of taxes, fees and expenses relating to the transaction giving rise thereto) for such period; (c) that portion of such net income derived from or in respect of investments in Persons other than Restricted Group Members, except to the extent actually received in cash by the Company or any Restricted Group Member (subject, in the case of any Restricted Group Member, to the provisions of clause (f) of this definition); (d) the portion of such net income (or loss) allocable to minority interests in any Person (other than a Restricted Group Member) for such period, except to the extent the Company's allocable portion of such Person's net income for such period is actually received in cash by the Company or any Restricted Group Member (subject, in the case of any Restricted Group Member, to the provisions of clause (f) of this definition); (e) the net income (or loss) of any other Person combined with the Company or any Restricted Group Member on a "pooling of interests" basis attributable to any period prior to the date of combination; (f) the net income of any Restricted Group Member to the extent that the declaration or payment of dividends or similar distributions by that Restricted Group Member of that income is not at the time (regardless of any waiver) permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Group Member or its Equity Interest holders; provided, however, that with respect to any restriction on the declaration or payment of dividends or similar distribution in place on the Issue Date pursuant to any agreement in effect on the Issue Date (or any amendment or modification thereto no more restrictive than that in effect on the Issue Date), so long as such restriction on the declaration or payment of dividends or similar distributions is no less favorable to the Holders than the restrictions contained in the Hermes Europe Senior Notes Indenture as in effect on the Issue Date, this clause (f) shall apply solely for purposes of determining Cumulative Operating Cash Flow in connection with a Restricted Payment described in clauses (i), (ii) and (iii) of "-- Certain
Covenants -- Limitation on Restricted Payments" above; and (g) to the extent not otherwise excluded in accordance with GAAP, the net income (or loss) of any Restricted Group Member in an amount that corresponds to the percentage ownership interest in the income of such Restricted Group Member not owned on the last day of such period, directly or indirectly, by the Company.

     "Consolidated Operating Cash Flow" means, with respect to any period, Consolidated Net Income for such period increased (without duplication), to the extent deducted in calculating such Consolidated Net Income, by (a) Consolidated Income Tax Expense for such period; (b) Consolidated Interest Expense for such period; and (c) depreciation, amortization and any other non-cash items for such period (other than any non-cash item which requires the accrual of, or a reserve for, cash charges for any future period) of the Company and the Restricted Group Members, including, without limitation, amortization of capitalized debt issuance costs for such period, all of the foregoing determined on a consolidated basis in accordance with GAAP minus non-cash items to the extent they increase Consolidated Net Income (including the partial or entire reversal of reserves taken in prior periods) for such period.

     "Cumulative Operating Cash Flow" means, as at any date of determination, the positive cumulative Consolidated Operating Cash Flow realized during the period commencing on the Issue Date and ending on the last day of the most recent fiscal quarter immediately preceding the date of determination for which consolidated financial information of the Company is available or, if such cumulative Consolidated Operating Cash Flow for such period is negative, the negative amount by which cumulative Consolidated Operating Cash Flow is less than zero.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement, which may include the use of derivatives, designed to protect the Company or any Restricted Subsidiary against fluctuations in currency values.

     "Debt to Annualized Operating Cash Flow Ratio" means the ratio of (a) the Total Consolidated Indebtedness as of the date of calculation (the "Determination Date") to (b) two times the Consolidated Operating Cash Flow for the latest two fiscal quarters for which financial information is available immediately preceding such Determination Date (the "Measurement Period"). For purposes of calculating Consolidated Operating Cash Flow for the Measurement Period immediately prior to the relevant Determination Date, (I) any Person that is a Restricted Group Member on the Determination Date (or would become a Restricted Group Member on such Determination Date in connection with the transaction that requires the determination of such Consolidated Operating Cash
Flow) will be deemed to have been a Restricted Group Member at all times during such Measurement Period, (II) any Person that is not a Restricted Group Member on such Determination Date (or would cease to be a Restricted Group Member on such Determination Date in connection with the transaction that requires the determination of such Consolidated Operating Cash Flow) will be deemed not to have been a Restricted Group Member at any time during such Measurement Period, and (III) if the Company or any Restricted Group Member shall have in any manner (x) acquired (through an Acquisition or the commencement of activities constituting such operating business) or (y) disposed of (by way of an Asset Sale or the termination or discontinuance of activities constituting such operating business) any operating business during such Measurement Period or after the end of such period and on or prior to such Determination Date, such calculation will be made on a pro forma basis in accordance with GAAP as if, in the case of an Acquisition or the commencement of activities constituting such operating business, all such transactions had been consummated on the first day of such Measurement Period and, in the case of an Asset Sale or termination or discontinuance of activities constituting such operating business, all such transactions had been consummated prior to the first day of such Measurement Period (it being understood that in calculating Consolidated Operating Cash Flow the exclusions set forth in clauses (a) through
(f) of the definition of Consolidated Net Income shall apply to an Acquired Person as if it were a Restricted Group Member).

     "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     "Designation" See "-- Certain Covenants -- Designation of Unrestricted Group Members" above.

     "Designation Amount" See "-- Certain Covenants -- Designation of Unrestricted Group Members" above.

     "Disinterested Director" means a member of the Board of Directors of the Company who does not have any material direct or indirect financial interest in or with respect to the transaction being considered.

     "Disposition" means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of such Person's assets.

     "Disqualified Equity Interest" means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable, at the option of the holder thereof, in whole or in part, on or prior to the Maturity Date; provided, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof the right to require the Company to repurchase or redeem such Equity Interests upon the occurrence of a change in control occurring prior to the Maturity Date shall not constitute Disqualified Equity Interests if the change in control provisions applicable to such Equity Interests are no more favorable to the holders of such Equity Interests than the provisions described under "-- Change of Control" above and such Equity Interests specifically provide that the Company will not repurchase or redeem any such Equity Interests pursuant to such provisions prior to the Company's repurchase of Notes as are required to be repurchased pursuant to the provisions described under "-- Change of Control" above.

     "Dollar Equivalent" means, with respect to a monetary amount in a currency other than U.S. dollars, at any time for the determination thereof, the amount of U.S. dollars obtained by converting such other currency involved in such computation into U.S. dollars at the rate for the purchase of U.S. dollars with the applicable currency as set forth in the Key Currency Cross Rates table of The Wall Street Journal (or a successor table) on the date that is two Business Days prior to such determination.

     "Equity Interest" in any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, in such Person, including any Preferred Equity Interests.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

     "Existing Joint Venture" means each of PrymTelefon, Bancomsvyaz, TeleCommunications of Moscow, LvNet-Telport, GTS Monaco Access S.A.M., Sovam Teleport Kiev Division L.L.C., EDN Sovintel, all the entities in which SFMT-Rusnet, Inc. currently has an interest, all the entities in which Vostok Mobile b.v. currently has an interest and their respective successors.

     "Expiration Date" see the definition of "Offer to Purchase" above.

     "Fair Market Value" means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction; provided, however, that the Fair Market Value of any such asset or assets shall be determined conclusively by the Board of Directors of the Company acting in good faith, which determination shall be evidenced by a resolution of such Board delivered to the Trustee.

     "GAAP" means, at any date of determination, generally accepted accounting principles in effect in the United States which are applicable at the date of determination and which are consistently applied for all applicable periods.

     "guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit. A guarantee shall include, without limitation, any agreement to maintain or preserve any other person's financial condition or to cause any other Person to achieve certain levels of operating results.

     "Hermes Europe" means Hermes Europe Railtel B.V., a company organized in the Netherlands.

     "Hermes Europe Senior Notes Indenture" means the indenture governing the 11 1/2% Senior Notes due 2007 of Hermes Europe.

     "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred" and "Incurring" shall have meanings correlative to the foregoing). Indebtedness of a Person existing at the time such Person becomes a Restricted Group Member or is merged or consolidated with or into the Company or any Restricted Group Member shall be deemed to be Incurred at such time.

     "Indebtedness" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (a) every obligation of such Person for money borrowed; (b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (c) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person; (d) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable incurred in the ordinary course of business and payable in accordance with industry practices, or other accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith); (e) every Capital Lease Obligation of such Person; (f) every net obligation under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements of such Person; (g) every obligation of the type referred to in clauses (a) through (f) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise; and (h) any and all Refinancing of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a) through (g) above. Indebtedness (i) shall never be calculated taking into account any cash and cash equivalents held by such Person; (ii) shall not include obligations of any Person (x) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided that such obligations are extinguished within two Business Days of their incurrence unless covered by an overdraft line, (y) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past business practices and (z) under stand-by letters of credit to the extent collateralized by cash or Cash Equivalents;
(iii) which provides that an amount less than the principal amount thereof shall be due upon any declaration of acceleration thereof shall be deemed to be Incurred or outstanding in an amount equal to the accreted value thereof at the date of determination determined in accordance with GAAP; and (iv) shall include the liquidation preference and any mandatory redemption payment obligations in respect of any Disqualified Equity Interests of the Company or any Preferred Equity Interests of any Restricted Group Member.

     "Independent Financial Advisor" means a recognized, accounting, appraisal, investment banking firm or consultant with experience in a Telecommunications Business (i) which does not, and whose directors, officers and employees or Affiliates do not, have a material direct or indirect financial interest in the Company and (ii) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

     "interest" means, with respect to the Notes, the sum of any cash interest on the Notes.

     "Interest Rate Protection Obligations" means, with respect to any Person, the Obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

     "Investment" means, with respect to any Person, any direct or indirect loan, advance, guarantee or other extension of credit or capital contribution to (by means of transfers of cash or other property or assets to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of capital stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto, and minus the amount of any portion of such Investment repaid to such Person in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. In determining the amount of any investment involving a transfer of any property or asset other than cash, such property shall be valued at its Fair Market Value at the time of such transfer. "Investments" shall exclude extensions of trade credit in the ordinary course of business in accordance with normal trade practices.

     "Involuntary Event" see the definition of "Permitted Investments" below.

     "Issue Date" means the original issue date of the Notes.

     "Latest Balance Sheet" means, of any Person, the latest consolidated balance sheet of such Person reported on by a recognized firm of independent accountants without qualification as to scope.

     "Lien" means any lien, mortgage, charge, security interest, hypothecation, assignment for security or encumbrance of any kind (including any conditional sale or capital lease or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

     "Maturity Date" means the date, which is set forth on the face of the Notes, on which the Notes will mature.

     "Net Cash Proceeds" means the aggregate proceeds in the form of cash or Cash Equivalents received by the Company or any Restricted Subsidiary in respect of any Asset Sale, including all cash or Cash Equivalents received upon any sale, liquidation or other exchange of proceeds of Asset Sales received in a form other than cash or Cash Equivalents, net of (a) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof; (b) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); (c) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale; (d) amounts deemed, in good faith, appropriate by the Board or Directors of the Company to be provided as a reserve, in accordance with GAAP, against any liabilities associated with such assets which are the subject of such Asset Sale (provided that the amount of any such reserves shall be deemed to constitute Net Cash Proceeds at the time such reserves shall have been released or are not otherwise required to be retained as a reserve); and (e) with respect to Asset Sales by any Restricted Group Member, the portion of such cash payments attributable to Persons holding a minority interest in such Restricted Group Member.

     "Non-Subsidiary Affiliate," of any specified Person, means any other Person in which an Investment in the Equity Interests of such Person has been made by such specified Person other than a direct or indirect Subsidiary of such specified Person.

     "Obligations" means any principal, interest (including, without limitation, post-petition interest), penalties, fees, indemnifications, reimbursement obligations, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Offer" see the definition of "Offer to Purchase" above.

     "Offer to Purchase" means a written offer (the "Offer") sent by or on behalf of the Company by first-class mail, postage prepaid, to each Holder at his address appearing in the register for the Notes on the date of the Offer offering to purchase up to the principal amount of Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase, which shall be not less than 20 Business Days nor more than 90 days after the date of such Offer, and a settlement date (the "Purchase Date") for purchase of Notes to occur no later than five Business Days after the Expiration Date. The Company shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company. The Offer shall contain all the information required by applicable law to be included therein. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

          (1) the Section of the Indenture pursuant to which the Offer to Purchase is being made;

          (2) the Expiration Date and the Purchase Date;

          (3) the aggregate principal amount of the outstanding Notes offered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to the Section of the Indenture requiring the Offer to Purchase) (the "Purchase Amount");

          (4) the purchase price to be paid by the Company for each $1,000 aggregate principal amount of Notes accepted for payment (as specified pursuant to the Indenture) (the "Purchase Price");

          (5) that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount at maturity;

          (6) the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase;

          (7) that interest on any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue;

          (8) that on the Purchase Date the Purchase Price will become due and payable upon each Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date:

          (9) that each Holder electing to tender all or any portion of a Note pursuant to the Offer to Purchase will be required to surrender such Note at the place or places specified in the Offer to Purchase prior to the close of business on the Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing);

          (10) that Holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or Paying Agent) receives, not later than the close of business on the fifth Business Day next preceding the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his or her tender;

          (11) that (a) if Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Notes and (b) if Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $1,000 principal amount at maturity or integral multiples thereof shall be purchased); and

          (12) that in the case of any Holder whose Note is purchased only in part, the Company shall execute and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the Note so tendered.

     An Offer to Purchase shall be governed by and effected in accordance with the provisions above pertaining to any Offer.

     "Permitted Holders" means (a) Alan B. Slifka and any entity controlled by him, (b) one or more of George Soros, Soros Fund Management LLC, Purnendu Chatterjee or Chatterjee Management Company or Affiliates of any of the foregoing, and any person or entity for which any such person or entity acts as investment advisor or investment manager and (c) any Person that acquires the Equity Interests of the Company in a Strategic Equity Investment.

     "Permitted Investments" means (a) Cash Equivalents; (b) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (c) loans and advances to employees made in the ordinary course of business not to exceed $3.0 million in the aggregate at any one time outstanding; (d) Interest Rate Protection Obligations and Currency Agreements permitted under "-- Certain Covenants -- Limitation on Incurrence of Indebtedness" above; (e) bonds, notes, debentures or other securities received as a result of Asset Sales permitted under "-- Certain Covenants -- Limitation on Asset Sales" above; (f) transactions with officers, directors and employees of the Company or any Restricted Group Member entered into in the ordinary course of business (including compensation or employee benefit arrangements with any such director or employee) and consistent with past business practices; (g) Investments made in the ordinary course of business and on ordinary business terms as partial payment for constructing a network relating principally to a Telecommunications Business; (h) Investments in any Restricted Group Member; (i) intercompany Indebtedness to the extent permitted under paragraph (b)(v) of "-- Certain Covenants -- Limitation on Incurrence of Indebtedness" above; (j) Investments by the Company or any Restricted Group Member in another Person, if as a result of such Investment (x) such other Person becomes a Restricted Group Member or (y) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a Restricted Group Member; (k) Investments in evidences of Indebtedness, securities or other property received from another Person by the Company or any Restricted Group Member in connection with any bankruptcy proceeding or by reason of a composition or readjustment of debt or a reorganization of such Person or as a result of foreclosure, perfection or enforcement of any Lien in exchange for evidences of Indebtedness, securities or other property of such Person held by the Company or any Restricted Group Member, or for other liabilities or obligations of such other Person to the Company or any Restricted Group Member that were created in accordance with the terms of the Indenture; and (l) an Investment by the Company or a Restricted Group Member in a Restricted Affiliate or a Person which will, upon the making of such Investment, become a Restricted Affiliate or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, a Restricted Affiliate; provided, however, that (I) such Person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Group Members on the date of such Investment, and (II) any such Investment shall cease to be a Permitted Investment in the event such Restricted Affiliate shall cease to be a Restricted Affiliate or shall cease to observe any of the provisions of the covenants that are applicable to such Restricted Affiliate; provided, however, that in the event such Restricted Affiliate ceases to be a Restricted Affiliate or such Restricted Affiliate ceases to observe any of the provisions of the covenants applicable to it solely as a result of circumstances, developments or conditions beyond the control of the Company (such failure to be a Restricted Affiliate or failure to observe a covenant as a result of any such circumstance, development or condition, being an "Involuntary Event") any such Investment previously made in such Restricted Affiliate will not cease to be a Permitted Investment unless such Involuntary Event continues for 90 days.

     "Permitted Liens" means (a) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Group Member; provided, however, that such Liens were in existence prior to the contemplation of such merger or consolidation and do not secure any property or assets of the Company or any Restricted Group Member other than the property or assets subject to the Liens prior to such merger or consolidation;
(b) Liens existing on the Issue Date; (c) Liens securing Indebtedness consisting of Capitalized Lease Obligations, mortgage financings, industrial revenue bonds or other monetary obligations, in each case incurred solely for the purpose of financing all or any part of the purchase price or cost of construction or installation of assets used in the business of the Company or any Restricted Group Member, or repairs, additions or improvements to such assets; provided, however, that (I) such Liens secure Indebtedness in an amount not in excess of the original purchase price or the original cost of any such assets or repair, addition or improvement thereto (plus an amount equal to the reasonable fees and expenses in connection with the Incurrence of such Indebtedness), (II) such Liens do not extend to any other assets of the Company or any Restricted Group Member (and, in the case of repair, addition or improvements to any such assets, such Lien extends only to the assets (and improvements thereto or thereon) repaired, added to or improved), (III) the Incurrence of such Indebtedness is permitted by "-- Certain Covenants -- Limitation on Incurrence of Indebtedness" above and (IV) such Liens attach within 90 days of such purchase, construction, installation, repair, addition or improvement; (d) Liens to secure any Refinancings, in whole or in part, of any Indebtedness secured by Liens referred to in the clauses above so long as such Lien does not extend to any other property (other than improvements thereto); (e) Liens securing letters of credit entered into in the ordinary course of business and consistent with past business practice; (f) Liens on and pledges of the capital stock of any Unrestricted Group Member securing any Indebtedness of such Unrestricted Group Member; (g) Liens on any property or assets of a Restricted Group Member granted in favor of and held by the Company or any Restricted Group Member; (h) Liens on any property or assets of the Company or any Restricted Group Member securing on a pari passu basis all of the Notes; (i) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other like Liens arising in the ordinary course of business of the Company or any Restricted Group Member and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings; (j) Liens for taxes, assessments, government charges or claims that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided, however, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (k) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance bonds and other obligations of a like nature incurred in the ordinary course of business (other than contracts for the payment of money); (1) easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any Restricted Group Member and incurred in the ordinary course of business; (m) Liens arising by reason of judgment, decree or order of any court so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired; (n) Liens on properties or assets of any Restricted Group Member securing Indebtedness of any Restricted Group Member (other than any guarantee of Indebtedness of the Company) to the extent permitted to be

Incurred under "-- Certain Covenants -- Limitation on Incurrence of Indebtedness" above, (o) Liens securing Indebtedness under Interest Rate Protection Obligations or Indebtedness under Currency Agreements to the extent permitted to be Incurred under "-- Certain Covenants -- Limitation on Incurrence of Indebtedness" above; (p) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; and (q) Liens arising under the Escrow Agreement.

     "Permitted Refinancing" means, with respect to any Indebtedness, Indebtedness to the extent representing a Refinancing of such Indebtedness; provided, however, that (1) the Refinancing Indebtedness shall not exceed the sum of the amount of the Indebtedness being Refinanced, plus the amount of accrued interest or dividends thereon, the amount of any reasonably determined prepayment premium necessary to accomplish such Refinancing and reasonable fees and expenses incurred in connection therewith; (2) the Refinancing Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being Refinanced and shall not permit redemption or other retirement (including pursuant to any required offer to purchase to be made by the Company or any Restricted Group Member) of such Indebtedness at the option of the Holder thereof prior to the final stated maturity of the Indebtedness being Refinanced, other than a redemption or other retirement at the option of the Holder of such Indebtedness (including pursuant to a required offer to purchase made by the Company or a Restricted Group Member) upon a change of control of the Company pursuant to provisions substantially similar to those contained in the Indenture described under "-- Change of Control" above; (3) Indebtedness that ranks pari passu with the Notes may be Refinanced only with Indebtedness that is made pari passu with or subordinate in right of payment to the Notes, and Indebtedness that is subordinate in right of payment to the Notes may be Refinanced only with Indebtedness that is subordinate in right of payment to the Notes on terms no less favorable to the Holders than those contained in the Indebtedness being Refinanced; and (4) the Refinancing Indebtedness shall be Incurred by the obligor on the Indebtedness being Refinanced or by the Company.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, limited liability partnership, limited partnership, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Preferred Equity Interest," in any Person, means an Equity Interest of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class in such Person.

     "principal" of a debt security means the principal of the security, plus, when appropriate, the premium, if any, on the security.

     "Public Equity Offering" means an underwritten public offering of common Equity Interests of the Company pursuant to an effective registration statement filed under the Securities Act (excluding registration statements filed on Form S-8).

     "Purchase Amount" see the definition of "Offer to Purchase" above.

     "Purchase Date" see the definition of "Offer to Purchase" above.

     "Purchase Price" see the definition of "Offer to Purchase" above.

     "Qualified Equity Interest" means any Equity Interest of the Company other than any Disqualified Equity Interest.

     "Refinance" means refinance, renew, extend, replace, defease or refund; and "Refinancing" and "Refinanced" have correlative meanings.

     "Related Business" means any business in which the Company or its Restricted Group Members are engaged, directly or indirectly, that consists primarily of, or is related to, operating, acquiring, developing and constructing any telecommunications services and related businesses.

     "Replacement Assets" means (x) properties and assets (other than cash or any Equity Interests or other security) that will be used in a Telecommunications Business of the Company and the Restricted Group Members or
(y) Equity Interests of any Person engaged primarily in a Telecommunications Business, which Person will become on the date of acquisition thereof a Restricted Group Member as a result of the Company's or any other Restricted Group Member's acquisition of such Equity Interests.

     "Restricted Affiliate" means any direct or indirect Non-Subsidiary Affiliate of the Company or a Restricted Subsidiary of the Company that has been designated by the Board of Directors of the Company as a Restricted Affiliate based on a determination by the Board of Directors that the Company has, directly or indirectly, the requisite control over such Non-Subsidiary Affiliate to prevent it from Incurring Indebtedness, or taking any other action at any time, in contravention of any of the provisions of the Indenture that are applicable to Restricted Affiliates; provided, however, that immediately after giving effect to such designation (i) the Liens and Indebtedness of such Non-Subsidiary Affiliate outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Indenture; and (ii) no Default or Event of Default shall have occurred and be continuing. The Company will be required to deliver an Officers' Certificate to the Trustee upon designating any Non-Subsidiary Affiliate as a Restricted Affiliate. As of the Issue Date, every Existing Joint Venture or a Restricted Subsidiary of the Company is a Restricted Affiliate.

     "Restricted Group Members" means collectively, each Restricted Subsidiary of the Company, each Restricted Affiliate and each Restricted Subsidiary of a Restricted Affiliate.

     "Restricted Subsidiary" means any Subsidiary of the Company that has not been designated by the Board of Directors of the Company, by a resolution of the Board of Directors of the Company delivered to the Trustee, as an Unrestricted Subsidiary pursuant to "-- Certain Covenants -- Designation of Unrestricted Group Members" above. Any such designation may be revoked by a resolution of the Board of Directors of the Company delivered to the Trustee, subject to the provisions of such covenant.

     "SEC" means the Securities and Exchange Commission.

     "Share Capital" means, at any time of determination, the stated capital of the Equity Interests (other than Disqualified Stock) and additional paid-in capital of the Company at such time, all as determined in accordance with GAAP.

     "Significant Restricted Group Member" means, at any date of determination,
(a) any Restricted Group Member that, together with its Subsidiaries that constitute Restricted Group Members (i) for the most recent fiscal year of the Company accounted for more than 10.0% of the consolidated revenues of the Company and the Restricted Group Members or (ii) as of the end of such fiscal year, owned more than 10.0% of the consolidated assets of the Company and the Restricted Group Members, all as set forth on the consolidated financial statements of the Company and the Restricted Group Members for such year prepared in conformity with GAAP, and (b) any Restricted Group Member which, when aggregated with all other Restricted Group Members that are not otherwise Significant Restricted Group Members and as to which any event described in clause (h) of "-- Events of Default" above has occurred and is continuing, would constitute a Significant Restricted Group Member under clause (a) of this definition.

     "Stated Maturity" when used with respect to any Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable.

     "Strategic Equity Investments" means the issuance and sale of Qualified Equity Interests to a Person that has an equity market capitalization, a net asset value or annual revenues of at least $1.5 billion and owns and operates business primarily in a Telecommunications Business.

     "Subordinated Indebtedness" means any Indebtedness of the Company which is expressly subordinated in right of payment to the Notes.

     "Subsidiary" means, with respect to any Person, (a) any corporation of which the outstanding Voting Equity Interests having at least a majority of the votes entitled to be cast in the election of directors shall at the time be owned, directly or indirectly, by such Person, or (b) any other Person of which at least a majority of Voting Equity Interests are at the time, directly or indirectly, owned by such first named Person.

     "Surviving Person" means, with respect to any Person involved in or that makes any Disposition, the Person formed by or surviving such Disposition or the Person to which such Disposition is made.

     "Telecommunications Acquisition" means an Acquisition of properties or assets to be used in a Telecommunications Business of the Equity Interests of any Person that becomes a Restricted Subsidiary; provided, however, that such Person's properties and assets shall consist principally of properties or assets that will be used in a Telecommunications Business.

     "Telecommunications Business" means any business owning, constructing, financing and operating a telephone and/or communications system located entirely in countries located in Russia, India and Western and Central Europe, or any business reasonably related thereto, including, without limitation, any business conducted by the Company or any Restricted Subsidiary on the Issue Date.

     "Total Consolidated Indebtedness" means, as at any date of determination, an amount equal to the aggregate amount of all Indebtedness of the Company and the Restricted Subsidiaries, on a consolidated basis, outstanding as of such date of determination, after giving effect to any Incurrence of Indebtedness and the application of the proceeds therefrom giving rise to such determination.

     "Unrestricted Affiliate" means any Non-Subsidiary Affiliate of the Company other than a Restricted Affiliate. The Board of Directors of the Company may designate any Restricted Affiliate to be an Unrestricted Affiliate unless such Non-Subsidiary Affiliate owns any Equity Interests of, or owns or holds any Lien on any property of, the Company or any Restricted Group Member; provided, however, that (i) any Guarantee by the Company or any Restricted Group Member of any Indebtedness of the Non-Subsidiary Affiliate being so designated shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by the Company or such Restricted Group Member (or both, if applicable) at the time of such designation; and (ii) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (i) of this proviso would be permitted under "-- Certain Covenants -- Limitation on Incurrence of Indebtedness"and
"-- Certain Covenants -- Limitation on Restricted Payments" above. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "Unrestricted Group Member" means, collectively, each Unrestricted Subsidiary of the Company and each Unrestricted Affiliate.

     "Unrestricted Subsidiary" means any Subsidiary of the Company designated as such pursuant to "-- Certain Covenants -- Designation of Unrestricted Group Members" above. Any such designation may be revoked by a resolution of the Board of Directors of the Company delivered to the Trustee, subject to the provisions of such covenant.

     "U.S. Government Obligations" means direct non-callable obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

     "Voting Equity Interests" means Equity Interests in a corporation or other Person with voting power under ordinary circumstances entitling the holders thereof to elect the Board of Directors or other governing body of such corporation or Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payment of principal, including payment of final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding aggregate principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary all of the outstanding Voting Equity Interests (other than directors' qualifying shares) of which are owned, directly or indirectly, by the Company.

                 CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

     The following is a summary of the principal United States federal income tax considerations regarding the purchase, ownership and disposition of the Notes. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof (all as of the date hereof and all of which are subject to change, possibly with retroactive effect). Except as specifically set forth herein, this summary deals only with Notes purchased on original issuance at their issue price and held as capital assets within the meaning of section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as banks, insurance companies, tax-exempt organizations, dealers in securities or foreign currencies, persons holding the Notes as part of a hedging transaction, "straddle," conversion transaction, or other integrated transaction, or U.S. Holders whose functional currency (as defined in section 985 of the Code) is not the U.S. dollar. Persons considering the purchase of the Notes are urged to consult with their own tax advisors with regard to the Notes in view of the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

     As used herein, the term "U.S. Holder" means a beneficial owner of a Note that for United States federal income tax purposes is (i) a citizen or individual resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust, if both: (A) a United States court is able to exercise primary supervision over the administration of the trust, and (B) one or more United States persons have the authority to control all substantial decisions of the trust. The term "Non-U.S. Holder" means an individual or entity other than a U.S. Holder.

U.S. HOLDERS

     Interest paid on a Note generally will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received, in accordance with the U.S. Holder's method of accounting for federal income tax purposes. If the Company qualifies as an "80/20 company" (as described below) for a particular year, such interest income for such year will constitute income for foreign sources.

     Upon the sale, exchange or retirement of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (reduced by any amounts attributable to accrued but unpaid interest, which will be taxable as such) and such holder's adjusted tax basis in the Note. The adjusted tax basis of a Note generally will equal its cost. Gain or loss on the sale, exchange or retirement of a Note generally will be capital gain or loss. Under newly enacted legislation, the net amount of such gain recognized by an individual U.S. Holder generally will be subject to tax at a maximum rate of (i) 28%, if the Note is held for more than 12 months but not more than 18 months and (ii) 20%, if the
Note is held for more than 18 months.

     Certain "backup" withholding and information reporting requirements may apply to payments on, and to proceeds of the sale before maturity of, the Notes. The Company, its agent, a broker, the relevant Trustee or any paying agent, as the case may be, may withhold tax at a rate of 31% from any such payments to a U.S. Holder that fails to furnish its taxpayer identification number (social security number or employer identification number), to certify that such holder is not subject to backup withholding, or to otherwise comply with the applicable requirements of the backup withholding rules. Certain holders (including, among others, corporations) generally are not subject to the backup withholding and information reporting requirements.

     Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder would be allowed as a refund or a credit against such holder's United States federal income tax provided that the required information is timely furnished to the Internal Revenue Service.

NON-U.S. HOLDERS

     Under present United States federal law, and subject to the discussion below concerning backup withholding:

     (a) payments of principal, interest and premium, if any, on the Notes by the Company or any paying agent to any Non-U.S. Holder will not be subject to United States withholding tax, provided that, in the case of interest, either
(i) the Company is an "80/20 company," as described below, or, if the Company is not an 80/20 company, (ii) the requirements for the "Portfolio Interest Exemption" are satisfied; and

     (b) a Non-U.S. Holder of a Note will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of such Note, unless (i) such Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, or (ii) such gain is effectively connected with the conduct by such Holder of a trade or business in the United States.

     United States withholding tax will not be imposed on interest paid by a domestic corporation if at least 80% of the gross income derived by such corporation (either directly or through its subsidiaries) during the applicable testing period is "active foreign business income," as defined in section 861 of the Code (an "80/20 company"). At present, the Company believes that it qualifies as an 80/20 company. However, the 80% test for active foreign business income is applied on a periodic basis, and operations and business plans of the Company may change in subsequent taxable years. Therefore, while at present it appears that this exception from withholding is available, no assurances can be made regarding its future availability.

     If the Company is not an 80/20 Company, a Non-U.S. Holder will be exempt from United States withholding tax under the Portfolio Interest Exemption, provided that (A) such Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership, and is not a bank receiving interest described in section 881(c)(3)(A) of the Code and (B) the statement requirement set forth in section 871(h) or section 881(c) of the Code has been fulfilled with respect to the beneficial owner. Sections 871(h) and 881(c) of the Code require that either the beneficial owner of the Note, or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and that is holding the Note on behalf of such beneficial owner, file a statement with the withholding agent to the effect that the beneficial owner of the Note is not a U.S. Holder. Under temporary Treasury regulations that generally apply to stated interest paid on a Note on or before December 31,1998 and to payments on or before such date of proceeds from a sale or exchange of a Note, such requirement will be fulfilled if (i) the beneficial owner of a Note certifies on Internal Revenue Service ("IRS") Form W-8, under penalties of perjury, that it is not a U.S. Holder and provides its name and address, and (ii) any Financial Institution holding the Note on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such a statement from the Holder (and furnishes the withholding agent with a copy thereof). Recently finalized Treasury regulations (the "Final Regulations"), which apply to interest paid on a Note after December 31, 1998 and to payments made after such date of proceeds from a sale or exchange of a Note, also provide that the requirement of section 871(h) and 881(c) will be fulfilled if the two conditions set forth in the preceding sentence are met. Certain pass-thru entities may be required to comply with additional certification requirements.

     If a Non-U.S. Holder of a Note is engaged in a trade or business in the United States, and if interest on the Note is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be subject to regular United States federal income tax on interest and on any gain realized on the sale, exchange or other disposition of a Note in the same manner as if it were a U.S. Holder. See "U.S. Holders" above. In lieu of the certificate described in the preceding paragraph, such a Holder will be required to provide to the Company a properly executed IRS Form 4224 in order to claim an exemption from withholding tax on stated interest paid on the Notes on or before December 31, 1998 and payments made on or before such date of proceeds from a sale or exchange of a Note. Under the Final Regulations, such a Non-U.S. Holder will be required to provide a Form W-8 to the withholding agent on which such Holder provides its name, address and TIN and states, under penalty of perjury, that the interest paid on a Note and the gain on the sale or exchange of a Note is effectively connected with such Holder's United States trade or business in order to obtain an exemption from withholding tax on payments made after December 31, 1998. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on and any gain recognized on the sale, exchange or other disposition of a Note will be included in the effectively connected earnings and profits of such Non-U.S. Holder if such interest or gain, as the case may be, is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Under current United States federal income tax law, backup withholding tax of 31% will not apply to payments by the Company on a Note to certain corporations and other "exempt recipients" and will not apply to other Non-U.S. Holders if the certifications required by sections 871(h) and 881(c), discussed above, are received, provided in each case that the Company or such paying agent, as the case may be, does not have actual knowledge that the payee is a United States person.

     Under current Treasury regulations, payments on the sale, exchange or other disposition of Note made to or through a foreign office of a broker generally will not be subject to backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50 percent or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period or, in the case of payments made after December 31, 1998, a foreign partnership (i) at least 50 percent of the capital or profit interests in which are owned by United States persons or (ii) that has a United States trade or business, information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Under the Final Regulations, backup withholding may apply to any payment made after December 31, 1998 which such broker is required to report if such broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the Holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

     Non-U.S. Holders of Notes should consult their tax advisers regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such Holder's United States federal income tax liability and may entitle such Holder to a refund, provided that the required information is furnished to the IRS.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                         BOOK ENTRY; DELIVERY AND FORM

     The Notes will be issued in the form of fully registered global securities (the "Registered Global Notes") and deposited with DTC or a nominee thereof. Unless and until it is exchanged in whole or in part for Notes in definitive registered form, Registered Global Notes may not be transferred except as a whole by DTC to its nominee or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor. DTC currently accepts only securities that are denominated in U.S. dollars.

     Ownership of beneficial interests in the Registered Global Notes will be limited to persons that have accounts with DTC for such Registered Global Notes ("participants") or persons that may hold interests through participants. Upon the issuance of the Registered Global Notes, DTC will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the Notes represented by such Registered Global Notes beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of such Notes. Ownership of beneficial interests in such Registered Global Notes will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Registered Global Notes.

     So long as DTC or its nominees is the owner of record of the Registered Global Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Registered Global Notes for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in the Registered Global Notes will not be entitled to have the Notes represented by such Registered Global Notes registered in their names, and will not receive or be entitled to receive physical delivery of such Notes in definitive form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a Registered Global Note must rely on the procedures of DTC for such Registered Global Note and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of record under the Indenture. The Company understands that under existing industry practices, if the Company requests any action of holders or if any owner of a beneficial interest in a Registered Global Note desires to give or take any action which a holder is entitled to give or take under the Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instruction of beneficial owners holding through them.

     Payments of principal of, premium, if any, and interest on Notes represented by Registered Global Notes registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of such Registered Global Notes. None of the Company, the Trustee or any other agent of the Company or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Registered Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that DTC, upon receipt of any payment of principal, premium, if any, or interest in respect of a Registered Global Note, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in such Registered Global Note as shown on the records of DTC. The Company also expects that payments to owners of beneficial interests in such Registered Global Note held through such participants will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

     If DTC notifies the Company that it is at any time unwilling or unable to continue as depositary for Notes represented by Registered Global Notes or ceases to be eligible under applicable law, and a successor depositary eligible under applicable law is not appointed by the Company within 90 days, the Company will issue such Notes in definitive form in exchange for such Registered Global Notes. In addition, the Company may at any time and in its sole discretion determine not to have any of the Notes represented by Registered Global Notes and, in such event, will issue Notes in definitive form in exchange for all of the Registered Global Notes. Any Notes issued in definitive form in exchange for a Registered Global Note will be registered in such name or names as DTC shall instruct the Trustee. It is expected that such instructions will be based upon directions received by DTC from participants with respect to ownership of beneficial interests in such Registered Global Notes.

SAME-DAY SETTLEMENT IN RESPECT OF GLOBAL NOTES

     So long as any Notes are represented by Registered Global Notes registered in the name of DTC or its nominee, such Notes will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in such Notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

                                  UNDERWRITING

     Subject to the terms and conditions of an Underwriting Agreement, dated
            , 1998 (the "Underwriting Agreement"), the Underwriters named below (the "Underwriters") have severally agreed to purchase from the Company the respective principal amount of Notes set forth opposite their names below.

                                                              PRINCIPAL AMOUNT
                        UNDERWRITERS                              OF NOTES
                        ------------                          ----------------
Donaldson, Lufkin & Jenrette Securities Corporation.........  $
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
UBS Securities LLC..........................................
                                                              ----------------
          Total.............................................  $
                                                              ================

     The Underwriting Agreement provides that the obligations of the several Underwriters to purchase and accept delivery of the Notes offered hereby are subject to approval by their counsel of certain legal matters and to certain other conditions. The Underwriters are obligated to purchase and accept delivery of all Notes offered hereby if any are purchased.

     The Underwriters initially propose to offer the Notes in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain dealers at such price less a concession
not in excess of      % of the principal amount of the Notes. The Underwriters
may allow, and such dealers may reallow, to certain other dealers a concession
not in excess of      % of the principal amount of the Notes. After the initial
public offering of the Notes, the public offering price and other selling terms may be changed by the Underwriters at any time without notice. The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     The Notes are a new issue of securities with no established trading market. The Company does not intend to apply for listing of the Notes on any securities exchange or the Nasdaq National Market. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the Notes; however, they are not obligated to do so, and they may discontinue any such market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Notes.

     Other than in the United States, no action has been taken by the Company or the Underwriters that would permit a public offering of the Notes in any jurisdiction where action for that purpose is required. The Notes offered hereby may not be offered or sold, directly or indirectly, nor may this Prospectus or any other offering material or advertisements in connection with the offer and sale of the Notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons into whose possession this Prospectus comes are advised to inform themselves about and to observe any restrictions relating to the Notes Offering and the distribution of this Prospectus. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the Notes offered hereby in any jurisdiction in which such an offer or a solicitation is unlawful.

     In connection with the Notes Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Underwriters may overallot the Notes Offering, creating a syndicate short position. The Underwriters may bid for and purchase Notes in the open market to cover such syndicate short position or to stabilize the price of the Notes. These activities may stabilize or maintain the market price of the Notes above independent market levels. The Underwriters are not required to engage in these activities, and may end either of these activities at any time.

                                 LEGAL MATTERS

     Certain legal matters relating to the offering in this Prospectus have been passed upon by Shearman & Sterling, New York, New York, counsel for the Company. Certain legal matters will be passed upon for the Underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York. The validity of the Notes offered hereby will be passed upon by Shearman & Sterling, counsel for the Company.

                                    EXPERTS

     The consolidated financial statements of Global TeleSystems Group, Inc. as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, included in this Prospectus appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of EDN Sovintel as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, included in this Prospectus appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young (CIS) Ltd., independent auditors as set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Hermes Europe Railtel B.V. as of December 31, 1996 and 1995, and for each of the two years in the period ended December 31, 1996, included in this Prospectus appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young Reviseurs d'Entreprises S.C.C., independent auditors, as set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                         GLOBAL TELESYSTEMS GROUP, INC.

                         YEAR END FINANCIAL STATEMENTS

Report of Ernst & Young LLP, Independent Auditors...........  F-3
Consolidated Balance Sheets as of December 31, 1995 and
  1996......................................................  F-4
Consolidated Statements of Operations for the years ended
  December 31, 1994, 1995, and 1996.........................  F-5
Consolidated Statements of Cash Flows for the years ended
  December 31, 1994, 1995, and 1996.........................  F-6
Consolidated Statements of Shareholders' Equity for the
  years ended December 31, 1994, 1995, and 1996.............  F-7
Notes to Consolidated Financial Statements..................  F-8

                THIRD QUARTER FINANCIAL STATEMENTS

Condensed, Consolidated Balance Sheets as of December 31,
  1996 and September 30, 1997...............................  F-25
Condensed, Consolidated Statements of Operations for the
  nine months ended September 30, 1996 and 1997.............  F-26
Condensed, Consolidated Statements of Cash Flows for the
  nine months ended September 30, 1996 and 1997.............  F-27
Notes to Condensed, Consolidated Financial Statements.......  F-28

                           EDN SOVINTEL
                  YEAR END FINANCIAL STATEMENTS

Report of Ernst & Young (CIS) Limited, Independent
  Auditors..................................................  F-33
Balance Sheets as of December 31, 1996 and 1995.............  F-34
Statements of Income and Retained Earnings for the years
  ended December 31, 1996, 1995, and 1994...................  F-35
Statements of Cash Flows for the years ended December 31,
  1996, 1995, and 1994......................................  F-36
Notes to Financial Statements...............................  F-37

                THIRD QUARTER FINANCIAL STATEMENTS

Condensed Balance Sheets as of December 31, 1996 and
  September 30, 1997........................................  F-46
Condensed Statements of Operations for the nine months ended
  September 30, 1996 and 1997...............................  F-47
Condensed Statements of Cash Flows for the nine months ended
  September 30, 1996 and 1997...............................  F-48
Notes to Condensed Financial Statements.....................  F-49

                    HERMES EUROPE RAILTEL B.V.
                  YEAR END FINANCIAL STATEMENTS
Report of Ernst & Young Reviseurs d'Entreprises S.C.C.,
  Independent Auditors......................................  F-52
Consolidated Balance Sheets as of December 31, 1995 and
  1996......................................................  F-53
Consolidated Statements of Operations for the years ended
  December 31, 1994, 1995 and 1996 and from inception (July
  6, 1993) to December 31, 1996.............................  F-54
Consolidated Statements of Cash Flows for the years ended
  December 31, 1994, 1995 and 1996 and from inception (July
  6, 1993) to December 31, 1996.............................  F-55
Consolidated Statements of Shareholders' Equity from
  inception (July 6, 1993) to December 31, 1993 and for the
  years ended December 31, 1994, 1995 and 1996..............  F-56
Notes to Consolidated Financial Statements..................  F-57

                THIRD QUARTER FINANCIAL STATEMENTS
Condensed, Consolidated Balance Sheets as of December 31,
  1996 and September 30, 1997...............................  F-66
Condensed, Consolidated Statements of Operations for the
  nine months ended September 30, 1996 and 1997.............  F-67
Condensed, Consolidated Statements of Cash Flows for the
  nine months ended September 30, 1996 and 1997.............  F-68
Notes to the Condensed Consolidated Financial Statements....  F-69

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
Global TeleSystems Group, Inc.

     We have audited the accompanying consolidated balance sheets of Global TeleSystems Group, Inc. as of December 31, 1995 and 1996, and the related consolidated statements of operations, cash flows, and shareholders' equity for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Global TeleSystems Group, Inc. at December 31, 1995 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                            /s/ ERNST & YOUNG LLP

Washington, D.C.
March 31, 1997

                         GLOBAL TELESYSTEMS GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1995        1996
                                                              --------    ---------
                                                                 (IN THOUSANDS,
                                                               EXCEPT SHARE DATA)
Current assets
  Cash and cash equivalents.................................  $  9,044    $  57,874
  Accounts receivable, less allowance for doubtful accounts
     of $30 and $782 at December 31, 1995 and 1996..........     2,972        8,920
  Restricted cash...........................................        --       13,627
  Prepaid expenses..........................................     1,932        2,537
  Other assets..............................................     4,189        2,187
                                                              --------    ---------
          Total current assets..............................    18,137       85,145
Notes receivable............................................        84          209
Property and equipment, net.................................    29,523       35,463
Investments in and advances to ventures.....................    56,153      104,459
Goodwill and intangible assets, net of accumulated
  amortization of $1,983 and $3,916 at December 31, 1995 and
  1996......................................................     8,681        9,548
Restricted cash.............................................     3,043        2,554
                                                              --------    ---------
          TOTAL ASSETS......................................  $115,621    $ 237,378
                                                              ========    =========

                       LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
  Accounts payable..........................................  $  8,705    $   6,761
  Accrued compensation......................................     2,339        3,151
  Other accrued expenses....................................     6,029        5,299
  Debt maturing within one year.............................    14,580       27,437
  Other current liabilities.................................       957        2,040
                                                              --------    ---------
          Total current liabilities.........................    32,610       44,688
Long-term debt, less current portion (principally related
  party debt)...............................................    12,874       58,110
Taxes and other non-current liabilities.....................     9,542       14,664
                                                              --------    ---------
          TOTAL LIABILITIES.................................    55,026      117,462
Commitments and contingencies
Minority interest...........................................     1,936        1,915
Common stock, subject to repurchase (216,667 shares
  outstanding)..............................................     3,337        4,333
                               SHAREHOLDERS' EQUITY

Preferred stock, $0.0001 par value (10,000,000 shares
  authorized; none issued and outstanding)..................        --           --
Common stock, $0.0001 par value (40,000,000 and 60,000,000
  shares authorized; 17,469,839 and 23,059,404 shares issued and outstanding, net of 50,000 and 77,759 shares of
  treasury stock at December 31, 1995 and 1996).............         2            2
Additional paid-in capital..................................   114,762      241,725
Cumulative translation adjustment...........................    (1,535)      (2,161)
Accumulated deficit.........................................   (57,907)    (125,898)
                                                              --------    ---------
          TOTAL SHAREHOLDERS' EQUITY........................    55,322      113,668
                                                              --------    ---------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY........  $115,621    $ 237,378
                                                              ========    =========

   The accompanying notes are an integral part of these financial statements.

                         GLOBAL TELESYSTEMS GROUP, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                 YEAR ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1994        1995        1996
                                                             --------    --------    --------
                                                                      (IN THOUSANDS)
Revenues, net:
  Telecommunication and other services.....................  $  1,295    $  5,979    $ 19,210
  Equipment sales..........................................     1,173       2,433       4,907
                                                             --------    --------    --------
                                                                2,468       8,412      24,117
                                                             --------    --------    --------
Operating costs and expenses:
  Cost of revenues:
     Telecommunication and other services..................     1,474       8,150      14,741
     Equipment sales.......................................       971         246       4,200
  Selling, general and administrative......................    12,863      41,014      52,928
  Equity in losses of ventures.............................       135       7,871      10,150
                                                             --------    --------    --------
                                                               15,443      57,281      82,019
                                                             --------    --------    --------
Loss from operations.......................................   (12,975)    (48,869)    (57,902)
Other income/(expense):
  Other non-operating income...............................        --      10,270          --
  Interest income..........................................     1,189       2,177       3,569
  Interest expense.........................................      (100)       (728)    (11,122)
  Foreign currency losses..................................       (99)       (685)     (1,176)
                                                             --------    --------    --------
                                                                  990      11,034      (8,729)
                                                             --------    --------    --------
Net loss before income taxes...............................   (11,985)    (37,835)    (66,631)
Income taxes...............................................        --       2,565       1,360
                                                             --------    --------    --------
Net loss...................................................  $(11,985)   $(40,400)   $(67,991)
                                                             ========    ========    ========

   The accompanying notes are an integral part of these financial statements.

                         GLOBAL TELESYSTEMS GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1994        1995        1996
                                                             --------    --------    --------
                                                                      (IN THOUSANDS)
OPERATING ACTIVITIES
Net loss...................................................  $(11,985)   $(40,400)   $(67,991)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization............................       576       3,721       7,444
  Amortization of discount on note payable.................        --          --       3,598
  Equity in losses of ventures, net of dividends
     received..............................................       135       7,871      11,123
  Other non-operating income...............................        --     (10,270)         --
  Deferred interest........................................        --          --       6,583
  Other....................................................         8       1,960         729
  Changes in assets and liabilities, excluding effects of
     acquisitions and ventures:
     Accounts receivable...................................       (15)     (1,396)     (6,698)
     Prepaid expenses......................................        --        (438)       (605)
     Accounts payable and accrued expenses.................     4,184      12,647      (1,862)
     Other changes in assets and liabilities...............    (7,615)     19,744       8,207
                                                             --------    --------    --------
Net cash used in operating activities......................   (14,712)     (6,561)    (39,472)
INVESTING ACTIVITIES
  Investments in and advances to ventures..................   (14,213)    (45,102)    (54,932)
  Purchases of property and equipment......................    (6,375)    (23,084)    (10,987)
  Restricted cash..........................................      (500)     (2,543)    (13,138)
  Acquisitions, net of cash acquired.......................        --      (1,871)         --
  Goodwill and other intangibles...........................        --      (6,960)     (3,264)
  Other investing activities...............................        --       2,069        (125)
                                                             --------    --------    --------
Net cash used in investing activities......................   (21,088)    (77,491)    (82,446)
FINANCING ACTIVITIES
  Proceeds from debt.......................................        --      23,325      63,599
  Net proceeds from issuance of common stock...............    62,108      42,175     107,775
  Other financing activities...............................      (190)       (750)         --
                                                             --------    --------    --------
Net cash provided by financing activities..................    61,918      64,750     171,374
Effect of exchange rate changes on cash and cash
  equivalents..............................................      (124)     (1,289)       (626)
                                                             --------    --------    --------
Net increase (decrease) in cash and cash equivalents.......    25,994     (20,591)     48,830
Cash and cash equivalents at beginning of year.............     3,641      29,635       9,044
                                                             --------    --------    --------
Cash and cash equivalents at end of year...................  $ 29,635    $  9,044    $ 57,874
                                                             ========    ========    ========

   The accompanying notes are an integral part of these financial statements.

                         GLOBAL TELESYSTEMS GROUP, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                         COMMON STOCK     ADDITIONAL   CUMULATIVE                      TOTAL
                                        ---------------    PAID-IN     TRANSLATION   ACCUMULATED   SHAREHOLDERS'
                                        SHARES   AMOUNT    CAPITAL     ADJUSTMENT      DEFICIT        EQUITY
                                        ------   ------   ----------   -----------   -----------   -------------
                                                                     (IN THOUSANDS)
Balance at December 31, 1993..........   6,153    $  1     $ 10,328      $  (122)     $  (5,522)     $  4,685
  Proceeds from the sale of common
     stock, net of expense of
     $3,649...........................   7,667      --       62,082           --             --        62,082
  Other...............................      34      --           26           --             --            26
  Translation adjustment..............      --      --           --         (124)            --          (124)
  Net loss............................      --      --           --           --        (11,985)      (11,985)
                                        ------    ----     --------      -------      ---------      --------
Balance at December 31, 1994..........  13,854       1       72,436         (246)       (17,507)       54,684
  Proceeds from the sale of common
     stock, net of expenses of
     $3,680...........................   3,394       1       42,137           --             --        42,138
  Issuance of 370 warrants in
     connection with debt financing...      --      --          564           --             --           564
  Issuance of common stock, subject to
     repurchase.......................     267      --           --           --             --            --
  Accretion of common stock, subject
     to repurchase....................      --      --         (412)          --             --          (412)
  Other...............................     (45)     --           37           --             --            37
  Translation adjustment..............      --      --           --       (1,289)            --        (1,289)
  Net loss............................      --      --           --           --        (40,400)      (40,400)
                                        ------    ----     --------      -------      ---------      --------
Balance at December 31, 1995..........  17,470       2      114,762       (1,535)       (57,907)       55,322
  Proceeds from the sale of common
     stock, net of expenses of
     $3,567...........................   5,566      --      107,744           --             --       107,744
  Net issuance of 4,815 warrants in
     connection with debt financing...      --      --       20,184           --             --        20,184
  Accretion of common stock, subject
     to repurchase....................      --      --         (996)          --             --          (996)
  Other...............................      23      --           31           --             --            31
  Translation adjustment..............      --      --           --         (626)            --          (626)
  Net loss............................      --      --           --           --        (67,991)      (67,991)
                                        ------    ----     --------      -------      ---------      --------
Balance at December 31, 1996..........  23,059    $  2     $241,725      $(2,161)     $(125,898)     $113,668
                                        ======    ====     ========      =======      =========      ========

   The accompanying notes are an integral part of these financial statements.

                         GLOBAL TELESYSTEMS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1:  NATURE OF BUSINESS OPERATIONS

     Global TeleSystems Group, Inc. ("GTS" or the "Company"), is a provider of a broad range of telecommunications services to businesses, other telecommunications service providers and consumers through its operation of voice and data networks, international gateways, local access and cellular networks and the provision of various value-added services in the Commonwealth of Independent States ("CIS"), primarily Russia, Central Europe, and India and China ("Asia"). The Company, through two of its ventures, is also building a new infrastructure for transporting international voice, data and video traffic for other carriers throughout Western Europe and for worldwide international voice, data and video traffic that either originates or terminates in, or transits through, Western Europe. See further discussion of the Company's business operations within Note 3, "Investments In and Advances to Ventures," and Note 13, "Segment Information and Certain Geographical Data."

     Certain of the Company's ventures are in the early stages of operations in the telecommunications industry. The Company's businesses are developing rapidly; some in countries with an emerging economy which by nature have an uncertain economic, political and regulatory environment. The general risks of operating businesses in the CIS and other developing countries include the possibility for rapid change in government policies, economic conditions, the tax regime and foreign currency regulations.

     The ultimate recoverability of the Company's investments in and advances to ventures is dependent on many factors including, but not limited to, the economies of the countries in which it does business; the ability of the Company to maintain the necessary telecommunications licenses; and the ability of the Company to obtain sufficient financing to continue to meet its capital and operational commitments.

     The Company had a working deficit of approximately $14.5 million and working capital of approximately $40.5 million as of December 31, 1995 and 1996, respectively. The Company has an accumulated deficit of $125.9 million as of December 31, 1996, including a net loss of approximately $68.0 million for the year then ended. During 1997, the Company expects to incur substantial expenditures to fund the working capital requirements of its ventures, to provide for capital equipment for certain of its ventures, and to engage in new development and acquisitions. The Company's working capital at December 31, 1996, plus its anticipated cash flows from operations for 1997, will not be sufficient to meet such objectives as presently planned.

     Management recognizes that the Company must generate additional capital resources in order to continue its operations and meet its new development initiatives. The Company is pursuing other equity and debt financing sources and has entered into substantive negotiations with various financial institutions in order to obtain further debt and/or equity financing. The Company has also retained independent consultants to assist it in identifying other entities interested in entering into strategic partnerships relative to its telecommunications properties and new development initiatives. If the Company is not successful in closing debt or equity financing, the Company will be required to curtail new development initiatives, sell certain assets or a combination of these actions.

     The financial statements have been prepared on the basis of accounting principles applicable to a going concern which assumes that the Company will continue operations in the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations. If the going concern assumptions were not appropriate for these financial statements, then adjustments would have been necessary in the carrying value of assets and liabilities and the reported revenues and expenses.

NOTE 2:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     Wholly-owned subsidiaries and majority owned ventures where the Company has unilateral operating and financial control are consolidated. Those ventures where the Company exercises significant influence, but does

                         GLOBAL TELESYSTEMS GROUP, INC.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) not exercise unilateral operating and financial control are accounted for by the equity method. The Company has certain majority-owned ventures that are accounted for by the equity method as a result of super majority voting conditions or other governmentally imposed uncertainties so severe that they prevent the Company from obtaining unilateral control of the venture. If the Company has little ability to exercise significant influence over a venture, the venture is accounted for by the cost method. All significant intercompany accounts and transactions are eliminated upon consolidation.

     The Company recognizes profits and losses in accordance with its underlying ownership percentage or allocation percentage as specified in the agreements with its partners; however, the Company recognizes 100% of the losses in ventures where the Company bears all of the financial risk. When such ventures become profitable, the Company recognizes 100% of the profits until such time as the excess losses previously recognized have been recovered.

  Reclassifications

     Certain reclassifications have been made to the 1994 and 1995 consolidated financial statements in order to conform to the 1996 presentation.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. The Company had $3.0 million and $16.2 million of restricted cash at December 31, 1995 and 1996, respectively. The restricted cash is primarily related to required collateral on debt obligations for equipment purchases (see Note 5, "Debt Obligations").

  Property and Equipment

     Property and equipment is stated at cost. Depreciation is calculated on a straight-line basis over the estimated lives ranging from five to seven years for telecommunications equipment and three to five years for furniture, fixtures and equipment and other property. Construction in process reflects amounts incurred for the configuration and build-out of telecommunications equipment and telecommunications equipment not yet placed into service. Maintenance and repairs are charged to expense as incurred.

  Goodwill and Intangible Assets

     Goodwill represents the excess of acquisition costs over the fair market value of the net assets of acquired businesses and is being amortized on a straight-line basis over their estimated useful lives ranging from three to ten years. Intangible assets, principally telecommunications service contracts, licenses and deferred financing costs, are amortized on a straight-line basis over the lesser of their estimated useful lives, generally three to fifteen years or their contractual term. In accordance with APB 17, "Intangible Assets," the Company continues to evaluate the amortization period to determine whether events or circumstances warrant revised amortization periods. Additionally, the Company considers whether the carrying value of such assets should be reduced based on the future benefits of its intangible assets.

  Long-Lived Assets

     Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." In accordance with SFAS No. 121, long-lived assets to be held and used by the Company are reviewed to determine whether any events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. For long-lived assets to be held and used, the Company bases its evaluation

                         GLOBAL TELESYSTEMS GROUP, INC.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) on such impairment indicators as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements, as well as other external market conditions or factors that may be present. If such impairment indicators are present or other factors exist that indicate that the carrying amount of the asset may not be recoverable, the Company determines whether an impairment has occurred through the use of an undiscounted cash flows analysis of assets at the lowest level for which identifiable cash flows exist. If an impairment has occurred, the Company recognizes a loss for the difference between the carrying amount and the estimated value of the asset. The fair value of the asset is measured using quoted market prices or, in the absence of quoted market prices, fair value is based on an estimate of discounted cash flow analysis. During the years ended December 31, 1995 and 1996, the Company's analyses indicated that there was not an impairment of its long-lived assets.

  Income Taxes

     The Company uses the liability method of accounting for income taxes. Deferred income taxes result from temporary differences between the tax basis of assets and liabilities and the basis as reported in the consolidated financial statements. The Company does not provide for deferred taxes on the undistributed earnings of its foreign companies, as such earnings are intended to be permanently reinvested in those operations.

  Foreign Currency Translation

     The Company follows a translation policy in accordance with SFAS No. 52, "Foreign Currency Translation." In most instances, the local currency is considered the functional currency for the Company's subsidiaries and ventures, except for operations in the CIS where the U.S. dollar has been designated as the functional currency. Assets and liabilities of these subsidiaries and ventures are translated at the rates of exchange at the balance sheet date. Income and expense accounts are translated at average monthly rates of exchange. The resultant translation adjustments are included in the cumulative translation adjustment, a separate component of shareholders' equity. Gains and losses from foreign currency transactions of these subsidiaries and ventures are included in the operations of the subsidiary or venture.

     For those ventures operating in the CIS, the temporal method for translating assets and liabilities is used. Accordingly, monetary assets and liabilities are translated at current exchange rates while non-monetary assets and liabilities are translated at their historical rates. Income and expense accounts are translated at average monthly rates of exchange. The resultant translation adjustments are included in the operations of the subsidiaries and ventures.

  Revenue Recognition

     The Company records as revenue the amount of telecommunications services rendered, as measured primarily by the minutes of traffic processed, after deducting an estimate of the traffic which will be neither billed nor collected. Revenue from service or consulting contracts is accounted for when the services are provided. Equipment sales and installation revenue is generally recognized upon shipment and the installation of the equipment. Billings received in advance of service being performed are deferred and recognized as revenue as the service is performed.

  Fair Value of Financial Instruments

     The Company believes that the carrying amount of its assets and liabilities reported in the balance sheets approximates their fair value.

                         GLOBAL TELESYSTEMS GROUP, INC.

NOTE 2:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  Off Balance Sheet Risk and Concentration of Credit Risk

     Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash and cash equivalents and accounts and notes receivable. The Company maintains most of its cash and cash equivalents in one high-quality U.S. financial institution. The Company extends credit to various customers and establishes an allowance for doubtful accounts for specific customers that it determines to have significant credit risk. The Company provides allowances for potential credit losses when necessary.

     The Company does not now hedge against foreign currency fluctuations, although the Company may implement such practices in the future. Under current practices, the Company's results from operations could be adversely affected by fluctuations in foreign currency exchange rates.

  Stock Based Compensation

     SFAS No. 123, "Accounting for Stock-Based Compensation," establishes a fair value method of accounting for employee stock options and similar equity instruments. The fair value method requires compensation cost to be measured at the grant date based on the value of the award and is recognized over the service period. SFAS No. 123 allows companies to either account for stock-based compensation under the new provisions of SFAS No. 123 or under the provisions of APB 25. The Company will continue accounting for its stock-based compensation in accordance with the provisions of APB 25 and will present pro forma disclosures of net loss as if the fair value method has been adopted.

  Uses Of Estimates In Preparation Of Financial Statements

     The preparation of these consolidated financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect amounts in the financial statements and accompanying notes and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 3:  INVESTMENTS IN AND ADVANCES TO VENTURES

     The Company has various investments in ventures that are accounted for by the equity method (see Note 2, "Summary of Significant Accounting Policies"). The Company's ownership percentages in its equity method investments range from 49% to 80%. The Company has no investments in ventures that are accounted for by the cost method.

     The components of the Company's investments in and advances to ventures are as follows:

                                                                 DECEMBER 31,
                                                              -------------------
                                                               1995        1996
                                                              -------    --------
                                                                (IN THOUSANDS)
Equity in net assets acquired...............................  $18,664    $ 41,105
Excess of investment cost over equity in net assets
  acquired, net of amortization on $1.7 million and $4.3
  million at December 31, 1995 and 1996, respectively.......    8,577      11,288
Accumulated losses recognized...............................   (6,267)    (13,840)
Dividends...................................................       --        (973)
Cash advances and other.....................................   35,179      66,879
                                                              -------    --------
          Total investments in and advances to ventures.....  $56,153    $104,459
                                                              =======    ========

                         GLOBAL TELESYSTEMS GROUP, INC.

NOTE 3:  INVESTMENTS IN AND ADVANCES TO VENTURES (CONTINUED)
     In applying the equity method of accounting, the Company's policy is to amortize the excess of investment cost over equity in net assets acquired based upon an assignment of the excess to the fair value of the venture's identifiable tangible and intangible assets, with any unassigned amounts designated as goodwill. The Company then amortizes the allocated costs in accordance with its policies defined in Note 2, "Summary of Significant Accounting Policies." The Company periodically evaluates the recoverability of their equity investments and if a circumstance arises where a loss in value is considered to be other than temporary, the Company will record a write-down of excess investment cost.

     In addition, the Company has financed the operating and investing cash flow requirements of several of its ventures, in the form of cash advances. The Company anticipates that these ventures will generate sufficient cash inflows for the repayment of the cash advances, as their businesses mature. Also, due to the long-term nature of anticipated repayment period and the potential risk associated with the repatriation of the cash advances, the Company has aggregated its investments in and cash advances to the ventures.

     Further, the Company's share of the venture's foreign currency translation adjustments is reflected in the investment accounts.

     Changes in the investments in and advances to ventures are as follows:

                                                                 DECEMBER 31,
                                                              -------------------
                                                               1995        1996
                                                              -------    --------
                                                                (IN THOUSANDS)
Balance, at beginning of year...............................  $13,841    $ 56,153
                                                              -------    --------
Equity in net assets acquired...............................   13,888      22,441
Excess of investment cost over equity in net assets
  acquired..................................................    5,646       5,288
Dividends...................................................                 (973)
Cash advances and other.....................................   30,649      31,700
                                                              -------    --------
                                                               50,183      58,456
Equity ownership in losses..................................   (4,224)     (3,122)
Excess losses recognized over amount attributable to
  ownership interest........................................   (2,709)     (4,451)
Amortization of excess of investment cost over equity in net
  assets acquired...........................................     (938)     (2,577)
                                                              -------    --------
                                                               (7,871)    (10,150)
                                                              -------    --------
Balance, at end of year.....................................  $56,153    $104,459
                                                              =======    ========

     Investments accounted for under the equity method and the percentage interest owned consist of the following:

                                                              OWNERSHIP
                 EQUITY OWNED SUBSIDIARIES                        %
                 -------------------------                    ---------
EDN Sovintel................................................       50%
Sovam Teleport..............................................       67%
Bancomsvyaz.................................................       49%
GTS Ukrainian TeleSystems, L.L.C............................       50%
GTS Vox Limited.............................................    52.64%
TeleRoss Ventures -- 13 joint ventures in various regions in
  the CIS...................................................       50%
Vostok Ventures -- 11 joint ventures in various regions in
  the CIS...................................................    31-43%
PrymTelefon.................................................       50%
Hermes Europe Railtel B.V...................................       50%
GTS Monaco Access S.A.M.....................................       50%
Eurohivo....................................................       70%
Sitel-VSAT s.r.o............................................       49%
Shanghai V-Tech Telecommunications Systems Co., Ltd.........       75%
Beijing Global Tong Da Telecommunications Co................       55%
GTS China Investments, L.L.C................................       75%
Beijing Tianmu Satellite Communications Tech................       47%
Shanghai Global Intelligent TeleSystems Co., Ltd............       80%

                         GLOBAL TELESYSTEMS GROUP, INC.

NOTE 3:  INVESTMENTS IN AND ADVANCES TO VENTURES (CONTINUED)
     Associated with the Company's investment in new business ventures during 1995, the Company is obligated to pay additional consideration, a maximum of $6.0 million in either cash or in the Company's common stock, if the venture achieves specific financial performance objectives subsequent to 1995. The Company will recognize any additional consideration paid under this agreement as goodwill, as the amount would represent incremental excess of investment cost over equity in net assets of the underlying investment venture. As of December 31, 1996, the maximum amount of the Company's common stock that would be issued pursuant to this agreement is 149,920 shares. This agreement was amended subsequent to year end (see Note 5, "Debt Obligations," and Note 14, "Subsequent Events").

     Additionally, one of the venture agreements that the Company entered into during 1995 provided that the Company's partner had a put right with regard to its ownership interest in the investment venture. The put right becomes effective in 1997 and stipulates a fair value amount that is determined utilizing a formula based on the financial performance of the venture.

     The following tables present condensed financial information of the Company's ventures that are accounted for by the equity method of accounting as of December 31, 1995 and 1996. See further financial information of the Company's business operations within Note 13, "Segment Information and Certain Geographical Data."

                                                    YEAR ENDED DECEMBER 31, 1995
                                     ----------------------------------------------------------
                                     MAJORITY OWNED    50% OR LESS OWNED    TOTAL EQUITY METHOD
     EQUITY METHOD ENTITIES             VENTURES           VENTURES              VENTURES
     ----------------------          --------------    -----------------    -------------------
                                                           (IN THOUSANDS)
Revenue..........................       $ 4,966             $49,085               $54,051
Gross margin.....................         1,096              19,944                21,040
Net loss.........................        (5,156)             (1,224)               (6,380)
Equity in net losses.............        (5,136)             (1,797)               (6,933)
Current assets...................         5,188              27,074                32,262
Total assets.....................        17,343              79,486                96,829
Current liabilities..............         9,214              38,411                47,625
Total liabilities................        14,395              54,734                69,129
Net assets.......................         2,948              24,752                27,700
Ownership interest in equity in
  net assets.....................         2,595              12,511                15,106

                                                    YEAR ENDED DECEMBER 31, 1996
                                     ----------------------------------------------------------
                                     MAJORITY OWNED    50% OR LESS OWNED    TOTAL EQUITY METHOD
      EQUITY METHOD ENTITIES            VENTURES           VENTURES              VENTURES
      ----------------------         --------------    -----------------    -------------------
                                                           (IN THOUSANDS)
Revenue............................     $36,202            $107,270              $143,472
Gross margin.......................      17,109              45,937                63,046
Net loss...........................      (1,178)             (8,460)               (9,638)
Equity in net losses...............      (1,091)             (6,482)               (7,573)
Current assets.....................      27,293              50,689                77,982
Total assets.......................      48,174             146,483               194,657
Current liabilities................      19,416              68,474                87,890
Total liabilities..................      24,987             102,332               127,319
Net assets.........................      23,187              44,151                67,338
Ownership interest in equity in net
  assets...........................      14,912              19,513                34,425

                         GLOBAL TELESYSTEMS GROUP, INC.

NOTE 4:  SUPPLEMENTAL BALANCE SHEET INFORMATION

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1995       1996
                                                              -------    -------
                                                                (IN THOUSANDS)
Accounts receivable consists of:
  Trade accounts receivable.................................  $ 1,026    $ 6,769
  Value added taxes receivable..............................    1,082      1,971
  Other receivables.........................................      894        962
                                                              -------    -------
                                                                3,002      9,702
  Less: allowance for doubtful accounts.....................       30        782
                                                              -------    -------
          Total accounts receivable, net....................  $ 2,972    $ 8,920
                                                              =======    =======
Property and equipment, net consists of:
  Telecommunications equipment..............................  $ 9,296    $28,302
  Furniture, fixtures and equipment.........................    4,111      5,877
  Other property............................................      658        837
  Construction in process...................................   17,555      7,009
                                                              -------    -------
                                                               31,620     42,025
  Less: accumulated depreciation............................    2,097      6,562
                                                              -------    -------
          Total property and equipment, net.................  $29,523    $35,463
                                                              =======    =======

NOTE 5:  DEBT OBLIGATIONS

     Company debt consists of:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1995       1996
                                                              -------    -------
                                                                (IN THOUSANDS)
Debt obligations, with principal payments beginning April 1,
  1998 and maturing on March 31, 2001 at 10% interest, net
  of unamortized discount for 5,185 warrants issued.........  $    --    $59,079
Promissory notes, due on demand at 10% interest.............    9,941      7,887
Interim financing, due June 6, 1996 at 10% interest, net of
  unamortized discount for 370 warrants issued..............    9,481         --
Notes payable, acquisition..................................    2,406      5,201
Other financing agreements (interest at 7% to 13.5% as of
  December 31, 1996)........................................    5,626     13,380
                                                              -------    -------
                                                               27,454     85,547
  Less: debt maturing within one year.......................   14,580     27,437
                                                              -------    -------
          Total long-term debt..............................  $12,874    $58,110
                                                              =======    =======

     In 1996, the Company entered into long-term obligations ("Debt Obligations"), totaling $70.0 million, with lenders (the "Lenders"). The Lenders are affiliated with and are considered related parties to the Company, as a result of their ownership of the Company's common stock (see Note 12, "Related Party Transactions," for further discussion). The Debt Obligations require principal payments beginning in the third year, to maturity in the fifth year. The Debt Obligations bear an interest rate of 10.0% and require interest payments beginning in the first fiscal quarter subsequent to the date of issuance. At the discretion of the Company, the interest payments can be deferred until the time the Company is obligated to begin making the principal payments. Further, in connection with the Debt Obligations, the Company issued 5,185,184

                         GLOBAL TELESYSTEMS GROUP, INC.

NOTE 5: DEBT OBLIGATIONS (CONTINUED)
warrants, valued at $20.7 million, to purchase the Company's common stock. In accordance with the terms of the warrant agreement, the exercise price of the warrants was reduced from $15.40 per share to $14.00 per share, as the outstanding debt had not been repaid prior to December 31, 1996. The warrants may be exercised up to six years after the date of the relevant agreements. Upon the consummation of these Debt Obligations, the Company repaid in full the outstanding $9.5 million interim financing ("Interim Financing") balance outstanding at December 31, 1995, and the 370,370 warrants associated with the interim financing were canceled. The Company entered into the $10.0 million Interim Financing in December 1995 in order to provide the Company sufficient working capital to meet its contractual obligations, until a larger dollar amount and longer-term maturity debt could be finalized between the Company and the Lenders. The Company is subject to certain restrictive covenants pursuant to these Debt Obligations, including restrictions on the payment of dividends and indebtedness to affiliated ventures.

     In contemplation of securing more permanent financing, the Company entered into a series of short-term promissory notes, totaling $9.9 million as of December 31, 1995, with a network equipment provider. In 1996, a wholly-owned subsidiary of the Company entered into a credit agreement ("Credit Agreement") totaling $30.7 million with a bank which will provide loans to eleven cellular ventures within the CIS region for the purchase of certain equipment and services. Funding under this facility is currently awaiting the finalization of certain conditions precedent. As a result of the delays in funding under the Credit Agreement, the Company was required to pay down $2.0 million of the $9.9 million indebtedness. In addition, the Company issued a Letter of Credit for $12.2 million as collateral for the existing indebtedness and for future procurements of equipment from the network equipment provider. This letter of credit was utilized for drawdown purposes upon expiration at March 31, 1997, due to the continued delays in finalizing the conditions precedent.

     In connection with a purchase of a venture during 1995, the Company is required to pay additional consideration through 1998, either in cash or shares of the Company's common stock, based upon the actual earnings of the venture. As of December 31, 1996, the Company determined that additional purchase payments of $4.5 million would be payable in 1997 as a result of the venture's operating results for the year ended December 31, 1996. Consequently, the total amount outstanding is $5.2 million based on the venture's 1995 and 1996 operating results. The purchase agreement related to acquiring this venture was amended subsequent to year end, resulting in the note payable being replaced with shares of the Company's common stock (see Note 14, "Subsequent Events," for further discussion).

     Certain of the Company's consolidated ventures maintain credit facilities for their local operations. Borrowings under such credit facilities bear interest at prevailing negotiated market rates.

     During 1996, the Company entered into a financing agreement with a shareholder of the Company for $4.5 million. The outstanding amount accrues interest at a rate of 13.5% per annum and is payable upon demand. The outstanding amount may be converted into 292,207 shares of the Company's common stock upon completion of an initial public offering of the Company's common stock. The outstanding amount has been included in "Other financing agreements."

     Aggregate maturities of long-term debt, as of December 31, 1996, are as follows: 1997 -- $27.4 million, 1998 -- $19.3 million, 1999 -- $25.0 million,
2000 -- $24.6 million and $6.4 million thereafter.

     The Company paid interest of $0.1 million, $0.7 million and $0.2 million in 1994, 1995 and 1996, respectively.

     The Company is pursuing other equity and debt financing sources to refinance all or a portion of its indebtedness and expansion through sales of additional debt or equity securities of the Company.

     The Company's non-cash financing activities for the year ended December 31, 1996, included the following: $6.2 million of accrued interest rolled into a note payable with principal payments beginning April 1,

                         GLOBAL TELESYSTEMS GROUP, INC.

NOTE 5: DEBT OBLIGATIONS (CONTINUED)
1998 and maturing on March 31, 2001 and $3.6 million of amortization on the discount of a note payable with principal payments beginning April 1, 1998 and maturing on March 31, 2001. No significant non-cash financing activities were incurred for the years ended December 31, 1994 and 1995.

NOTE 6:  SHAREHOLDERS' EQUITY

  Common Stock

     The following table summarizes the Company's equity private placements:

                                                         YEAR ENDED DECEMBER 31,
                                               --------------------------------------------
                                               SHARES ISSUED    SHARE PRICE    NET PROCEEDS
                                               -------------    -----------    ------------
                                                    (IN THOUSANDS, EXCEPT SHARE DATA)
1994.........................................    7,666,579      $7.00-10.00      $ 62,082
1995.........................................    3,393,917            13.50        42,138
1996.........................................    5,565,688            20.00       107,744

     During 1995, the Company issued 266,667 shares of common stock to an independent third party in connection with the purchase of an interest in a venture within the CIS region. At the discretion of the holder of these shares, the Company is obligated to repurchase these shares at the prevailing fair market value of the Company's common stock on the date of repurchase. During 1995, the Company repurchased 50,000 shares at $15.00 per share and the repurchased shares became treasury stock. Additionally, the Company has accreted the value of the outstanding common stock subject to repurchase (216,667 shares on December 31, 1995 and 1996), to the fair value of the Company's common stock as of December 31, 1995 and 1996 ($15.40 and $20.00 per share, respectively).

     During 1996, the Company entered into the Debt Obligations totaling $70.0 million with the Lenders. In connection with the Debt Obligations, the Company issued 5,185,184 warrants to purchase common stock at $15.40 per share. The exercise price of the warrants was automatically reduced to $14.00 per share as of December 31, 1996, because the Debt Obligations remained outstanding. The warrants expire during the first and second quarters of 2002.

     The Company does not intend to pay dividends on common stock in the foreseeable future. In addition, certain of the Company's financing agreements include covenant restrictions precluding the payment of dividends by the Company.

     The Company has reserved 9,049,632 shares of common stock for issuance upon conversion of the exercise of outstanding and future stock options, warrants and common stock put rights.

  Preferred Stock

     As of December 31, 1995 and 1996, there were 10,000,000 shares of $0.0001 par value preferred stock authorized, with rights and preferences to be determined by the Board of Directors. As of December 31, 1995 and 1996, no shares of preferred stock had been issued.

NOTE 7:  STOCK OPTION PLANS

  Employee Stock Options

     The Company applies the provisions of APB 25 in accounting for its stock option incentive plans. The effect of applying SFAS No. 123 on the net loss as reported is not representative of the effects on reported net loss for future years due to the vesting period of the stock options and the fair value of additional stock options in future years. Had compensation expense been determined in accordance with the methodology of SFAS

                         GLOBAL TELESYSTEMS GROUP, INC.

NOTE 7:  STOCK OPTION PLANS (CONTINUED)
No. 123, the Company's net loss in 1995 and 1996 would have been approximately $40.9 million and $69.4 million, respectively. The fair value of options granted during 1995 and 1996 are estimated as $3.28 and $4.39 per share, respectively, on the date of grant using the minimum value option pricing model with the following assumptions: dividend yield 0%, risk free interest rate of 5.50% for 1995 and 6.13% for 1996, and an expected life of five years.

     The Company maintains the 1992 Stock Option Plan and the Non-Employee Directors Stock Option Plan ("the Option Plans"). As of December 31, 1996, the maximum number of shares of common stock available for grant under the Option Plans were 4,515,990. All options granted under the Option Plans are at exercise prices that are at least equal to the fair market value of common stock at the date of grant. Generally, all options granted under the Option Plans vest over a three year period from the date of grant and expire ten years from the date of grant.

     Additional information with respect to Stock Option activity is summarized as follows:

                                                  YEARS ENDED DECEMBER 31,
                            ---------------------------------------------------------------------
                                    1994                    1995                    1996
                            ---------------------   ---------------------   ---------------------
                                        WEIGHTED-               WEIGHTED-               WEIGHTED-
                                         AVERAGE                 AVERAGE                 AVERAGE
                                        EXERCISE                EXERCISE                EXERCISE
                             SHARES       PRICE      SHARES       PRICE      SHARES       PRICE
                            ---------   ---------   ---------   ---------   ---------   ---------
Outstanding at beginning
  of year.................    278,000     $3.37     1,621,200    $ 5.47     2,261,600    $ 6.38
Options granted...........  1,343,200      5.91       787,200     13.63     1,070,308     16.60
Options exercised.........                            (18,667)     6.69       (37,665)    10.04
Options canceled or
  expired.................                           (128,133)     5.36       (73,002)    13.09
                            ---------               ---------               ---------
Outstanding at end of
  year....................  1,621,200      5.47     2,261,600      6.38     3,221,241     10.94
                            =========               =========               =========
Options exercisable at
  year-end................    269,684     $3.60       656,962    $ 5.02     1,292,155    $ 6.77
                            =========               =========               =========

     The following table summarizes information about stock options outstanding at December 31, 1996:

                                              OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                                      ------------------------------------   ----------------------
                                                     WEIGHTED
                                                      AVERAGE
                                                     REMAINING    WEIGHTED                 WEIGHTED
                                                    CONTRACTUAL   AVERAGE                  AVERAGE
                                        NUMBER         LIFE       EXERCISE     NUMBER      EXERCISE
      RANGE OF EXERCISE PRICE         OUTSTANDING   (IN YEARS)     PRICE     EXERCISABLE    PRICE
      -----------------------         -----------   -----------   --------   -----------   --------
$2.125 to $4.125....................   1,085,667         7         $ 4.02       822,331     $ 3.99
$7.00 to $13.50.....................     892,966         8          11.77       412,431      11.14
$15.00 to $20.00....................   1,242,608         9          16.39        57,393      15.07
                                       ---------                              ---------
                                       3,221,241         8         $10.94     1,292,155     $ 6.77
                                       =========                              =========

     In addition, prior to the establishment of the Option Plans, certain options were granted in 1991 to certain key employees and former employees to purchase 781,500 shares of the Company's common stock at an exercise price of $0.80 per share. All options were granted at an exercise price equal to the fair value of the underlying common stock at the date of grant. The options vested in equal increments over a three year period. During 1993, 402,000 of the options were canceled and in 1994, 33,500 options were exercised, leaving 346,000 fully vested options outstanding at December 31, 1995 and 1996.

                         GLOBAL TELESYSTEMS GROUP, INC.

NOTE 7:  STOCK OPTION PLANS (CONTINUED)
     During 1996, the Company issued 5,000 options to an individual that is neither an employee nor a director, outside of the Option Plans. The options were granted at an exercise price equal to the fair value of the underlying common stock at the date of grant, $15.40 per share. The options are fully vested, and as such, can be exercised at any time subject to a four-year expiration from the grant date.

     Certain of the Company's ventures have stock option plans, or similar agreements, in place or in the process of being implemented for key officers and employees. No significant amounts of compensation expense have been recognized or are contemplated under these plans, nor is the ownership dilution caused by such plans expected to be significant.

  Equity Compensation Plan

     In November 1994, the GTS Equity Compensation Plan ("Equity Compensation Plan") was approved by the Board of Directors to award officers, key employees and eligible independent contractors of the Company, grants of restricted stock or other equity based awards. Under the Equity Compensation Plan, up to 4.0% of the total number of shares of the Company's common stock outstanding at the beginning of the year are available for granting purposes. As of January 1, 1997, 698,794 represents the maximum number of Company common shares that are available for grant under the Equity Compensation plan. A committee selected by the Board of Directors shall establish, within the provisions of the Equity Compensation Plan, the number of shares to be awarded, the terms and conditions of the restricted stock, and the purchase price for the restricted stock. As of December 31, 1996, there were options outstanding to purchase 20,000 shares of restricted stock at $10.00 per share.

NOTE 8:  EMPLOYEE BENEFIT PLAN

     The Company has a 401(k) retirement savings plan (the "Savings Plan") covering all U.S. citizen employees. The Savings Plan qualifies under section 401(k) of the Internal Revenue Code and as such, participants may defer pretax income in accordance with federal income tax limitations. The Company provides a 50.0% matching contribution on the first 5.0% contributed by the employee. The Company may also, at its discretion, make non-matching contributions. Both matching and non-matching contributions by the Company vest 100% after three years of service. The Company's expense under the Savings Plan was less than $0.1 million, $0.1 million, and $0.2 million for the years ended December 31, 1994, 1995 and 1996, respectively. The Company made no discretionary (non-matching) contributions in 1994, 1995 or 1996.

NOTE 9:  OTHER NON-OPERATING INCOME

     Favorably affecting the 1995 results was the non-recurring $10.3 million gain the Company recognized as a result of its cash settlement of certain claims with a third party in 1995.

NOTE 10:  INCOME TAXES

     The components of loss before income taxes and minority interest were as follows:

                                                         YEAR ENDED DECEMBER 31,
                                                     --------------------------------
                                                       1994        1995        1996
                                                     --------    --------    --------
                                                              (IN THOUSANDS)
Pretax loss:
  Domestic.........................................  $ (8,996)   $(22,398)   $(41,554)
  Foreign..........................................    (2,989)    (15,437)    (25,077)
                                                     --------    --------    --------
                                                     $(11,985)   $(37,835)   $(66,631)
                                                     ========    ========    ========

                         GLOBAL TELESYSTEMS GROUP, INC.

NOTE 10:  INCOME TAXES (CONTINUED)
     In 1995 and 1996, the Company recorded $2.6 million and $1.4 million, respectively, in income tax expense that related exclusively to its current provision for foreign taxes. The Company did not have income tax expense for 1994.

     The reconciliation of the U.S. statutory federal tax rate of 34.0% to the Company's effective tax rate is as follows:

                                                        YEAR ENDED DECEMBER 31,
                                                ----------------------------------------
                                                       1995                  1996
                                                ------------------    ------------------
                                                 AMOUNT    PERCENT     AMOUNT    PERCENT
                                                --------   -------    --------   -------
                                                             (IN THOUSANDS)
Taxes at U.S. statutory rates.................  $(12,865)    34.0%    $(22,655)    34.0%
Foreign operating losses generating no tax
  benefit.....................................     6,550    (17.3)       8,526    (12.8)
Domestic operating losses generating no tax
  benefit.....................................     6,315    (16.7)      14,129    (21.2)
Other -- net..................................     2,565     (6.8)       1,360     (2.1)
                                                --------    -----     --------    -----
                                                $  2,565     (6.8)%   $  1,360     (2.1)%
                                                ========    =====     ========    =====

     Deferred tax assets and liabilities are recorded based on temporary differences between earnings as reported in the financial statements and earnings for income tax purposes. The following table summarizes major components of the Company's deferred tax assets and liabilities:

                                                                 DECEMBER 31,
                                                              -------------------
                                                               1995        1996
                                                              -------    --------
                                                                (IN THOUSANDS)
Deferred tax assets:
  Net operating loss carryforwards..........................  $10,106    $ 20,720
  Other deferred tax assets.................................      245       1,326
                                                              -------    --------
          Total deferred tax asset..........................   10,351      22,046
                                                              -------    --------
Deferred tax liabilities:
  Depreciation..............................................       34         358
  Other deferred tax liabilities............................      690         803
                                                              -------    --------
          Total deferred tax liability......................      724       1,161
                                                              -------    --------
Net deferred tax asset......................................    9,627      20,885
  Less: valuation allowance.................................   (9,627)    (20,885)
                                                              -------    --------
          Total.............................................  $    --    $     --
                                                              =======    ========

     As of December 31, 1996, the Company had net operating loss carryforwards for U.S. federal income tax purposes of approximately $60.9 million expiring in fiscal years 2003 through 2011. Because of the "change in ownership" provisions of the Tax Reform Act of 1986, the utilization of the Company's net operating loss carryforwards will be subject to an annual limitation.

     The Company's investment in EDN Sovintel is treated for U.S. tax purposes as a partnership and, therefore, the Company's share of EDN Sovintel's income or loss flows through to the Company's consolidated federal income tax return on a current basis. Undistributed earnings of the Company's other foreign investments are considered to be indefinitely reinvested and, accordingly, no provision for U.S. federal and state income taxes, or foreign withholding taxes has been made. Upon distribution of those earnings, the Company would be subject to foreign withholding taxes and U.S. income taxes (subject to reduction for foreign tax credits).

                         GLOBAL TELESYSTEMS GROUP, INC.

NOTE 10:  INCOME TAXES (CONTINUED)
     Certain ventures in the CIS and Hungary are operating under tax holidays granted by the local governments. Tax holidays are for periods ranging from up to five years to several years after achieving profitability under local tax regulations. In addition to these tax holidays, certain of the Company's foreign ventures have foreign tax loss carryforwards in excess of $25.0 million. The Company's financial statements do not reflect any provision for benefits that might be associated with such loss carryforwards.

NOTE 11:  COMMITMENTS AND CONTINGENCIES

  Operating Leases

     Operating lease commitments are primarily for office space and equipment. Rental expense aggregated $0.7 million, $2.0 million and $2.2 million for the years ended December 31, 1994, 1995 and 1996, respectively.

     Future minimum lease payments under these non-cancelable operating leases with terms of one year or more, as of December 31, 1996, are as follows:
1997 -- $2.0 million, 1998 -- $1.4 million, 1999 -- $1.3 million, 2000 -- $0.3 million and $1.1 million thereafter.

  Other Commitments and Contingencies

     The Company has made commitments to certain of its ventures for future contract obligations amounting to $8.8 million.

     In the ordinary course of business, the Company has issued financial guarantees on debt and equities for the benefit of certain of its non-consolidated ventures. The total amount guaranteed at December 31, 1996 was approximately $3.0 million. In addition, certain ventures are currently negotiating other financing instruments in which the Company will guarantee upon perfection of the obligations.

     See Note 5, "Debt Obligations," for additional disclosures associated with the Company's 1996 transactions with its financing activities.

  Major Customers

     In 1995, the Company had one major customer, a foreign governmental agency in Central Europe, representing $2.7 million, or 32.1%, of total revenue. In 1996, the Company had two major customers, a foreign governmental agency in Central Europe and a customer in the CIS, representing $3.8 million, or 15.8%, of total revenue, and $2.6 million, or 10.8%, of total revenue, respectively. There were no major customers in 1994.

  Tax Matters

     The taxation system in Russia ("Russian Taxes") is evolving as the central government transforms itself from a command to a market oriented economy. The Russian Federation has introduced and continues to introduce new tax and royalty laws and related regulations. These laws and regulations are not always clearly written and their interpretation is subject to the opinions of the local tax inspectors, Central Bank officials and the Ministry of Finance. Instances of inconsistent opinions between local, regional and federal tax authorities and between the Central Bank and Ministry of Finance are not unusual.

     The Company's policy is to accrue for contingencies in the accounting period in which a liability is deemed probable and the amount is reasonably determinable. In this regard, because of the uncertainties associated with the Russian Taxes, the Company's Russian Taxes may be in excess of the estimated amount expensed to date and accrued at December 31, 1995 and 1996. It is the opinion of management that the ultimate resolution of the Company's Russian Tax liability, to the extent not previously provided for, will not have a material effect on the financial condition of the Company. However, depending on the amount and

                         GLOBAL TELESYSTEMS GROUP, INC.

NOTE 11: COMMITMENTS AND CONTINGENCIES (CONTINUED) timing of an unfavorable resolution of this contingency, it is possible that the Company's future results of operations or cash flows could be materially affected in a particular period.

     In various foreign jurisdictions, the Company is obligated to pay value added taxes ("VAT") on the purchase or importation of assets, and for certain other transactions. In many instances, VAT can be offset against VAT the Company collects and otherwise would remit to the tax authorities, or may be refundable. Because the law in some jurisdictions is unclear, the local tax authorities could assert that the Company is obligated to pay additional amounts of VAT. In the opinion of management, any additional VAT the Company may be obligated to pay would not be material.

  Other Matters

     In the ordinary course of business, the Company may be party to various legal and tax proceedings, and subject to claims, certain of which relate to the developing markets and evolving fiscal and regulatory environments in which the Company operates. In the opinion of management, the Company's liability, if any, in all pending litigation, other legal proceeding or other matter other than what is discussed above, will not have a material effect upon the financial condition, results of operations or liquidity of the Company.

NOTE 12:  RELATED PARTY TRANSACTIONS

     As discussed within Note 5, "Debt Obligations," the Company entered into an Interim Financing agreement and Debt Obligations during 1995 and 1996, respectively, with the Lenders. The Lenders are shareholders of the Company. As part of these transactions, the Company provided one of the Lenders with the opportunity, at its discretion, to co-invest with the Company in all of the Company's new ventures within the Asia region.

     The Company has entered into certain consulting agreements with directors of the Company and paid $0.1 million, $0.2 million and $0.2 million in 1994, 1995 and 1996, respectively, pursuant to those agreements.

     The Company had notes receivable due from employees aggregating $0.2 million and $0.1 million in 1995 and 1996, respectively, with no single amount due from any individual in excess of $0.1 million.

     The Company derived revenue from affiliates of $3.3 million in 1996. There was no significant revenue earned from affiliate sales in 1995 and 1994.

                         GLOBAL TELESYSTEMS GROUP, INC.

NOTE 13:  SEGMENT INFORMATION AND CERTAIN GEOGRAPHICAL DATA

     The Company operates predominantly in a single industry segment, the telecommunications industry. The industry consists of a wide range of telecommunications services to international business customers, including long distance voice and data services and electronic messaging services.

     The following tables present financial information by geographic area for 1994, 1995 and 1996. Transfers between geographic areas were not considered material for disclosure purposes.

                                                       YEAR ENDED DECEMBER 31, 1994
                                    ------------------------------------------------------------------
                                                                                CORPORATE
                                    WESTERN               CENTRAL                OFFICE &
                                     EUROPE      CIS       EUROPE     ASIA     ELIMINATIONS    TOTAL
                                    --------   --------   --------   -------   ------------   --------
                                                              (IN THOUSANDS)
Total revenue.....................  $     --   $     --   $  1,295   $    --     $  1,173     $  2,468
Gross margin......................        --         --       (179)       --          202           23
Operating loss....................      (546)    (1,802)    (1,122)       --       (9,505)     (12,975)
Net loss..........................      (423)      (939)    (1,661)       --       (8,962)     (11,985)
Identifiable assets...............     2,173     15,423      9,297        --       35,064       61,957
Liabilities.......................        --      3,921      6,501        --       (3,157)       7,265
Net assets........................     2,173     11,502      2,796        --       38,221       54,692

                                                       YEAR ENDED DECEMBER 31, 1995
                                    ------------------------------------------------------------------
                                                                                CORPORATE
                                    WESTERN               CENTRAL                OFFICE &
                                     EUROPE      CIS       EUROPE     ASIA     ELIMINATIONS    TOTAL
                                    --------   --------   --------   -------   ------------   --------
                                                              (IN THOUSANDS)
  Total revenue...................  $    179   $  3,838   $  4,361   $   140     $   (106)    $  8,412
  Gross margin....................      (318)      (949)     1,380         9         (106)          16
  Operating loss..................    (5,469)   (16,681)    (6,312)   (4,831)     (15,576)     (48,869)
  Net loss........................    (5,452)   (19,415)    (7,091)   (4,771)      (3,671)     (40,400)
  Identifiable assets.............     5,898     73,816     15,639     9,167       11,101      115,621
  Liabilities.....................    11,766     78,440     26,834    13,936      (75,950)      55,026
  Net (liabilities)/assets........    (5,868)    (4,624)   (11,195)   (4,769)      87,051       60,595

                                                       YEAR ENDED DECEMBER 31, 1996
                                    ------------------------------------------------------------------
                                                                                CORPORATE
                                    WESTERN               CENTRAL                OFFICE &
                                     EUROPE      CIS       EUROPE     ASIA     ELIMINATIONS    TOTAL
                                    --------   --------   --------   -------   ------------   --------
                                                              (IN THOUSANDS)
  Total revenue...................  $     --   $ 12,696   $  9,355   $ 1,561     $    505     $ 24,117
  Gross margin....................        --        811      3,292       652          421        5,176
  Operating loss..................   (10,679)   (14,608)    (4,651)   (5,057)     (22,907)     (57,902)
  Net loss........................   (10,700)   (15,572)    (5,295)   (4,951)     (31,473)     (67,991)
  Identifiable assets.............    19,607     96,773     17,339    14,973       88,686      237,378
  Liabilities.....................    35,728    116,961     33,826    24,753      (93,806)     117,462
  Net (liabilities)/assets........   (16,121)   (20,188)   (16,487)   (9,780)     182,492      119,916

                         GLOBAL TELESYSTEMS GROUP, INC.

NOTE 14:  SUBSEQUENT EVENTS

  Equity Transactions

     As previously discussed in Note 5, "Debt Obligations," in connection with a purchase of a venture during 1995, the Company may be required to pay additional consideration through 1998, either in cash or shares of the Company's common stock, based on the actual earnings of the venture. On January 17, 1997, the purchase agreement related to acquiring this venture was amended. As a result, the consideration associated with the 1996 performance was modified and the notes payable of $5.2 million was replaced and additional consideration was paid by the issuance of 336,400 shares of the Company's common stock valued at $20.00 per share.

     As previously discussed in Note 6, "Shareholders' Equity," the Company issued, as additional consideration, 266,667 shares of the Company's common stock to an independent third party as a result of the Company's investment in a venture within the CIS region. On March 13, 1997, the Company repurchased 21,667 shares at $20.00 per share and these repurchased shares became treasury shares. The Company will be required to repurchase the remaining shares on an equal basis over the next three years which requirement will terminate on the date when the Company first sells shares of Common Stock to the public pursuant to an effective registration statement under the Securities Act.

     As a result of a share offering of one of the Company's equity method business ventures in early 1997, the Company's investment in the business venture may increase from 50.0% to between 52.0% and 77.0%, depending on the equity subscribed for by the other investors. The share offering is expected to be completed in the second quarter of 1997. In addition, effective January 1, 1997, the Company will recognize 100% of the losses of this venture due to the Company's becoming the financing partner. The Company would have recognized additional losses of $3.3 million and $8.2 million in 1995 and 1996, respectively, had the Company been considered the financing partner. There would not have been significant additional losses in 1994.

                         GLOBAL TELESYSTEMS GROUP, INC.

                  CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS
                         FOR THE THIRD QUARTER OF 1997
                                  (UNAUDITED)

                         GLOBAL TELESYSTEMS GROUP, INC.

                     CONDENSED, CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                     ASSETS


                                                               DECEMBER 31,       SEPTEMBER 30,
                                                                   1996               1997
                                                              --------------     ---------------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
Current assets
  Cash and cash equivalents.................................     $  57,874           $ 366,841
  Accounts receivable, less allowance for doubtful accounts
     of $782 and $2,588 at December 31, 1996 and September
     30, 1997...............................................         8,920              13,498
  Restricted cash...........................................        13,627              30,404
  Prepaid expenses and deposits.............................         2,537               9,741
  Finished goods, net.......................................           949               4,671
  Other assets..............................................         1,238               1,447
                                                                 ---------           ---------
          Total current assets..............................        85,145             426,602
Notes receivable............................................           209                 238
Property and equipment, net of accumulated depreciation of
  $6,562 and $13,051 at December 31, 1996 and September 30,
  1997......................................................        35,463              60,728
Investments in and advances to ventures.....................       104,459              84,068
Goodwill and intangible assets, net of accumulated
  amortization of $3,916 and $7,755 at December 31, 1996 and
  September 30, 1997........................................         9,548              46,770
Restricted cash.............................................         2,554              29,382
                                                                 ---------           ---------
          TOTAL ASSETS......................................     $ 237,378           $ 647,788
                                                                 =========           =========

                              LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable..........................................     $   6,761           $  10,883
  Accrued expenses..........................................         8,450              23,627
  Related party debt maturing within one year...............         4,947              11,760
  Debt maturing within one year.............................        16,261              14,815
  Other current liabilities.................................         2,040               5,731
                                                                 ---------           ---------
          Total current liabilities.........................        38,459              66,816
Related party debt, less current portion....................        59,079              64,715
Long-term debt, less current portion........................         5,260             411,192
Taxes and other non-current liabilities.....................        14,664              14,898
                                                                 ---------           ---------
          TOTAL LIABILITIES.................................       117,462             557,621
Minority interest...........................................         1,915              20,275
Common stock, subject to repurchase (325,000 and 797,100
  shares outstanding at December 31, 1996 and September 30,
  1997).....................................................         4,333              12,489

                                      SHAREHOLDERS' EQUITY
Preferred stock, $1.00 par value (10,000,000 shares
  authorized; none issued and outstanding)..................            --                  --
Common stock, $0.10 par value (135,000,000 shares
  authorized; 34,589,106 and 37,606,814 issued and
  outstanding, net of 116,639 and 195,528 shares of treasury
  stock at December 31, 1996 and September 30, 1997)........         3,459               3,761
Additional paid-in capital..................................       238,268             274,433
Cumulative translation adjustment...........................        (2,161)             (7,021)
Accumulated deficit.........................................      (125,898)           (213,770)
                                                                 ---------           ---------
          TOTAL SHAREHOLDERS' EQUITY........................       113,668              57,403
                                                                 ---------           ---------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY........     $ 237,378           $ 647,788
                                                                 =========           =========


  The accompanying notes are an integral part of these condensed, consolidated financial statements.

                         GLOBAL TELESYSTEMS GROUP, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                 NINE MONTHS ENDED
                                                                 SEPTEMBER 30, 1997
                                                                --------------------
                                                                  1996        1997
                                                                --------    --------
                                                                   (IN THOUSANDS)
Revenues, net:
  Telecommunication and other services......................    $ 12,474    $ 26,547
  Equipment sales...........................................       2,165       3,669
                                                                --------    --------
                                                                  14,639      30,216
Cost of revenues:
  Telecommunication and other services......................      11,231      25,169
  Equipment sales...........................................       1,650       3,183
                                                                --------    --------
          Total cost of revenues............................      12,881      28,352
                                                                --------    --------
Gross margin................................................       1,758       1,864
Operating expenses:
  Selling, general and administrative.......................      29,555      46,203
  Depreciation and amortization.............................       5,109       4,404
  Non-income taxes..........................................       1,061       1,452
                                                                --------    --------
          Total operating expenses..........................      35,725      52,059
Write-off of impaired assets................................          --       1,673
Equity in losses of ventures................................       6,999      18,234
                                                                --------    --------
Loss from operations........................................     (40,966)    (70,102)
Other income/(expense):
  Interest income...........................................       1,546       5,278
  Interest expense..........................................      (7,262)    (21,086)
  Foreign currency losses...................................        (819)     (1,094)
                                                                --------    --------
                                                                  (6,535)    (16,902)
                                                                --------    --------
Net loss before taxes and minority interest.................     (47,501)    (87,004)
Income taxes................................................         977       1,838
                                                                --------    --------
Net loss before minority interest...........................     (48,478)    (88,842)
Minority interest...........................................           5         970
                                                                --------    --------
Net loss....................................................    $(48,473)   $(87,872)
                                                                ========    ========

  The accompanying notes are an integral part of these condensed, consolidated financial statements.

                         GLOBAL TELESYSTEMS GROUP, INC.

                CONDENSED, CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)


                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                1996       1997
                                                              --------   --------
                                                                (IN THOUSANDS)
OPERATING ACTIVITIES
Net loss....................................................  $(48,473)  $(87,872)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization.............................     6,094      9,173
  Amortization of discount on note payable..................     2,502      3,665
  Equity in losses of ventures..............................     6,999     18,234
  Deferred interest.........................................     4,386      8,142
  Write-off impaired assets.................................        --      1,673
  Noncash compensation......................................        --      1,465
  Other.....................................................     1,047      1,355
  Changes in assets and liabilities:
     Accounts receivable....................................    (3,965)    (5,723)
     Prepaid expenses.......................................      (960)    (2,030)
     Accounts payable and accrued expenses..................    (2,062)     9,311
     Other changes in assets and liabilities................     2,608     (2,743)
                                                              --------   --------
Net cash used in operating activities.......................   (31,824)   (45,350)
INVESTING ACTIVITIES
  Investments in and advances to ventures...................   (34,187)    (2,158)
  Purchases of property and equipment.......................   (10,088)    (7,444)
  Restricted cash...........................................      (853)   (55,813)
  Cash acquired.............................................        --      1,050
  Goodwill and other intangibles............................    (1,807)    (2,196)
  Other investing activities................................    (1,104)       (29)
                                                              --------   --------
Net cash used in investing activities.......................   (48,039)   (66,590)
FINANCING ACTIVITIES
  Proceeds from debt........................................    62,360    415,986
  Payment of debt issue costs...............................      (582)   (24,178)
  Net proceeds from issuance of common stock................    95,002     36,526
  Other financing activities................................       118       (556)
                                                              --------   --------
Net cash provided by financing activities...................   156,898    427,778
Effect of exchange rate changes on cash and cash
  equivalents...............................................       425     (6,871)
                                                              --------   --------
Net increase in cash and cash equivalents...................    77,460    308,967
Cash and cash equivalents at beginning of period............     9,044     57,874
                                                              --------   --------
Cash and cash equivalents at end of period..................  $ 86,504   $366,841
                                                              ========   ========


  The accompanying notes are an integral part of these condensed, consolidated financial statements.

                         GLOBAL TELESYSTEMS GROUP, INC.

             NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS

1. FINANCIAL PRESENTATION AND DISCLOSURES

     In the opinion of management, the accompanying unaudited condensed, consolidated financial statements of Global TeleSystems Group, Inc. (the "Company") contain all adjustments (consisting only of normal recurring accruals) necessary to present fairly the Company's financial position as of December 31, 1996 and September 30, 1997 and the results of operations and cash flows for the periods indicated.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. Material intercompany affiliate account transactions have been eliminated; however, other adjustments may have been required had an audit been performed. It is suggested that these financial statements be read in conjunction with the Company's 1996 audited consolidated financial statements and the notes related thereto. The results of operations for the nine months ended September 30, 1997, may not be indicative of the operating results for the full year.

     The Company's operations are carried out through alliances with strategic local partners in the form of venture arrangements. Wholly-owned subsidiaries and majority-owned ventures where the Company has unilateral operating and financial control are consolidated within the Company's financial results and operations. Those ventures where the Company exercises significant influence, but does not exercise unilateral operating and financial control, are accounted for by the equity method. The Company has certain majority-owned ventures that are accounted for by the equity method as a result of super-majority voting conditions or other governmentally imposed uncertainties so severe that they prevent the Company from obtaining unilateral control of the venture. If the Company has little ability to exercise significant influence over the ventures, those ventures are accounted for by the cost method.


     The Company recognizes profits and losses in accordance with its underlying ownership percentage or allocation percentage as specified in the agreements with its partners; however, the Company recognizes 100% of the losses in ventures where the Company bears all of the financial risk. When such ventures become profitable, the Company recognizes 100% of the profits until such time as the excess losses previously recorded have been recovered. As a result of this policy, the Company recognized excess losses of $3.0 million and $10.9 million in its results of operations for the nine months ended September 30, 1996 and 1997, respectively. In addition, effective January 1, 1997, and through August 31, 1997, the Company recognized 100% of the losses of Hermes Europe Railtel, B.V. ("HER") that historically has been accounted for by the equity method, due to the Company being the financing partner for that period. As a result, the Company recognized $5.3 million in additional losses for the nine months ended September 30, 1997. The Company would have recognized additional losses of $5.6 million for the nine months ended September 30, 1996 had the Company been considered the financing partner at that time. During the third quarter of 1997, HER completed its recapitalization (the "Recapitalization"), which resulted in the Company owning 79.1% of HER's common stock. An amended shareholders' agreement was signed on July 16, 1997, which provided the Company with unilateral control of the venture. As a result of the Company's ownership interest increasing to 79.1% and the amended shareholders agreement, HER was consolidated into the Company's financial statements as of July 16, 1997 (see
Note 5, "HER Recapitalization and Other Acquisitions").



2. IMPAIRMENT OF ASSETS AND INVESTMENTS IN AND ADVANCES TO CERTAIN VENTURES



     As of September 30, 1997, the Company determined that certain assets and investments in certain business ventures within the Asia and Central Europe regions were impaired. This resulted in a $1.7 million write-down of impaired assets to their fair values and a permanent write-down of the Company's impaired investments by $5.4 million, which is included in the equity in losses of ventures on the income statement. Also included in the equity in losses of ventures is the recognition of losses of $14.4 million, which represents the Company's share of the write-downs of specifically identified impaired assets to their respective fair values that were recognized by certain equity-method ventures within the Asia region. Their fair value was based on

                         GLOBAL TELESYSTEMS GROUP, INC.

the estimated future cash flows to be generated by the assets, discounted at a market rate of interest. The write down of Central Europe's investment in Eurohivo was a result of the Company's decision in the third quarter to discontinue funding Eurohivo's operations and to recognize the contingent liabilities associated with the expected liquidation and discontinuance of Eurohivo's operations.


3. DEBT OBLIGATIONS


     In July 1997, the Company issued aggregate principal amount $144.8 million of senior subordinated convertible bonds (the "Bonds") due June 30, 2000. The Bonds constitute direct, unsecured senior subordinated obligations of the Company and rank senior in right of payment to all subordinated indebtedness after existing debt of $84.1 million. Upon completion of a complying public equity offering as defined in the Bond agreement (an "Offering") or in certain other circumstances as defined in the Bond agreement, the Bonds may be converted at the option of the holders from time to time, in whole or in part, prior to the close of business on June 30, 2000, into shares of the Company's common stock, par value $0.10 per share. The Bonds will be convertible into such number of shares of common stock as is equal to the principal amount of such Bonds divided by the applicable conversion price, which conversion price will be equal to the public offering price of the Company's common stock in the Offering. The Bonds bear interest payable semiannually at a rate of 8.75% for the first year, 9.25% for the second year and 9.75% for the final year. In the event of an Offering, the interest rate will remain at the interest rate prevailing at the time of the Offering until maturity. In the event that an Offering has not occurred by the maturity date, the Bonds will be redeemed at 121 percent of their principal amount.



     On August 15, 1997, HER issued aggregate principal amount $265.0 million of senior notes due August 15, 2007 (the "Senior Notes"). The Senior Notes are general unsecured obligations of HER, with interest payable semiannually at a rate of 11.5%. Approximately $56.6 million of the net proceeds of the offering of the Senior Notes are being held in escrow for the first four semiannual interest payments commencing on February 15, 1998. HER may redeem the Senior Notes, in whole or in part, any time on or after August 15, 2002 at specific redemption prices. HER may also redeem the Senior Notes at a price equal to 111.5% of the principal amount prior to August 15, 2000 with net cash proceeds of a public equity offering by HER with gross proceeds of at least $75.0 million or in certain other circumstances specified in the indenture for the Senior Notes, provided, however, that at least two-thirds of the principal amount of the Senior Notes originally issued remains outstanding after each such redemption. Pursuant to the covenants in the offering, HER has filed an S-4 registration statement with the Securities Exchange Commission to exchange registered senior notes, with the same terms and conditions as the Senior Notes, for the Senior Notes.



     During 1996, the Company entered into an arrangement with one of its shareholders for the joint investment in a business venture within the Ukraine. Pursuant to the Company's arrangement with its shareholder, the Company is obligated to buy out the shareholder's interest in the joint venture, if so required by such shareholder. The initial capital infusion by the Company and its shareholder in 1996 was for $4.5 million each. In June 1997, an additional $4.1 million was contributed by each partner, and the Company is obligated to buy out the other partner's additional $4.1 million contribution by September 30, 2000. Included in the buyout agreement, the outstanding obligation of $8.6 million may be converted, at the partner's election, into 713,310 shares of the Company's Common Stock upon completion of an initial public offering of the Company's common stock.


     In connection with a purchase of a venture during 1995, the Company is required to pay additional consideration through 1998, either in cash or shares of the Company's common stock, based upon the actual earnings of the venture. During the first quarter of 1997, the purchase agreement related to acquiring this venture was amended and notes payable of $5.2 million were replaced and additional consideration was paid by the issuance of 504,600 shares of the Company's common stock valued at $13.33 per share. Further, the

                         GLOBAL TELESYSTEMS GROUP, INC.

agreement was modified such that the remaining consideration would only be in the form of the issuance of the Company's common stock. The Company's maximum obligation pursuant to this agreement is to issue 1,121,640 shares. Pursuant to the purchase agreement, as amended, the Company is obligated to assist the seller in locating a purchaser for the common stock, and, if unable to do so, to repurchase the issued common stock.


4. EQUITY TRANSACTIONS

     At December 31, 1996, the Company had 325,000 shares of common stock subject to repurchase, valued at $13.33 per common share. These shares were originally issued in 1995 by the Company in connection with the acquisition of an interest in a venture. In March 1997, the Company repurchased 32,500 shares at $13.33 per share, and these shares became treasury stock. The Company will be required to repurchase the remaining shares on an equal basis over the next three years at the prevailing fair value of the Company's common stock on the date of repurchase. At September 30, 1997, the remaining 292,500 shares of common stock subject to repurchase were valued at $15.67 per common share, reflecting the accretion in the Company's stock value since December 31, 1996.

     The Company completed a private placement offering in September 1997 and issued approximately 2,502,000 shares of the Company's common stock at approximately $15.67 per share, for aggregate gross proceeds of $39.3 million.


5. HER RECAPITALIZATION AND OTHER ACQUISITIONS



     In an effort to generate sufficient capital resources to continue its buildout of the network and sustain working capital requirements, HER undertook the Recapitalization during the first quarter of 1997, which was completed in the third quarter. Prior to the Recapitalization, HER was 50% owned by HIT Rail B.V. ("HIT Rail"), a consortium of eleven European railway companies, and 50% owned by a wholly-owned subsidiary of the Company.



     Pursuant to the Recapitalization, HER offered to the Company, HIT Rail and the eleven individual members of the HIT Rail consortium the right to subscribe to additional common stock of HER. The Company and two of the members of HIT Rail exercised their rights, while HIT Rail and the nine remaining members of HIT Rail declined to participate.



     As a result of the finalization of the Recapitalization, total shareholder loans outstanding of ECU 39.4 million (approximately $48.5 million) from, collectively, the Company (approximately $28.4 million), HIT Rail (approximately $14.0 million) and the two participating railways (collectively, approximately $6.1 million) were converted into equity. Additionally, the Company contributed ECU 46.0 million (approximately $51.8 million) and one of the participating railways contributed a ten-year fiber optic cable lease which was valued at ECU
1.8 million (approximately $2.0 million).



     As a result of the Recapitalization, the Company owns 79.1% of HER and the two exercising railways (collectively) and HIT Rail own 8.3% and 12.6% of HER, respectively.



     Accordingly, HER was consolidated into the Company's financial statements as of July 16, 1997. The Company's statement of operations includes HER's results for the nine months ended September 30, 1997, and due to the Company's policy of recognizing 100% of the losses of HER through August 31, 1997, the minority partner's share of losses through July 16, 1997 of approximately $5.0 million has not been reflected on the statement of operations as preacquisition losses.


     As of September 30, 1997, the Company purchased the remaining interest in one of its subsidiaries within the CIS region for $5.2 million, which was paid in October 1997. Furthermore, the Company is required to pay additional consideration, of a minimum of $2.4 million, if certain revenue levels are met, certain other events occur or if neither has occurred, on April 1, 1999. The purchase price and consideration have been allocated to net assets based on the fair value at the date of acquisition. The excess of the purchase price over

                         GLOBAL TELESYSTEMS GROUP, INC.

the fair value of the net assets acquired was $5.9 million, which has been recorded as goodwill and is being amortized on a straight-line basis over five years.


6. SUBSEQUENT EVENTS



     In 1996, a wholly-owned subsidiary of the Company entered into a credit agreement with a bank which will provide loans totaling up to $30.7 million to certain cellular ventures within the CIS region for the purchase of certain equipment and services. Subsequent to September 30, 1997, certain conditions precedent were finalized which allowed funding under the facility. Initial loans of $7.5 million were incurred at a floating interest rate based on the Eurodollar rate, with principal and interest payments due semiannually beginning June 15, 1998 through December 15, 2002. The initial interest rate was 6.04%, which rate is reset semiannually.



     Subsequent to September 30, 1997, HER entered into contractual commitments to lease fiber pairs, including facilities and maintenance and utilizing the partial routes for laying fiber optic cable. Based on the contract provisions, these commitments are currently estimated to aggregate approximately $98.0 million. The commitments have expected lease terms of three to twenty years with options for renewal rights of five additional years. As of September 30, 1997, HER made deposits of approximately $6.8 million related to the above leases.



     On November 10, 1997, the board of directors approved (subject to shareholder approval) an increase in the authorized common shares from 60,000,000 to 135,000,000; a 3 for 2 common share stock split, 1 1/2 common shares for every common share issued and outstanding; and an increase in the par value of its authorized preferred and common shares from $0.0001 to $1.00 and $0.10, respectively, on a post-split basis. Accordingly, the Company has presented share and per share data on a restated basis to give effect to the increase in authorized common shares, the stock split and the increase in par value for its capital stock.

                                  EDN SOVINTEL

                              FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Owners
EDN Sovintel

     We have audited the accompanying balance sheets of EDN Sovintel as of December 31, 1996 and 1995, and the related statements of income and retained earnings, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of EDN Sovintel at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in period ended December 31, 1996, in conformity with accounting principles generally accepted in the United States of America.

     We have also audited the financial statements of the Company at December 31, 1996, 1995 and 1994 and for each of the three years ended December 31, 1996, not presented herewith, prepared in compliance with the regulations for bookkeeping and accounting for income tax and statutory reporting purposes in the Russian Federation on which we expect to report separately for the 1996 audited financial statements and have reported separately for the 1995 and 1994 financial statements. The significant differences between the accounting principles applied for preparing the statutory financial statements and accounting principles generally accepted in the United States of America are summarized in Note 2, "Basis of Presentation."

                                            Ernst & Young (CIS) Ltd.

Moscow, Russia
February 21, 1997

                                  EDN SOVINTEL

                                 BALANCE SHEETS

                                     ASSETS

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1996       1995
                                                              -------    -------
                                                               (IN THOUSANDS OF
                                                                 US DOLLARS)
Current assets:
  Cash and cash equivalents.................................  $ 3,606    $ 3,094
  Cash deposit with related party...........................      476
  Accounts receivable, net of allowances....................   15,329      7,400
  Due from affiliates.......................................    1,879      1,196
  Inventories...............................................    1,749        938
  Prepaid expenses and other assets.........................    2,328      1,540
                                                              -------    -------
          Total current assets..............................   25,367     14,168
Property and equipment, net.................................   27,709     21,349
Deferred expenses...........................................    1,080      1,215
                                                              -------    -------
          Total assets......................................  $54,156    $36,732
                                                              =======    =======

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Note due shareholder......................................  $ 5,700    $ 5,500
  Trade payables............................................    8,382      8,761
  Accrued liabilities and other payables....................    1,130        701
  Taxes accrued or payable..................................    1,086      1,019
  Amounts due to shareholder and affiliates.................    5,703      2,664
  Current portion of amount due to partner in commercial
     venture................................................    1,350
  Current portion of long-term debt.........................                 694
                                                              -------    -------
          Total current liabilities.........................   23,351     19,339
Amount due to partner in commercial venture.................               1,350
Commitments and contingencies
Shareholders' equity:
  Capital contributions.....................................    2,000      2,000
  Retained earnings.........................................   28,805     14,043
                                                              -------    -------
          Total shareholders' equity........................   30,805     16,043
                                                              -------    -------
          Total liabilities and shareholders' equity........  $54,156    $36,732
                                                              =======    =======

                            See accompanying notes.

                                  EDN SOVINTEL

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1996       1995       1994
                                                              -------    -------    -------
                                                              (IN THOUSANDS OF US DOLLARS)
Revenues, net:
  Service revenues..........................................  $63,488    $29,920    $19,674
  Installation revenues.....................................    9,312     12,981          0
  Product sales.............................................    2,240      1,391      1,054
                                                              -------    -------    -------
                                                               75,040     44,292     20,728
                                                              -------    -------    -------
Cost of revenues:
  Service costs.............................................   37,884     18,545     11,814
  Cost of installation......................................    4,656      6,491          0
  Cost of products..........................................    1,370      1,211        705
                                                              -------    -------    -------
                                                               43,910     26,247     12,519
                                                              -------    -------    -------
Gross profit................................................   31,130     18,045      8,209
Selling, general and administrative expenses................   10,291      7,145      4,644
Interest expense............................................      638        703        612
Interest income.............................................      (87)       (59)       (24)
Other loss (income).........................................      120        (98)      (113)
Foreign exchange loss on net monetary items.................      252        112        467
                                                              -------    -------    -------
Income before taxes.........................................   19,916     10,242      2,623
Income taxes................................................    5,154      2,594
                                                              -------    -------    -------
Net income..................................................   14,762      7,648      2,623
Retained earnings, beginning of year........................   14,043      6,395      3,772
                                                              -------    -------    -------
Retained earnings, end of year..............................  $28,805    $14,043    $ 6,395
                                                              =======    =======    =======

                            See accompanying notes.

                                  EDN SOVINTEL

                            STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1996       1995       1994
                                                              --------    -------    -------
                                                               (IN THOUSANDS OF US DOLLARS)
Operating activities
  Net income................................................  $ 14,762    $ 7,648    $ 2,623
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................     3,638      2,448      1,929
     Provision for doubtful accounts........................       678        132        303
     Write-off of accounts receivable.......................      (147)      (492)
     Write-down of network equipment and inventories........       100        196        170
     Foreign exchange loss..................................       252        112        467
  Changes in operating assets and liabilities:
     Accounts receivable, net of allowances.................    (8,460)    (2,759)      (358)
     Due from affiliates....................................      (683)    (1,011)      (172)
     Inventories............................................      (911)      (309)        77
     Advances to related party..............................                            (376)
     Prepaid expenses and other assets......................    (1,054)      (307)      (712)
     Trade payables.........................................      (193)     2,983      2,176
     Accrued liabilities and other payables.................       429        586       (591)
     Taxes accrued or payable...............................       207        876
     Amounts due to shareholder and affiliates..............     3,039      2,165        499
     Other..................................................                            (132)
                                                              --------    -------    -------
          Net cash provided by operating activities.........    11,657     12,268      5,903
Investing activities -- Purchases of and advances for
  property and equipment....................................    (9,863)    (9,259)    (5,729)
Financing activities
  Borrowings from shareholder...............................    11,300     11,888      2,883
  Repayments to shareholder.................................   (11,100)    (9,271)
  Repayments of long-term debt..............................      (694)    (3,979)    (3,979)
  Increase in cash deposited with related party.............      (476)
                                                              --------    -------    -------
          Net cash used in financing activities.............      (970)    (1,362)    (1,096)
Effect of exchange rate changes on cash and cash
  equivalents...............................................      (312)                 (220)
                                                              --------    -------    -------
Net increase (decrease) in cash and cash equivalents........       512      1,647     (1,142)
Cash and cash equivalents at beginning of year..............     3,094      1,447      2,589
                                                              --------    -------    -------
Cash and cash equivalents at end of year....................  $  3,606    $ 3,094    $ 1,447
                                                              ========    =======    =======

                            See accompanying notes.

                                  EDN SOVINTEL

                         NOTES TO FINANCIAL STATEMENTS
              (US DOLLAR AMOUNTS IN TABLES EXPRESSED IN THOUSANDS)

1. DESCRIPTION OF BUSINESS

     EDN Sovintel (the "Company") was created in August 1990 to design, construct, and operate a telecommunications network in Moscow. This network provides worldwide communications services, principally to major hotels, business offices and mobile communication companies. Telecommunications services are subject to local licensing. The Company's license for international, intercity and local calls was most recently renewed on November 4, 1996 and is valid until January 5, 2000. The Company received a license for leased lines on September 20, 1996 valid for 5 years. The Company began operating in December 1991, providing services under long-term contracts payable in US dollars.

     The Company initially registered as a limited liability Russian-American joint venture. The venture re-registered as a limited liability Russian company in October 1992. The Company is fifty-percent owned by Open Joint Stock Company "Rostelecom", an intercity and long-distance carrier which is 51% owned by the Russian Government, and fifty-percent owned by Sovinet, a US general partnership, owned by two wholly-owned Global TeleSystems Group, Inc. ("GTS") subsidiaries.

2. BASIS OF PRESENTATION

     The Company maintains its records and prepares its financial statements in Russian roubles in accordance with the requirements of Russian accounting and tax legislation. The accompanying financial statements differ from the financial statements used for statutory purposes in Russia in that they reflect certain adjustments, not recorded on the Company's books, which are appropriate to present the financial position, results of operations and cash flows in accordance with generally accepted accounting principles in the United States of America ("US GAAP"). The principal adjustments are related to foreign currency translation, and depreciation and valuation of property and equipment.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates

     The preparation of financial statements, in conformity with US GAAP, requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Foreign Currency Translation

     The Company's functional currency is the US dollar because the majority of its revenues, costs, property and equipment purchased, and debt and trade liabilities are either priced, incurred, payable or otherwise measured in US dollars. Accordingly, transactions and balances not already measured in US dollars (primarily Russian roubles) have been remeasured into US dollars in accordance with the relevant provisions of US Financial Accounting Standard ("FAS") No. 52, "Foreign Currency Translation".

     Under FAS No. 52, revenues, costs, capital and non-monetary assets and liabilities are translated at historical exchange rates prevailing on the transaction dates. Monetary assets and liabilities are translated at exchange rates prevailing on the balance sheet date. Exchange gains and losses arising from remeasurement of monetary assets and liabilities that are not denominated in US dollars are credited or charged to operations.

     The rouble is not a convertible currency outside the territory of Russia. Within Russia its official exchange rates were determined principally through trading on Moscow Interbank Currency Exchange ("MICEX") until May 17, 1996. Although MICEX rates did occasionally diverge from market rates, they were generally considered to be a reasonable approximation. Beginning May 17, 1996, official exchange rates

                                  EDN SOVINTEL

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) were determined daily by the Central Bank of Russia ("CBR") and are generally considered to be a reasonable approximation of market rates. The translation of rouble denominated assets and liabilities into US dollars for the purpose of these financial statements does not indicate that the Company could realize or settle in US dollars the reported values of the assets and liabilities. Likewise, it does not indicate that the Company could return or distribute the reported US dollar values of capital and retained earnings to its shareholders.

     The exchange rate used for translation purposes is the CBR rate as of December 31, 1996 and the MICEX rate as of December 31, 1995 and 1994. The rates at December 31, 1996, 1995 and 1994 for one US dollar were RUR 5,560, RUR 4,640 and RUR 3,550, respectively. At February 21, 1997, the CBR rate had changed to RUR 5,665. The effect of this devaluation of the rouble on monetary assets and liabilities has not been determined.

  Cash and Cash Equivalents

     Cash and cash equivalents consist of cash on hand and in the bank.

  Accounts Receivable

     Accounts receivable are shown at their net realizable value which approximates their fair value. Accounts receivable are shown in the balance sheet net of an allowance for uncollectible accounts of $900,000 and $369,000 at December 31, 1996 and 1995, respectively.

  Inventories

     Inventories consist of telecommunications equipment held for resale and are stated at the lower of cost or market. Cost is computed on a weighted average basis.

  Property and Equipment

     Property and equipment are recorded at their historical cost. Depreciation and amortization are provided on the straight-line method over the following estimated useful lives:

Network equipment.......................................     10 years
Other property and equipment............................    3-5 years

     There is no depreciation charge for construction-in-progress. Depreciation commences upon completion of the related project.

  Deferred Expenses

     Deferred expenses represent the Company's interest in the historical cost of network equipment owned by MTU Inform, a partner in a commercial venture (Note 8). These expenses are amortized over the equipment's useful life of 10 years.

  Revenue Recognition and Taxes on Revenue

     Service revenues from telecommunication traffic and periodic fixed fees are recognized in the period in which the traffic occurs or the fixed fee earned. Installation revenues represent connection fees and are recognized in the period of installation. Product sales are recognized in the period in which the products are sold. Revenues are stated net of any value-added taxes ("VAT") charged to customers. Certain other taxes on revenues were charged at rates ranging from 1.5% to 4.0% over the three year period ending December 31, 1996 and amounted to $2,792,000, $1,166,000 and $336,000 in 1996, 1995 and 1994,
respectively, and are charged to selling, general and administrative expenses.

                                  EDN SOVINTEL

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
  Advertising

     The Company expenses the cost of advertising as incurred. Advertising expenses for the years ended December 31, 1996, 1995 and 1994 were $512,000, $395,000 and $270,000, respectively, and are included in selling, general and administrative expenses.

  Investment Incentive Deductions

     Russian legislation allows for certain additional tax deductions related to new asset investments. These deductions are accounted for as a reduction to current income taxes in the year in which they arise.

  Income Taxes

     The Company computes and records income taxes in accordance with FAS No. 109, "Accounting for Income Taxes".

  Government Pension Funds

     The Company contributes to the Russian Federation state pension fund, social fund, medical insurance fund, unemployment charters and transport fund on behalf of all its Russian employees. Contributions were 40.5%, 41.0% and 40.0% for 1996, 1995 and 1994, respectively.

  Fair Value of Financial Instruments

     The fair value of financial instruments included in current assets and liabilities is considered to be the carrying value.

  Comparative figures

     Certain of the 1995 comparative figures have been reclassified to conform to the presentation adopted in the current year.

4. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following as of December 31:

                                                               1996       1995
                                                              -------    -------
Network equipment...........................................  $31,251    $20,875
Other property and equipment................................    3,108      2,740
                                                              -------    -------
                                                               34,359     23,615
Accumulated depreciation and amortization...................   (9,380)    (5,877)
Construction-in-progress....................................    1,796      1,539
Network equipment and advances for network equipment not yet
  in service................................................      934      2,072
                                                              -------    -------
Net book value..............................................  $27,709    $21,349
                                                              =======    =======

     Total depreciation and amortization expense on property and equipment for 1996, 1995 and 1994 was $3,503,000, $2,253,000 and $1,720,000, respectively.

                                  EDN SOVINTEL

5. INCOME TAXES

     The Russian Federation was the only tax jurisdiction in which the Company's income was taxed. The income tax expense reported in the accompanying statements of operations for the years ended December 31, 1996, 1995 and 1994 represents the provision for taxes currently payable.

     The following is a reconciliation of the tax basis and book basis of the taxable income reported in the Russian statutory financial statements to the income before taxes reported in the accompanying financial statements presented in accordance with US GAAP for the years ended December 31:

                                           1996      1995      1994
                                          -------   -------   ------
Taxable income (loss) reported for
  Russian tax purposes..................  $14,726   $ 7,411   $
  Investment incentive deductions.......    9,030     7,220
  Tax loss carry-forwards utilized......      113
  Net permanent difference related to
     revenues and expenses incurred in
     the ordinary course of business
     which are not assessable or
     deductible for Russian tax
     purposes...........................   (1,174)   (2,595)    (948)
                                          -------   -------   ------
Russian income (loss) before taxes......   22,695    12,036     (948)
Adjustments to present financial
  statements in accordance with US GAAP:
  Reversal of excess depreciation due to
     statutory revaluations.............   (1,497)     (293)    (285)
  Depreciation rate differences.........     (424)     (236)     (98)
  Allowances for uncollectible
     accounts...........................      369      (132)    (129)
  Inventory allowance...................     (100)     (249)     (29)
  Accrual of deductible expenses........   (2,437)   (1,339)    (659)
  Accrual of revenue....................    1,093        19
  Foreign exchange differences..........      280     1,425    5,665
  Other non-deductible accruals.........      (63)     (989)    (894)
                                          -------   -------   ------
Income before taxes under US GAAP.......  $19,916   $10,242   $2,623
                                          =======   =======   ======

     The Company operated under a two-year income tax holiday in 1994 and 1993. As such, no Russian tax calculations or tax filings were made or reported.

     A reconciliation between the statutory rate and the effective income tax rate is as follows for the years ended December 31:

                                           1996      1995      1994
                                          -------   -------   -------
Income tax expense computed on financial
  income taxes at statutory tax rate of
  35% for 1996 and 1995 and 38% for
  1994..................................  $ 6,970   $ 3,585   $   997
Tax effect of permanent differences:
  Investment incentive deductions.......   (3,161)   (2,594)
  Tax loss carryforwards utilized.......      (40)
  Other permanent differences...........      411       805       360
  Adjustments made to compute income
     before taxes for US GAAP financial
     reporting..........................      813       555    (1,548)
Temporary differences not recognised as
  measured by the change in the
  valuation allowance...................      161       243       191
                                          -------   -------   -------
Income tax expense reported in the
  financial statements..................  $ 5,154   $ 2,594   $
                                          =======   =======   =======

                                  EDN SOVINTEL

5. INCOME TAXES -- (CONTINUED)
     The deferred tax balances are calculated by applying the statutory tax rates in effect at the respective balance sheet dates to the temporary differences between the tax basis of assets and liabilities and the amount reported in the accompanying financial statements, and consist of the following at December 31:

                                                              1996     1995    1994
                                                             -------   -----   -----
Deferred tax assets (liabilities):
  Depreciation.............................................  $   300   $ 151   $  74
  Inventory write-downs and allowances.....................      235     147      11
  Accrual of expenses......................................      898     469     284
  Accrual of revenue.......................................     (383)     (7)
  Allowance for uncollectible accounts.....................              129     277
                                                             -------   -----   -----
Deferred tax assets........................................    1,050     889     646
Valuation allowance for deferred tax assets................   (1,050)   (889)   (646)
                                                             -------   -----   -----
Net deferred tax assets....................................  $    --   $  --   $  --
                                                             =======   =====   =====

     For financial reporting purposes, a valuation allowance has been recognised to reflect management's estimate of the deferred tax assets that are less likely than not to be realized. Management's estimate of the recoverability of the deferred tax assets is based on the Company's limited history of profitable operations as well as the uncertainties surrounding the tax and legal systems in Russia (see Note 11).

     Unexpired tax loss carryforwards at December 31, 1996 amount to $113,000 and is available in and expires in 1997.

     The Company paid Russian profits tax of $5,849,000 and $2,660,000 in 1996 and 1995, respectively, and no taxes in 1994.

6. NOTE DUE TO SHAREHOLDER AND LONG-TERM DEBT

     In October 1995, the Company entered into a $5,000,000 credit facility with Sovinet, one of the Company's shareholders. It was subsequently increased to $7,000,000. In January of 1997, this facility was repaid and on January 16, 1997, a new six-month facility was established with GTS Finance, Inc. for $7,000,000. The loan bears interest at a rate equal to the then current six month LIBOR rate (5.6% as of December 31, 1996) plus 5.0 percent per annum. As of December 31, 1996 and 1995, the outstanding borrowings under this agreement were $5,700,000 and $5,500,000, respectively.

     In April 1991, the Company entered into a $5,300,000 credit facility with Barclays Bank PLC and International Moscow Bank. This loan was fully repaid during 1996.

     The Company believes that the carrying value of the above loans approximate their fair values.

     The Company paid interest of $403,000, $576,000 and $472,000 in 1996, 1995 and 1994, respectively.

                                  EDN SOVINTEL

7. SHAREHOLDERS' EQUITY

     The Company's capital structure as specified in its charter capital document as of December 31 is as follows:

                                             1996          1995
                                          ----------    ----------
Registered capital in Russian roubles:
  Rostelecom............................     600,000       600,000
  Sovinet...............................     600,000       600,000
                                          ----------    ----------
                                           1,200,000     1,200,000
                                          ==========    ==========
Historical value of the Company's
  capital in US dollars.................  $    2,000    $    2,000
                                          ==========    ==========

     As a Russian limited liability company, the Company has no capital stock; rather, it has only contributed and locally registered capital in accordance with its charter. As such, no earnings per share data are presented in these financial statements.

     Retained earnings available for distribution at December 31, 1996 amounted to 84 billion roubles or approximately $15,108,000 at applicable year-end exchange rates.

8. RELATED PARTY TRANSACTIONS

     Transactions and balances with Rostelecom (one of the Company's shareholders) and its affiliates were, as of and for the years ending December 31, as follows:

                                           1996      1995     1994
                                          ------    ------    ----
Sales...................................  $1,525    $   62
Telecommunication lease and traffic
  costs.................................   4,586     1,506    $410
Amounts due to shareholder and
  affiliates............................     656       460
Cash deposit with related party.........     476

     At the request of Rostelecom, a shareholder, the Company placed a deposit of 2.65 billion roubles in August 1996 with a Russian bank related to this shareholder. The bank deposit agreement states a deposit term of one year. The deposit earns interest quarterly at a rate of 15% per annum plus any devaluation losses against the US dollar up to a maximum of 4.8% per quarter. Management is aware that the deposited amount collateralizes certain obligations of the shareholder.

     Transactions and balances with Sovinet (one of the Company's shareholders), GTS and affiliates were, as of and for the years ending December 31, as follows:

                                           1996      1995      1994
                                          ------    ------    ------
Sales...................................  $3,115    $1,041    $  172
Management service fees and
  reimbursements of expenses of
  expatriate staff......................     927     2,062       499
Balances due under credit facility......   5,700     5,500     2,883
Interest expense........................     626       461        65
Amounts due from affiliates.............   1,879     1,196       185
Amounts due to shareholder and
  affiliates............................   5,047     2,204       499

                                  EDN SOVINTEL

8. RELATED PARTY TRANSACTIONS -- (CONTINUED)
     Transactions and balances with MTU Inform, an entity with which the Company entered into a commercial agreement to co-develop and operate a "258" phone exchange were, as of and for the years ending December 31, as follows:

                                           1996       1995      1994
                                          -------    -------    ----
Telecommunication settlement and rent
  expense...............................  $15,889    $10,491
Balances in trade payables..............    1,237      2,184
Balance of amount due to partner in
  commercial venture....................    1,350      1,350
Balances in prepaid expenses and other
  assets................................                        $376

     The Company also has an interest in the cost of the related network equipment owned by MTU Inform, which is reflected in the balance sheet as deferred expenses.

9. CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS

     Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of temporary cash deposits and trade accounts receivables. The Company deposits its available cash with several Russian financial institutions. The Company's sales and accounts receivable are made to and due from a variety of international and Russian business customers. As of December 31, 1996, two customers accounted for 17% and 16% of revenues and 25% and 10% of accounts receivable, respectively. As of December 31, 1995, these same two customers accounted for 1% and 14% of revenues and 10% and 11% of accounts receivable, respectively. The Company did not have significant activities with these customers during 1994. However, during 1994, a different customer accounted for 14% of revenues. The Company has no other significant concentrations of credit risk.

10. COMMITMENTS

     The Company has several cancelable operating leases for office and warehouse space and telecommunications lines with terms ranging from one to five years.

     Total rent expense for 1996, 1995 and 1994 was $2,123,000, $1,068,000 and
$1,058,000, respectively.

11. CONTINGENCIES

     The tax and legal systems in Russia are evolving as Russia and its central government transform from a command to a market oriented economy. The Russian Federation has and continues to introduce laws, decrees and related regulations. These laws, decrees and regulations are not always clearly written and are, at times, conflicting. In addition, their interpretation is subject to the opinions of a variety of local, regional and federal tax inspectors, Central Bank officials and the Ministry of Finance. Instances of inconsistent opinions among and between these authorities are not unusual.

     The Company's policy is to accrue contingencies in the accounting period in which a loss is deemed probable and the amount is reasonably determinable. In this regard, because of the uncertainties associated with the Russian tax and legal systems, the ultimate taxes as well as penalties and interest, if any, assessed may be in excess of the amount expensed to date and accrued at December 31, 1996. It is the opinion of management, that the ultimate resolution of the Company's Russian tax liability and potential loss contingencies, to the extent not previously provided for, will not have a material effect on the financial condition of the Company. However, depending on the amount and timing of an unfavorable resolution of this contingency, it is possible that the Company's future results of operations or cash flows could be materially affected in a particular period.

                                  EDN SOVINTEL

11. CONTINGENCIES -- (CONTINUED)
     The Company's operations and financial position will continue to be affected by Russian political developments including the application of existing and future legislation, tax regulations, cancellations or non-renewal of license rights, and expropriation of property. The Company does not believe that these contingencies, as related to its operations, are any more significant than those of similar enterprises in Russia.

                                  EDN SOVINTEL


                         CONDENSED FINANCIAL STATEMENTS
                         FOR THE THIRD QUARTER OF 1997

                                  (UNAUDITED)

                                  EDN SOVINTEL

                            CONDENSED BALANCE SHEETS
                                  (UNAUDITED)

                                          ASSETS
                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1996           1997
                                                              ------------   -------------
                                                                     (IN THOUSANDS)
Current assets
  Cash and cash equivalents.................................    $ 3,606         $ 6,041
  Accounts receivable, less allowance for doubtful accounts
     of $900 and $1,477 at December 31, 1996 and September
     30, 1997...............................................     15,329          14,779
  Restricted cash...........................................        476             492
  Due from affiliated companies.............................      1,879           2,267
  Inventory.................................................      1,749           2,836
  Deferred tax asset........................................         --             665
  Prepaid expenses and other assets.........................      2,328           4,544
                                                                -------         -------
          Total current assets..............................     25,367          31,624
Property and equipment, net of accumulated depreciation of
  $9,380 and $13,197 at December 31, 1996 and September 30,
  1997......................................................     27,709          35,344
Deferred expenses...........................................      1,080             958
                                                                -------         -------
          TOTAL ASSETS......................................    $54,156         $67,926
                                                                =======         =======

                           LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
  Accounts payable..........................................    $ 8,382         $ 8,492
  Accrued expenses..........................................      2,216           4,043
  Due to affiliated companies...............................      5,703           5,572
  Note payable to shareholder...............................      5,700           3,449
  Taxes and other liabilities...............................      1,350           1,350
                                                                -------         -------
          TOTAL LIABILITIES.................................     23,351          22,906
Commitments and contingencies

                                   SHAREHOLDERS' EQUITY

Contributed capital.........................................      2,000           2,000
Retained earnings...........................................     28,805          43,020
                                                                -------         -------
          TOTAL SHAREHOLDERS' EQUITY........................     30,805          45,020
                                                                -------         -------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY........    $54,156         $67,926
                                                                =======         =======

   The accompanying notes are an integral part of these financial statements.

                                  EDN SOVINTEL

                       CONDENSED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              ------------------
                                                               1996       1997
                                                              -------    -------
                                                                (IN THOUSANDS)
Revenues, net:..............................................   51,977     82,029
Cost of revenues:...........................................   30,613     51,048
                                                              -------    -------
  Gross margin..............................................   21,364     30,981
Operating expenses:
  Selling, general and administrative.......................    4,619      8,175
  Depreciation and amortization.............................      320        452
  Non-income taxes..........................................    2,372      3,697
                                                              -------    -------
          Total operating expenses..........................    7,311     12,324
Income from operations......................................   14,053     18,657
Other (expense) income:
  Interest income...........................................       36        176
  Interest expense..........................................     (481)      (447)
  Foreign currency losses...................................     (170)       (87)
                                                              -------    -------
                                                                 (615)      (358)
Net income before taxes.....................................   13,438     18,299
Income taxes................................................    3,916      4,084
                                                              -------    -------
Net income..................................................  $ 9,522    $14,215
                                                              =======    =======

   The accompanying notes are an integral part of these financial statements.

                                  EDN SOVINTEL

                       CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                               1996        1997
                                                              -------    --------
                                                                (IN THOUSANDS)
OPERATING ACTIVITIES
Net income..................................................  $ 9,522    $ 14,215
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................    2,397       3,817
  Provision for doubtful accounts...........................     (550)       (577)
  Income tax benefit........................................       --        (665)
  Changes in assets and liabilities:
     Accounts receivable....................................   (5,991)      1,126
     Inventory..............................................     (507)     (1,087)
     Prepaid expenses and other assets......................   (1,352)     (2,216)
     Accounts payable and accrued expenses..................    3,620       1,937
                                                              -------    --------
Net cash provided by operating activities...................    7,139      16,550
INVESTING ACTIVITIES
  Purchases of property and equipment.......................   (6,938)    (11,329)
  Restricted cash...........................................      (40)        (16)
                                                              -------    --------
Net cash used in investing activities.......................   (6,978)    (11,345)
FINANCING ACTIVITIES
  Borrowing on (repayment of) shareholder note, net.........      278      (2,251)
  Repayment of debt.........................................     (694)         --
  Due to affiliated companies, net..........................      832        (519)
                                                              -------    --------
Net cash provided by (used in) financing activities.........      416      (2,770)
                                                              -------    --------
Net increase in cash and cash equivalents...................      577       2,435
Cash and cash equivalents at beginning of period............    3,094       3,606
                                                              -------    --------
Cash and cash equivalents at end of period..................  $ 3,671    $  6,041
                                                              =======    ========

   The accompanying notes are an integral part of these financial statements.

                                  EDN SOVINTEL

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                   (UNAUDITED

1. FINANCIAL PRESENTATION AND DISCLOSURES

     In the opinion of management, the accompanying unaudited condensed financial statements of EDN Sovintel (the "Company") contain all adjustments (consisting only of normal recurring accruals) necessary to present fairly the Company's financial position as of December 31, 1996 and September 30, 1997, and the results of operations and cash flows for the periods indicated.

     The Company was established in August 1990 to design, construct and operate a telecommunications network in Moscow. This network provides worldwide communications services, principally to major hotels, business offices and mobile communication companies. Telecommunications services are subject to local licensing. The Company's license for international, intercity and local calls was most recently renewed on November 4, 1996 and is valid until January 5, 2000. The Company began operating in December 1991, providing services under long-term contracts payable in U.S. dollars.

     The Company initially registered as a limited liability Russian-American joint venture. The venture re-registered as a limited liability Russian company in October 1992. The Company is 50.0% owned by Sovinet, a U.S. general partnership that is owned by two wholly-owned subsidiaries of Global TeleSystems Group, Inc. ("GTS"); and the Company is 50.0% owned by Open Joint Stock Company "Rostelecom," an intercity and long-distance carrier that is 51.0% owned by the Russian Government.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. Material accruals have been recorded; however, other adjustments may have been required had an audit been performed. It is suggested that these financial statements be read in conjunction with the Company's 1996 audited financial statements and the notes related thereto. The results of operations for the nine months ended September 30, 1997 may not be indicative of the operating results for the full year.

     The Company maintains its records and prepares its financial statements in Russian roubles in accordance with the requirements of Russian accounting and tax legislation. The accompanying financial statements differ from the financial statements used for statutory purposes in Russia in that they reflect certain adjustments, not recorded on the Company's books, which are appropriate to present the financial position, results of operations and cash flows in accordance with generally accepted accounting principles in the United States of America. The principal adjustments are related to foreign currency translation, and depreciation and valuation of property and equipment.

2. DEBT OBLIGATIONS

     In October 1995, the Company entered into a $5.0 million credit facility with Sovinet, one of the Company's shareholders. It was subsequently increased to $7.0 million. In January 1997, this facility was repaid, and on January 16, 1997 a new six-month facility was established with GTS Finance, Inc., a wholly-owned subsidiary of GTS, for $5.9 million. The new facility was subsequently repaid in June 1997, and on June 23, 1997, a new six-month facility was established with GTS Finance, Inc. for $5.0 million, with a remaining balance of $3.5 million at September 30, 1997. The loan bears interest at a rate equal to the then current six-month LIBOR rate, approximately 5.6%, plus 5.0% per annum.

3. CONTINGENCIES

     The tax and legal system in Russia are evolving as Russia and its central government transform from a command to a market-oriented economy. The Russian Federation has and continues to introduce laws, decrees and related regulations. These laws, decrees and regulations are not always clearly written and are, at times, conflicting. In addition, their interpretation is subject to the opinions of a variety of local, regional and

                                  EDN SOVINTEL
federal tax inspectors, Central Bank officials and the Ministry of Finance. Instances of inconsistent opinions among and between these authorities are not unusual.

     The Company's policy is to accrue contingencies in the accounting period in which a loss is deemed probable and the amount is reasonably determinable. In this regard, because of the uncertainties associated with the Russian tax and legal systems, the ultimate taxes as well as penalties and interest, if any, assessed may be in excess of the amount expensed to date and accrued at September 30, 1997. It is the opinion of management that the ultimate resolution of the Company's Russian tax liability and potential loss contingencies, to the extent not previously provided for, will not have a material effect on the financial condition of the Company. However, depending on the amount and timing of an unfavorable resolution of this contingency, it is possible that the Company's future results of operations or cash flows could be materially affected in a particular period.

     The Company's operations and financial position will continue to be affected by Russian political developments, including the application of existing and future legislation, tax regulations, cancellations or non-renewal of license rights, and expropriation of property. The Company does not believe that these contingencies, as related to its operations, are any more significant than those of similar enterprises in Russia.

                           HERMES EUROPE RAILTEL B.V.

                              FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                 REPORT OF ERNST & YOUNG, INDEPENDENT AUDITORS

To the Board of Directors and
the Shareholders of
Hermes Europe Railtel B.V.

     We have audited the accompanying consolidated balance sheets of Hermes Europe Railtel B.V. (a development stage company) as of December 31, 1995 and 1996, and the related consolidated statements of operations, cash flows, and shareholders' equity for the years ended December 31, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hermes Europe Railtel B.V. at December 31, 1995 and 1996, and the consolidated results of its operations and its cash flows for the years then ended in conformity with United States generally accepted accounting principles.

                                            Ernst & Young Reviseurs
                                            d'Entreprises S.C.C.

                                            Represented by

                                            L. SWOLFS
                                            Partner

Brussels, Belgium
June 11, 1997 except for Note 9, which
is as of July 15, 1997

                           HERMES EUROPE RAILTEL B.V.
                         (A DEVELOPMENT STAGE COMPANY)
                          CONSOLIDATED BALANCE SHEETS

                                                                                          PRO FORMA AT
                                                                                          DECEMBER 31,
                                                            DECEMBER 31,   DECEMBER 31,       1996
                                                                1995           1996       (UNAUDITED)
                                                            ------------   ------------   ------------
                                                                (IN THOUSANDS, EXCEPT SHARE DATA)
                          ASSETS
Current assets
  Cash and cash equivalents...............................    $ 5,784        $  2,013       $  1,125
  Restricted cash.........................................         --           3,840          3,840
  Accounts receivable.....................................         --              84             84
  Due from affiliated companies...........................         67             491            491
  Other assets............................................        579           1,100          1,100
                                                              -------        --------       --------
          Total current assets............................      6,430           7,528          6,640
Property and equipment, net...............................      4,671          20,303         20,303
                                                              -------        --------       --------
          Total Assets....................................    $11,101        $ 27,831       $ 26,943
                                                              =======        ========       ========

           LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable and accrued expenses...................    $ 4,659        $  8,476       $  8,476
  Due to affiliated companies.............................      2,117           3,344          3,344
  Debt maturing within one year...........................          9              63             63
  Other current liabilities...............................         --              24             24
                                                              -------        --------       --------
          Total current liabilities.......................      6,785          11,907         11,907
Long-term debt, less current portion......................         10             499            499
Pension obligation........................................         --               8              8
                                                              -------        --------       --------
          Total Liabilities...............................      6,795          12,414         12,414
Commitments and contingencies
Shareholders' loans.......................................      8,353          34,863             --
SHAREHOLDERS' EQUITY
  Common stock, 1,000 Dutch guilders par value (305 shares
     authorized and 80 shares issued and outstanding at
     December 31, 1995 and 1996; 297,000 shares authorized
     and 174,679 shares issued and outstanding on a pro
     forma basis at December 31, 1996)....................         45              45         88,829
  Additional paid-in capital..............................      2,884           2,884          6,612
  Shareholder receivable..................................         --              --        (58,537)
  Cumulative translation adjustment.......................       (254)            316            316
  Deficit accumulated during the development stage........     (6,722)        (22,691)       (22,691)
                                                              -------        --------       --------
          Total Shareholders' Equity......................     (4,047)        (19,446)        14,529
                                                              -------        --------       --------
          Total Liabilities and Shareholders' Equity......    $11,101        $ 27,831       $ 26,943
                                                              =======        ========       ========

   The accompanying notes are an integral part of these financial statements.

                           HERMES EUROPE RAILTEL B.V.
                         (A DEVELOPMENT STAGE COMPANY)
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                             ACTIVITY FROM
                                                                YEAR ENDED                     INCEPTION
                                                ------------------------------------------     (JULY 6,
                                                DECEMBER 31,                                   1993) TO
                                                    1994       DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                (UNAUDITED)        1995           1996           1996
                                                ------------   ------------   ------------   -------------
                                                                      (IN THOUSANDS)
Revenues......................................     $  --         $     --       $     48        $     48
Operating costs and expenses:
  Cost of revenues............................        --               --          4,694           4,694
  Selling, general and administrative.........       183            6,637         10,552          17,372
                                                   -----         --------       --------        --------
                                                     183            6,637         15,246          22,066
                                                   -----         --------       --------        --------
Loss from operations..........................      (183)          (6,637)       (15,198)        (22,018)
Other income/(expense):
  Interest income.............................        18              125            508             651
  Interest expense............................        --               (9)          (153)           (162)
  Foreign currency (losses) gains.............       (55)              19         (1,126)         (1,162)
                                                   -----         --------       --------        --------
                                                     (37)             135           (771)           (673)
                                                   -----         --------       --------        --------
Loss before income taxes......................      (220)        $ (6,502)      $(15,969)       $(22,691)
Income taxes..................................        --               --             --              --
                                                   -----         --------       --------        --------
Net Loss......................................     $(220)        $ (6,502)      $(15,969)       $(22,691)
                                                   =====         ========       ========        ========

   The accompanying notes are an integral part of these financial statements.

                           HERMES EUROPE RAILTEL B.V.
                         (A DEVELOPMENT STAGE COMPANY)
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                             YEAR ENDED                     ACTIVITY FROM
                                             ------------------------------------------       INCEPTION
                                             DECEMBER 31,                                 (JULY 6, 1993) TO
                                                 1994       DECEMBER 31,   DECEMBER 31,     DECEMBER 31,
                                             (UNAUDITED)        1995           1996             1996
                                             ------------   ------------   ------------   -----------------
                                                                     (IN THOUSANDS)
OPERATING ACTIVITIES
  Net loss.................................    $  (220)       $ (6,502)      $(15,969)        $(22,691)
  Adjustments to reconcile net loss to net
     cash used in operating activities:
     Depreciation and amortization.........          5              11            658              674
     Deferred interest.....................         --              --            125              125
     Changes in assets and liabilities:
       Accounts receivable.................         --              --            (84)             (84)
       Deposits............................         --             (17)          (589)            (606)
       Accounts payable and accrued
          expenses.........................         89           4,570          3,817            8,476
       Other changes in assets and
          liabilities......................        (41)           (521)           100             (462)
                                               -------        --------       --------         --------
          Net cash used in operating
            activities.....................       (167)         (2,459)       (11,942)         (14,568)
INVESTING ACTIVITIES
  Purchases of property and equipment......        (52)         (4,635)       (16,290)         (20,977)
  Restricted cash..........................         --              --         (3,840)          (3,840)
                                               -------        --------       --------         --------
          Net cash used in investing
            activities.....................        (52)         (4,635)       (20,130)         (24,817)
FINANCING ACTIVITIES
  Proceeds from debt.......................         --              19            543              562
  Net proceeds from issuance of common
     stock.................................      1,028           1,901             --            2,929
  Proceeds from shareholders' loans........         --           8,353         26,385           34,738
  Due to affiliated companies, net.........         --           2,050            803            2,853
                                               -------        --------       --------         --------
          Net cash provided by financing
            activities.....................      1,028          12,323         27,731           41,082
Effect of exchange rate changes on cash and
  cash equivalents.........................         58            (312)           570              316
                                               -------        --------       --------         --------
Net increase (decrease) in cash and cash
  equivalents..............................        867           4,917         (3,771)           2,013
Cash and cash equivalents at beginning of
  period...................................         --             867          5,784               --
                                               -------        --------       --------         --------
Cash and cash equivalents at end of
  period...................................    $   867        $  5,784       $  2,013         $  2,013
                                               =======        ========       ========         ========

   The accompanying notes are an integral part of these financial statements.

                           HERMES EUROPE RAILTEL B.V.
                         (A DEVELOPMENT STAGE COMPANY)
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

     For the period from July 6, 1993 (date of inception) to December 31, 1993 and the years ended December 31, 1994, 1995 and 1996:

                                                                                                DEFICIT
                                                                                              ACCUMULATED
                                                  COMMON STOCK     ADDITIONAL   CUMULATIVE     DURING THE        TOTAL
                                                 ---------------    PAID-IN     TRANSLATION   DEVELOPMENT    SHAREHOLDERS'
                                                 SHARES   AMOUNT    CAPITAL     ADJUSTMENT       STAGE          EQUITY
                                                 ------   ------   ----------   -----------   ------------   -------------
                                                                     (IN THOUSANDS EXCEPT SHARE DATA)
Issuance of shares on July 6, 1993 (date of
  inception)...................................    40      $21       $   --       $   --        $     --       $     21
                                                   --      ---       ------       ------        --------       --------
BALANCE AT DECEMBER 31, 1993...................    40       21           --           --              --             21
Proceeds from the sale of common stock.........    21       11          996           --              --          1,007
Translation adjustment.........................    --       --           --           58              --             58
Net loss.......................................    --       --           --           --            (220)          (220)
                                                   --      ---       ------       ------        --------       --------
BALANCE AT DECEMBER 31, 1994...................    61       32          996           58            (220)           866
Proceeds from the sale of common stock.........    19       13        1,888           --              --          1,901
Translation adjustment.........................    --       --           --         (312)             --           (312)
Net loss.......................................    --       --           --           --          (6,502)        (6,502)
                                                   --      ---       ------       ------        --------       --------
BALANCE AT DECEMBER 31, 1995...................    80       45        2,884         (254)         (6,722)        (4,047)
Translation adjustment.........................    --       --           --          570              --            570
Net loss.......................................    --       --           --           --         (15,969)       (15,969)
                                                   --      ---       ------       ------        --------       --------
BALANCE AT DECEMBER 31, 1996...................    80      $45       $2,884       $  316        $(22,691)      $(19,446)
                                                   ==      ===       ======       ======        ========       ========

   The accompanying notes are an integral part of these financial statements.

                           HERMES EUROPE RAILTEL B.V.
                         (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1:  NATURE OF BUSINESS OPERATIONS

     Hermes Europe Railtel B.V. (the "Company") intends to become the leading pan-European carriers' carrier by constructing and operating a managed, seamless, fiber optic, pan-European network, and providing high-quality trans-border transmission services to telecommunications carriers across Europe.

     The Company is 50% owned by HIT Rail B.V.("HIT Rail"), a consortium of eleven European railway companies and 50% owned by GTS-Hermes, Inc.("GTS-Hermes"), a U.S. holding company that is a wholly-owned subsidiary of Global TeleSystems Group, Inc., a provider of a broad range of telecommunications services to businesses, other telecommunications service providers and consumers through its operations of voice and data networks, international gateways, local access and cellular networks and the provision of various value added services in markets outside of the United States.

     The Company is still a development stage enterprise, as currently the telecommunications network is being configured. The buildout of the network started in 1996; full commercial services are anticipated to commence in the first half of 1998.

     The Company had working deficits of approximately $4.4 million and $0.4 million as of December 31, 1996 and 1995, respectively. The Company had an accumulated deficit of $22.7 million as of December 31, 1996, including a net loss of approximately $16.0 million for the year then ended. During 1997, the Company expects to incur substantial expenditures for working capital and capital expenditure requirements. The Company's working capital at December 31, 1996, plus its anticipated cash flows from operations for 1997, will not be sufficient to meet such objectives as presently planned.

     Management recognizes that the Company must generate additional capital resources in order to continue its buildout of the network. The Company is pursuing other equity and debt financing sources and has entered into substantive negotiations with various financial institutions in order to obtain further debt financing and is expecting to complete a recapitalization (the "Recapitalization") by the end of August, 1997 (see Note 9, "Subsequent Events and Pro Forma Adjustments").

     The financial statements have been prepared on the basis of accounting principles applicable to a going concern, which assumes that the Company will continue in the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of business. If the going concern assumptions were not appropriate for these financial statements, then adjustments would have been necessary in the carrying value of assets and liabilities and the reported revenues and expenses.

NOTE 2:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The financial statements include the accounts of Hermes Europe Railtel B.V., its Belgian branch and of Hermes Europe Railtel N.V. All significant intercompany accounts and transactions are eliminated upon consolidation.

RECLASSIFICATIONS

     Certain reclassifications have been made to the 1995 consolidated financial statements in order to conform to the 1996 presentation.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. The Company had $3.8 million of restricted cash at December 31, 1996.

                           HERMES EUROPE RAILTEL B.V.
                         (A DEVELOPMENT STAGE COMPANY)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 2:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
The restricted cash is primarily related to cash held in escrow in compliance with an agreement with a major vendor.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Depreciation is calculated on a straight-line basis over the estimated lives ranging from five to seven years for telecommunications equipment and three to ten years for furniture, fixtures and equipment and other property. A substantial part of the costs includes construction in process, which is currently related to the configuration and build-out of the network, and these costs primarily consist of labor. These costs are transferred to telecommunications equipment in service as construction is completed and/or equipment is placed into service. Depreciation is recorded commencing with the first full month that the assets are in service. Maintenance and repairs are charged to expense as incurred.

     The Company intends to capitalize material interest costs associated with the construction of telecommunications equipment; however, no interest costs have been capitalized as of December 31, 1996.

LONG-LIVED ASSETS

     Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." In accordance with SFAS No. 121, long-lived assets to be held and used by the Company are reviewed to determine whether any events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. For long-lived assets to be held and used, the Company bases its evaluation on such impairment indicators as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements, as well as other external market conditions or factors that may be present. If such impairment indicators are present or other factors exist that indicate that the carrying amount of the asset may not be recoverable, the Company determines whether an impairment has occurred through the use of an undiscounted cash flow analysis of assets at the lowest level for which identifiable cash flows exist. If an impairment has occurred, the Company recognizes a loss for the difference between the carrying amount and the estimated value of the asset. The fair value of the asset is measured using quoted market prices or, in the absence of quoted market prices, fair value is based on an estimate of discounted cash flow analysis. During the years ended December 31, 1995 and 1996, the Company's analyses indicated that there was not an impairment of its long-lived assets.

INCOME TAXES

     The Company uses the liability method of accounting for income taxes. Deferred income taxes result from temporary differences between the tax basis of assets and liabilities and the basis as reported in the consolidated financial statements.

FOREIGN CURRENCY TRANSLATION

     The accounting records of the Dutch B.V. company are maintained in Dutch guilders. The accounting records of the Belgian branch and the Belgian N.V. company are maintained in Belgian francs. The functional currency for the Company has been determined to be the Belgian franc. Therefore, the Dutch guilder statements have been remeasured into Belgian franc equivalents, consolidated with the Belgian branch and Belgian N.V. statements and then translated into U.S. dollar equivalents for the purpose of preparing the accompanying financial statements, in accordance with accounting principles generally accepted in the United States.

                           HERMES EUROPE RAILTEL B.V.
                         (A DEVELOPMENT STAGE COMPANY)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 2:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     The Company follows a translation policy in accordance with SFAS No. 52, "Foreign Currency Translation." Assets and liabilities are translated at the rates of exchange at the balance sheet date. Income and expense accounts are translated at average monthly rates of exchange. The resultant translation adjustments are included in the cumulative translation adjustment, a separate component of shareholders' equity. Gains and losses from foreign currency transactions are included in the operations.

REVENUE RECOGNITION

     The Company's revenue is associated with its customers right to use the network and is recognized on a straight-line basis over the terms of the customer contracts.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company believes that the carrying amount of its assets and liabilities reported in the balance sheets approximates their fair value.

OFF BALANCE SHEET RISK AND CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company maintains most of its cash and cash equivalents in high quality European financial institutions.

     The Company does not now hedge against foreign currency fluctuations, although the Company may implement such practices in the future. Under current practices, the Company's results from operations could be adversely affected by fluctuations in foreign currency exchange rates.

USES OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

     The preparation of these consolidated financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect amounts in the financial statements and accompanying notes and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 3:  SUPPLEMENTAL BALANCE SHEET INFORMATION

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1995           1996
                                                              ------------   ------------
                                                                    (IN THOUSANDS)
Other assets consist of:
  Deposits..................................................     $   17        $   606
  VAT receivable............................................        272            402
  Other assets..............................................        290             92
                                                                 ------        -------
          Total other assets................................     $  579        $ 1,100
                                                                 ======        =======

                           HERMES EUROPE RAILTEL B.V.
                         (A DEVELOPMENT STAGE COMPANY)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 3:  SUPPLEMENTAL BALANCE SHEET INFORMATION (CONTINUED)

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1995           1996
                                                              ------------   ------------
                                                                    (IN THOUSANDS)
Property and equipment, net consists of:
  Construction in process...................................     $3,879        $12,981
  Telecommunications equipment in service...................         --          4,947
  Furniture, fixtures and equipment.........................        807          2,507
  Leasehold improvements....................................          2            543
                                                                 ------        -------
                                                                  4,688         20,978
     Less: accumulated depreciation.........................         17            675
                                                                 ------        -------
          Total property and equipment, net.................     $4,671        $20,303
                                                                 ======        =======
Accounts payable and accrued expenses consist of:
  Trade accounts payable....................................      2,225          5,445
  Accrued salaries and bonuses..............................        668          1,924
  Accrued vacation expense..................................        110            774
  Accrued legal expenses....................................        522            147
  Accrued expense...........................................      1,134            186
                                                                 ------        -------
                                                                 $4,659        $ 8,476
                                                                 ======        =======

NOTE 4:  DEBT OBLIGATIONS

     Company debt consists of:

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1995           1996
                                                              ------------   ------------
                                                                    (IN THOUSANDS)
Debt obligation, vendor financing agreement with quarterly
  principal payments and maturing on October 1, 2004 at 6.8%
  interest..................................................      $--            $562
Other financing agreements with interest at 10.2%...........       19              --
                                                                  ---            ----
Less: debt maturing within one year.........................        9              63
                                                                  ---            ----
Total long-term debt........................................      $10            $499
                                                                  ===            ====

     Aggregate maturities of long-term debt, as of December 31, 1996, are as follows: 1997 -- $0.06 million, 1998 -- $0.06 million, 1999 -- $0.06 million,
2000 -- $0.07 million, 2001 -- $0.07 million and $0.2 million thereafter.

     The Company paid interest of $0.02 million and $0.01 million in 1996 and 1995, respectively. The Company did not pay interest in 1994.

NOTE 5:  DEFINED BENEFIT PLAN

     The Company established a defined benefit pension plan in 1995 that covers substantially all of its employees upon twenty-five years of age and at least one year of service. The benefits are based on years of service and the employee's compensation. The Company has entered into an arrangement with an insurance company for the provision of a group insurance policy (the "Policy"). Under the Policy, the insurance provider has undertaken a legal obligation to provide specified benefits to participants in return for a fixed premium; accordingly, the Company no longer bears significant financial risk. Premium payments for the

                           HERMES EUROPE RAILTEL B.V.
                         (A DEVELOPMENT STAGE COMPANY)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 5:  DEFINED BENEFIT PLAN (CONTINUED)
Policy are partly paid by the employee; based on specified terms that consider the employees annual salary, with the remaining premium paid by the employer. Premiums are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.


     The Company's expense under the plan was $0.05 million in 1995. No actuarial calculation was performed due to the immateriality to the financial statements.


     The following table sets forth the plan's funded status and amounts recognized at December 31, 1996:

                                                              (IN THOUSANDS)
Actuarial present value of benefit obligations:
  Accumulated benefit obligation............................      $(136)
                                                                  -----
  Projected benefit obligation for service rendered to
     date...................................................      $(388)
  Plan assets at fair value, primarily Belgian bonds........        338
                                                                  -----
  Projected benefit obligations in excess of plan assets....        (50)
  Unrecognized net obligation...............................         42
                                                                  -----
  Pension obligation........................................      $   8
                                                                  =====
Net pension cost for 1996 included the following components:
  Service cost -- benefits earned during the period.........      $ 365
  Interest cost on projected benefit obligation.............          3
  Actual return on plan assets..............................         (9)
  Net amortization..........................................          2
                                                                  -----
          Net periodic pension cost.........................      $ 361
                                                                  =====

     The discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 4.5%. The expected long-term rate of return on assets was 7.0%

NOTE 6:  INCOME TAXES

     The components of loss before income taxes were as follows:

                                                           YEAR ENDED DECEMBER 31,
                                                         ----------------------------
                                                         1994      1995        1996
                                                         -----    -------    --------
Pretax loss:
  Domestic (the Netherlands)...........................  $ (95)   $  (422)   $   (608)
  Foreign..............................................   (125)    (6,080)    (15,361)
                                                         -----    -------    --------
                                                         $(220)   $(6,502)   $(15,969)
                                                         =====    =======    ========

     No current income taxes are due as the Company incurred losses due to the start-up activities in the Belgian branch and the Company.

                           HERMES EUROPE RAILTEL B.V.
                         (A DEVELOPMENT STAGE COMPANY)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 6:  INCOME TAXES (CONTINUED)
     A deferred tax asset is recorded based on temporary differences between earnings as reported in the financial statements and earnings for income tax purposes. The following table summarizes major components of the Company's deferred tax asset:

                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1995            1996
                                                              ------------    ------------
                                                                     (IN THOUSANDS)
Deferred tax assets:
  Net operating loss carryforwards..........................     $ 3,919        $ 11,729
                                                                 -------        --------
Net deferred tax assets.....................................       3,919          11,729
Less: valuation allowance...................................      (3,919)        (11,729)
                                                                 -------        --------
          Total.............................................     $    --        $     --
                                                                 =======        ========

     As of December 31, 1996, the Company had net operating loss carryforwards for Belgian and Dutch income tax purposes of approximately $29.3 million, which are recoverable from profits for an unlimited period of time.

NOTE 7:  COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     Operating lease commitments are primarily for office space and car rental. The office lease has a term of nine years, expiring on June 30, 2005, with an option to cancel January 1, 2002 with a penalty of six months, rental payment as well as the remaining principal due on the debt obligation (see Note 4, "Debt Obligations"). In addition, the Company received a reduction in annual expense during the first three years of the lease. This reduction is being amortized over the first six years of the lease, using a straight-line method.

     Rental expense aggregated approximately $0.5 million and $0.7 million, net of sublease income of $0.01 million and $0.08 million for the years ended December 31, 1996 and 1995, respectively. The Company did not have rent expense in 1994.

     Future minimum lease payments under these non-cancelable operating leases with terms of one year or more, as of December 31, 1996, are as follows:
1997 -- $1.1 million, 1998 -- $1.1 million, 1999 -- $1.2 million, 2000 -- $1.2 million, 2001 -- $1.2 million and $0.6 million thereafter.

OTHER MATTERS

     In the ordinary course of business, the Company may be party to various legal and tax proceedings, and subject to claims, certain of which relate to the regulatory environments in which the Company currently or intends to operate. In the opinion of management, the Company's liability, if any, in all pending litigation, or other legal proceeding or other matter other than what is discussed above, will not have a material effect upon the financial condition, results of operations or liquidity of the Company.

                           HERMES EUROPE RAILTEL B.V.
                         (A DEVELOPMENT STAGE COMPANY)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 8:  RELATED PARTY TRANSACTIONS

     The Company received financing through shareholders' loan transactions provided by HIT Rail and GTS-Hermes. The components of the Company's shareholder loans are as follows:

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1995           1996
                                                              ------------   ------------
                                                                    (IN THOUSANDS)
HIT Rail....................................................     $6,425        $13,999
GTS-Hermes..................................................      1,928         20,864
                                                                 ------        -------
          Total shareholders' loans.........................     $8,353        $34,863
                                                                 ======        =======

     The amount due from GTS-Hermes includes $0.1 million of accrued interest at December 31, 1996. The loans will be converted into shares of the Company's common stock as part of the Recapitalization which is expected to be completed by the end of August, 1997 (see Note 9, "Subsequent Events and Pro Forma Adjustments").

NOTE 9:  SUBSEQUENT EVENTS AND PRO FORMA ADJUSTMENTS

     Subsequent to December 31, 1996, Hermes Europe Railtel N.V. began negotiating a new lease on a second office building, which is currently being constructed. The terms of the lease are expected to be finalized by the fourth quarter of 1997, the expected completion date of the construction. The lease period will be for eight years and will have an annual expense of $0.4 million to be paid in quarterly installments.

     In January and February 1997, additional loans of ECU 6.4 million (approximately $7.5 million) were advanced to the Company by GTS-Hermes. These loans were converted into shares of the Company's common stock ("Common Stock") as part of the Recapitalization. In addition, loans of ECU 5.4 million (approximately $6.1 million) were advanced to the Company in February and April 1997 by individual members of HIT Rail. These loans are expected to be converted into Common Stock as part of the Recapitalization discussed below.

     To increase the equity of the Company by means of the contribution of fiber optic cable leases and/or cash by its current partners and individual shareholders of HIT Rail, the Company expects to complete the Recapitalization by the end of August, 1997.

     Pursuant to the Recapitalization, the Company extended rights to subscribe to additional Common Stock to GTS-Hermes, HIT Rail and the eleven individual members of the HIT Rail consortium. HIT Rail and eight of the members of HIT Rail have declined to exercise their rights, while GTS-Hermes and three of the members of HIT Rail have indicated that they intend to exercise their rights.

     The first phase of the Recapitalization was completed on July 7, 1997. As a result, all shareholders' loans from GTS-Hermes and HIT Rail were converted into Common Stock. In addition, GTS-Hermes exercised its right to subscribe to additional Common Stock, resulting in a contribution of ECU 46.0 million (approximately $51.1 million), which will be paid to the Company by September 30, 1997. The first phase of the Recapitalization resulted in the following ownership of the Company:

                                       SHARES            CONVERSION OF      EXERCISE       SHARES
                                  DECEMBER 31, 1996   SHAREHOLDERS' LOANS   OF RIGHTS   JULY 7, 1997
                                  -----------------   -------------------   ---------   ------------
GTS-Hermes......................         40                 50,197           100,395      150,632
HITRail.........................         40                 24,007                --       24,047
                                         --                -------           -------      -------
                                         80                 74,204           100,395      174,679
                                         ==                =======           =======      =======

                           HERMES EUROPE RAILTEL B.V.
                         (A DEVELOPMENT STAGE COMPANY)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 9:  SUBSEQUENT EVENTS AND PRO FORMA ADJUSTMENTS (CONTINUED)
     Under Dutch law, the Company is required to pay a 1% capital duty tax on all issuances of common stock, which will result in the Company paying a capital duty tax of approximately $0.9 million. The pro forma balance sheet at December 31, 1996 gives effect to the first phase of the Recapitalization as discussed above.

     Additional phases of the Recapitalization are expected to include the conversion of loans of ECU 5.4 million (approximately $6.1 million) advanced to the Company by two of the individual members of HIT Rail, as well as the contribution of fiber optic cable leases. If all three individual members of HIT Rail participate in the Recapitalization as anticipated, it will result in the following ownership of the Company:

                                                  SHARES      ADDITIONAL   SHARES AT COMPLETION
                                               JULY 7, 1997     SHARES     OF RECAPITALIZATION
                                               ------------   ----------   --------------------
GTS-Hermes...................................    150,632                         150,632
HIT Rail.....................................     24,047                          24,047
Individual members of the HIT Rail
  consortium.................................         --        21,385            21,385
                                                 -------        ------           -------
                                                 174,679        21,385           196,064
                                                 =======        ======           =======

                           HERMES EUROPE RAILTEL B.V.

                  CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS
                         FOR THE THIRD QUARTER OF 1997
                                  (UNAUDITED)

                           HERMES EUROPE RAILTEL B.V.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)


                                                              DECEMBER 31,       SEPTEMBER 30,
                                                                  1996                1997
                                                              -------------      --------------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
                           ASSETS
Current assets
  Cash and cash equivalents.................................     $  2,013           $237,541
  Restricted cash...........................................        3,840             29,155
  Accounts receivable.......................................           84                479
  Due from affiliated companies.............................          491                672
  Other assets..............................................        1,100              8,260
                                                                 --------           --------
          Total current assets..............................        7,528            276,107
Property and equipment, net.................................       20,303             28,270
Restricted cash.............................................           --             27,877
Intangible assets, net......................................           --             14,748
                                                                 --------           --------
          Total assets......................................     $ 27,831           $347,002
                                                                 ========           ========
            LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable and accrued expenses.....................     $  8,476           $ 15,138
  Due to affiliated companies...............................        3,344              1,251
  Deferred income...........................................           24              1,577
  Other current liabilities.................................           --                591
  Debt maturing within one year.............................           63                 52
                                                                 --------           --------
          Total current liabilities.........................       11,907             18,609
Long-term debt, less current portion........................          499            265,401
Pension obligation..........................................            8                  8
                                                                 --------           --------
          Total liabilities.................................       12,414            284,018
Commitments and contingencies
Shareholders' loans.........................................       34,863                 --
                    SHAREHOLDERS' EQUITY
  Common stock, 1000 guilders par value (305 shares
     authorized and 80 shares issued and outstanding at
     December 31, 1996; 297,000 shares authorized and
     190,468 shares issued and outstanding at September 30,
     1997)..................................................           45             96,757
  Additional paid-in capital................................        2,884              8,949
  Cumulative translation adjustment.........................          316             (2,920)
  Accumulated deficit.......................................      (22,691)           (39,802)
                                                                 --------           --------
          Total shareholders' equity........................      (19,446)            62,984
                                                                 --------           --------
          Total liabilities and shareholders' equity........     $ 27,831           $347,002
                                                                 ========           ========


  The accompanying notes are an integral part of these condensed, consolidated financial statements.

                           HERMES EUROPE RAILTEL B.V.
                CONDENSED, CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)


                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              --------------------
                                                                1996        1997
                                                              --------    --------
                                                                 (IN THOUSANDS)
Revenues....................................................  $     --    $  2,262
                                                              --------    --------
Operating costs and expenses:
  Cost of revenues..........................................     3,442       5,989
  Selling, general and administrative.......................     7,329      11,613
                                                              --------    --------
                                                                10,771      17,602
                                                              --------    --------
Loss from operations........................................   (10,771)    (15,340)
Other income/(expense):
  Interest income/(expense), net............................       423      (1,864)
  Foreign currency (losses)/gains...........................      (774)         93
                                                              --------    --------
                                                                  (351)     (1,771)
                                                              --------    --------
Loss before income taxes....................................   (11,122)    (17,111)
Income taxes................................................        --          --
                                                              --------    --------
Net loss....................................................  $(11,122)   $(17,111)
                                                              ========    ========


  The accompanying notes are an integral part of these condensed, consolidated financial statements.

                           HERMES EUROPE RAILTEL B.V.
                CONDENSED, CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)


                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                1996       1997
                                                              --------   --------
                                                                (IN THOUSANDS)
                                                              -------------------
OPERATING ACTIVITIES
  Net loss..................................................  $(11,122)  $(17,111)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................       387      1,862
     Non-cash compensation..................................        --      1,468
     Changes in assets and liabilities:
       Accounts receivable..................................        --       (414)
       Deposits.............................................      (628)    (6,240)
       Accounts payable and accrued expenses................     4,625      7,871
       Other changes in assets and liabilities..............    (1,705)       234
                                                              --------   --------
          Net cash used in operating activities.............    (8,443)   (12,330)
INVESTING ACTIVITIES
  Purchases of property and equipment.......................   (12,834)   (12,757)
  Restricted cash...........................................    (6,883)   (54,860)
                                                              --------   --------
          Net cash used in investing activities.............   (19,717)   (67,617)
FINANCING ACTIVITIES
  Proceeds from debt........................................       583    270,849
  Payment of debt issue costs...............................        --    (13,238)
  Net proceeds from issuance of common stock................        --     52,015
  Proceeds from shareholders' loans.........................    25,305     13,311
  Due to affiliated companies, net..........................       351     (1,964)
                                                              --------   --------
          Net cash provided by financing activities.........    26,239    320,973
Effect of exchange rate changes on cash and cash
  equivalents...............................................      (404)    (5,498)
                                                              --------   --------
Net (decrease) increase in cash and cash equivalents........    (2,325)   235,528
Cash and cash equivalents at beginning of period............     5,784      2,013
                                                              --------   --------
Cash and cash equivalents at end of period..................  $  3,459   $237,541
                                                              ========   ========


  The accompanying notes are an integral part of these condensed, consolidated financial statements.

                           HERMES EUROPE RAILTEL B.V.

             NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

NOTE 1.  FINANCIAL PRESENTATION AND DISCLOSURES

     In the opinion of management, the accompanying unaudited condensed, consolidated financial statements of Hermes Europe Railtel B.V. (the "Company") contain all adjustments (consisting only of normal recurring accruals) necessary to present fairly the Company's financial position as of December 31, 1996 and September 30, 1997, and the results of operations and cash flows for the periods indicated.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. Material intercompany affiliate account transactions have been eliminated; however, other adjustments may have been required had an audit been performed. It is suggested that these financial statements be read in conjunction with the Company's 1996 audited consolidated financial statements and the notes related thereto. The results of operations for the nine months ended September 30, 1997 may not be indicative of the operating results for the full year.

     The Company intends to become the leading pan-European carriers' carrier by constructing and operating a managed, seamless, fiber optic, pan-European network, and providing high quality trans-border transmission services to telecommunications carriers across Europe.

     In an effort to generate sufficient capital resources to continue its buildout of the network and sustain working capital requirements, the Company undertook a recapitalization (the "Recapitalization") during the first quarter of 1997, which was completed in September 1997. Prior to the recapitalization, the Company was 50% owned by HIT Rail B.V. ("HIT Rail"), a consortium of eleven European railway companies, and 50% owned by GTS-Hermes, Inc. ("GTS-Hermes"), a U.S. holding company that is a wholly-owned subsidiary of Global TeleSystems Group, Inc. ("GTS"), a provider of a broad range of telecommunications services to businesses, other telecommunications service providers and consumers through its operation of voice and data networks, international gateways, local access and cellular networks and the provision of value-added services, in markets outside the United States.


     Pursuant to the Recapitalization, the Company offered to GTS-Hermes, HIT Rail and the eleven individual members of the HIT Rail consortium the right to subscribe to additional common stock of the Company. GTS-Hermes and two of the members of HIT Rail, Societe Nationale des Chemins de Fer Belges S.A. de Droit Public/Nationale Maatschappij der Belgische Spoorwegen N.V. ("NMBS") and AB Swed Carrier ("Swed Carrier"), exercised their rights, while HIT Rail and the nine remaining members of HIT Rail declined to participate.



     As a result of the finalization of the Recapitalization, total shareholder loans of ECU 39.4 million (approximately $48.5 million) from, collectively, GTS-Hermes, HIT Rail, NMBS and Swed Carrier were converted into equity. Additionally, GTS-Hermes contributed ECU 46.0 million (approximately $51.8 million) and NMBS contributed a ten-year fiber optic cable lease which was valued at ECU 1.8 million (approximately $2.0 million).


     In addition, under Dutch law, the Company is required to pay a 1% capital duty tax on issuances of common stock, resulting in a tax of approximately $1.0 million, of which $0.6 million remains to be paid at September 30, 1997.

                           HERMES EUROPE RAILTEL B.V.

             NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

NOTE 1.  FINANCIAL PRESENTATION AND DISCLOSURES -- (CONTINUED)
     The ownership of the Company as a result of the Recapitalization is as follows:

                                                              SHARES     OWNERSHIP %
                                                              -------    -----------
GTS-Hermes..................................................  150,632        79.1%
HIT Rail....................................................   24,047        12.6
NMBS........................................................   11,424         6.0
Swed Carrier................................................    4,365         2.3
                                                              -------       -----
          Total.............................................  190,468       100.0%
                                                              =======       =====

     In an additional effort to obtain capital resources, the Company completed a debt offering in August 1997 that raised $265.0 million (see Note 2, "Debt Obligations").

     The Company was a development stage enterprise through December 31, 1996.

NOTE 2.  DEBT OBLIGATIONS


     On August 15, 1997, the Company issued aggregate principal amount $265.0 million of senior notes due August 15, 2007 (the "Senior Notes"). The Senior Notes are general unsecured obligations of the Company, with interest payable semiannually at a rate of 11.5%. Approximately $56.6 million of the net proceeds of the offering of the Senior Notes is being held in escrow for the first four semiannual interest payments commencing on February 15, 1998. The Company may redeem the Senior Notes, in whole or in part, any time on or after August 15, 2002 at specific redemption prices. The Company may also redeem the Senior Notes at a price equal to 111.5% of the principal amount prior to August 15, 2000 with net cash proceeds of a public equity offering with gross proceeds of at least $75.0 million or in certain other circumstances specified in the indenture for the Senior Notes, provided, however, that at least two-thirds of the principal amount of the Senior Notes originally issued remains outstanding after each such redemption. Pursuant to the covenants in the offering, the Company has filed an S-4 registration statement with the Securities Exchange Commission to exchange registered senior notes, with the same terms and conditions as the Senior Notes, for the Senior Notes.


NOTE 3.  RELATED PARTY TRANSACTIONS


     During 1997, additional shareholder loans of $7.5 million, $3.9 million and $2.2 million were received from GTS-Hermes, NMBS and Swed Carrier, respectively. All shareholder loans outstanding were converted into equity prior to September 30, 1997 (See Note 1, "Financial Presentation and Disclosures").


NOTE 4.  SUBSEQUENT EVENTS


     Subsequent to September 30, 1997, the Company entered into contractual commitments to lease fiber pairs, including facilities and maintenance and utilizing the partial routes for laying fiber optic cable. Based on the contract provisions, these commitments are currently estimated to aggregate approximately $98.0 million. The commitments have expected lease terms of three to twenty years with options for renewal rights of five additional years. As of September 30, 1997, the Company made deposits of approximately $6.8 million related to the above leases.

                                                                       EXHIBIT A

                 GLOSSARY OF TELECOMMUNICATIONS INDUSTRY TERMS

     Accounting Rate Mechanism (ARM) -- The current system of bilateral settlement agreements between PTOs under which tariffs for cross-border pan-European-switched voice traffic are determined.

     Add-drop multiplexer (ADM) -- A multiplexer which controls cross connect between individual circuits by software, permitting dynamic cross connect of individual 64 kbps circuits within an E-1 line.

     AMPS -- Advanced Mobile Phone System; the cellular mobile telephone system based on analog technology that is now used in U.S. systems. Each AMPS cell can handle 832 simultaneous conversations.

     Asynchronous Transfer Mode (ATM) -- A switching and transmission technology that is one of general class of packet technologies that relay traffic by way of an address contained within the first five bits of a switching and transmission of mixed voice, data, and video at varying rates. The ATM format can be used by many different information systems, including LANs.

     Bps -- Bits per second; the basic measuring unit of speed in a digital transmission system; the number of bits that a transmission facility can convey between a sending location and a receiving location in one second.

     Backbone -- The through-portions of a transmission network, as opposed to spurs which branch off the through-portions.

     Bandwidth -- The information-carrying capability of a transmission medium is measured by its bandwidth, which is the relative range of frequencies that can be passed without distortion by such medium. Bandwidth is measured in Hertz, but may also be expressed as the number of bits that can be transmitted per second.

     Capacity -- Refers to transmission.

     Carrier -- A provider of communications transmission services by fiber, wire, or radio.

     CCIT -- International Telegraph and Telephone Consultative Committee.

     Closed User Group -- A group of customers with some affiliation with one another and which are treated for regulatory purposes as not being the public.

     Competitive Local Telecommunications Provider -- A company that provides its customers with an alternative to the local telephone company for local transport of private line, special access and transport of switched access telecommunications services. Competitive Local Telecommunications Providers are also referred to in the industry as alternative local telecommunications service providers (ALTS), Competitive Access Providers (CAPs) and Competitive Local Exchange Carriers (CLECs).

     Dark Fiber -- Fiber that lacks the requisite electronic and optronic equipment necessary to use the fiber for transmission.

     Dedicated -- Refers to telecommunications lines dedicated to or reserved for use by particular customers along predetermined routs (in contract to telecommunications lines within the local telephone company's public switched network).

     Digital -- Describes a method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary digits 0 and 1. Digital transmission/switching technologies employ a sequence of discrete, distinct pulses to represent information, as opposed to the continuously variable analog signal.

     E1 -- Data transmission rate of approximately 2 Mbps.

     E3 -- Data transmission rate of approximately 34 Mbps.

     Electrosviaz -- regional telephone company.

     Enhanced Network Services -- Telecommunications services providing digital connectivity, primarily for data applications, via frame relay, ATM, or digital interexchange private line facilities. Enhanced network services also include applications on such networks, including Internet access and other Internet services.

     ERMES -- A standard for a pan-European radio message system sponsored by the EC.

     Eutelsat -- European Telecommunications Satellite Organization; an international satellite organization in which members of the European Union hold an 88% combined investment.

     Frame Relay -- A wide area transport technology that organizes data into units called frames instead of providing fixed bandwidth as with private lines. A high-speed, data-packet switching service used to transmit data between computers. Frame Relay supports data units of variable lengths at access speeds ranging from 56 kilobits per second to 1.5 megabits per second. This service is well-suited for connecting local area networks, but is not presently well-suited for voice and video applications due to the variable delays which can occur. Frame Relay was designed to operate at high speeds on modern fiber optic networks.

     Gbps -- Gigabits per second, which is a measurement of speed for digital signal transmission expressed in billions of bits per second.

     Gateway -- A network element interconnecting two otherwise incompatible networks, network nodes, subnetworks or devices; performs a protocol conversion operation across a wide spectrum of communications functions.

     GSM -- Global System for Mobile Communications, formerly known as Groupe Speciale Mobile. GSM began as a pan-European standard for digital cellular systems. The name was changed to reflect the fact that the standard has been adopted by several countries in Asia.

     Hertz -- The unit for measuring the frequency with which an electromagnetic signal cycles through the zero-value state between lowest and highest states. One Hz (Hertz) equals one cycle per second. kHz (kilohertz) stands for thousands of Hertz; MHz (megahertz) stands for millions of Hertz.

     Inmarsat -- The International Maritime Satellite service, which provides mobile communications to ships at sea, aircraft in flight and vehicles on the road.

     Intelsat -- International Telecommunications Satellite Organization; a worldwide consortium of national satellite communications organizations.

     Interconnect -- Connection of a telecommunications device of service to the PSTN.

     Interconnection -- Connection of a piece of telephone equipment to the telephone network, or a data terminal to a data communications network. Also refers to the connection of one communications network to another so that users of one network can communicate with users of another network.

     International Simple Resale -- Refers to the wholesale purchase of IPLCs from facilities-based carriers and the reselling of such capacity to customers for switched telephone service.

     IPLC -- International Private Leased Circuits.

     ISDN (Integrated Services Digital Network) -- ISDN is an internationally agreed standard which, through special equipment, allows two-way, simultaneous voice and data transmission in digital formats over the same transmission line. ISDN permits video conferencing over a single line, for example, and also supports a multitude of value-added switched service applications. ISDN's combined voice and data networking capabilities reduce costs for end users and result in more efficient use of available facilities. ISDN combines standards for highly flexible customer to network signaling with both voice and data within a common facility.

     ITU -- International Telecommunications Union; a United Nations treaty organization whose purpose is to accredit international telecommunications standards. ITU signatories can turn ITU-approved standards into law through international treaties such as the treaties governing use of the radio spectrum for international satellite telecommunications and broadcasting.

     Kbps -- Kilobits per second, which is a measurement of speed for digital signal transmission expressed in thousands of bits per second.

     Local Area Network (LAN) -- The interconnection of computers for the purpose of sharing files, programs and peripheral devices such as printers and high-speed modems. LANs may include dedicated computers or file servers that provide a centralized source of shared files and programs. LANs are generally confined to a single customer's premises and may be extended or interconnected to other locations through the use of bridges and routes.

     Local Loop -- The local loop is that portion of the local telephone network that connects the customer's premises to the local exchange provider's central office or switching center. This includes all the facilities starting from the customer premise interface which connects to the inside wiring and equipment at the customer premise to a terminating point within the switching wire center.

     Mbps -- Megabits per second, which is a measurement of speed for digital signal transmission expressed in millions of bits per second.


     MGTS -- Moscow city telephone network.


     Multiplexing -- The use of some means to inter-leave narrow-band or slow-speed data from multiple sources in order to make use of a wide-band or high-speed channel.

     NMT -- Acronym for Nordic Mobile Telephone System, a cellular standard widely used in Northern Europe.

     Nodes -- Locations within the network housing electronic equipment and/or switches which serve as intermediate connection points to send and receive transmission signals.

     PBX/PABX (private branch exchange/private automatic branch exchange) -- A customer operated switch on customer premises, typically used by large businesses with multiple telephone lines.

     Plesiochronous Digital Hierarchy (PDH) -- A method of controlling the timing between transmission and switching systems that is not synchronized but rather relies on highly accurate clocks to minimize the slip rates between switching nodes.

     POCSAG (Postal Office Code Standard Advisory Group) -- A lower-cost paging technology which can be transmitted on ERMES frequency.

     Points of Presence (POPs) -- Locations where a carrier has installed transmission equipment in a service area that serves as, or relays calls to, a network switching center of that carrier.

     PSTN -- Public switched telecommunications network.

     PTT/PTO -- Postal, Telegraph and Telephone agency/Public Telephony Operators; a government authority or agency that operates the public telecommunications network, and sets standards and policies. PTTs/PTOs are agencies in charge of telecommunications services in many countries, under direct supervision of the national government.

     Public Telecommunications Operator (PTO) -- A licensed telecommunications common carrier.

     Redundant Electronics -- Describes a telecommunications facility using two separate electronic devices to transmit the telecommunications signal so that if one device malfunctions, the signal may continue without interruption.

     Regeneration/amplifier -- Devices which automatically re-transmit or boost signals on an out-bound circuit.

     Route Kilometers -- The number of kilometers along which fiber optic cables are installed.

     Route Mile -- The number of miles along which fiber optic cables are installed.

     STM-1 -- Data transmission rate of approximately 155 Mbps.

     STM-4 -- Data transmission rate of approximately 622 Mbps.

     STM-16 -- Data transmission of approximately 2,488 Mbps.

     STM-64 -- Data transmission rate of approximately 9,952 Mbps.

     Switch -- A mechanical or electronic device that opens or closes circuits or selects the paths or circuits to be used for the transmission of information. Switching is a process of linking different circuits to create a temporary transmission path between users.

     Synchronous Digital Hierarchy (SDH) -- SDH is a set of standards for optical communications transmission systems that define optical rates and formats, signal characteristics, performance, management and maintenance information to be embedded within the signals and the multiplexing techniques to be employed in optical communications transmission systems. SDH facilitates the interoperability of dissimilar vendors' equipment and benefits customers by minimizing the equipment necessary for telecommunications applications. SDH also improves the reliability of the local loop connecting customers' premises to the local exchange provider, historically one of the weakest links in the service delivery.

     TCP/IP -- Transmission Control Protocol/Internet Protocol; an "open" standard operating and interface protocol for federal government local area networks that use devices from multiple vendors. TCP/IP, first developed by the U.S. Defense Department, has been adopted by some academic and business institutions who deal regularly with the federal government.

     Trunk -- A telephone circuit with a switch at both ends. A trunk may connect two central office switches, or two PBXs, or a PBX and a central office switch.

     VSAT -- Very Small Aperture Terminal; a satellite communications technology that employs frequencies in the Ku band or C band and very small receiving dishes. VSAT systems employ satellite transponders; the receiving dishes may be leased or owned by the VSAT user.

     Wavelength Division Multiplexing (WDM) -- A multiplexing technique allowing multiple different signals to be carried simultaneously on a fiber by allocating resources according to frequency on non-overlapping frequency bands.

     X.25 -- A CCITT standard governing the interface between data terminals and data circuit termination equipment for terminals on packet-switched data networks.

             ======================================================

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDER-WRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.
                             ---------------------
                               TABLE OF CONTENTS

                                         PAGE
Prospectus Summary.....................    1
Risk Factors...........................   12
Use of Proceeds........................   27
Capitalization.........................   28
Selected Historical Consolidated
  Financial Data.......................   29
Supplemental Information -- Selected
  Historical Financial Data............   30
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................   31
Business...............................   43
Management.............................   90
Executive Compensation and Other
  Information..........................   93
Certain Related Party Transactions.....  103
Principal Stockholders.................  105
Description of Certain Indebtedness....  106
Description of the Notes...............  109
Certain United States Federal Tax
  Consequences.........................  137
Book Entry; Delivery and Form..........  140
Underwriting...........................  142
Legal Matters..........................  143
Experts................................  143
Index to Financial Statements..........  F-1
Exhibit A -- Glossary of
  Telecommunications Industry Terms....  A-1

                             ---------------------
  UNTIL             , 1998 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

             ======================================================

             ======================================================

                                  $100,000,000

                     [GLOBAL TELESYSTEMS GROUP, INC. LOGO]
                         GLOBAL TELESYSTEMS GROUP, INC.

                                 % SENIOR NOTES
                                    DUE 2005

                             ---------------------

                                   PROSPECTUS
                             ---------------------

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                              MERRILL LYNCH & CO.

                                 UBS SECURITIES

                                           , 1998

             ======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses, other than underwriting discounts and commissions, to be borne by the Company in connection with the offering of the securities being hereby registered.

                            ITEM
                            ----
SEC Registration Fee........................................  $ 29,500
NASD Filing Fee.............................................    10,500
Blue Sky Fees and Expenses..................................    10,000
Accounting Fees and Expenses................................   200,000
Legal Fees and Expenses.....................................   200,000
Printing and Mailing Expenses...............................   250,000
Miscellaneous...............................................   100,000
                                                              --------
          TOTAL.............................................  $800,000
                                                              ========

---------------

* To be provided by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or
(iv) for any transaction from which the director derived an improper personal benefit.

     The Company's Certificate of Incorporation (the "Certificate") provides that the Company's Directors shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director provided, however, that such exculpation from liabilities is not permitted with respect to liability arising from items described in clauses (i) through (iv) in the preceding paragraph. The Certificate and the Company's By-Laws further provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the DGCL.

     The directors and officers of the Company are covered under directors' and officers' liability insurance policies maintained by the Company.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The foregoing reflects a 3-for-2 common stock split and an increase in the par value per share of common stock to $0.10 effective December 1997.

     Within the past three years the Company issued securities which were not registered under the Securities Act of 1933, as amended (the "Securities Act") as follows:

     On March 13, 1995, the Company issued 400,000 shares of common stock, par value $0.10 per share, pursuant to a stock purchase agreement. The shares were issued to CIBV Liquidating B.V., a closed company with limited liability organized under the laws of the Netherlands in exchange for the Company's interest in PrimTelefone. No underwriter or underwriting discount was involved in the offering. Exemption from registration was claimed under Section 4(2) of the Securities Act regarding transactions by an issuer not involving any public offering.

     On June 21, 1995, the Company issued 5,090,876 shares of common stock, par value $0.10 per share, at a purchase price of $9.00 per share, for an aggregate offering price of $45.8 million, pursuant to a stock purchase agreement. In addition to (i) certain investment funds and (ii) certain individual private investors, these shares were issued to certain members of management and various entities affiliated with certain members of management. No underwriter or underwriting discount was involved in the offering. Exemption from registration was claimed under Section 4(2) of the Securities Act regarding transactions by an issuer not involving any public offering.

     On January 19, 1996, and June 6, 1996, the Company granted affiliates of George Soros an aggregate of 4,444,443 warrants, each warrant to purchase one share of common stock, par value $0.10 per share, at an exercise price of $10.27 per share. The exercise price of the warrants was automatically reduced to $9.33 per share as of December 31, 1996 because the debt obligations remained outstanding. The warrants were issued in connection with the Company's issuance for cash of $40 million of notes to affiliates of George Soros, which notes bear interest at a rate of 10% per annum and mature on March 3, 2001. No underwriter or underwriting discount was involved in the offering. Exemption from registration was claimed under Section 4(2) of the Securities Act regarding transactions by an issuer not involving any public offering.

     On February 2, 1996, the Company granted affiliates of Capital Research International an aggregate of 3,333,333 warrants, each warrant to purchase one share of common stock, par value $0.10 per share, at an exercise price of $10.27 per share. The exercise price of the warrants was automatically reduced to $9.33 per share as of December 31, 1996 because the debt obligations remained outstanding. The warrants were issued in connection with the Company's issuance for cash of $30 million of notes to affiliates of Capital Research International, which notes bear interest at a rate of 10% per annum and mature on March 31, 2001. No underwriter or underwriting discount was involved in the offering. Exemption from registration was claimed under Section 4(2) of the Securities Act regarding transactions by an issuer not involving any public offering.

     On July 23, 1996, July 31, 1996, August 8, 1996, August 22, 1996 and
September 12, 1996 the Company issued an aggregate of 8,348,532 shares of common stock, par value $0.10 per share, at a purchase price of $13.33 per share, for an aggregate offering price of $111 million, pursuant to a stock purchase agreement. In addition to (i) certain investment funds and (ii) certain individual private investors, these shares were issued to certain members of management and various entities affiliated with certain members of management.

Exemption from registration was claimed under Section 4(2) of the Securities Act regarding transactions by an issuer not involving any public offering.

     On July 14, 1997 and July 31, 1997, the Company issued an aggregate $141,295,000 of its Senior Subordinated Convertible Bonds due 2000, convertible into the common stock, par value $0.10 per share, at a purchase price of 100%, pursuant to a subscription agreement. UBS Securities LLC, Donaldson, Lufkin & Jenrette Securities Corporation and Merrill Lynch & Co. acted as managers in the offering and the aggregate discount was $5,651,800. The securities were sold to a limited number of qualified institutional buyers as defined in Rule 144A under the Securities Act and to non-U.S. persons outside the United States. Exemption from registration was claimed under Rule 144A and Regulation S of the Securities Act.

     On August 15, 1997, August 29, 1997 and September 5, 1997, the Company issued an aggregate 2,502,686 shares of common stock, par value $0.10 per share, at a purchase price of $15.67 per share, for an aggregate offering price of $39.3 million, pursuant to a stock purchase agreement. In addition to (i) certain investment funds and (ii) certain individual private investors, these shares were issued to certain members of management and various entities affiliated with certain members of management. Exemption from registration was claimed under Section 4(2) of the Securities Act regarding transactions by an issuer not involving any public offering.

     On August 29, 1997, the Company issued $2.9 million of its Senior Subordinated Convertible Bonds due 2000, convertible into the common stock, par value $0.10 per share, at a purchase price of 100%. In addition to (i) certain investment funds and (ii) certain individual private investors, these shares were issued to certain members of management and various entities affiliated with certain members of management. Exemption from registration was claimed under Section 4(2) of the Securities Act regarding transactions by an issuer not involving any public offering.

ITEM 16. EXHIBITS

     (a) Exhibits:

     The following is a list of exhibits filed as a part of this registration statement.

  1.1***     --   Form of Purchase Agreement
  3.1+       --   Certificate of Incorporation of SFMT, Inc.
  3.2+       --   Certificate of Correction to the Certificate of
                  Incorporation of SFMT, Inc., filed with the Delaware
                  Secretary of State on October 8, 1993
  3.3+       --   Certificate of Ownership and Merger Merging San
                  Francisco/Moscow Teleport, Inc. into SFMT, Inc., filed with the Delaware Secretary of State on November 3, 1993
  3.4+       --   Certificate of Amendment to the Certificate of Incorporation
                  of SFMT, Inc., filed with the Delaware Secretary of State on
                  January 12, 1995
  3.5+       --   Certificate of Amendment to the Certificate of Incorporation
                  of SFMT, Inc., filed with the Delaware Secretary of State on
                  February 22, 1995
  3.6+       --   Certificate of Amendment to the Certificate of Incorporation
                  of Global TeleSystems Group, Inc., filed with the Delaware
                  Secretary of State on October 16, 1996
  3.7+       --   By-laws of SFMT, Inc.
  3.8+       --   Certificate of Amendment to the Certificate of Incorporation
                  of Global TeleSystems Group, Inc., filed with the Delaware
                  Secretary of State on December 1, 1997
  4.1***     --   Form of Indenture
  4.1(a)     --   Form of Note (included in Exhibit 4.1)
  4.2+       --   Indenture dated as of July 14, 1997 between the Company and
                  The Bank of New York (including the form of Senior
                  Subordinated Convertible Bond due 2000 as an exhibit
                  thereto)
  4.3+       --   Registration Rights Agreement, dated as of July 14, 1997,
                  between Global TeleSystems Group, Inc. and UBS Securities
                  LLC.
  4.4+       --   Indenture dated as of August 19, 1997 between Hermes Europe
                  Railtel B.V. and The Bank of New York (including the form of
                  11 1/2% Senior Note due 2007 as an exhibit thereto)

  4.5+       --   Registration Rights Agreement dated as of August 19, 1997
                  between Hermes Europe Railtel B.V. and Donaldson, Lufkin &
                  Jenrette Securities Corporation, UBS Securities LLC, and
                  Lehman Brothers, Inc.
  5.1***     --   Form of Opinion of Shearman & Sterling respecting the Common
                  Stock registered hereby
  10.1+      --   Senior Note Purchase Agreement, dated as of January 19,
                  1996, among Global TeleSystems Group, Inc., The Open Society
                  Institute and Chatterjee Fund Management, L.P.
  10.1(a)+   --   Amendment to Senior Note Purchase Agreement dated January
                  19, 1996 among Global TeleSystems Group, Inc., The Open
                  Society Institute and Chatterjee Fund Management, L.P.,
                  dated June 6, 1996
  10.1(b)+   --   Amendment to Senior Note Purchase Agreement dated January
                  19, 1996 among Global TeleSystems Group, Inc., The Open
                  Society Institute and Chatterjee Fund Management, L.P.,
                  dated June 6, 1996
  10.1(c)+   --   Amendment to Senior Note Purchase Agreement dated January
                  19, 1996 among Global TeleSystems Group, Inc., The Open
                  Society Institute and Chatterjee Fund Management, L.P.,
                  dated July 23, 1996
  10.1(d)+   --   Amendment to Senior Note Purchase Agreement dated January
                  19, 1996 among Global TeleSystems Group, Inc., The Open
                  Society Institute and Chatterjee Fund Management, L.P.,
                  dated September 16, 1996
  10.1(e)+   --   Amendment to Senior Note Purchase Agreement dated January
                  19, 1996 among Global TeleSystems Group, Inc., The Open
                  Society Institute and Chatterjee Fund Management, L.P.,
                  dated July 11, 1997
  10.1(f)+   --   Amendment to Senior Note Purchase Agreement dated January
                  19, 1996 among Global TeleSystems Group, Inc., The Open
                  Society Institute and Chatterjee Fund Management, L.P.,
                  dated July 29, 1997
  10.1(g)+   --   Amendment to Senior Note Purchase Agreement dated January
                  19, 1996 among Global TeleSystems Group, Inc., The Open
                  Society Institute and Chatterjee Fund Management, L.P.,
                  dated September 29, 1997
  10.2+      --   Registration Rights Letter Agreement, dated as of January
                  19, 1996, among Global TeleSystems Group, Inc., The Open
                  Society Institute and Chatterjee Fund Management, L.P.
  10.3+      --   Warrant Agreement, dated as of January 19, 1996, among
                  Global TeleSystems Group, Inc., The Open Society Institute
                  and Chatterjee Fund Management, L.P.
  10.4+      --   Joint Venture Letter Agreement, dated January 19, 1996,
                  among Global TeleSystems Group, Inc., The Open Society
                  Institute and Chatterjee Fund Management, L.P.
  10.5***    --   Intentionally Omitted
  10.6+      --   Registration Rights Letter Agreement, dated June 6, 1996,
                  among the Company, The Open Society Institute, Winston
                  Partners II LDC and Winston Partners II LLC
  10.7+      --   Warrant Agreement, dated as of June 6, 1996, between Global
                  TeleSystems Group, Inc., The Open Society Institute, Winston
                  Partners II LDC and Winston Partners II LLC
  10.8+      --   Senior Note Purchase Agreement, dated as of February 2,
                  1996, between Global TeleSystems Group, Inc. and Emerging
                  Markets Growth Fund, Inc.
  10.8(a)+   --   Amendment to Senior Note Purchase Agreement, dated as of
                  February 2, 1996, between Global TeleSystems Group, Inc. and
                  Emerging Markets Growth Fund, Inc., dated June 6, 1996 (see
                  Exhibit No. 10.1(b))
  10.8(b)+   --   Amendment to Senior Note Purchase Agreement, dated as of
                  February 2, 1996, between Global TeleSystems Group, Inc. and
                  Emerging Markets Growth Fund, Inc., dated June 6, 1996
  10.8(c)+   --   Amendment to Senior Note Purchase Agreement, dated as of
                  February 2, 1996, between Global TeleSystems Group, Inc. and
                  Emerging Markets Growth Fund, Inc., dated July 25, 1996
  10.8(d)+   --   Amendment to Senior Note Purchase Agreement, dated as of
                  February 2, 1996, between Global TeleSystems Group, Inc. and
                  Emerging Markets Growth Fund, Inc., dated September 10, 1996

  10.8(e)+   --   Amendment to Senior Note Purchase Agreement, dated as of
                  February 2, 1996, between Global TeleSystems Group, Inc. and
                  Emerging Markets Growth Fund, Inc., dated September 16, 1996
  10.8(f)+   --   Amendment to Senior Note Purchase Agreement, dated as of
                  February 2, 1996, between Global TeleSystems Group, Inc. and
                  Emerging Markets Growth Fund, Inc., dated December 30, 1996
  10.8(g)+   --   Amendment to Senior Note Purchase Agreement, dated as of
                  February 2, 1996, between Global TeleSystems Group, Inc. and
                  Emerging Markets Growth Fund, Inc., dated May 13, 1997
  10.8(h)+   --   Amendment to Senior Note Purchase Agreement, dated as of
                  February 2, 1996, between Global TeleSystems Group, Inc. and
                  Emerging Markets Growth Fund, Inc., dated June 20, 1997
  10.8(i)+   --   Amendment to Senior Note Purchase Agreement, dated as of
                  February 2, 1996, between Global TeleSystems Group, Inc. and
                  Emerging Markets Growth Fund, Inc., dated July 11, 1997
  10.8(j)+   --   Amendment to Senior Note Purchase Agreement, dated as of
                  February 2, 1996, between Global TeleSystems Group, Inc. and
                  Emerging Markets Growth Fund, Inc., dated July 21, 1997
  10.8(k)+   --   Amendment to Senior Note Purchase Agreement, dated as of
                  February 2, 1996, between Global TeleSystems Group, Inc. and
                  Emerging Markets Growth Fund, Inc., dated August 14, 1997
  10.8(l)+   --   Amendment to Senior Note Purchase Agreement, dated as of
                  February 2, 1996, between Global TeleSystems Group, Inc. and
                  Emerging Markets Growth Fund, Inc., dated September 29, 1997
  10.9+      --   Registration Rights Letter Agreement, dated as February 2,
                  1996, between Global TeleSystems Group, Inc. and Emerging
                  Markets Growth Fund, Inc.
  10.10+     --   Warrant Agreement, dated as of February 2, 1996, between
                  Global TeleSystems Group, Inc. and Emerging Markets Growth
                  Fund, Inc.
  10.11***   --   Intentionally Omitted
  10.12+     --   Registration Rights Letter Agreement, dated as February 2,
                  1996, between Global TeleSystems Group, Inc. and Capital
                  International Emerging Markets Funds
  10.13+     --   Warrant Agreement, dated as of February 2, 1996, between
                  Global TeleSystems Group, Inc. and Capital International
                  Emerging Markets Funds
  10.14+     --   Global TeleSystems Group, Inc. Non-Employee Directors' Stock
                  Option Plan
  10.15+     --   GTS-Hermes, Inc. 1994 Stock Option Plan
  10.16+     --   Restricted Stock Grant letter, dated as of January 1, 1995
  10.17+     --   Employment Agreement dated as of January 1995 between SFMT,
                  Inc. and Jan Loeber
  10.18+     --   Employment Agreement dated as of April 1996 between GTS
                  Group, Inc. and Louis Toth
  10.19+     --   Employment Agreement dated as of April 1996 between GTS
                  Group, Inc. and Gerald W. Thames
  10.20+     --   Employment Agreement dated as of April 1996 between GTS
                  Group, Inc. and Raymond J. Marks
  10.21+     --   Employment Agreement dated as of April 1996 between GTS
                  Group, Inc. and Henry Radzikowski
  10.22+     --   SFMT, Inc. Equity Compensation Plan
  10.23+     --   Form of Non-Statutory Stock Option Agreement
  10.24+     --   Amended and Restated 1992 Stock Option Plan of Global
                  TeleSystems Group Inc. dated as of January 16, 1997
  10.25+     --   GTS-Hermes 1994 Stock Option Grant, Non-Qualified Stock
                  Option Grant
  10.26+     --   Agreement on the Creation and Functions of the Joint Venture
                  of EDN Sovintel, dated June 18, 1990
  10.27+     --   Stock Purchase Agreement among Global Telesystems Group,
                  Inc, Kompaniya "Invest-Project," Swinton Limited, GTS-Vox
                  Limited, and MTU-Inform, dated September 6, 1995

  10.28+     --   Certificate of Registration of Revised and Amended
                  Foundation Document in the State Registration of Commercial
                  Organizations, dated May 30, 1996
  10.29+     --   Agreement on the Creation and Functions of the Joint Venture
                  Sovam Teleport, dated May 26, 1992

  10.30+     --   Amended and Restated Joint Venture Agreement between GTS
                  Cellular, Tricor B.V., Gerard Essing, Ivan Laska, and Erik
                  Jennes, dated July 6, 1995
  10.31**    --   Shareholders' Agreement among the Hermes Europe Railtel
                  B.V., GTS-Hermes Inc., HIT Rail B.V., SNCB/NMBS and AB Swed
                  Carrier (incorporated by reference to Exhibit 10.1 to the
                  Hermes Europe Railtel B.V.'s Registration Statement on Form
                  S-4 (File No. 333-37719) filed on December 11, 1997)
  10.32+     --   Company Agreement between The Societe National de
                  Financement, GTS S.A.M. and The Principality of Monaco,
                  dated September 27, 1995
  10.33+     --   Joint Venture Agreement between SFMT-Hungaro Inc. and
                  Montana Holding Vagyonkezelo Kft., dated December 23, 1993
  10.34+     --   Joint Venture and Shareholders' Agreement among Gerard
                  Aircraft Sales and Leasing Company, SFMT-Hungaro Inc., and
                  Microsystem Telecom Rt., dated August 5, 1994
  10.35+     --   Agreement on the Establishment of Limited Liability Company
                  between SFMT-Czech, Inc. and B&H s.r.o., dated July 12, 1994
  10.36+     --   Formation of the Equity Joint Venture between GTS and SSTIC, dated April 12, 1995
  10.37+     --   Contract to Establish the Sino-foreign Cooperative Joint
                  Venture Beijing Tianmu Satellite Communications Technology
                  Co., Ltd, amended, by and between China International Travel
                  Service Telecom Co., Ltd. and American China Investment
                  Corporation, dated March 27, 1996
  10.38+     --   Joint Venture Contract between GTS TransPacific Ventures
                  Limited and Shanghai Intelligence Engineering, Inc., dated
                  March 28, 1996
  10.39+     --   Agreement between Global TeleSystems Group, Inc. and Cesia
                  S.A., dated June 21, 1997
  10.40+     --   Consulting Agreement between SFMT, Inc. and Alan B. Slifka, dated March 1, 1994
  10.41+     --   Consulting Agreement between Global TeleSystems Group, Inc.
                  and Bernard J. McFadden, dated August 15, 1996
  10.42+     --   Consulting Agreement between CESIA S.A. and Hermes Europe
                  Railtel B.V., dated June 20, 1997
  11.1***    --   Statement regarding computation of per share earnings
  21.1+      --   List of Subsidiaries of the Registrant
  23.1***    --   Consent of Shearman & Sterling (included in its opinion
                  delivered under Exhibit No. 5.1)
  23.2***    --   Consent of Ernst & Young LLP, Ernst & Young (CIS) Ltd., and
                  Ernst & Young Reviseurs d'Entreprises S.C.C.
  24.1*+     --   Powers of Attorney (included on signature page to this
                  registration statement)
  27.1+      --   Financial Data Schedule extracted from 12/31/96 audited
                  financial statements
  27.2+      --   Financial Data Schedule extracted from 9/30/97 unaudited
                  financial statements

---------------

* Filed herewith.

** Previously filed.

*** To be filed by amendment.

+ Incorporated by reference to the corresponding exhibit to the Company's Registration Statement on Form S-1 (File No. 333-36555) filed on September 26, 1997.

(b) Financial Statements and Schedules:

     (1) Financial Statements

     The financial statements filed as part of this Registration Statement are listed in the Index to Financial Statements on page F-1.

     (2) Schedules

     The Company has furnished Schedule II -- Valuation and Qualifying Accounts on page S-1 of our Prospectus, the other financial statement schedules of the Company have been omitted because the information required to be set forth therein is not applicable or is shown in the Financial Statements or Notes thereto.

ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under "Item
14 -- Indemnification of Directors and Officers" hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the forms of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in forms of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, Commonwealth of Virginia, on this 23rd day of December, 1997.

                                            GLOBAL TELESYSTEMS GROUP, INC.

                                            By:     /s/ GRIER C. RACLIN
                                              ----------------------------------
                                              Name: Grier C. Raclin
                                              Title: Senior Vice President and
                                                 General Counsel

     We, the undersigned officers and directors of Global TeleSystems Group, Inc. hereby severally constitute and appoint Gerald W. Thames, William H. Seippel, and Alan Krenck, and each of them, with full power of substitution, our true and lawful attorney with full power to him singly to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-1 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and, in connection with any registration of additional securities pursuant to Rule 462(b) under the Securities Act of 1933, as amended, to sign any abbreviated registration statement and any and all amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, in each case, with the Securities and Exchange Commission, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Global TeleSystems Group, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to said Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 23rd day of December, 1997.

                      SIGNATURE                                  TITLE                    DATE
                      ---------                                  -----                    ----

                /s/ GERALD W. THAMES                   President, Chief              December 23, 1997
-----------------------------------------------------    Executive Officer and
                  Gerald W. Thames                       Director (principal
                                                         executive officer)

               /s/ WILLIAM H. SEIPPEL                  Executive Vice President      December 23, 1997
-----------------------------------------------------    of Finance and Chief
                 William H. Seippel                      Financial Officer
                                                         (principal financial
                                                         and accounting officer)

                 /s/ ALAN B. SLIFKA                    Chairman of the Board of      December 23, 1997
-----------------------------------------------------    Directors
                   Alan B. Slifka

                 /s/ GARY GLADSTEIN                    Director                      December 23, 1997
-----------------------------------------------------
                   Gary Gladstein

                      SIGNATURE                                  TITLE                    DATE
                      ---------                                  -----                    ----

                 /s/ MICHAEL GREELEY                   Director                      December 23, 1997
-----------------------------------------------------
                   Michael Greeley

                /s/ BERNARD MCFADDEN                   Director                      December 23, 1997
-----------------------------------------------------
                  Bernard McFadden

               /s/ STEWART J. PAPERIN                  Director                      December 23, 1997
-----------------------------------------------------
                 Stewart J. Paperin

                  /s/ W. JAMES PEET                    Director                      December 23, 1997
-----------------------------------------------------
                    W. James Peet

                  /s/ JEAN SALMONA                     Director                      December 23, 1997
-----------------------------------------------------
                    Jean Salmona

                /s/ MORRIS A. SANDLER                  Director                      December 23, 1997
-----------------------------------------------------
                  Morris A. Sandler

                   /s/ JOEL SCHATZ                     Director                      December 23, 1997
-----------------------------------------------------
                     Joel Schatz

                  /s/ ADAM SOLOMON                     Director                      December 23, 1997
-----------------------------------------------------
                    Adam Solomon

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

========================================================================================================
                 COL. A                     COL. B             COL. C              COL. D       COL. E
--------------------------------------------------------------------------------------------------------
                                                              ADDITIONS
                                                       -----------------------
                                          BALANCE AT   CHARGED TO   CHARGED TO                BALANCE AT
                                          BEGINNING    COSTS AND      OTHER                      END
              DESCRIPTION                 OF PERIOD     EXPENSES     ACCOUNTS    DEDUCTIONS   OF PERIOD
--------------------------------------------------------------------------------------------------------
Allowance for doubtful accounts at
  12/31/94..............................       0                                                   0
Allowance for doubtful accounts at
  12/31/95..............................       0           30                                     30
Allowance for doubtful accounts at
  12/31/96..............................      30          752                                    782

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER                                   DESCRIPTION
  -------                                  -----------
 1.1***       --   Form of Purchase Agreement..................................
 3.1+         --   Certificate of Incorporation of SFMT, Inc. .................
 3.2+         --   Certificate of Correction to the Certificate of
                   Incorporation of SFMT, Inc., filed with the Delaware
                   Secretary of State on October 8, 1993.......................
 3.3+         --   Certificate of Ownership and Merger Merging San
                   Francisco/Moscow Teleport, Inc. into SFMT, Inc., filed with the Delaware Secretary of State on November 3, 1993.........
 3.4+         --   Certificate of Amendment to the Certificate of Incorporation
                   of SFMT, Inc., filed with the Delaware Secretary of State on
                   January 12, 1995 ...........................................
 3.5+         --   Certificate of Amendment to the Certificate of Incorporation
                   of SFMT, Inc., filed with the Delaware Secretary of State on
                   February 22, 1995 ..........................................
 3.6+         --   Certificate of Amendment to the Certificate of Incorporation
                   of Global TeleSystems Group, Inc., filed with the Delaware
                   Secretary of State on October 16, 1996......................
 3.7+         --   By-laws of SFMT, Inc. ......................................
 3.8+         --   Certificate of Amendment to the Certificate of Incorporation
                   of Global TeleSystems Group, Inc., filed with the Delaware
                   Secretary of State on December 1, 1997......................
 4.1***       --   Form of Indenture...........................................
 4.1(a)       --   Form of Note (included in Exhibit 4.1)......................
 4.2+         --   Indenture dated as of July 14, 1997 between the Company and
                   The Bank of New York (including the form of Senior
                   Subordinated Convertible Bond due 2000 as an exhibit
                   thereto) ...................................................
 4.3+         --   Registration Rights Agreement, dated as of July 14, 1997,
                   between Global TeleSystems Group, Inc. and UBS Securities
                   LLC. .......................................................
 4.4+         --   Indenture dated as of August 19, 1997 between Hermes Europe
                   Railtel B.V. and The Bank of New York (including the form of
                   11 1/2% Senior Note due 2007 as an exhibit thereto) ........
 4.5+         --   Registration Rights Agreement dated as of August 19, 1997
                   between Hermes Europe Railtel B.V. and Donaldson, Lufkin &
                   Jenrette Securities Corporation, UBS Securities LLC, and
                   Lehman Brothers, Inc. ......................................
 5.1***       --   Form of Opinion of Shearman & Sterling respecting the Common
                   Stock registered hereby.....................................
10.1+         --   Senior Note Purchase Agreement, dated as of January 19,
                   1996, among Global TeleSystems Group, Inc., The Open Society
                   Institute and Chatterjee Fund Management, L.P. .............
10.1(a)+      --   Amendment to Senior Note Purchase Agreement dated January
                   19, 1996 among Global TeleSystems Group, Inc., The Open
                   Society Institute and Chatterjee Fund Management, L.P.,
                   dated June 6, 1996..........................................
10.1(b)+      --   Amendment to Senior Note Purchase Agreement dated January
                   19, 1996 among Global TeleSystems Group, Inc., The Open
                   Society Institute and Chatterjee Fund Management, L.P.,
                   dated June 6, 1996..........................................
10.1(c)+      --   Amendment to Senior Note Purchase Agreement dated January
                   19, 1996 among Global TeleSystems Group, Inc., The Open
                   Society Institute and Chatterjee Fund Management, L.P.,
                   dated July 23, 1996.........................................
10.1(d)+      --   Amendment to Senior Note Purchase Agreement dated January
                   19, 1996 among Global TeleSystems Group, Inc., The Open
                   Society Institute and Chatterjee Fund Management, L.P.,
                   dated September 16, 1996 ...................................
10.1(e)+      --   Amendment to Senior Note Purchase Agreement dated January
                   19, 1996 among Global TeleSystems Group, Inc., The Open
                   Society Institute and Chatterjee Fund Management, L.P.,
                   dated July 11, 1997.........................................

  EXHIBIT
  NUMBER                                   DESCRIPTION
  -------                                  -----------
10.1(f)+      --   Amendment to Senior Note Purchase Agreement dated January
                   19, 1996 among Global TeleSystems Group, Inc., The Open
                   Society Institute and Chatterjee Fund Management, L.P.,
                   dated July 29, 1997.........................................
10.1(g)+      --   Amendment to Senior Note Purchase Agreement dated January
                   19, 1996 among Global TeleSystems Group, Inc., The Open
                   Society Institute and Chatterjee Fund Management, L.P.,
                   dated September 29, 1997....................................
10.2+         --   Registration Rights Letter Agreement, dated as of January
                   19, 1996, among Global TeleSystems Group, Inc., The Open
                   Society Institute and Chatterjee Fund Management, L.P. .....
10.3+         --   Warrant Agreement, dated as of January 19, 1996, among
                   Global TeleSystems Group, Inc., The Open Society Institute
                   and Chatterjee Fund Management, L.P. .......................
10.4+         --   Joint Venture Letter Agreement, dated January 19, 1996,
                   among Global TeleSystems Group, Inc., The Open Society
                   Institute and Chatterjee Fund Management, L.P. .............
10.5          --   Intentionally Omitted
10.6+         --   Registration Rights Letter Agreement, dated June 6, 1996,
                   among the Company, The Open Society Institute, Winston
                   Partners II LDC and Winston Partners II LLC.................
10.7+         --   Warrant Agreement, dated as of June 6, 1996, between Global
                   TeleSystems Group, Inc., The Open Society Institute, Winston
                   Partners II LDC and Winston Partners II LLC.................
10.8+         --   Senior Note Purchase Agreement, dated as of February 2,
                   1996, between Global TeleSystems Group, Inc. and Emerging
                   Markets Growth Fund, Inc. ..................................
10.8(a)+      --   Amendment to Senior Note Purchase Agreement, dated as of
                   February 2, 1996, between Global TeleSystems Group, Inc. and
                   Emerging Markets Growth Fund, Inc., dated June 6, 1996 (see
                   Exhibit No. 10.1(b))........................................
10.8(b)+      --   Amendment to Senior Note Purchase Agreement, dated as of
                   February 2, 1996, between Global TeleSystems Group, Inc. and
                   Emerging Markets Growth Fund, Inc., dated June 6, 1996......
10.8(c)+      --   Amendment to Senior Note Purchase Agreement, dated as of
                   February 2, 1996, between Global TeleSystems Group, Inc. and
                   Emerging Markets Growth Fund, Inc., dated July 25, 1996.....
10.8(d)+      --   Amendment to Senior Note Purchase Agreement, dated as of
                   February 2, 1996, between Global TeleSystems Group, Inc. and
                   Emerging Markets Growth Fund, Inc., dated September 10,
                   1996........................................................
10.8(e)+      --   Amendment to Senior Note Purchase Agreement, dated as of
                   February 2, 1996, between Global TeleSystems Group, Inc. and
                   Emerging Markets Growth Fund, Inc., dated September 16,
                   1996........................................................
10.8(f)+      --   Amendment to Senior Note Purchase Agreement, dated as of
                   February 2, 1996, between Global TeleSystems Group, Inc. and
                   Emerging Markets Growth Fund, Inc., dated December 30,
                   1996........................................................
10.8(g)+      --   Amendment to Senior Note Purchase Agreement, dated as of
                   February 2, 1996, between Global TeleSystems Group, Inc. and
                   Emerging Markets Growth Fund, Inc., dated May 13, 1997......
10.8(h)+      --   Amendment to Senior Note Purchase Agreement, dated as of
                   February 2, 1996, between Global TeleSystems Group, Inc. and
                   Emerging Markets Growth Fund, Inc., dated June 20, 1997.....
10.8(i)+      --   Amendment to Senior Note Purchase Agreement, dated as of
                   February 2, 1996, between Global TeleSystems Group, Inc. and
                   Emerging Markets Growth Fund, Inc., dated July 11, 1997.....
10.8(j)+      --   Amendment to Senior Note Purchase Agreement, dated as of
                   February 2, 1996, between Global TeleSystems Group, Inc. and
                   Emerging Markets Growth Fund, Inc., dated July 21, 1997.....
10.8(k)+      --   Amendment to Senior Note Purchase Agreement, dated as of
                   February 2, 1996, between Global TeleSystems Group, Inc. and
                   Emerging Markets Growth Fund, Inc., dated August 14, 1997...

  EXHIBIT
  NUMBER                                   DESCRIPTION
  -------                                  -----------
10.8(l)+      --   Amendment to Senior Note Purchase Agreement, dated as of
                   February 2, 1996, between Global TeleSystems Group, Inc. and
                   Emerging Markets Growth Fund, Inc., dated September 29,
                   1997........................................................
10.9+         --   Registration Rights Letter Agreement, dated as February 2,
                   1996, between Global TeleSystems Group, Inc. and Emerging
                   Markets Growth Fund, Inc. ..................................
10.10+        --   Warrant Agreement, dated as of February 2, 1996, between
                   Global TeleSystems Group, Inc. and Emerging Markets Growth
                   Fund, Inc. .................................................
10.11         --   Intentionally Omitted
10.12+        --   Registration Rights Letter Agreement, dated as February 2,
                   1996, between Global TeleSystems Group, Inc. and Capital
                   International Emerging Markets Funds........................
10.13+        --   Warrant Agreement, dated as of February 2, 1996, between
                   Global TeleSystems Group, Inc. and Capital International
                   Emerging Markets Funds......................................
10.14+        --   Global TeleSystems Group, Inc. Non-Employee Directors' Stock
                   Option Plan.................................................
10.15+        --   GTS-Hermes, Inc. 1994 Stock Option Plan.....................
10.16+        --   Restricted Stock Grant letter, dated as of January 1,
                   1995........................................................
10.17+        --   Employment Agreement dated as of January 1995 between SFMT,
                   Inc. and Jan Loeber.........................................
10.18+        --   Employment Agreement dated as of April 1996 between GTS
                   Group, Inc. and Louis Toth..................................
10.19+        --   Employment Agreement dated as of April 1996 between GTS
                   Group, Inc. and Gerald W. Thames............................
10.20+        --   Employment Agreement dated as of April 1996 between GTS
                   Group, Inc. and Raymond J. Marks............................
10.21+        --   Employment Agreement dated as of April 1996 between GTS
                   Group, Inc. and Henry Radzikowski...........................
10.22+        --   SFMT, Inc. Equity Compensation Plan.........................
10.23+        --   Form of Non-Statutory Stock Option Agreement................
10.24+        --   Amended and Restated 1992 Stock Option Plan of Global
                   TeleSystems Group Inc. dated as of January 16, 1997.........
10.25+        --   GTS-Hermes 1994 Stock Option Grant, Non-Qualified Stock
                   Option Grant................................................
10.26+        --   Agreement on the Creation and Functions of the Joint Venture
                   of EDN Sovintel, dated June 18, 1990........................
10.27+        --   Stock Purchase Agreement among Global Telesystems Group,
                   Inc, Kompaniya "Invest-Project," Swinton Limited, GTS-Vox
                   Limited, and MTU-Inform, dated September 6, 1995............
10.28+        --   Certificate of Registration of Revised and Amended
                   Foundation Document in the State Registration of Commercial
                   Organizations, dated May 30, 1996...........................
10.29+        --   Agreement on the Creation and Functions of the Joint Venture
                   Sovam Teleport, dated May 26, 1992..........................
10.30+        --   Amended and Restated Joint Venture Agreement between GTS
                   Cellular, Tricor B.V., Gerard Essing, Ivan Laska, and Erik
                   Jennes, dated July 6, 1995..................................
10.31**       --   Shareholders' Agreement among the Hermes Europe Railtel,
                   B.V., GTS-Hermes Inc., HIT Rail B.V., SNCB/NMBS and AB Swed
                   Carrier (incorporated by reference to Exhibit 10.1 to the
                   Hermes Europe Railtel B.V.'s Registration Statement on Form
                   S-4 (File No. 333-37719) filed on December 11, 1997)
                   (supersedes the Amended and Restated Shareholders' Agreement filed as Exhibit 10.31 to this Registration Statement)......
10.32+        --   Company Agreement between The Societe National de
                   Financement, GTS S.A.M. and The Principality of Monaco,
                   dated September 27, 1995....................................
10.33+        --   Joint Venture Agreement between SFMT-Hungaro Inc. and
                   Montana Holding Vagyonkezelo Kft., dated December 23,
                   1993........................................................
10.34+        --   Joint Venture and Shareholders' Agreement among Gerard
                   Aircraft Sales and Leasing Company, SFMT-Hungaro Inc., and
                   Microsystem Telecom Rt., dated August 5, 1994...............
10.35+        --   Agreement on the Establishment of Limited Liability Company
                   between SFMT-Czech, Inc. and B&H s.r.o., dated July 12,
                   1994........................................................

  EXHIBIT
  NUMBER                                   DESCRIPTION
  -------                                  -----------
10.36+        --   Formation of the Equity Joint Venture between GTS and SSTIC, dated April 12, 1995........................................
10.37+        --   Contract to Establish the Sino-foreign Cooperative Joint
                   Venture Beijing Tianmu Satellite Communications Technology
                   Co., Ltd, amended, by and between China International Travel
                   Service Telecom Co., Ltd. and American China Investment
                   Corporation, dated March 27, 1996...........................
10.38+        --   Joint Venture Contract between GTS TransPacific Ventures
                   Limited and Shanghai Intelligence Engineering, Inc., dated
                   March 28, 1996..............................................
10.39+        --   Agreement between Global TeleSystems Group, Inc. and Cesia
                   S.A., dated June 21, 1997...................................
10.40+        --   Consulting Agreement between SFMT, Inc. and Alan B. Slifka, dated March 1, 1994.........................................
10.41+        --   Consulting Agreement between Global TeleSystems Group, Inc.
                   and Bernard J. McFadden, dated August 15, 1996..............
10.42+        --   Consulting Agreement between CESIA S.A. and Hermes Europe
                   Railtel B.V., dated June 20, 1997...........................
11.1+         --   Statement regarding computation of per share earnings.......
21.1+         --   List of Subsidiaries of the Registrant .....................
23.1***       --   Consent of Shearman & Sterling (included in its opinion
                   delivered under Exhibit No. 5.1) ...........................
23.2***       --   Consent of Ernst & Young LLP, Ernst & Young (CIS) Ltd., and
                   Ernst & Young Reviseurs d'Entreprises S.C.C. ...............
24.1+         --   Powers of Attorney (included on signature page to this
                   registration statement).....................................
27.1+         --   Financial Data Schedule extracted from 12/31/96 audited
                   financial statements........................................
27.2+         --   Financial Data Schedule extracted from 9/30/97 unaudited
                   financial statements........................................

---------------

*   Filed herewith.

**  Previously filed.

*** To be filed by amendment.

+ Incorporated by reference to the corresponding exhibit to the Company's Registration Statement on Form S-1 (File No. 333-36555) filed on September 26, 1997.